As filed with the Securities and Exchange Commission on January 8, 1999

                                           Registration Statement No. 333-66677

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ---------------

                                AMENDMENT NO. 2
                                       TO

                                   FORM S-11
                            REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ---------------

                    ATLANTIC PREFERRED CAPITAL CORPORATION
     (Exact name of Registrant as specified in its governing instruments)

                                ---------------

                    Atlantic Preferred Capital Corporation
                               101 Summer Street
                          Boston, Massachusetts 02110
                                (617) 880-1000
(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ---------------

                                 Richard Wayne
                                   President
                    Atlantic Preferred Capital Corporation
                               101 Summer Street
                          Boston, Massachusetts 02110
                                (617) 880-1000
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

                                ---------------

                                  Copies to:

       William P. Mayer, Esq.              Scott N. Gierke, Esq.
       Gregory J. Lyons, Esq.             McDermott, Will & Emery
     Goodwin, Procter & Hoar LLP          227 West Monroe Street
           Exchange Place              Chicago, Illinois 60606-5096
  Boston, Massachusetts 02109-2881            (312) 372-2000
           (617) 570-1000

                                ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

                 SUBJECT TO COMPLETION, DATED JANUARY 8, 1999


[RED_HERRING]
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. [/RED_HERRING]



PROSPECTUS


                                     [LOGO]
                     ATLANTIC PREFERRED CAPITAL CORPORATION


                               1,200,000 Shares
              % Non-cumulative Exchangeable Preferred Stock, Series A
                    (Liquidation preference $25 per share)
                     Exchangeable into Preferred Shares of
                        Atlantic Bank and Trust Company


     The Series A Preferred Shares offered by Atlantic Preferred Capital Corporation under this prospectus will have the following terms, among others:


     o    Dividends payable monthly at a rate of   % per annum.

          -- Dividends are non-cumulative and you will not receive them if they are not declared by the Board of Directors of Atlantic Preferred Capital.

          -- If declared, Atlantic Preferred Capital will pay dividends monthly on the 15th day of each month for the preceding month.

     o The Series A Preferred Shares will be exchanged for preferred shares of Atlantic Bank and Trust Company (the parent of Atlantic Preferred Capital) if the Federal Deposit Insurance Corporation directs such an exchange in writing under the following circumstances:

          -- Atlantic Bank becomes "undercapitalized" under applicable regulations;

          -- Atlantic Bank is placed in bankruptcy, reorganization, conservatorship or receivership; or

          -- The FDIC, in its sole discretion, determines that Atlantic Bank may become "undercapitalized" in the near future.

     o The Series A Preferred Shares are not exchangeable in any other circumstance.

     o The preferred shares of Atlantic Bank which you would receive in an exchange will have terms substantially equivalent to those of the Series A Preferred Shares of Atlantic Preferred Capital.

     o    Atlantic Preferred Capital can redeem the Series A Preferred Shares at
          its option on or after            , 2004, with the prior consent of
          the FDIC.

     o    The Series A Preferred Shares are non-voting.

     Prior to this offering, there has been no public market for the Series A Preferred Shares. Atlantic Preferred Capital has applied to have the Series A Preferred Shares quoted on The Nasdaq National Market under the symbol "ATLPP."


     See "Risk Factors" beginning on page 7 for a description of risk factors you should consider before you invest in these securities, including:

     o The potential exchange of Series A Preferred Shares for preferred shares of Atlantic Bank.

     o Bank regulatory restrictions on the operations and dividends of Atlantic Preferred Capital.

     o    Dividends are not cumulative.

                               ---------------

Neither the Securities and Exchange Commission, any state securities commission, the Commissioner of Banks of the Commonwealth of Massachusetts, nor the Federal Deposit Insurance Corporation has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not deposit accounts of any bank and are not insured to any extent by the Federal Deposit Insurance Corporation or any other government agency.



                                                              Per Share         Total
                                                             -----------   --------------
Public Offering Price ......................................   $25.00      $30,000,000
Underwriting Discounts and Commissions .....................   $           $
Proceeds to Atlantic Preferred Capital, before expenses ....   $           $



Atlantic Preferred Capital has granted the underwriters a 30-day option to purchase an additional 180,000 Series A Preferred Shares at the same price and on the same terms, solely to cover overallotments, if any.

It is expected that delivery of the Series A Preferred Shares will be made to
investors on or about     , 1999.


FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                  ADVEST, INC.

                                                    JANNEY MONTGOMERY SCOTT INC.

                   The date of this prospectus is     , 1999.

                               TABLE OF CONTENTS



                                                                                Page
                                                                               -----
PROSPECTUS SUMMARY ...........................................................   1

  Atlantic Preferred Capital Corporation .....................................   1

  Atlantic Bank ..............................................................   3

  Automatic Exchange of Series A Preferred Shares ............................   3

  Risk Factors ...............................................................   4

  The Offering ...............................................................   5

RISK FACTORS .................................................................   7

  Potential Exchange of Series A Preferred Shares for Bank Preferred
    Shares; Investment Risks in Bank Preferred Shares are Distinct
    from Investment Risks in Series A Preferred Shares .......................   7

  Bank Regulatory Restrictions on the Operations and Dividends
    of Atlantic Preferred Capital ............................................   7

  Dividends Not Cumulative ...................................................   8

  No Insurance to Cover Risks of Borrower Defaults and Bankruptcies
   and Special Hazard Losses that are not Covered by Standard Insurance ......   8

  Exposure to Adverse Regional Real Estate Market Conditions
   in the Northeast and  California ..........................................   9

  Substantial Majority of Loans Not Originated by Atlantic Bank ..............   9

  Commercial Mortgage Loans Constitute a Disproportionate Percentage
   of Atlantic Preferred Capital's Loan Portfolio ............................   9

  Environmental Liabilities of Atlantic Preferred Capital
   Associated with Foreclosed Properties .....................................  10

  Tax Risks Related to REITs .................................................  10

  Dependence Upon Atlantic Bank as Advisor and Servicer ......................  11

  Conflicts of Interest between Atlantic Preferred Capital
   and Atlantic Bank and its Affiliates ......................................  12

  Future Revisions in Policies and Strategies by Board of Directors
   may adversely affect Holders of Series A Preferred Shares .................  12

  No Third Party Valuation of the Mortgage Assets ............................  12

  No Arm's-Length Negotiations between Atlantic Preferred Capital and its Affiliates ........................................................  12

  No Experience Operating as a REIT ..........................................  13

  Interest Rate Risk .........................................................  13

  No Prior Market for Series A Preferred Shares ..............................  13

BACKGROUND, CORPORATE STRUCTURE AND BENEFITS TO ATLANTIC BANK ................  14

  Formation of Atlantic Preferred Capital ....................................  14

  Structure ..................................................................  14

  Benefits to Atlantic Bank ..................................................  15

USE OF PROCEEDS ..............................................................  16

DIVIDEND POLICY ..............................................................  16

CAPITALIZATION ...............................................................  17

BUSINESS .....................................................................  18

  General ....................................................................  18

  Dividend Policy ............................................................  18

  Acquisition of Loan Portfolio ..............................................  18

  Management Policies and Programs ...........................................  19

  Description of Loan Portfolio at September 30, 1998 ........................  21

  Credit Risk Management Policy ..............................................  27

  Non-Performing Assets ......................................................  28

  Servicing ..................................................................  28

  Employees ..................................................................  29

  Competition ................................................................  29

  Legal Proceedings ..........................................................  30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS ...................................................  31

  Overview ...................................................................  31

  Results of Operations ......................................................  31

  Loan Portfolio .............................................................  32

  Allowance for Loan Losses and Discount .....................................  32

  Interest Rate Risk .........................................................  33

  Significant Concentration of Credit Risk ...................................  33

  Liquidity Risk Management ..................................................  34

  Other Matters ..............................................................  34

  Year 2000 Disclosure .......................................................  34

                                                                               Page
                                                                               -----
MANAGEMENT ....................................................................  37

  Directors and Officers ......................................................  37

  Independent Directors .......................................................  37

  Audit Committee .............................................................  37

  Management and Director Compensation ........................................  38

  Advisory Agreement ..........................................................  38

DESCRIPTION OF THE SERIES A PREFERRED SHARES ..................................  39

  Series A Preferred Shares ...................................................  39

  Dividends ...................................................................  39

  Authority to Issue Additional Shares ........................................  39

  Automatic Exchange ..........................................................  40

  Voting Rights ...............................................................  41

  Redemption ..................................................................  41

  Rights upon Liquidation .....................................................  42

DESCRIPTION OF CAPITAL STOCK ..................................................  43

  Authorized and Outstanding Capital Stock ....................................  43

  Restrictions on Ownership and Transfer ......................................  44

  Limitation of Liability and Indemnification .................................  45

FEDERAL INCOME TAX CONSEQUENCES ...............................................  46

  Taxation of Atlantic Preferred Capital ......................................  46

  Requirements for Qualification ..............................................  47

  Income Tests ................................................................  49

  Asset Tests .................................................................  50

  Distribution Requirements ...................................................  51

  Recordkeeping Requirements ..................................................  52

  Excess Inclusion Income .....................................................  52

  Failure to Qualify ..........................................................  52

  Tax Treatment of Automatic Exchange .........................................  52

  Taxation of U.S. Stockholders ...............................................  52

  Taxation of Tax-Exempt Stockholders .........................................  54

  Taxation of Non-US Stockholders .............................................  55

  Other Tax Consequences ......................................................  56

ERISA CONSIDERATIONS ..........................................................  57

  General .....................................................................  57

  Plan Asset Regulation .......................................................  57

  Effects of Plan Asset Status ................................................  58

  Prohibited Transactions .....................................................  58

CERTAIN INFORMATION REGARDING ATLANTIC BANK ...................................  60

  Operations of Atlantic Bank .................................................  60

  Summary Financial Information ...............................................  60

  Selected Consolidated Financial Data ........................................  62

  Risk Factors ................................................................  64

  Lending Activities ..........................................................  65

  Purchased Loan and Lease Portfolio ..........................................  65

  Originated Loan and Lease Portfolio .........................................  66

  Small-Ticket Equipment Leasing ..............................................  66

  Regulatory Capital Requirements .............................................  66

UNDERWRITING ..................................................................  69

LEGAL MATTERS .................................................................  70

INDEPENDENT AUDITORS ..........................................................  70

AVAILABLE INFORMATION .........................................................  71

FINANCIAL STATEMENTS ..........................................................  F-1

ANNEX I--OFFERING CIRCULAR

                              PROSPECTUS SUMMARY


     This summary provides highlights of information contained in other places in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Series A Preferred Shares. You should read the entire prospectus carefully, especially the risks of investing in the Series A Preferred Shares discussed under "Risk Factors."


                    Atlantic Preferred Capital Corporation


     General. Atlantic Preferred Capital Corporation is a Massachusetts corporation incorporated on March 20, 1998. Atlantic Bank and Trust Company created Atlantic Preferred Capital for the purpose of acquiring and holding real estate mortgage assets in a cost-effective manner and to provide Atlantic Bank with an additional means of raising capital for federal and state regulatory purposes. Atlantic Bank currently owns, indirectly, all of the outstanding common stock of Atlantic Preferred Capital. Atlantic Bank has indicated to Atlantic Preferred Capital that, for as long as any Series A Preferred Shares are outstanding, Atlantic Bank intends to maintain its ownership of all of the outstanding common stock of Atlantic Preferred Capital. At September 30, 1998, Atlantic Preferred Capital had $149.0 million in total assets and no indebtedness. Atlantic Preferred Capital does not anticipate incurring any indebtedness in the foreseeable future.


     Atlantic Preferred Capital intends to operate in a manner which will allow it to be taxed as a real estate investment trust, or a "REIT", under the Internal Revenue Code of 1986, as amended. As a REIT, Atlantic Preferred Capital will generally not be required to pay federal income tax if it distributes its earnings to its stockholders and continues to meet a number of other requirements. Atlantic Preferred Capital and Atlantic Bank are undertaking the offering for two principal reasons:



    o to increase Atlantic Bank's regulatory capital as a result of a portion of the proceeds from the offering of Series A Preferred Shares being included as "Tier 1" capital of Atlantic Bank under relevant regulatory capital guidelines; and



    o to achieve the benefits of the tax deductibility of the dividends payable on the capital stock of Atlantic Preferred Capital as a result of Atlantic Preferred Capital's qualification as a REIT.


     As a wholly-owned subsidiary of Atlantic Bank, the assets and liabilities and results of operations of Atlantic Preferred Capital will be consolidated with those of Atlantic Bank for Atlantic Bank's financial reporting and regulatory capital purposes. As such, loans acquired by Atlantic Preferred Capital from Atlantic Bank will nevertheless be treated as assets of Atlantic Bank for purposes of compliance by Atlantic Bank with the FDIC's regulatory capital requirements and in Atlantic Bank's financial statements. Interest income on those loans will be treated as interest income of Atlantic Bank in Atlantic Bank's financial statements.


     Loan Portfolio. As of September 30, 1998, Atlantic Preferred Capital held loans acquired from Atlantic Bank with a gross outstanding principal balance of $162.5 million and a net carrying value of $142.7 million. Atlantic Preferred Capital's loan portfolio at September 30, 1998, consisted primarily of mortgage assets secured by commercial or multi-family properties. Approximately 77.1% of this portfolio consisted of loans purchased by Atlantic Bank at a discount from their outstanding principal balances. Atlantic Bank originally purchased these loans consistent with its fundamental strategy of identifying and acquiring loans which management of Atlantic Bank believes are undervalued as a result of adverse market or economic circumstances. The remaining balance of Atlantic Preferred Capital's loan portfolio consisted of loans originated by Atlantic Bank. Atlantic Preferred Capital acquires loans from Atlantic Bank at Atlantic Bank's net carrying value for such loans.

Certain information regarding Atlantic Preferred Capital's loan portfolio is summarized in the table below:


                                                                             At or for the period
                                                                              from inception on
                                                                                March 20, 1998
                                                                          through September 30, 1998
                                                                         ---------------------------
                                                                            (dollars in thousands)
   Number of loans .....................................................                437
   Total loans .........................................................          $ 162,547
      Non-amortizing discounts .........................................            (11,084)
      Amortizing discounts .............................................             (7,279)
      Net deferred loan income .........................................               (100)
      Allowance for loan losses ........................................             (1,337)
                                                                                  ---------
         Loans, net ....................................................          $ 142,747
                                                                                  =========
   Adjustable rate loans to total loans ................................              76.14%
   Fixed rate loans to total loans .....................................              23.86
   Weighted average yield (1) ..........................................              12.40
   Weighted average note rate (2) ......................................               9.12
   Non-accruing loans as a percentage of loans, net ....................               1.06
   Ratio of earnings to fixed charges and preferred stock dividends (3)              202.6 x


----------------
(1) Includes the effect of discount accretion on loans originally purchased by Atlantic Bank weighted by outstanding principal balances, net of discounts.

(2) Weighted by outstanding principal balances.


(3) The ratio of earnings to fixed charges and preferred stock dividends was computed by dividing earnings by preferred stock dividends. For this purpose, earnings consist of earnings available to common shareholders plus preferred stock dividends. Atlantic Preferred Capital did not have any fixed charges for the period.


     Dividends. Atlantic Preferred Capital currently expects to pay an aggregate amount of dividends with respect to its outstanding shares of capital stock equal to approximately 100% of Atlantic Preferred Capital's "REIT taxable income." Dividends will be declared at the discretion of the Board of Directors after considering Atlantic Preferred Capital's distributable funds, financial requirements, tax considerations and other factors. For the following reasons, Atlantic Preferred Capital expects that both its cash available for distribution and its "REIT taxable income" will exceed amounts needed to pay dividends on the Series A Preferred Shares in the foreseeable future, although Atlantic Preferred Capital cannot assure you that this will be the case:

    o Atlantic Preferred Capital's loans are interest bearing and had a weighted average note rate of 9.12% at September 30, 1998;

    o the Series A Preferred Shares will represent only approximately 17% of Atlantic Preferred Capital's stockholders' equity;

    o Atlantic Preferred Capital expects that its interest earning assets will continue to significantly exceed the liquidation preference of the Series A Preferred Shares;

    o Atlantic Preferred Capital has not incurred and does not currently intend to incur any indebtedness.

    o Atlantic Preferred Capital anticipates that, in addition to cash flows from operations, additional cash will be available from principal payments on its loan portfolio.

     Management. The Board of Directors of Atlantic Preferred Capital is currently composed of three members, each of whom is an executive officer of Atlantic Bank. Within 90 days of the completion of this offering, Atlantic Bank will elect two additional independent directors who will be neither employees of Atlantic Preferred Capital nor employees, officers or directors of Atlantic Bank. Atlantic Preferred Capital currently has three officers. Atlantic Preferred Capital has no other employees and does not anticipate that it will require additional employees. All of the day-to-day business affairs of Atlantic Preferred Capital are managed by Atlantic Bank. As such, conflicts of interest will arise from time to time between Atlantic Preferred Capital and Atlantic Bank. These conflicts of interest relate to, among other things, the amount of the service and advisory fees paid to Atlantic Bank, the amount and type of loans acquired by Atlantic Preferred Capital from Atlantic Bank, as well as the treatment of new business opportunities identified by Atlantic Bank. Atlantic Preferred Capital and Atlantic Bank have adopted policies that all financial dealings between them will be fair to all parties and consistent with market terms.


     The principal executive offices of Atlantic Preferred Capital are located at 101 Summer Street, Boston, Massachusetts 02110, and its telephone number is
(617) 880-1000.


                                 Atlantic Bank


     Atlantic Bank and Trust Company, an FDIC-insured, Massachusetts-chartered trust company, commenced operations in February, 1988. Atlantic Bank conducts its business from its executive and main office in downtown Boston, Massachusetts, and a branch in Chestnut Hill, Massachusetts, and through its leasing subsidiary in Moberly, Missouri. At September 30, 1998, Atlantic Bank had total assets of $456.7 million, deposits of $411.5 million and stockholders' equity of $39.6 million. At September 30, 1998, under the regulatory capital ratios developed and monitored by the federal bank regulatory agencies and applicable to banks, Atlantic Bank's capital was sufficient to enable it to be qualified as "well-capitalized." During the three months ended December 31, 1998, Atlantic Bank continued its growth through loan acquisitions. As a result of these loan acquisitions, Atlantic Bank anticipates that its regulatory capital ratios at December 31, 1998 will be lower than at September 30, 1998, although Atlantic Bank anticipates that its capital ratios at such date will be sufficient for it to qualify as "adequately-capitalized." However, after giving effect to this offering and as a result of the inclusion of a portion of the proceeds from this offering in Atlantic Bank's "Tier 1" capital, Atlantic Bank expects that its capital ratios would have been sufficient for it to qualify as "well-capitalized" at December 31, 1998 had this offering been consummated on that date.


     Atlantic Bank focuses on selected business lines that management has identified as having the potential to provide high levels of profitability consistent with prudent banking practices. These business lines include:

    o the acquisition of loans secured primarily by commercial real estate, other business assets, and/or multi-family residential real estate from private sector sellers and government agencies, generally at a discount from their then outstanding principal balances;

    o   the origination of various types of secured commercial loans; and

    o small-ticket equipment leasing to businesses and consumers through its wholly-owned subsidiary, Dolphin Capital Corporation.

     Atlantic Bank funds its activities with deposits consisting primarily of certificates of deposit and money market accounts. Atlantic Bank also offers retail deposit services, including checking and savings accounts, and related services to businesses and individuals through the nationwide electronic banking networks.


                Automatic Exchange of Series A Preferred Shares

     The Series A Preferred Shares would be exchanged automatically for shares of preferred stock of Atlantic Bank (the "Bank Preferred Shares") if the Federal Deposit Insurance Corporation so directs in writing. The FDIC may direct such an exchange if any of the following events occurs:

    o   Atlantic Bank becomes "undercapitalized" under applicable regulations,

    o Atlantic Bank is placed into bankruptcy, reorganization, conservatorship or receivership or


    o the FDIC, in its sole discretion, anticipates that Atlantic Bank may become "undercapitalized" in the near term.

     In an automatic exchange, for every ten Series A Preferred Shares you own, you would receive one Bank Preferred Share with a liquidation preference of $250.00 per share, the equivalent liquidation preference to the ten Series A Preferred Shares you owned previously. The Bank Preferred Shares which you would receive in the event of an automatic exchange will otherwise have substantially equivalent terms as the Series A Preferred Shares. If an automatic exchange occurs you would own an investment in Atlantic Bank and not in Atlantic Preferred Capital at a time when Atlantic Bank's financial condition is deteriorating or Atlantic Bank has been placed into bankruptcy, reorganization, conservatorship or receivership. Therefore, you should carefully consider the description of Atlantic Bank set forth under "Certain Information Regarding Atlantic Bank" before investing in the Series A Preferred Shares. For additional information you should refer to "Description of the Series A Preferred Shares-- Automatic Exchange." For a discussion of the regulatory capital requirements applicable to Atlantic Bank, see "Certain Information Regarding Atlantic Bank--Regulatory Capital Requirements."



                                 Risk Factors

     A purchase of Series A Preferred Shares is subject to a number of risks described in more detail under "Risk Factors" commencing on page 7. These risks include:

    o A decline in the performance or capital levels of Atlantic Bank or the placement of Atlantic Bank into bankruptcy, reorganization, conservatorship or receivership could lead to the automatic exchange of your Series A Preferred Shares for Bank Preferred Shares. Upon such an exchange, you would have an investment in Atlantic Bank and not in Atlantic Preferred Capital at a time when Atlantic Bank's financial condition is deteriorating. Atlantic Bank has significantly greater liabilities and significantly less stockholders' equity than Atlantic Preferred Capital. Upon a liquidation or receivership of Atlantic Bank, the claims of Atlantic Bank's depositors and creditors and of the FDIC will have priority over your claims. As a result, you likely would receive substantially less than you would have received in a liquidation or receivership of Atlantic Preferred Capital. In fact, you may not receive anything for your Bank Preferred Shares. You should carefully consider this and the other risks of investment in Atlantic Bank described in the attached offering circular under the caption "Risk Factors."

    o As a subsidiary of Atlantic Bank, federal or state regulators of Atlantic Bank can restrict the ability of Atlantic Preferred Capital to transfer assets, to make dividends to the holders of the Series A Preferred Shares, or to redeem the Series A Preferred Shares.


    o Dividends on the Series A Preferred Shares are not cumulative. Consequently, if the Board of Directors of Atlantic Preferred Capital does not declare a dividend on the Series A Preferred Shares for any monthly period, you would not be entitled to receive such dividend whether or not funds are or subsequently become available. The Board of Directors may also determine, in its business judgment, that it would be in the best interests of Atlantic Preferred Capital to pay less than the full amount of the stated dividends on the Series A Preferred Shares even if funds are available.


    o Risks associated with mortgage loans generally, and particularly the geographic concentration of Atlantic Preferred Capital's loan portfolio at September 30, 1998 in the Northeast and California, could adversely affect the mortgage assets held by Atlantic Preferred Capital and the value of the Series A Preferred Shares. The quality of Atlantic Preferred Capital's loan portfolio depends upon, among other things, the cash flow of borrowers, regional economic conditions and commercial and multi-family real estate values.

    o If Atlantic Preferred Capital fails to maintain its status as a REIT for federal income tax purposes, it will be subject to corporate income tax.

    o Because the rate at which dividends are to be paid is fixed and a majority of Atlantic Preferred Capital's mortgage assets bear interest at adjustable rates, a significant decline in interest rates might adversely affect Atlantic Preferred Capital's ability to pay dividends on the Series A Preferred Shares.

    o Atlantic Preferred Capital will be dependent in virtually every phase of its operations, including the servicing of its loan portfolio, on the diligence and skill of the officers and employees of Atlantic Bank.

    o Because of the relationship between Atlantic Preferred Capital and Atlantic Bank, conflicts of interests will exist between Atlantic Preferred Capital and Atlantic Bank.


    o No trading market will exist for the Bank Preferred Shares you would receive if an automatic exchange occurs because those shares will not be listed on any securities exchange or for quotation on The Nasdaq Stock Market or any other over-the-counter market.

                                   The Offering




Issuer .........................   Atlantic Preferred Capital Corporation, a Massachusetts
                                   corporation created for the purpose of acquiring and holding real estate mortgage assets.

Securities Offered .............   1,200,000 Series A Preferred Shares. Atlantic Preferred
                                   Capital has granted the underwriters an option for 30 days to purchase up to an additional 180,000 Series A Preferred
                                   Shares at the initial public offering price solely to cover over-allotments, if any.

Ranking ........................   The Series A Preferred Shares rank senior to Atlantic
                                   Preferred Capital's common stock. As such, you, as a holder of Series A Preferred Shares, will receive full dividends prior to the holders of common stock and in a liquidation you will receive your full liquidation preference plus accrued and
                                   unpaid dividends prior to the holders of common stock
                                   receiving payment for their shares. Additional shares of
                                   preferred stock ranking senior to the Series A Preferred
                                   Shares may not be issued without the approval of holders of at least two-thirds of the Series A Preferred Shares.
                                   Additional shares of preferred stock ranking on a parity with the Series A Preferred Shares may not be issued without the approval of a majority of Atlantic Preferred Capital's
                                   independent directors.

Dividends ......................   Dividends on the Series A Preferred Shares are payable
                                   monthly at the rate of   % per annum of the liquidation
                                   preference (or $    per share), if, when and as declared by the
                                   Board of Directors of Atlantic Preferred Capital. If declared, dividends for each monthly period are payable on the 15th day of the following month. Dividends accrue in each monthly
                                   period from the first day of such period, whether or not
                                   dividends are paid with respect to the preceding monthly
                                   period. Dividends on the Series A Preferred Shares are not cumulative. If no dividends, or less than full dividends, are declared on the Series A Preferred Shares by Atlantic Preferred
                                   Capital for a monthly dividend period, you will have no right to receive the amount of any undeclared dividends for that period, and Atlantic Preferred Capital will have no obligation to pay undeclared dividends for that period, whether or not
                                   dividends are declared and paid for any future period with respect to either the Series A Preferred Shares or Atlantic
                                   Preferred Capital's common stock.

Liquidation Preference .........   The liquidation preference for each Series A Preferred Share is $25.00, plus any accrued and unpaid dividends only for
                                   the month in which the liquidation occurs.

Redemption .................   The Series A Preferred Shares are not redeemable prior to
                                    , 2004 except upon the occurrence of a change in
                               the tax laws, or regulations or administrative interpretations that creates more than an insubstantial risk that dividends on
                               Atlantic Preferred Capital's capital stock are not or will not be fully deductible for United States income tax purposes or that
                               Atlantic Preferred Capital is or will be subject to more than a
                               de minimis amount of taxes. On and after      , 2004,
                               the Series A Preferred Shares may be redeemed for cash at the option of Atlantic Preferred Capital, in whole or in part, at a redemption price of $25.00 per share, plus the accrued and unpaid dividends from the beginning of the month in which the redemption occurs to the date of redemption, if any, thereon.
                               The Series A Preferred Shares are not convertible into any other securities of Atlantic Preferred Capital.

Automatic Exchange .........   Each Series A Preferred Share will be exchanged automatically for one tenth of one Bank Preferred Share having substantially equivalent terms if the FDIC directs such an exchange in the event Atlantic Bank becomes "undercapitalized" under applicable regulations, Atlantic Bank is placed into bankruptcy,
                               reorganization, conservatorship or receivership or the FDIC, in its sole discretion, anticipates Atlantic Bank becoming
                               "undercapitalized" in the near term.

Voting Rights ..............   Holders of Series A Preferred Shares will not have any voting rights, except as set forth below and as otherwise expressly required by law. On any matter on which holders of the Series
                               A Preferred Shares may vote, each Series A Preferred Share will be entitled to one vote. Additional shares of preferred stock ranking senior to the Series A Preferred Shares may not be issued and changes to the provisions of Atlantic Preferred
                               Capital's Restated Articles of Organization that adversely affect the rights of the holders of Series A Preferred Shares may not be made without the approval of at least two-thirds of the holders of outstanding Series A Preferred Shares. In addition,
                               Atlantic Preferred Capital may not incur indebtedness in excess of 100% of its stockholders' equity without the approval of the holders of all of the outstanding Series A Preferred Shares.

Ownership Limits ...........   Beneficial ownership by a person or groups of persons of
                               more than 9.8% of any class or series of Atlantic Preferred
                               Capital's stock, including the outstanding Series A Preferred
                               Shares, is restricted in order to preserve Atlantic Preferred
                               Capital's status as a REIT for federal income tax purposes.

Listing ....................   Atlantic Preferred Capital has applied to have the Series A
                               Preferred Shares included for quotation on The Nasdaq
                               National Market under the trading symbol "ATLPP."

Use of Proceeds ............   Atlantic Preferred Capital currently anticipates using $1.1 million of the net proceeds from the offering to retire its existing preferred stock and the remainder for general
                               corporate purposes, including to acquire additional mortgage assets or other REIT-qualified assets.

                                 RISK FACTORS



     You should carefully consider the following risk factors, as well as the risk factors relating to Atlantic Bank and the Bank Preferred Shares set forth in the attached offering circular, before purchasing the Series A Preferred Shares offered by this prospectus. The discussion contained in this prospectus contains forward-looking statements that involve risk and uncertainties. These forward looking statements use terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or similar expressions and may include discussions of future strategy. The risk factors described below apply to all forward-looking statements wherever they appear in this prospectus. Atlantic Preferred Capital's actual results could differ materially from the forward looking statements. Important factors that could cause or contribute to such differences include those discussed below. For a description of certain risk factors relating to Atlantic Bank and the Bank Preferred Shares, you should carefully consider the information contained in the section entitled "Risk Factors" in the attached offering circular.



Potential Exchange of Series A Preferred Shares for Bank Preferred Shares; Investment Risks in Bank Preferred Shares are Distinct from Investment Risks in Series A Preferred Shares

     The purchase of Series A Preferred Shares involves a high degree of risk with respect to the performance and capital levels of Atlantic Bank. A significant decline in the performance and capital levels of Atlantic Bank or the placement of Atlantic Bank into bankruptcy, reorganization, conservatorship or receivership will likely result in an automatic exchange of the Series A Preferred Shares for Bank Preferred Shares. After such exchange, you would be a preferred stockholder of Atlantic Bank at a time when Atlantic Bank's financial condition was deteriorating or when Atlantic Bank had been placed into bankruptcy, reorganization, conservatorship or receivership. If the automatic exchange occurs, the FDIC would likely prohibit Atlantic Bank from paying dividends on the Bank Preferred Shares. Furthermore, in the event Atlantic Bank is placed into bankruptcy, reorganization, conservatorship or receivership (whether before or after the automatic exchange), it would be unable to pay dividends on the Bank Preferred Shares. An investment in Atlantic Bank is also subject to certain risks that are distinct from the risks associated with an investment in Atlantic Preferred Capital. For example, an investment in Atlantic Bank would involve risks relating to the capital levels of, and other federal and state regulatory requirements applicable to, Atlantic Bank, and the performance of Atlantic Bank's overall loan portfolio and other business lines. Atlantic Bank has significantly greater liabilities and significantly less stockholders' equity than Atlantic Preferred Capital. In the event of a liquidation of Atlantic Bank, the claims of depositors and creditors of Atlantic Bank and of the FDIC would have priority over your claims as a holder of the Bank Preferred Shares. As a result, if Atlantic Bank were to be placed into receivership after the automatic exchange, or if the automatic exchange were to occur after receivership of Atlantic Bank, you likely would receive, if anything, substantially less than you would have received had the Series A Preferred Shares not been exchanged for Bank Preferred Shares. Because of the possibility of an automatic exchange, potential investors in the Series A Preferred Shares should carefully consider the risks with respect to an investment in Atlantic Bank set forth under "Certain Information Regarding Atlantic Bank." See also "Description of the Series A Preferred Shares--Automatic Exchange."


Bank Regulatory Restrictions on the Operations and Dividends of Atlantic Preferred Capital

     Because Atlantic Preferred Capital is a subsidiary of Atlantic Bank, federal and state regulatory authorities will have the right to examine Atlantic Preferred Capital and its activities. Under certain circumstances, including any determination that Atlantic Bank's relationship to Atlantic Preferred Capital results in an unsafe and unsound banking practice, such regulatory authorities can restrict the ability of Atlantic Preferred Capital to transfer assets, to make distributions to its stockholders (including dividends on the Series A Preferred Shares), or to redeem Series A Preferred Shares. Federal and state regulators may even require Atlantic Bank to sever its relationship with or divest its ownership of Atlantic Preferred Capital. Such actions could potentially result in Atlantic Preferred Capital's failure to qualify as a REIT.

     In addition, Atlantic Preferred Capital's ability, in certain instances, to pay dividends on the Series A Preferred Shares may vary depending on Atlantic Bank's ability to meet certain performance and/or regulatory capital levels under applicable FDIC regulations. Under the FDIC regulations on capital categories for banks, which categories range from "significantly under capitalized" to "well-capitalized," if Atlantic Bank became "undercapitalized," Atlantic Preferred Capital's ability to pay dividends on the Series A Preferred Shares may be restricted by the FDIC. See "Certain Information Regarding Atlantic Bank--Regulatory Capital Requirements." A bank is "undercapitalized" under regulations if its Total Risk-based capital ratio is less than 8.0%, its Tier 1 Risk-based capital ratio is less than 4.0% or its Tier 1 Leverage ratio is less than 4.0%. At September 30, 1998, Atlantic Bank had a Total Risk-based capital ratio of 10.44%, a Tier 1 Risk-based capital ratio of 9.53% and a Tier 1 Leverage ratio of 8.09%, which is sufficient for Atlantic Bank to be considered "well-capitalized" under such regulations. Giving effect to this offering and assuming all of the net proceeds are invested in assets which, under applicable FDIC regulations, have been assigned a risk weight of 100% (on a scale of 0 to 100%) based on the credit risk associated with such assets, however, these ratios would have been 12.61%, 11.78% and 10.11%, respectively. During the three months ended December 31, 1998, Atlantic Bank continued its growth through loan acquisitions. As a result of these loan acquisitions, Atlantic Bank anticipates that its regulatory capital ratios at December 31, 1998 will be lower than at September 30, 1998, although Atlantic Bank anticipates that its capital ratios at such date will be sufficient for it to qualify as "adequately-capitalized." However, on a pro forma basis, after giving effect to this offering as described above, Atlantic Bank expects that its capital ratios would have been sufficient for it to qualify as "well-capitalized" at December 31, 1998. No assurance can be given, however, that Atlantic Bank will be "well-capitalized" under these regulations as of any future date.


     Under FDIC regulations on capital distributions, the ability of Atlantic Bank to make a capital distribution varies depending primarily on Atlantic Bank's earnings and regulatory capital levels. Capital distributions are defined to include payment of dividends, stock repurchases, cash-out mergers and other distributions charged against the capital accounts of an institution. While Atlantic Preferred Capital believes that dividends on the Series A Preferred Shares should not be considered capital distributions of Atlantic Bank, the FDIC may not agree with this position. Accordingly, in the event that the FDIC determines that the payment of a dividend on the Series A Preferred Shares by Atlantic Preferred Capital is a capital distribution by Atlantic Bank, and that Atlantic Bank's earnings and regulatory capital levels are below certain specified levels, then the FDIC could limit or prohibit the payment of dividends on the Series A Preferred Shares.


Dividends Not Cumulative

     Dividends on the Series A Preferred Shares are not cumulative. Consequently, if the Board of Directors does not declare a dividend on the Series A Preferred Shares for any monthly period, including if prevented by bank regulators, you will not be entitled to receive that dividend whether or not funds are or subsequently become available. The Board of Directors may determine that it would be in the best interests of Atlantic Preferred Capital to pay less than the full amount of the stated dividends or no dividends on the Series A Preferred Shares for any month notwithstanding that funds are available. Factors that the Board of Directors would consider in making this determination include Atlantic Preferred Capital's financial condition and capital needs, the impact of current or pending legislation and regulations and general economic conditions. You should note that to remain qualified as a REIT, Atlantic Preferred Capital must distribute annually at least 95% of its "REIT taxable income" (not including capital gains) to its stockholders. Atlantic Preferred Capital currently intends to distribute approximately 100% of its earnings to its stockholders. As a result, if Atlantic Preferred Capital does not generate sufficient earnings in a particular month to pay dividends on the Series A Preferred Shares, Atlantic Preferred Capital may not have sufficient cash available to pay those dividends.



No Insurance to Cover Risks of Borrower Defaults and Bankruptcies and Special Hazard Losses that are not Covered by Standard Insurance

     Atlantic Preferred Capital does not currently intend to obtain general credit enhancements such as mortgagor bankruptcy insurance or to obtain special hazard insurance for its mortgage assets, other than standard hazard insurance, which will in each case only relate to individual mortgage loans. Accordingly, during the time it holds mortgage loans for which third party insurance is not obtained, Atlantic Preferred Capital will be subject to risks of borrower defaults and bankruptcies and special hazard losses, such as losses occurring from floods, that are not covered by standard hazard insurance. Atlantic Preferred Capital is covered by Atlantic Bank's mortgage impairment policy, which provides certain coverage in instances where a borrower's property insurance has lapsed. In addition, in the event of a default on any mortgage loan held by Atlantic Preferred Capital resulting from declining property values or worsening economic conditions, among other factors, Atlantic Preferred Capital would bear the risk of loss of principal to the extent of any deficiency between (1) the value of the related mortgaged property, plus any payments from an insurer (or guarantor in the case of commercial mortgage loans) and (2) the amount owing on the mortgage loan.


Exposure to Adverse Regional Real Estate Market Conditions in the Northeast and California

     The results of Atlantic Preferred Capital's operations will be affected by conditions in the real estate markets in which its loans are concentrated. These conditions are generally beyond Atlantic Preferred Capital's control and include:

    o   local and other economic conditions affecting real estate values;

    o   the ability of tenants to make lease payments;

    o the ability of a property to attract and retain tenants, which may in turn be affected by local conditions;

    o interest rate levels and the availability of credit to refinance mortgage loans at or prior to maturity; and

    o increased operating costs, including energy costs, real estate taxes and costs of compliance with environmental controls and regulations.

     Atlantic Preferred Capital's current mortgage assets are concentrated primarily in the Northeast and California. The following table sets forth the concentration of the loans in Atlantic Preferred Capital's loan portfolio as of September 30, 1998, as a percentage of the total principal balance of such loans, that were secured by properties in the indicated states:


State                                                      Percentage
-----                                                     -----------
  Massachusetts .........................................     31.14%
  California ............................................     19.49
  Connecticut ...........................................     11.54
  New Hampshire .........................................     10.82
  New York ..............................................      5.54

     These regions may experience natural disasters or weaker regional economic conditions and real estate markets than other regions, as did the commercial real estate market in New England during the early 1990s. Because of the concentration of its loan portfolio in the Northeast and California, in the event either region experienced such conditions, Atlantic Preferred Capital would likely experience higher rates of loss and delinquency on its mortgage loans than it would if its loans were more geographically diverse.


Substantial Majority of Loans Not Originated by Atlantic Bank

     At September 30, 1998, approximately 77.1% of Atlantic Preferred Capital's loan portfolio consisted of loans purchased by Atlantic Bank and subsequently acquired by Atlantic Preferred Capital from Atlantic Bank. Because these loans were originated by third parties, Atlantic Bank generally is not able to conduct the same level of due diligence on such loans upon purchase that it would have conducted had it originated the loans. Other disadvantages may include lack of current financial information, incomplete legal documentation, and outdated appraisals. Generally, while Atlantic Bank conducts an acquisition review, Atlantic Bank also relies on the underwriting standards of those originating parties of such loans, whose standards may be substantially different than those of Atlantic Bank.



Commercial Mortgage Loans Constitute a Disproportionate Percentage of Atlantic Preferred Capital's Loan Portfolio

     Commercial mortgage loans constituted approximately 65% of the loans in Atlantic Preferred Capital's loan portfolio at September 30, 1998. Generally, holders of commercial mortgage loans are subject to greater risks than holders of other loans. The terms of commercial mortgage loans are typically based in part on the value of the commercial property and such properties themselves tend to be unique and are more difficult to value than residential real estate properties. Commercial mortgage loans also tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. Borrowers may not be able to refinance these loans or otherwise make such payments upon maturity. In addition, commercial real estate properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and to the corresponding burdens and costs of compliance with environmental laws and regulations. Also, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties. For example, tenants may seek the protection of bankruptcy laws which could result in termination of lease contracts. Because of these risks related to commercial mortgage loans, Atlantic Preferred Capital may experience higher rates of default on its mortgage loans than it would if its loan portfolio was more diversified and included a greater number of residential or other mortgage loans.


Environmental Liabilities of Atlantic Preferred Capital Associated with Foreclosed Properties

     If Atlantic Preferred Capital must foreclose on a defaulted mortgage loan, it may be subject to environmental liabilities related to the underlying real property. These liabilities could exceed the value of the real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during Atlantic Preferred Capital's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property which Atlantic Preferred Capital has acquired, Atlantic Preferred Capital may be required to remove those substances and clean up the property. In such a case Atlantic Preferred Capital could be liable for all costs of any removal and clean-up. Atlantic Preferred Capital may not be able to recoup any of such costs from any third party. Atlantic Preferred Capital may also be liable to tenants and other users of neighboring properties. In addition, Atlantic Preferred Capital may find it difficult or impossible to sell the property prior to or following any such clean-up.


Tax Risks Related to REITs

     Adverse Consequences of Failure to Qualify as a REIT. Atlantic Preferred Capital intends to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). In connection with the offering, Goodwin, Procter & Hoar LLP will render certain opinions, described under "Federal Income Tax Consequences" below, regarding the Atlantic Preferred Capital's qualification as a REIT. However, Atlantic Preferred Capital cannot assure you that it will continue to qualify as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. Atlantic Preferred Capital is relying on the opinion of Goodwin, Procter regarding various issues affecting its ability to qualify as a REIT. This legal opinion is not binding on the Internal Revenue Service or the courts. Goodwin, Procter's opinion represents only the view of counsel to Atlantic Preferred Capital based on counsel's review and analysis of existing law, which includes no controlling precedent and which is subject to change, possibly on a retroactive basis. See "Federal Income Tax Consequences--Requirements for Qualification." Goodwin, Procter's opinion is also based on various assumptions and is conditioned upon certain representations made by Atlantic Preferred Capital on or about the date of such opinion as to factual matters, including representations regarding the nature of its assets and income and the future conduct of its business. Any inaccuracy in such assumptions and representations, including as a result of activities of Atlantic Preferred Capital subsequent to the date of the opinion, could adversely affect Goodwin, Procter's ability to render this opinion and Atlantic Preferred Capital's ability to qualify as a REIT. Qualification and taxation as a REIT depends upon Atlantic Preferred Capital having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership and other various qualification tests imposed under the Code. Goodwin, Procter has not reviewed and will not review Atlantic Preferred Capital's compliance with those tests. Accordingly, no assurance can be given that Atlantic Preferred Capital has satisfied or will satisfy the REIT qualification tests on a continuing basis.

     If Atlantic Preferred Capital fails to qualify as a REIT for any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to Atlantic Preferred Capital's stockholders, including the holders of the Series A Preferred Shares, would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, Atlantic Preferred Capital would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. The failure to qualify as a REIT would reduce Atlantic Preferred Capital's net earnings available for distribution to its stockholders (including holders of the Series A Preferred Shares) because of the additional tax liability for the year or years involved. A failure of Atlantic Preferred Capital to qualify as a REIT would not by itself give Atlantic Preferred Capital the right to redeem the Series A Preferred Shares, nor would it give the holders of the Series A Preferred Shares the right to have their shares redeemed. See "Description of the Series A Preferred Shares--Redemption."


     Notwithstanding that Atlantic Preferred Capital currently intends to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax or other considerations may cause Atlantic Preferred Capital to determine that it is in the best interest of Atlantic Preferred Capital and the holders of its common stock and preferred stock to revoke the REIT election. The tax law prohibits Atlantic Preferred Capital from electing treatment as a REIT for the four taxable years following the year of such revocation. See "Federal Income Tax Consequences."


     Adverse Effects of REIT Distribution Requirements. In order to qualify as a REIT, Atlantic Preferred Capital generally is required each year to distribute to its stockholders at least 95% of its net taxable income (excluding net capital gains). Atlantic Preferred Capital may retain 5% of REIT taxable income or all or part of its net capital gain, but will be subject to tax at regular corporate rates on such income. In addition, Atlantic Preferred Capital is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions considered as paid by it with respect to any calendar year are less than the sum of (1) 85% of its ordinary income for the calendar year, (2) 95% of its capital gains net income for the calendar year and (3) 100% of any undistributed income from prior periods. Under certain circumstances, federal or state regulatory authorities may restrict the ability of Atlantic Preferred Capital, as a subsidiary of Atlantic Bank, to make distributions to its stockholders in an amount necessary to retain its REIT qualification. Such a restriction could result in Atlantic Preferred Capital failing to qualify as a REIT. To the extent Atlantic Preferred Capital's REIT taxable income may exceed the actual cash received for a particular period, Atlantic Preferred Capital may not have sufficient liquidity to make distributions necessary to retain its REIT qualification. Atlantic Preferred Capital expects that cash flow from operations, in addition to proceeds from principal payments on its loan portfolio, will provide it with sufficient liquidity to make such distributions for the foreseeable future. See "Bank Regulatory Restrictions on the Operations and Dividends of Atlantic Preferred Capital."


     Redemption upon Occurrence of a Tax Event. At anytime following the occurrence of a Tax Event (as defined under "Description of the Series A Preferred Shares--Redemption"), Atlantic Preferred Capital will have the right to redeem the Series A Preferred Shares in whole but not in part, subject to the prior written approval of the FDIC. The occurrence of a Tax Event will not, however, give the holders of the Series A Preferred Shares any right to have their shares redeemed. See "Description of the Series A Preferred Shares-- Redemption."


     Automatic Exchange is a Taxable Event. Upon the occurrence of certain events, the outstanding Series A Preferred Shares will be automatically exchanged on a ten-for-one basis into Bank Preferred Shares. See "Description of the Series A Preferred Shares--Automatic Exchange." The automatic exchange will be taxable, and each holder of Series A Preferred Shares will have a gain or loss, as the case may be, measured by the difference between the holder's basis in the Series A Preferred Shares and the fair market value of the Bank Preferred Shares received in the automatic exchange. See "Federal Income Tax Consequences."


Dependence Upon Atlantic Bank as Advisor and Servicer

     Atlantic Preferred Capital is dependent in virtually every phase of its operations on the diligence and skill of the management of Atlantic Bank. Atlantic Preferred Capital has three officers and no other employees. It does not have any independent corporate infrastructure. Under an advisory agreement between Atlantic Preferred Capital and Atlantic Bank, Atlantic Bank administers the day-to-day activities of Atlantic Preferred Capital, including monitoring of the credit quality of Atlantic Preferred Capital's loan portfolio and advising Atlantic Preferred Capital with respect to the acquisition, management, financing and disposition of mortgage assets and Atlantic Preferred Capital's operation generally. Under a master service agreement between Atlantic Preferred Capital and Atlantic Bank, Atlantic Bank services Atlantic Preferred Capital's loan portfolio. See "Business." The advisory agreement has an initial term of five years with an automatic renewal feature and the master service agreement has a one year term with an automatic renewal feature. The loss of the services of Atlantic Bank, or the inability of Atlantic Bank to effectively provide such services whether as a result of the loss of key members of Atlantic Bank's management or otherwise, and the inability of Atlantic Preferred Capital to replace such services on favorable terms, or at all, could adversely affect Atlantic Preferred Capital's ability to conduct its operations.


Conflicts of Interest between Atlantic Preferred Capital and Atlantic Bank and its Affiliates

     Atlantic Bank and its affiliates have interests which are not identical to those of Atlantic Preferred Capital. Because Atlantic Bank and its affiliates are involved in virtually every aspect of Atlantic Preferred Capital's existence, including providing services under the advisory agreement and the master service agreement, conflicts of interest have arisen and will arise with respect to transactions between Atlantic Preferred Capital and Atlantic Bank. Such transactions include Atlantic Preferred Capital's acquisition of mortgage assets from Atlantic Bank and/or its affiliates; the servicing by Atlantic Bank of Atlantic Preferred Capital's mortgage assets; future dispositions by Atlantic Preferred Capital of mortgage assets to Atlantic Bank or its affiliates; and the modification of the advisory agreement or the master service agreement. While Atlantic Preferred Capital believes that any agreements and transactions between it, on the one hand, and Atlantic Bank and/or its affiliates, on the other hand, were fair to all parties and consistent with market terms and that future agreements and transactions will be on such terms, neither Atlantic Preferred Capital nor Atlantic Bank obtained third party valuations of the mortgage assets acquired by Atlantic Preferred Capital from Atlantic Bank, and Atlantic Preferred Capital did not consider any third party advisors or servicers. Furthermore, while transactions and agreements were and will be approved by the directors and/or the officers of Atlantic Preferred Capital, on the one hand, and the directors and/or officers of Atlantic Bank, on the other, all of the officers and a majority of the directors of Atlantic Preferred Capital are also officers and/or directors of Atlantic Bank and/or affiliates of Atlantic Bank. Atlantic Bank, as holder of all of the outstanding shares of common stock of Atlantic Preferred Capital, controls the election of all directors, including the independent directors, of Atlantic Preferred Capital. There can be no assurance that such agreements or transactions were or will be on terms as favorable to Atlantic Preferred Capital as those that could have been obtained from unaffiliated third parties. See "Business."


Future Revisions in Policies and Strategies by Board of Directors may adversely affect Holders of Series A Preferred Shares

     The Board of Directors has established the investment policies and operating policies and strategies of Atlantic Preferred Capital. These policies may be amended or revised from time to time at the discretion of the Board of Directors without a vote of Atlantic Preferred Capital's stockholders. The ultimate effect of any change in the policies and strategies of Atlantic Preferred Capital on you may be negative. See "Business."


No Third Party Valuation of the Mortgage Assets

     Atlantic Preferred Capital has not obtained third party valuations in connection with its loan acquisitions to date and does not anticipate obtaining third party valuations in connection with future acquisitions and dispositions of mortgage assets. Atlantic Preferred Capital will not obtain third party valuations even in circumstances where it is acquiring mortgage assets from, or disposing mortgage assets to, one of its affiliates, including Atlantic Bank. Accordingly, the consideration paid to an affiliate of Atlantic Preferred Capital, including Atlantic Bank, for mortgage assets may be more than the fair market value of the mortgage assets based on a third party valuation, and the consideration received from an affiliate of Atlantic Preferred Capital, including Atlantic Bank, may less than the fair market value of the mortgage assets based on a third party valuation.


No Arm's-Length Negotiations between Atlantic Preferred Capital and its
Affiliates

     Under a master mortgage loan purchase agreement between Atlantic Preferred Capital and Atlantic Bank, Atlantic Preferred Capital acquires mortgage assets from Atlantic Bank for consideration equal to Atlantic Bank's net carrying value for those mortgage assets. Atlantic Preferred Capital and Atlantic Bank do not engage in any arm's-length negotiations on the consideration to be paid. Accordingly, if Atlantic Bank's net carrying value exceeds the fair market value of the mortgage assets, the consideration paid by Atlantic Preferred Capital to Atlantic Bank for those mortgage assets will be more than the fair market value of the mortgage assets.

No Experience Operating as a REIT

     In order for Atlantic Preferred Capital to qualify and to maintain its qualification as a REIT, it must meet and continue to meet the requirements of certain highly technical and complex provisions of the Code. Neither Atlantic Preferred Capital nor Atlantic Bank has previously operated as a REIT nor has any executive officer of Atlantic Preferred Capital or Atlantic Bank been involved with operating a REIT. The failure of Atlantic Preferred Capital to qualify as a REIT for any taxable year would reduce Atlantic Preferred Capital's net earnings available for distribution to its stockholders (including holders of the Series A Preferred Shares).



Interest Rate Risk

     Atlantic Preferred Capital's income will consist primarily of interest earned on its mortgage assets. Atlantic Preferred Capital anticipates that a significant portion of its mortgage assets will bear interest at adjustable rates. If there is a decline in interest rates (as measured by the indices upon which the interest rates of the mortgage assets are based), then Atlantic Preferred Capital will experience a decrease in income available to be distributed to its stockholders. If this occurs, Atlantic Preferred Capital may also experience an increase in prepayments on certain of its mortgage assets and may find it difficult to purchase additional mortgage assets bearing rates sufficient to support payment of dividends on the Series A Preferred Shares. Because the dividend rate on the Series A Preferred Shares is fixed, a significant decline in interest rates could materially adversely affect Atlantic Preferred Capital's ability to pay dividends on the Series A Preferred Shares.


No Prior Market for Series A Preferred Shares

     Prior to the offering, there has been no public market for the Series A Preferred Shares and there can be no assurance that an active trading market will develop or be sustained or that the Series A Preferred Shares may be resold at or above the initial public offering price.

         BACKGROUND, CORPORATE STRUCTURE AND BENEFITS TO ATLANTIC BANK


Formation of Atlantic Preferred Capital

     Atlantic Bank organized Atlantic Preferred Capital on March 20, 1998. On March 31, 1998, Atlantic Bank capitalized Atlantic Preferred Capital by transferring mortgage loans valued at $140.7 million in exchange for 1,000 shares of Atlantic Preferred Capital's Series B Preferred Stock valued at $1.0 million and 100 shares of Atlantic Preferred Capital's common stock valued at $139.7 million. Atlantic Bank created Atlantic Preferred Capital for the purpose of acquiring and holding real estate mortgage assets in a cost-effective manner and to provide Atlantic Bank with an additional means of raising capital for federal and state regulatory purposes.



Structure

     The following chart depicts the corporate structure of Atlantic Preferred Capital and Atlantic Bank upon completion of the offering:


     [A graphic depiction of the corporate structure of the Company upon completion of the offering, showing (i) the Bank as the sole beneficial owner of the common stock of the Company, (ii) the investors in the Series A Preferred Shares as the sole holders of the preferred stock of the Company, (iii) the possible exchange of Series A Preferred Shares for Bank Preferred Shares, and
(iv) the existence of the Master Service Agreement, the Advisory Agreement and the Master Mortgage Loan Purchase Agreement.]

Benefits to Atlantic Bank

     Atlantic Bank expects to realize the following benefits in connection with the offering and the operation of Atlantic Preferred Capital:


    o Atlantic Bank has received confirmation from the FDIC that it will be able to include a portion of the proceeds from the sale of the Series A Preferred Shares as Tier 1 capital of Atlantic Bank under relevant regulatory capital guidelines. However, the FDIC may exercise its sole discretion to exclude the Series A Preferred Shares from Tier 1 capital if such shares cease to provide meaningful capital support and a realistic ability to absorb losses of Atlantic Bank or raise other supervisory concerns. The increase in Atlantic Bank's Tier 1 Leverage, Tier 1 Risk-based and Total Risk-based capital levels that will result from the treatment of the proceeds from this offering as Tier 1 capital will enable Atlantic Bank to increase its earning asset base while maintaining well-capitalized ratios. As of September 30, 1998, only $11.3 million from the offering would have qualified as Tier 1 capital of Atlantic Bank because relevant guidance from the FDIC limits the amount that may qualify as Tier 1 capital of Atlantic Bank to 25% of Atlantic Bank's total Tier 1 capital. Atlantic Bank expects that the remaining proceeds from the offering will qualify as Tier 1 capital, in the future, provided that its Tier 1 Leverage capital increases through an increase in the amount of the common stockholders' equity of Atlantic Bank. For a discussion of the capital requirements applicable to Atlantic Bank, see "Certain Information Regarding Atlantic Bank--Regulatory Capital Requirements."


    o The dividends payable on Atlantic Preferred Capital's capital stock, including the Series A Preferred Shares, will be deductible for income tax purposes as a result of Atlantic Preferred Capital's qualification as a REIT.


    o The treatment of the proceeds from this offering as Tier 1 capital of Atlantic Bank and Atlantic Preferred Capital's ability to deduct, for income tax purposes, the dividends payable on the Series A Preferred Shares as a result of its qualification as a REIT will provide Atlantic Bank with a more cost-effective means of obtaining regulatory capital than if Atlantic Bank were to issue preferred stock itself. Further, if Atlantic Bank issued a class of preferred stock with dividend rights, the dividends payable on that preferred stock would not be deductible by Atlantic Bank for income tax purposes.

    o Atlantic Preferred Capital currently anticipates paying Atlantic Bank approximately $1.1 million in cash upon redemption of Atlantic Preferred Capital's existing preferred stock using a portion of the net proceeds of this offering.


    o Atlantic Bank is entitled to receive annual servicing and advisory fees intended primarily to cover its expenses and is expected to receive annual dividends in respect of the common stock. For the period from inception through September 30, 1998, Atlantic Preferred Capital paid Atlantic Bank servicing fees of $152,000 and advisory fees of $38,000. For the first 12 months following completion of the offering, these annual fees and dividends are anticipated to be as follows:



       Servicing Fee ..........................................   $325,000(1)
       Advisory Fee ...........................................     81,000(1)
                                                                  --------
       Common Stock Dividends .................................           (2)
                                                                  --------
                                                                  $
                                                                  ========

 ----------------
    (1) Assumes that for the first 12 months following completion of the offering, Atlantic Preferred Capital holds mortgage loans with the same outstanding principal balances as those mortgage loans included in its loan portfolio at September 30, 1998. See "Business--Servicing" for a description of the basis upon which the servicing fees will be calculated.

    (2) The amount of dividends to be paid in respect of Atlantic Preferred Capital's common stock is expected to be equal to the excess of Atlantic Preferred Capital's "REIT taxable income" (excluding capital gains) over the amount of dividends paid in respect of preferred stock. The aggregate annual dividend amount of the Series A Preferred Shares is
        approximately $   million. Assuming that (1) the mortgage assets
        included in the loan portfolio at September 30, 1998 are held for the 12-month period following consummation of the offering, (2) principal repayments are reinvested in additional mortgage assets with characteristics identical to those of the mortgage assets included in the loan portfolio at September 30, 1998, (3) interest rates remain constant during such 12-month period, and (4) there are no significant differences between "book" and taxable income, Atlantic Preferred Capital anticipates that the current loan portfolio will generate "REIT taxable income" (excluding capital gains) of approximately $17.4 million, after payment of servicing fees, during such 12-month period.

                                USE OF PROCEEDS


     The net proceeds to be received by Atlantic Preferred Capital from the sale of the Series A Preferred Shares offered hereby, after deducting the underwriting discount and estimated expenses payable by Atlantic Preferred Capital, are anticipated to be $28.2 million ($32.5 million if the underwriters' overallotment option is exercised in full). Atlantic Preferred Capital currently anticipates using $1.1 million of such proceeds to retire its existing preferred stock and the remainder for general corporate purposes, including to acquire additional mortgage assets or other REIT-qualified assets. Pending such use, the proceeds will be invested in U.S. government and/or government agency securities. Dividends on the existing preferred stock anticipated to be retired accrue at a rate of 8% per annum.



                                DIVIDEND POLICY

     Atlantic Preferred Capital currently expects to pay an aggregate amount of dividends with respect to its outstanding shares of capital stock equal to substantially all of its REIT taxable income (excluding capital gains). In order to remain qualified as a REIT, Atlantic Preferred Capital must distribute annually at least 95% of its REIT taxable income (excluding capital gains) to stockholders. Atlantic Preferred Capital anticipates that none of the dividends on the Series A Preferred Shares and none or no material portion of the dividends on its common stock will constitute non-taxable returns of capital.


     Dividends will be declared at the discretion of the Board of Directors after considering Atlantic Preferred Capital's distributable funds, financial requirements, tax considerations and other factors. Atlantic Preferred Capital's distributable funds will consist primarily of interest and principal payments on the mortgage assets held by it, and Atlantic Preferred Capital anticipates that a majority of such assets will bear interest at adjustable rates. Accordingly, if there is a decline in interest rates, Atlantic Preferred Capital will experience a decrease in income available to be distributed to its stockholders. In a period of declining interest rates, Atlantic Preferred Capital also may find it difficult to purchase additional mortgage assets bearing rates sufficient for it to be able to pay dividends on the Series A Preferred Shares. Atlantic Preferred Capital currently expects that both its cash available for distribution and its REIT taxable income will exceed the amount needed to pay dividends on the Series A Preferred Shares, even in the
event of a decline in yield on interest earning assets to as low as     %
(assuming the mortgage assets included in the loan portfolio at September 30, 1998 are held for the relevant dividend period), because (1) the loan portfolio is interest bearing, with a weighted average note rate equal to 9.12% at September 30, 1998, (2) the Series A Preferred Shares will represent approximately 17% of Atlantic Preferred Capital's stockholders' equity, and (3) Atlantic Preferred Capital does not anticipate incurring any indebtedness.



     The FDIC's prompt corrective action regulations prohibit entities such as Atlantic Bank from making "capital distributions" (defined to include a transaction that the FDIC determines, by order or regulation, to be "in substance a distribution of capital") unless the institution is at least "adequately capitalized" after the distribution. There can be no assurances that the FDIC would not seek to restrict Atlantic Preferred Capital's payment of dividends on the Series A Preferred Shares under these regulations if Atlantic Bank were to fail to maintain a status of at least "adequately capitalized." Currently, an institution is considered "adequately capitalized" if it has a Total Risk-based capital ratio of at least 8.0%, a Tier 1 Risk-based capital ratio of at least 4.0% and a Tier 1 Leverage ratio of at least 4.0%. At September 30, 1998, Atlantic Bank's Total Risk-based capital ratio was 10.44%, Tier 1 Risk-based capital ratio was 9.53% and Tier 1 Leverage ratio was 8.09%. Such ratios, adjusted to give effect to the sale of the Series A Preferred Shares in the offering, and assuming all of the net proceeds are invested in assets bearing a 100% risk weighting, would have been 12.61%, 11.78% and 10.11%, respectively. During the three months ended December 31, 1998, Atlantic Bank continued its growth through loan acquisitions. As a result of these loan acquisitions, Atlantic Bank anticipates that its regulatory capital ratios at December 31, 1998 will be lower than at September 30, 1998, although Atlantic Bank anticipates that its capital ratios at such date will be sufficient for it to qualify as "adequately-capitalized." However, on a pro forma basis, after giving effect to this offering as described above, Atlantic Bank expects that its capital ratios would have been sufficient for it to qualify as "well-capitalized" at December 31, 1998.


     In addition, the automatic exchange may take place under circumstances in which Atlantic Bank will be considered less than "adequately capitalized" for purposes of the FDIC's prompt corrective action regulations.

Thus, at the time of the automatic exchange, Atlantic Bank would likely be prohibited from paying dividends on the Bank Preferred Shares. Further, Atlantic Bank's ability to pay dividends on the Bank Preferred Shares following the automatic exchange also would be subject to various restrictions under FDIC regulations and a resolution of Atlantic Bank's Board of Directors. See "Certain Information Regarding Atlantic Bank." In the event that Atlantic Bank did pay dividends on the Bank Preferred Shares, such dividends would be paid out of its capital surplus.


     Under certain circumstances, including a determination that Atlantic Bank's relationship to Atlantic Preferred Capital results in an unsafe and unsound banking practice, federal and state regulatory authorities will have additional authority to restrict the ability of Atlantic Preferred Capital to make dividend payments to its stockholders.



                                CAPITALIZATION

     The following table sets forth the capitalization of Atlantic Preferred Capital as of September 30, 1998 (1) on an actual basis, and (2) as adjusted to give effect to the sale of the 1,200,000 Series A Preferred Shares offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the financial statements of Atlantic Preferred Capital and notes thereto included elsewhere in this prospectus.



                                                                                As of September 30, 1998
                                                                             ------------------------------
                                                                               Actual        As Adjusted
                                                                             ----------   -----------------
                                                                                 (dollars in thousands)
   Series A preferred stock, $.01 par value, no shares authorized, no shares issued and outstanding, actual; and 1,380,000 shares
    authorized, 1,200,000 shares issued and outstanding, as adjusted .....    $     --       $       12

   Series B 8% cumulative non-convertible preferred stock, $.01 par value, 1,000 shares authorized, 1,000 shares issued and
    outstanding, actual; no shares authorized, issued and outstanding,
    as adjusted (1) ......................................................          --               --

   Common stock, $.01 par value, 100 shares authorized, issued and
    outstanding, actual and as adjusted ..................................          --               --

   Additional paid-in capital(1)(2) ......................................     140,740          167,828

   Retained earnings .....................................................       8,063            8,063
                                                                              --------       ----------
      Total stockholders' equity .........................................    $148,803       $  175,903(3)
                                                                              ========       ============

----------------

(1) Atlantic Preferred Capital has currently outstanding 1,000 shares of Series B 8% cumulative non-convertible preferred stock, all of which shares are held, directly or indirectly, by Atlantic Bank. In connection with this offering, this preferred stock is currently anticipated to be redeemed for approximately $1.1 million, representing the aggregate liquidation preference thereof, and retired.


(2) The additional paid-in capital is represented by the value of loans transferred by Atlantic Preferred Capital's common stockholder in payment for the issuance of common stock and Series B Preferred Stock, described above. The as adjusted amount reflects receipt and application of the net proceeds from the offering after the reduction for underwriters' discounts and commissions and estimated expenses in connection with this offering.


(3) If the underwriters' over-allotment option is exercised in full, (a) an aggregate of 1,380,000 Series A Preferred Shares will be issued in the offering, resulting in net proceeds of approximately $32,520,000 after deducting the underwriters' discounts and commissions and estimated expenses, and (b) the total stockholders' equity as adjusted would amount to $180,223,000.

                                   BUSINESS


General

     Atlantic Preferred Capital's principal business objective is to acquire and hold mortgage assets that will generate net income for distribution to stockholders. All of the mortgage assets in Atlantic Preferred Capital's loan portfolio at September 30, 1998 were acquired from Atlantic Bank and it is anticipated that substantially all additional mortgage assets will be acquired from Atlantic Bank. As of September 30, 1998, Atlantic Preferred Capital held loans acquired from Atlantic Bank with gross outstanding principal balances of $162.5 million. Atlantic Preferred Capital's loan portfolio at September 30, 1998 consisted primarily of mortgage assets secured by commercial or multi-family properties. Approximately 77.1% of Atlantic Preferred Capital's loan portfolio at September 30, 1998 consisted of loans acquired by Atlantic Bank at a discount from their outstanding principal balances. Atlantic Bank originally purchased such loans consistent with its fundamental strategy of identifying and acquiring loans which its management believes are undervalued as a result of adverse market or economic circumstances. The remaining balance of the loan portfolio consisted of loans originated by Atlantic Bank.



Dividend Policy

     Atlantic Preferred Capital currently intends to pay an aggregate amount of dividends with respect to its outstanding shares of capital stock equal to substantially all of Atlantic Preferred Capital's REIT taxable income. Atlantic Preferred Capital must distribute at least 95% of its REIT taxable income annually to qualify as a REIT. As of September 30, 1998, the weighted average note rate of the loans included in Atlantic Preferred Capital's loan portfolio was approximately 9.12% per annum. The weighted average interest rate of the
loan portfolio would have to be less than approximately    % for Atlantic
Preferred Capital to have less than $      million of net interest income,
without giving effect to the accretion of any discount, after payment of
servicing fees. The $     million would be sufficient to pay an annual dividend
on the Series A Preferred Shares at the rate of   %. Such calculation assumes
that (1) the mortgage assets included in the loan portfolio are held for the 12-month period following consummation of this offering, (2) principal repayments are reinvested in additional mortgage assets with payment characteristics and rates identical to those that were prepaid, and (3) interest rates remain constant during such 12-month period. At current interest rates and based on the assumptions in the preceding sentence, Atlantic Preferred Capital anticipates that the loan portfolio will generate interest income, without giving effect to the accretion of any discount, of approximately $14.4 million, after payment of servicing fees, during such 12-month period. Because the aggregate annual dividend payment on the Series A
Preferred Shares is anticipated to be approximately $     million, Atlantic
Preferred Capital anticipates, based on the foregoing, that approximately $ million would be available for payment of dividends to holders of the outstanding shares of common stock during such 12-month period. Accordingly, Atlantic Preferred Capital expects that it will, after paying monthly dividends on the Series A Preferred Shares, pay dividends to holders of its common stock. This policy regarding the limitations on payment of dividends in respect of common stock may not be modified without the approval of a majority of the Board of Directors.



Acquisition of Loan Portfolio

     On March 31, 1998, Atlantic Bank transferred to Atlantic Preferred Capital loans with gross outstanding principal balances of $158.3 million in exchange for 1,000 shares of 8% cumulative non-convertible preferred stock valued at $1.0 million and all of the outstanding shares of Atlantic Preferred Capital's common stock valued at $139.7 million. Atlantic Preferred Capital entered into a master mortgage loan purchase agreement with Atlantic Bank dated as of the same date which provides the general terms for the acquisition by Atlantic Preferred Capital of mortgage assets from Atlantic Bank. Under the master mortgage loan purchase agreement, on September 30, 1998 Atlantic Preferred Capital purchased additional mortgage loans with gross outstanding principal balances of $23.7 million for cash equal to their net carrying value of $21.7 million.

     Pursuant to the terms of the master mortgage loan purchase agreement, Atlantic Bank delivers or causes to be delivered to Atlantic Preferred Capital the mortgage note with respect to each mortgage asset (together with all amendments and modifications thereto) endorsed in blank, the original or certified copy of the mortgage (together with all amendments and modifications thereto) with evidence of recording indicated thereon, if available, and an original or certified copy of an assignment of the mortgage in recordable form.

Such documents are initially held by Atlantic Bank, acting as custodian for Atlantic Preferred Capital pursuant to the terms of the master service agreement. See "--Servicing" and "--Description of Loan Portfolio at September 30, 1998--General."

     Under the master mortgage loan purchase agreement, Atlantic Bank makes certain representations and warranties with respect to the mortgage assets for the benefit of Atlantic Preferred Capital regarding information provided with respect to mortgage assets, liens, validity of the mortgage documents, and compliance with laws. Atlantic Bank is obligated to repurchase any mortgage asset sold by it to Atlantic Preferred Capital as to which there is a material breach of any such representation or warranty, unless Atlantic Preferred Capital permits Atlantic Bank to substitute other qualified mortgage assets for such mortgage asset. Atlantic Bank also indemnifies Atlantic Preferred Capital for damages or costs resulting from any such breach. The repurchase price for any such mortgage asset is such asset's net carrying value plus accrued and unpaid interest on the date of repurchase.



Management Policies and Programs

     In administering Atlantic Preferred Capital's mortgage assets, Atlantic Bank has a high degree of autonomy. Atlantic Preferred Capital's Board of Directors, however, has adopted certain policies to guide the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of Atlantic Preferred Capital's Board of Directors without a vote of its stockholders, including holders of the Series A Preferred Shares. See also "--Dividend Policy."

     Asset Acquisition and Disposition Policies. Subsequent to the completion of the offering, Atlantic Preferred Capital anticipates that it will from time to time purchase additional mortgage assets. Atlantic Preferred Capital intends to acquire all or substantially all of such mortgage assets from Atlantic Bank, on terms that are comparable to those that could be obtained by Atlantic Preferred Capital if such mortgage assets were purchased from unrelated third parties, out of proceeds from this offering, proceeds received in connection with the repayment or disposition of mortgage assets or the contribution of additional capital by Atlantic Bank. Atlantic Preferred Capital may also from time to time, however, acquire mortgage assets from unrelated third parties. Atlantic Preferred Capital has not to date adopted any arrangements or procedures by which it would purchase mortgage assets from unrelated third parties, and it has not entered into any agreements with any third parties with respect to the purchase of mortgage assets. Atlantic Preferred Capital anticipates that it would purchase mortgage assets from unrelated third parties only if neither Atlantic Bank nor any of its affiliates had an amount or type of mortgage asset sufficient to meet the requirements of Atlantic Preferred Capital. Atlantic Preferred Capital currently anticipates that the mortgage assets that it purchases will primarily include commercial mortgage loans, although if Atlantic Bank develops an expertise in additional mortgage asset products, Atlantic Preferred Capital may purchase such additional types of mortgage assets. In addition, Atlantic Preferred Capital may also from time to time acquire limited amounts of other assets eligible to be held by REITs.

     In order to preserve its status as a REIT under the Code, substantially all of the assets of Atlantic Preferred Capital must consist of mortgage loans and other qualified real estate assets of the type set forth in Section 856(c)(6)(B) of the Code. Such other qualifying assets include cash, cash equivalents and securities, including shares or interests in other REITs, although Atlantic Preferred Capital does not currently intend to invest in shares or interests in other REITs. See "Federal Income Tax Consequences--Taxation of Atlantic Preferred Capital."

     Atlantic Preferred Capital and Atlantic Bank currently intend to maintain a policy whereby upon foreclosure of any mortgage loan acquired by Atlantic Preferred Capital from Atlantic Bank, the foreclosed property will be sold back to Atlantic Bank at fair value less estimated selling costs.

     Capital and Leverage Policies. To the extent that the Board of Directors determines that additional funding is required, Atlantic Preferred Capital may raise such funds through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of not less than 95% of its REIT taxable income and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods.

     Atlantic Preferred Capital will have no debt outstanding following consummation of the offering, and it does not currently intend to incur any indebtedness. The organizational documents of Atlantic Preferred Capital limit the amount of indebtedness which it is permitted to incur to no more than 100% of the total stockholders' equity of Atlantic Preferred Capital. Any such debt incurred may include intercompany advances made by Atlantic Bank to Atlantic Preferred Capital.


     Atlantic Preferred Capital may also issue additional series of preferred stock. However, it may not issue additional shares of preferred stock ranking senior to the Series A Preferred Shares without consent of holders of at least two-thirds of the outstanding Series A Preferred Shares and may not issue additional shares of preferred stock ranking on parity with the Series A Preferred Shares without the approval of a majority of the independent directors. Atlantic Preferred Capital does not currently intend to issue any additional series of preferred stock. Prior to any future issuance of additional shares of preferred stock, Atlantic Preferred Capital will take into consideration Atlantic Bank's regulatory capital requirements and the cost of raising and maintaining that capital at the time.

     Conflicts of Interest Policies. Because of the nature of Atlantic Preferred Capital's relationship with Atlantic Bank and its affiliates, conflicts of interest have arisen and will arise with respect to certain transactions, including without limitation, Atlantic Preferred Capital's acquisition of mortgage assets from, or disposition of mortgage assets or foreclosed property to, Atlantic Bank or its affiliates and the modification of the master service agreement. It is Atlantic Preferred Capital's policy that the terms of any financial dealings with Atlantic Bank and its affiliates will be consistent with those available from third parties in the mortgage lending industry.


     Conflicts of interest between Atlantic Preferred Capital and Atlantic Bank and its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that Atlantic Bank or one of its affiliates may have with a borrower. Conflicts could also arise in connection with actions taken by Atlantic Bank as, indirectly, a controlling person of Atlantic Preferred Capital. It is the intention of Atlantic Preferred Capital and Atlantic Bank that any agreements and transactions between Atlantic Preferred Capital, on the one hand, and Atlantic Bank or its affiliates, on the other hand, including, without limitation, the master mortgage loan purchase agreement, are fair to all parties and are consistent with market terms for such types of transactions. The master service agreement provides that foreclosures and dispositions of the mortgage assets are to be performed with a view toward maximizing the recovery by Atlantic Preferred Capital as owner of the mortgage assets, and Atlantic Bank shall service the mortgage assets solely with a view toward the interests of Atlantic Preferred Capital, and without regard to the interests of Atlantic Bank or any of its affiliates. However, there can be no assurance that any such agreement or transaction will be on terms as favorable to Atlantic Preferred Capital as would have been obtained from unaffiliated third parties.

     There are no provisions in Atlantic Preferred Capital's Restated Articles of Organization limiting any officer, director, security holder or affiliate of Atlantic Preferred Capital from having any direct or indirect pecuniary interest in any mortgage asset to be acquired or disposed of by Atlantic Preferred Capital or in any transaction in which Atlantic Preferred Capital has an interest or from engaging in acquiring and holding mortgage assets. As described herein, it is expected that Atlantic Bank and its affiliates will have direct interests in transactions with Atlantic Preferred Capital (including without limitation the sale of mortgage assets to Atlantic Preferred Capital). It is not currently anticipated, however, that any of the officers or directors of Atlantic Preferred Capital will have any interests in such mortgage assets.

     Other Policies. Atlantic Preferred Capital intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940, as amended. Atlantic Preferred Capital does not intend to:

    (1) invest in the securities of other issuers for the purpose of exercising control over such issuers;

    (2) underwrite securities of other issuers;

    (3) actively trade in loans or other investments;

    (4) offer securities in exchange for property; or

    (5) make loans to third parties, including without limitation officers, directors or other affiliates of Atlantic Preferred Capital.

     Atlantic Preferred Capital may, under certain circumstances, purchase the Series A Preferred Shares in the open market or otherwise. Atlantic Preferred Capital has no present intention of repurchasing any shares of its capital stock, other than its currently outstanding preferred stock, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT.


     Atlantic Preferred Capital currently intends to make investments and operate its business at all times in such a manner as to be consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause the Board of Directors to determine that it is in the best interests of Atlantic Preferred Capital and its stockholders to revoke its REIT status.

     Under the advisory agreement, Atlantic Bank intends to monitor and review Atlantic Preferred Capital's compliance with the requirements of the Code regarding Atlantic Preferred Capital's qualification as a REIT on a quarterly basis and to have an independent public accounting firm selected by the Board of Directors of Atlantic Preferred Capital review the results of Atlantic Bank's analysis.


Description of Loan Portfolio at September 30, 1998

     Information with respect to Atlantic Preferred Capital's loan portfolio is presented as of September 30, 1998. Atlantic Preferred Capital's loan portfolio may or may not have the characteristics described below at future dates, although Atlantic Preferred Capital intends to maintain at least 95% of its portfolio in a combination of commercial mortgage loans and other mortgage assets with the remainder of its portfolio in other assets eligible to be held by REITs.

     General. To date, all of Atlantic Preferred Capital's loans have been acquired from Atlantic Bank for an aggregate consideration equal to $162.4 million, of which $21.7 million was paid in cash, $1.0 million was paid in preferred stock and $139.7 million was paid in common stock. At September 30, 1998, Atlantic Preferred Capital's loan portfolio comprised of 437 loans with gross outstanding principal balances totaling approximately $162.5 million. Of these loans, 352 were originally acquired by Atlantic Bank through purchases and 85 were originated by Atlantic Bank in the normal course of business. At September 30, 1998, Atlantic Preferred Capital's investment in purchased loans net of related discount of $18.4 million totaled $107.0 million. Atlantic Preferred Capital's portfolio of loans originated by Atlantic Bank net of allowance for loans losses and net deferred loan income totaled $35.8 million at September 30, 1998. Certain loans in the loan portfolio have been prepaid. On March 31, 1998, loans with principal balances of $154.7 million were acquired by Atlantic Preferred Capital. Through September 30, 1998, principal payments of $21.6 million have been received on these loans. Included in the total principal payment are loan payoffs prior to maturity totaling $1.1 million.

     The following table sets forth information regarding the composition of the loan portfolio:


                                                          September 30, 1998
                                                            (in thousands)
                                                         -------------------
   Purchased loan portfolio:
   Mortgage loans on real estate:
     Commercial ......................................        $  75,718
     One to four family ..............................            6,828
     Multifamily .....................................           40,241
     Land ............................................            2,058
                                                              ---------
      Total ..........................................          124,845
   Secured commercial ................................              255
   Other .............................................              251
                                                              ---------
      Total purchased loan portfolio .................          125,351
   Less discount:
     Non-amortizing portion (1) ......................          (11,084)
     Amortizing portion ..............................           (7,279)
                                                              ---------
      Total purchased loan portfolio, net ............          106,988
                                                              ---------
   Originated loan portfolio (2):
   Mortgage loans on real estate:
     Commercial ......................................           30,306
     One to four family ..............................            3,650
     Multifamily .....................................            2,441
     Land ............................................              799
                                                              ---------
        Total ........................................           37,196
     Less:
      Net deferred loan income .......................             (100)
      Allowance for loan losses ......................           (1,337)
                                                              ---------
        Total originated loan portfolio, net .........           35,759
                                                              ---------
         Loans, net ..................................        $ 142,747
                                                              =========


(1) Non-amortizing discount is an allocation of the total discount on purchased loans accounted for on the cost recovery method until it is determined that the amount and timing of collections are reasonably estimable and collection is probable.

(2) Includes loans purchased by Atlantic Bank that have been renewed on terms consistent with Atlantic Bank's loan policy and loan documentation standards.


     The following table sets forth certain information regarding the geographic location of properties securing the mortgage loans in the loan portfolio at September 30, 1998:



                                                                        Percentage of Total
         Location             Number of Loans     Principal Balance      Principal Balance
        ----------           -----------------   -------------------   --------------------
                                                    (in thousands)
   Massachusetts .........          166                $ 50,466                31.14%
   California ............           33                  31,585                19.49
   Connecticut ...........           60                  18,698                11.54
   New Hampshire .........           95                  17,536                10.82
   New York ..............           14                   8,981                 5.54
   Rhode Island ..........           17                   6,799                 4.20
   Maine .................            5                   4,506                 2.78
   Virginia ..............            3                   3,253                 2.01
   Florida ...............            6                   3,539                 2.18
   New Jersey ............            5                   3,442                 2.12
   Arizona ...............            1                   3,401                 2.10
   All others ............           23                   9,835                 6.08
                                    ---                --------               ------
                                    428                $162,041               100.00%
                                    ===                ========               ======

     The following tables set forth information regarding maturity, interest rate and principal balance of the loans in the loan portfolio at September 30, 1998:


                                                                                                 Percentage of Total
               Period until maturity                   Number of Loans     Principal Balance      Principal Balance
               ---------------------                  -----------------   -------------------   --------------------
                                                                             (in thousands)
   Six months or less .............................           83                $ 33,961                20.89%
   Greater than six months to one year ............           20                   5,747                 3.54
   Greater than one year to three years ...........           79                  26,970                16.59
   Greater than three years to five years .........           56                  24,714                15.21
   Greater than five years to ten years ...........           81                  29,866                18.37
   Greater than ten years .........................          118                  41,289                25.40
                                                             ---                --------               ------
                                                             437                $162,547               100.00%
                                                             ===                ========               ======


                                                                                   Percentage of Total
 Interest Rate at September 30, 1998     Number of Loans     Principal Balance      Principal Balance
 ------------------------------------   -----------------   -------------------   --------------------
                                                               (in thousands)
   Less than 7.00% ..................           17                $  2,723                 1.67%
   7.00 to 7.49 .....................           14                  14,330                 8.82
   7.50 to 7.99 .....................           20                  22,088                13.59
   8.00 to 8.49 .....................           43                  15,549                 9.56
   8.50 to 8.99 .....................           43                   9,734                 5.99
   9.00 to 9.49 .....................           56                  20,915                12.87
   9.50 to 9.99 .....................           47                  17,572                10.81
   10.00 to 10.49 ...................           55                  23,760                14.62
   10.50 to 10.99 ...................           92                  25,254                15.54
   11.00 to 11.49 ...................           22                   4,812                 2.96
   11.50 to 11.99 ...................           10                   3,240                 1.99
   12.00 to 12.49 ...................           14                   1,796                 1.10
   12.50% and above .................            4                     774                 0.48
                                                --                --------               ------
                                               437                $162,547               100.00%
                                               ===                ========               ======


                                                                                               Percentage of Total
                Principal Balance                    Number of Loans     Principal Balance      Principal Balance
                -----------------                   -----------------   -------------------   --------------------
                                                                           (in thousands)
   Less than $50,000.............................           83                $  1,734                 1.07%
   Greater than $50,000 to $100,000..............           71                   5,443                 3.35
   Greater than $100,000 to $250,000.............          115                  18,757                11.54
   Greater than $250,000 to $500,000.............           75                  27,015                16.62
   Greater than $500,000 to $1,000,000...........           56                  40,246                24.76
   Greater than $1,000,000 to $2,000,000.........           22                  29,613                18.22
   Greater than $2,000,000 to $3,000,000.........           13                  31,863                19.60
   Greater than $3,000,000 to $4,000,000.........            1                   3,401                 2.09
   Greater than $4,000,000 to $5,000,000.........            1                   4,475                 2.75
                                                           ---                --------               ------
                                                           437                $162,547               100.00%
                                                           ===                ========               ======

     Purchased Loan Portfolio. A substantial portion of the loan portfolio consists of loans which were purchased by Atlantic Bank from third parties and which management of Atlantic Bank considers to be undervalued due to market or economic conditions or as a result of special circumstances which might have required a seller to dispose of such assets. These loans are generally secured by commercial real estate, multi-family residential real estate, one to four family residential real estate or land located throughout the United States. These loans were generally purchased at discounts from their then outstanding principal balances and have been purchased from private sector sellers in the financial services industry, such as banks, including investment banking institutions, or from government agencies such as the FDIC.

     In order to determine the amount that Atlantic Bank will bid to acquire loans, Atlantic Bank considers, among other factors, the yield expected to be earned, the geographic location of the loans, servicing restrictions, if any, the type and value of the collateral securing the loans, the length of time during which the loans have performed in accordance with their repayment terms, the recourse nature of the debt, the age and performance of the loans and the resources of the borrowers or guarantors, if any. In addition to the factors listed above, Atlantic Bank will also consider the amount it may realize through collection efforts or foreclosure and sale of the collateral property, net of expenses, and the length of time and costs required to complete the collection or foreclosure process in the event a loan becomes non-performing or is non-performing at the purchase date.

     Prior to acquiring any portfolio of loans, Atlantic Bank conducts an acquisition review. This review includes an evaluation of the seller's loan documentation. The current value of the collateral is estimated utilizing various methods considering, among other factors, the type of property, its condition and location and its highest and best use. In some instances, real estate brokers and/or appraisers with specific knowledge of the area may be consulted. As the size and complexity of the collateral increases, Atlantic Bank's efforts to value the collateral also increases. For larger, more complex loans, Atlantic Bank personnel may visit the collateral property or conduct an internal rental analysis of similar properties. New title searches and tax reports may also be obtained. Atlantic Bank may also retain environmental consultants to review potential environmental issues. The amount of resources devoted to valuing collateral is determined on a case-by-case basis for each loan reviewed.


     Upon purchase of a loan pool, each loan in the pool is assigned to a loan officer. In managing purchased loans, the loan officers seek, among other things, to establish good working relationships with the borrowers. In the event that a purchased loan becomes delinquent, or if it is delinquent at the time of purchase, Atlantic Bank aggressively pursues repayment. In the event that a delinquent purchased loan becomes non-performing, Atlantic Bank may pursue a number of alternatives including restructuring the loans to levels that are supported by existing collateral and debt service capabilities. During the restructuring period, Atlantic Preferred Capital does not recognize interest income on such loans unless regular payments are being made. In instances where the loan is not restructured, Atlantic Bank aggressively pursues repayment, foreclosure or, in certain instances, a deed-in-lieu-of-foreclosure.


     The following table sets forth certain information relating to the payment status of Atlantic Preferred Capital's purchased loan portfolio at September 30, 1998:


                                                               (in thousands)
                                                              ---------------
   Current ................................................       $120,284
   Over thirty days to eighty-nine days past due ..........          3,550
   Ninety days or more past due ...........................              1
                                                                  --------
   Total performing purchased loans .......................        123,835
   Non-performing purchased loans .........................          1,516
                                                                  --------
   Total purchased loan portfolio .........................       $125,351
                                                                  ========



     Atlantic Preferred Capital determines the contractual delinquency of purchased loans prospectively from Atlantic Bank's purchase date rather than from the origination date. Interest income on purchased non-performing loans is generally recognized on the cost recovery method, whereby any amounts received are applied against the recorded amount of the loan.


     Accounting for Purchased Loan Portfolio. Atlantic Preferred Capital accounts for purchased loans under the guidance of AICPA Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans, using unique and exclusive static pools. Static pools are established based on Atlantic Bank's original acquisition timing. Once a static pool is established, the loans in the pool are not changed.

     At the time of acquisition, the excess of the contractual balance over the amount of reasonably estimable and probable discounted future cash collections is recorded as a non-amortizing discount. The non-amortizing discount is not accreted into income until it is determined that the amount and timing of the collections are reasonably estimable and collection is probable. The remaining discount, which represents the excess of the amount of reasonably estimable and probable discounted future cash collections over the acquisition amount is accreted into interest income using a method which approximates the interest method. If cash flows cannot be reasonably estimated and collection is not probable, the cost recovery method of accounting is used, whereby any amounts received are applied against the recorded amount of the loan.

     Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the collections are reasonably estimable and collection is probable, the corresponding decrease in the non-amortizing discount is transferred to the amortizing portion and is accreted into interest income over the remaining lives of the loans on a method which approximates the interest method. Under Atlantic Bank's loan rating system, each loan is evaluated for impairment and, where necessary, a portion of the respective loan pool's non-amortizing discount is allocated to the loan and, if none is available, an allowance is established through a provision for loan losses charged to earnings. In addition, if this evaluation reveals that cash flows cannot be estimated or the collection of the loan is not otherwise probable, the loan is accounted for on the cost recovery method. Loans accounted for on the cost recovery method, in general, consist of non-accrual loans. At September 30, 1998 no such allowance was required on Atlantic Preferred Capital's purchased loan portfolio.


     Effective January 1, 1999, Atlantic Bank and Atlantic Preferred Capital changed on a prospective basis their method of accounting for purchased loan discounts and the related recognition of discount loan income and provisions for loan losses. This accounting change accounts for discount loan income and loan loss provisions on an individual loan basis, rather than as previously recognized in the aggregate on a static purchased pool basis and is being accounted for as a "change in estimate" in accordance with Accounting Principles Board Opinion No. 20. Accounting for loans on an individual basis rather than a pool basis will allow Atlantic Preferred Capital to selectively purchase qualified individual loans from Atlantic Bank, rather than purchasing entire pools which may contain individual loans undesirable for a REIT. Management does not anticipate any material impact on Atlantic Preferred Capital's stockholders' equity on the effective date of the accounting change. However, subsequent earnings will be affected by changes in individual loans rather than by changes in the aggregate for purchased loan pools. Over the lives of the respective loans, management does not anticipate that there will be any material differences in the reported amounts of related discount loan income and loan loss provisions, net.


     The following table sets forth certain information relating to the interest income on Atlantic Preferred Capital's purchased loans during the period from inception through September 30, 1998:


                                                                Period from
                                                             inception through
                                                             September 30, 1998
                                                          -----------------------
                                                           (dollars in thousands)
   Interest income:
     Realized ...........................................        $  4,784
     Accreted discount ..................................           1,188
                                                                 --------
      Total .............................................        $  5,972
                                                                 ========
   Average balance, net .................................        $ 89,822
                                                                 ========
   Yield ................................................           13.26%

     Originated Loan Portfolio. At September 30, 1998, Atlantic Preferred Capital's originated loan portfolio contained gross outstanding loans of $37.2 million, which were originated by Atlantic Bank. These loans consist of loans which were originated in the normal course of business as well as loans initially purchased by Atlantic Bank which were renewed on terms consistent with its loan policy and documentation standards.


     The majority of the loans in Atlantic Preferred Capital's originated loan portfolio are located in New England and New York. At September 30, 1998, originated loans in New England and New York totaled 89.4% and 8.8%, respectively, of Atlantic Preferred Capital's originated loan portfolio. Approximately 74.7% of the New England loans are located in Massachusetts.

     The terms of commercial real estate loans originated or renewed by Atlantic Bank are individually negotiated on a case-by-case basis. However, these loans generally have a term of five years or less with adjustable rates of interest based on the prime rate. Generally, mortgage loans on commercial real estate are secured by a first lien on real property, all improvements thereon and all furniture and equipment used in connection with the property as well as a first assignment of all revenues or rents and grossed receipts generated in connection with the property. Atlantic Bank's commercial real estate loans generally provide recourse against the collateral property, and, in most circumstances, require the borrower and/or its principals to be personally liable for all or a portion of the loan.

     Commercial real estate loans are generally written in amounts of up to 75% of the appraised value of the underlying property. Appraisals on properties securing commercial real estate loans originated by Atlantic Bank in excess of $250,000 are performed by an independent fee appraiser designated by Atlantic Bank before the loan is made. Appraisals on commercial real estate are reviewed by a loan officer and management. These appraisals must be in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP), which establishes the minimum standards for appraisals. For real estate transactions less than $250,000, Atlantic Bank, at a minimum, has an evaluation of the property completed. An evaluation is completed by a real estate professional, but may be less formal than an appraisal and does not have to comply with USPAP standards. In addition, Atlantic Bank's underwriting procedures require verification of the borrower's credit history, financial statements, references and income projections for the property. For originated commercial mortgage loans Atlantic Bank requires a minimum debt service coverage ratio of 1.25 to
1. In analyzing the desirability of a commercial real estate loan, Atlantic Bank considers not only the collateral coverage and debt service coverage ratio, but also the following factors that are specific to real estate lending:


    o the location of the property, desirability of the market area, supply of competing properties, and market specific economic factors;

    o the condition and age of the building and mechanical systems and the need for renovations, repairs, or remediation of hazardous wastes or materials;

    o   the adaptability of the property to other uses or types of tenants;

    o the quality and variety of tenants, the length/terms of leases, the existence of above or below market leases, and the percentage of rental income derived from tenants related to the borrower;

    o   compliance with zoning regulations;

    o the existence of use restrictions, easements, or right-of-ways that may impact the value and marketability of the property; and

    o the borrower's ability to manage the particular type of real estate property.

     As servicing agent for Atlantic Preferred Capital's loan portfolio, Atlantic Bank will continue to monitor Atlantic Preferred Capital's loans through its review procedures and updated appraisals. Additionally, in order to monitor the adequacy of cash flows on income-producing properties, Atlantic Bank generally obtains financial statements and other information from the borrower and the guarantor, including, but not limited to, information relating to rental rates and income, maintenance costs and an update of real estate property tax payments.

     Allowance for Loan Losses for Originated Loans. The allowance for loan losses is established through a provision for losses charged to earnings and reduced by the loan charge-offs. Loans are charged-off when they are deemed to be uncollectible, or partially charged-off when a portion of a loan is deemed uncollectible. Recoveries are generally recorded only when cash payments are received.

     In determining the adequacy of the allowance, management initially considers the loan loss allowances specifically allocated to individual impaired loans, and next considers the level of general loan loss allowances deemed appropriate for the balance of the portfolio based on factors including general portfolio trends relative to asset and portfolio size, asset categories, potential credit concentrations, non-accrual loan levels, risks associated with changes in economic and business conditions and other factors.

     Atlantic Preferred Capital's allowance for loan losses on originated loans at September 30, 1998 was $1.3 million, all of which represented a general allowance for loan losses. The determination of this allowance requires the use of estimates and assumptions regarding the risks inherent in individual loans and the loan portfolio in its entirety. In addition, regulatory agencies periodically review the adequacy of the allowance and may require Atlantic Preferred Capital to make additions to its allowance for loan losses. While management believes these estimates and assumptions are reasonable, there can be no assurance that they will be proven to be correct in the future. The actual amount of future provisions that may be required cannot be determined as of the date hereof, and such provisions may exceed the amounts of past provisions. Management believes that Atlantic Preferred Capital's allowance for loan losses is adequate to absorb the known and inherent risks in Atlantic Preferred Capital's originated loans at each date based on the facts known to management as of such date.

     Atlantic Preferred Capital establishes a specific allowance against a given loan when management perceives a problem with such loan that may result in a loss. Atlantic Preferred Capital continues to monitor and modify its allowances for general and specific loan losses as economic conditions dictate. Although Atlantic Preferred Capital maintains its allowance for loan losses at a level which management considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

     There were no non-performing originated loans at September 30, 1998.

     The following table sets forth management's allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans with respect to Atlantic Preferred Capital's originated loan portfolio at September 30, 1998:



                                                       At September 30, 1998
                                                     ---------------------------
                                                     Allowance for       % of
                                                      Loan Losses        Loans
                                                     --------------   ----------
                                                       (dollars in thousands)
Loan Categories:
 Commercial .......................................      $1,124           3.71%
 1 to 4 family residential ........................         120           3.29
 Multi-family residential .........................          70           2.87
 Land .............................................          23           2.88
                                                         ------           ----
   Total ..........................................      $1,337           3.59%
                                                         ======           ====

Credit Risk Management Policy

     In managing Atlantic Preferred Capital's loan portfolio in accordance with the master service agreement and in purchasing and originating loans which may ultimately be acquired by Atlantic Preferred Capital, Atlantic Bank utilizes certain credit risk management procedures. These procedures are designed to achieve an acceptable level of quality and to identify the need for management to take action to address any potential losses or potential defaults in existing loans. Each application for a loan is subject to a two-tier review by Atlantic Bank's Management Loan Committee and either Atlantic Bank's Chairman or President, or in the case of loans of $2.5 million or more, the Loan and Investment Committee of Atlantic Bank's Board of Directors. Each lending officer has primary responsibility to conduct credit and documentation reviews of the loans for which he or she is responsible. Atlantic Bank's President and Chairman are responsible for the general supervision of the loan portfolio and adherence by the loan officers to Atlantic Bank's loan policies.

     Loan officers evaluate the applicant's financial statements, credit reports, business reports and plans and other data to determine if the credit and collateral satisfy Atlantic Bank's standards as to historic debt service coverage, reasonableness of projections, strength of management and sufficiency of secondary repayment.


     Under Atlantic Bank's credit risk management policies, management presents to the Board of Directors of Atlantic Bank a monthly report of loan delinquencies showing all loans which are more than 30 days past due. In addition, loans are reviewed monthly by management to determine which credits should be placed on non-performing status. Management and the Board of Directors also review all loan evaluations made during periodic examinations by the FDIC and the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner").

Non-Performing Assets

     The performance of Atlantic Preferred Capital's loan portfolio is evaluated regularly by management. Atlantic Preferred Capital generally classifies a loan as non-performing when any installment of principal or interest is 90 days or more past due based upon the date of purchase for purchased loans, unless, in management's opinion, the net carrying value of the loan is well secured and the collection of principal, or carrying value, and interest is probable. When management determines the ultimate collection of principal or interest on a loan is not probable, the loan is transferred to the "impaired" loan classification. When a loan is placed on non-performing status, Atlantic Preferred Capital's general policy is to reverse and charge against current income previously accrued but unpaid interest. Such loans remain on non-performing status until the earlier of legal foreclosure or relinquishment of control of the collateral by the borrower, or until the borrower has established a history of timely principal and interest payments. For additional information see Notes 1 and 2 to the financial statements. At September 30, 1998, Atlantic Preferred Capital had no non-performing assets in its originated portfolio.

     A troubled debt restructuring is a loan on which Atlantic Preferred Capital, for reasons related to the borrower's financial difficulties, grants a concession to the borrower, such as a reduction in the loan's rate, a reduction in the principal amount of the debt or an extension of the maturity date of the loan, that Atlantic Preferred Capital would not otherwise consider. Certain purchased loans are restructured by Atlantic Preferred Capital in order to establish a payment plan which the borrower can maintain and which is profitable to Atlantic Preferred Capital in light of its net investment in such loan. When such a purchased loan has been acquired at a discount sufficient to enable Atlantic Preferred Capital to make an appropriate profit on the loan even after restructuring the debt and making certain concessions to the borrower, Atlantic Preferred Capital does not deem such a restructuring to be a "troubled debt restructuring."

     A loan is considered impaired when, based on current information and events, it is probable that Atlantic Preferred Capital will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis by comparing Atlantic Preferred Capital's recorded investment in the loan to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. In the case of Atlantic Preferred Capital's purchased loan portfolio, the recorded investment represents Atlantic Preferred Capital's purchase price net of any related non-amortizing discounts. Substantially all of Atlantic Preferred Capital's loans which have been identified as impaired have been measured by the fair value of the existing collateral. General valuation allowances are maintained for all categories of originated loans. No additional funds are committed to be advanced in connection with impaired loans.

     When Atlantic Preferred Capital classifies problem assets, it may establish specific allowances for loan losses or specific non-amortizing discount allocations in amounts deemed prudent by management. When Atlantic Preferred Capital identifies problem assets as a loss, it will charge off such amounts or set aside specific allowances or non-amortizing discount equal to the total loss. All of Atlantic Preferred Capital's loans are reviewed monthly to determine which loans are to be placed on non-accrual status. In addition, Atlantic Preferred Capital's determination as to the classification of its assets and the amount of its valuation allowances is reviewed by the Commissioner and the FDIC during their examinations of Atlantic Bank, which may result in the establishment of additional general or specific loss allowances.


Servicing

     The mortgage assets are serviced by Atlantic Bank pursuant to the terms of the master service agreement. Atlantic Bank in its role as servicer under the terms of the master service agreement receives a fee equal to 0.20% per annum, payable monthly, on the gross outstanding principal balances of loans serviced. For the period from inception through September 30, 1998, Atlantic Preferred Capital incurred $152,000 in servicing fees and $38,000 in advisory fees payable to Atlantic Bank.

     The master service agreement requires Atlantic Bank to service the loan portfolio in a manner substantially the same as for similar work performed by Atlantic Bank for transactions on its own behalf. Atlantic Bank collects and remits principal and interest payments, maintains perfected collateral positions, submits and pursues insurance claims and initiates and supervises foreclosure proceedings on the loan portfolio it services. Atlantic Bank also provides accounting and reporting services required by Atlantic Preferred Capital for such loans. Atlantic Bank may also be directed by Atlantic Preferred Capital, at any time during the servicing process, to dispose of any loans which become classified, placed in a nonaccrual status, or are renegotiated due to the financial deterioration of the borrower.


     Atlantic Bank is required to pay all expenses related to the performance of its duties under the master service agreement. Under the master mortgage loan purchase agreement, Atlantic Bank is required to repurchase, at the request of Atlantic Preferred Capital, any mortgage loan it sold to Atlantic Preferred Capital in the event any such representation or warranty is untrue. The repurchase price for any such mortgage loan is the outstanding net carrying value thereof plus accrued and unpaid interest thereon at the date of repurchase. Atlantic Bank may institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property underlying a mortgage loan by operation of law or otherwise in accordance with the terms of the master service agreement.

     The master service agreement may be terminated at any time by written agreement between the parties or at any time by either party upon 30 days prior written notice to the other party and appointment of a successor servicer. The master service agreement will automatically terminate if Atlantic Preferred Capital ceases to be an affiliate of Atlantic Bank.

     Atlantic Bank remits daily to Atlantic Preferred Capital all principal and interest collected on loans serviced by Atlantic Bank for Atlantic Preferred Capital.

     When any mortgaged property underlying a mortgage loan is conveyed by a mortgagor, Atlantic Bank generally, upon notice thereof, will enforce any "due-on-sale" clause contained in the mortgage loan, to the extent permitted under applicable law and governmental regulations. The terms of a particular mortgage loan or applicable law, however, may provide that Atlantic Bank is prohibited from exercising the "due-on-sale" clause under certain circumstances related to the security underlying the mortgage loan and the buyer's ability to fulfill the obligations under the related mortgage note.


Employees

     Atlantic Preferred Capital has three officers. The officers of Atlantic Preferred Capital are described below under "Management--Directors and Officers." Atlantic Preferred Capital does not have any employees because it has retained Atlantic Bank to perform all necessary functions pursuant to the advisory agreement and the master service agreement. Each officer of Atlantic Preferred Capital currently is also an officer and/or director of Atlantic Bank. Atlantic Preferred Capital will maintain corporate records and audited financial statements that are separate from those of Atlantic Bank. None of the officers or directors of Atlantic Preferred Capital will have any direct or indirect pecuniary interest in any mortgage asset to be acquired or disposed of by Atlantic Preferred Capital or in any transaction in which Atlantic Preferred Capital has an interest or will engage in acquiring and holding mortgage assets.



Competition

     Atlantic Preferred Capital does not anticipate that it will engage in the business of originating mortgage loans. It does anticipate that it will acquire mortgage assets in addition to those in the loan portfolio and that substantially all these mortgage assets will be acquired from Atlantic Bank. Accordingly, Atlantic Preferred Capital does not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring its mortgage assets from Atlantic Bank. Atlantic Bank, however, faces significant competition in the purchase and origination of mortgage loans, which could have an adverse effect on the ability of Atlantic Preferred Capital to acquire mortgage loans. If Atlantic Bank does not successfully compete in the origination and purchase of mortgage loans, this could, therefore, have an adverse effect on Atlantic Preferred Capital's business, financial condition and results of operations.

     The banking industry in the United States is part of the broader financial services industry. This industry also includes insurance companies, mutual funds, consumer finance companies and the securities brokerage industry. In recent years, intense market demands, technological and regulatory changes and economic pressures have eroded industry classifications which were once clearly defined. Existing banks have been forced to diversify their services, increase returns on deposits and become more cost-effective as a result of competition with one another and with other financial services companies, including non-bank competitors. The breakdown in traditional roles has been fueled by the pattern of rapidly fluctuating interest rates in the United States and by significant changes in federal and state laws over the past five years. These statutory changes (and corresponding changes in governing regulations) have resulted in increasing homogeneity in the products and financial services offered by financial institutions. As a result, some non-bank financial institutions, such as money market funds, have become increasingly strong competitors of banks in certain respects.

     Numerous banks compete with Atlantic Bank for deposit accounts, the origination of commercial loans and the acquisition of undervalued loans. With respect to deposits, additional significant competition arises from corporate and governmental debt securities, as well as money market mutual funds. The factors in competing for deposit accounts include interest rates, the quality and range of financial services offered and the convenience of office and automated teller machine locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. The competition for both deposits and loans has recently increased as a direct result of mergers of banks in New England. Such mergers have provided the resulting banks with enhanced financial resources and administrative capacity to compete for assets.

     In these circumstances, small financial institutions, such as Atlantic Bank, must offer financial products and services in a way which differentiates them from the larger financial organization competitors. Atlantic Bank has taken steps to do so by, among other things, working to establish continuing customer relationships with the borrowers in its purchased loan portfolios. Management believes that these relationships may be a source of lending and other business in the future because, in certain instances, the banking and other financial services needs of these borrowers are not adequately served by Atlantic Bank's larger bank and non-bank financial services competitors. Management believes that the recent consolidations and mergers by certain larger banks in New England have enhanced the opportunities available to Atlantic Bank to serve small-to-mid-sized businesses which may not be well-served by larger banks.

     Atlantic Bank faces strong competition in its market area both from other more established banks and from non-bank financial institutions which are aggressively expanding into markets traditionally served by banks. Most of these competitors offer products and services similar to those offered by Atlantic Bank, have facilities and financial resources greater than those of Atlantic Bank and have other competitive advantages over Atlantic Bank. Among the advantages of these larger institutions are their ability to make larger loans, to finance extensive advertising campaigns, to access international money markets, to conduct retail operations at a significant number of branches and, generally, to allocate their investment assets to business lines of highest yield and demand. For the reasons stated above, among others, there can be no assurance that Atlantic Bank will obtain sufficient deposits and purchase or originate a sufficient volume of quality loans to operate profitably in this competitive environment or that Atlantic Bank will maintain its competitive position in the commercial lending market in the future.

     In 1994, the U.S. Congress enacted legislation that will allow, under different implementation guidelines, bank holding companies and banks to acquire or merge with depository institutions across state lines. In 1996, Massachusetts enacted interstate banking laws in response to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. The laws permit, subject to certain deposit and other limitations, interstate acquisitions, mergers and branching on a reciprocal basis. Competition in Atlantic Bank's primary market area could increase in the event that financial institutions from other jurisdictions branch into Massachusetts or merge with Massachusetts-chartered banks.


Legal Proceedings

     From time to time, Atlantic Preferred Capital may be involved in routine litigation incidental to its business, including a variety of legal proceedings with borrowers, which would contribute to Atlantic Preferred Capital's expenses, including the costs of carrying non-performing assets. Atlantic Preferred Capital is not currently a party to any material proceedings.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

     The principal business of Atlantic Preferred Capital is to acquire and hold mortgage assets that will generate net income for distribution to stockholders. Atlantic Preferred Capital currently intends to continue to acquire all of its mortgage assets from Atlantic Bank. Atlantic Preferred Capital may also from time to time utilize available funds to acquire other assets that qualify as real estate assets under Section 856(c)(6)(B) of the Code pending investment in mortgage assets.


     On March 31, 1998, Atlantic Preferred Capital commenced its operations upon the sale to Atlantic Bank of 100 shares of Atlantic Preferred Capital's common stock and 1,000 shares of preferred stock in exchange for the transfer of loans with a net carrying value of $140.7 million, of which $1.0 million was attributed to the preferred stock and $139.7 million was attributed to the common stock. All outstanding shares of Atlantic Preferred Capital's common stock and preferred stock are held by Atlantic Bank. All shares of existing preferred stock are anticipated to be retired upon completion of this offering using approximately $1.1 million of the net proceeds from this offering.

     Atlantic Bank administers the day-to-day activities of Atlantic Preferred Capital in its roles as servicer under the master service agreement and as advisor under the advisory agreement. Atlantic Preferred Capital pays Atlantic Bank an annual servicing fee equal to 0.20% and an annual advisory fee equal to 0.05%, respectively, of the gross outstanding principal balances of loans in the loan portfolio. Atlantic Bank and its affiliates have interests that are not identical to those of Atlantic Preferred Capital. Consequently, conflicts of interest will arise with respect to transactions, including, without limitation, future acquisitions of mortgage assets from Atlantic Bank or its affiliates; servicing of mortgage assets, particularly with respect to mortgage assets that become classified or placed on nonaccrual status, and the modification of the advisory agreement and the master service agreement.


     It is the intention of Atlantic Preferred Capital that any agreements and transactions between Atlantic Preferred Capital and Atlantic Bank are fair to all parties and consistent with market terms, including the price paid and received for mortgage assets on their acquisition or disposition by Atlantic Preferred Capital or in connection with the servicing of such mortgage assets. However, there can be no assurance that such agreements or transactions will be on terms as favorable to Atlantic Preferred Capital as those that could have been obtained from unaffiliated third parties.


Results of Operations

     Atlantic Preferred Capital reported total interest income of $8.3 million for the period from inception on March 20, 1998 through September 30, 1998. Interest income from loans was $8.3 million representing a total average yield of 12.40% for the same period. After the inclusion of $23,000 in money market account interest and the deduction of $190,000 in service and advisory fees and $40,000 in preferred stock dividends, Atlantic Preferred Capital reported net income available to the common stockholder of $8.1 million for the period from inception through September 30, 1998.

     The yield on Atlantic Preferred Capital's loan portfolio is summarized as follows:

                                               Period from inception
                                             through September 30, 1998
                                    --------------------------------------------
                                     Average Balance     Interest       Yield
                                    -----------------   ----------   -----------
                                               (dollars in thousands)
   Purchased loans, net .........        $ 89,822         $5,972         13.26%
   Originated loans .............          43,158          2,298         10.62%
                                         --------         ------         -----
                                         $132,980         $8,270         12.40%
                                         ========         ======         =====

     Atlantic Preferred Capital intends to pay dividends on its Series A Preferred Shares and common stock in amounts necessary to continue to preserve its status as a REIT under the Code.

Loan Portfolio

     Through September 30, 1998, Atlantic Preferred Capital has acquired loans, either through transfer or purchase from Atlantic Bank, having gross outstanding principal balances at the time of acquisition of $183.2 million. In addition, Atlantic Preferred Capital received $19.6 million of principal payments on the loan portfolio during the same time period.

     The outstanding principal balance of the loan portfolio at September 30, 1998 is summarized as follows:


                                        Principal Balance    Percentage of Total
                                       -------------------   -------------------
                                          (in thousands)
   Mortgage loans on real estate:
    Commercial real estate .........         $106,024               65.23%
    One to four family .............           10,478                6.44
    Multifamily ....................           42,682               26.26
    Land ...........................            2,857                1.76
                                             --------              ------
      Total ........................          162,041               99.69
   Secured commercial ..............              255                0.16
   Other ...........................              251                0.15
                                             --------              ------
      Total ........................         $162,547              100.00%
                                             ========              ======


     Atlantic Preferred Capital intends that each loan acquired from Atlantic Bank in the future will be a whole loan, and will be originated or acquired by Atlantic Bank in the ordinary course of its business. Atlantic Preferred Capital also intends that all loans held by it will be serviced pursuant to the master service agreement.

     There were $1.5 million of mortgage loans on non-accrual status at September 30, 1998. Loans are generally placed on non-accrual status when the collectibility of principal and interest is not probable or estimable.


Allowance for Loan Losses and Discount

     The balance of the allowance for loan losses was transferred from Atlantic Bank at the time the loans were contributed to Atlantic Preferred Capital. In the normal course of business, the allowance for loan losses will be adjusted through a provision for loan losses charged to earnings and will be maintained at a level considered adequate to provide for reasonably foreseeable loan losses.

     The provision and the level of the allowance are evaluated on a regular basis by management and are based upon management's periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary.

     Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

     During the period from inception through September 30, 1998, there were no provisions, charge-offs or recoveries in the allowance for loan losses.

     At September 30, 1998, Atlantic Preferred Capital's allowance for loan losses as a percentage of total originated loans was 3.59%.


     Atlantic Preferred Capital has historically maintained an allowance for loan losses in connection with its purchased loan portfolio by allocating a portion of the purchased discount to a non-amortizing discount category for each pool of purchased loans. Effective January 1, 1999, Atlantic Preferred Capital began accounting for the allowance for loan losses on an individual loan basis rather than on a purchased pool basis. Atlantic Preferred Capital's non-amortizing discount totaled $11.1 million at September 30, 1998. If, in the future, such allocation is not adequate to absorb estimated losses with respect to particular loans in the portfolio, and assuming the non-amortizing portion of the purchased loan discount has been exhausted, a provision for loan losses would be charged to earnings, establishing an allowance for loan losses on the purchased loan portfolio. Non-amortizing discount was 731.13% of non-performing purchased loans at September 30, 1998.


Interest Rate Risk

     Atlantic Preferred Capital's income consists primarily of interest income on mortgage assets. Atlantic Preferred Capital does not intend to use any derivative products to manage its interest rate risk. If there is a decline in market interest rates, Atlantic Preferred Capital may experience a reduction in interest income on its mortgage loans and a corresponding decrease in funds available to be distributed to its shareholders. The reduction in interest income may result from downward adjustments of the indices upon which the interest rates on loans are based and from prepayments of mortgage loans with fixed interest rates, resulting in reinvestment of the proceeds in lower yielding mortgage loans. There can be no assurance that an interest rate environment in which there is a significant decline in interest rates over an extended period of time would not adversely affect Atlantic Preferred Capital's ability to pay dividends on the Series A Preferred Shares.

     Based on the outstanding balance of Atlantic Preferred Capital's loans at September 30, 1998 and the historical yield on such loans, anticipated annual interest income on Atlantic Preferred Capital's loan portfolio would be
approximately    % of the projected annual dividend on the Series A Preferred
Shares.


Significant Concentration of Credit Risk

     Concentration of credit risk arises when a number of borrowers engage in similar business activities, or activities in the same geographical region, or have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. Concentration of credit risk indicates the relative sensitivity of Atlantic Preferred Capital's performance to both positive and negative developments affecting a particular industry. Atlantic Preferred Capital's balance sheet exposure to geographic concentrations directly affects the credit risk of the loans within its loan portfolio. The following table sets forth certain information regarding the geographical location of properties securing the mortgage loans in the loan portfolio at September 30, 1998:


                                                                        Percentage of Total
         Location             Number of Loans     Principal Balance      Principal Balance
        ---------            -----------------   -------------------   --------------------
                                                     (in thousands)
   Massachusetts .........          166                $ 50,466                31.14%
   California ............           33                  31,585                19.49
   Connecticut ...........           60                  18,698                11.54
   New Hampshire .........           95                  17,536                10.82
   New York ..............           14                   8,981                 5.54
   Rhode Island ..........           17                   6,799                 4.20
   Maine .................            5                   4,506                 2.78
   Virginia ..............            3                   3,253                 2.01
   Florida ...............            6                   3,539                 2.18
   New Jersey ............            5                   3,442                 2.12
   Arizona ...............            1                   3,401                 2.10
   All others ............           23                   9,835                 6.08
                                    ---                --------               ------
                                    428                $162,041               100.00%
                                    ===                ========               ======

     At September 30, 1998, 80.5% of Atlantic Preferred Capital's total loan portfolio consisted of loans located in New England and California. Consequently, these loans may be subject to a greater risk of default than other comparable loans in the event of adverse economic, political or business developments and natural hazards in New England or California that may affect the ability of property owners to make payments of principal and interest on the underlying mortgages.

Liquidity Risk Management

     The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all of Atlantic Preferred Capital's financial commitments and to capitalize on opportunities for Atlantic Preferred Capital's business expansion. In managing liquidity, Atlantic Preferred Capital takes into account various legal limitations placed on a REIT.


     Atlantic Preferred Capital's principal liquidity needs are to maintain the current portfolio size through the acquisition of additional mortgage assets as mortgage assets currently in the loan portfolio mature, pay down or prepay, and to pay dividends on the Series A Preferred Shares. The acquisition of additional mortgage assets is intended to be funded primarily through repayment of principal balances of mortgage assets by individual borrowers. Atlantic Preferred Capital does not have and does not anticipate having any material capital expenditures. To the extent that the Board of Directors determines that additional funding is required, Atlantic Preferred Capital may raise such funds through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of at least 95% of its "REIT taxable income" and taking into account taxes that would be imposed on undistributed income), or a combination of these methods. Atlantic Preferred Capital will have no debt outstanding following consummation of the offering, and it does not currently intend to incur any indebtedness. The organizational documents of Atlantic Preferred Capital limit the amount of indebtedness which it is permitted to incur to no more than 100% of the total stockholders' equity of Atlantic Preferred Capital. Any such debt may include intercompany advances made by Atlantic Bank to Atlantic Preferred Capital.


     Atlantic Preferred Capital may also issue additional series of preferred stock. However, Atlantic Preferred Capital may not issue additional shares of preferred stock senior to the Series A Preferred Shares without the consent of holders of at least two-thirds of the Series A Preferred Shares outstanding at that time. Additional shares of preferred stock ranking on a parity with the Series A Preferred Shares may not be issued without the approval of a majority of Atlantic Preferred Capital's independent directors.


Other Matters

     As of September 30, 1998, Atlantic Preferred Capital believed that it was in full compliance with the REIT tax rules. Atlantic Preferred Capital estimates:

    o its Qualified REIT Assets, as defined in the Code, to be 100% of its total assets, as compared to the federal tax requirement that at least 75% of its total assets must be qualified REIT assets; and

    o 99% of its revenues qualify for the 75% source of income test and 99% of its revenues qualify for the 95% source of income test under the REIT rules.

     Atlantic Preferred Capital also anticipates meeting all REIT requirements regarding the ownership of its common stock and the 1998 annual distribution and administrative requirements. However, no assurance can be given that Atlantic Preferred Capital's estimates are accurate or that Atlantic Preferred Capital has met or will continue to meet the REIT qualification requirements.



Year 2000 Disclosure

     The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, date sensitive systems recognize the year 2000 as 1900 or not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly.


     Atlantic Preferred Capital is dependent in virtually every phase of its operations on Atlantic Bank, including the computer and other systems of Atlantic Bank. Accordingly, Atlantic Preferred Capital is addressing the Year 2000 issue with respect to its operations through its relationship with Atlantic Bank under the advisory agreement and the master service agreement. During 1997, the management of Atlantic Bank developed an action plan to address the Year 2000 issue. Atlantic Bank uses computer systems (including hardware and software) primarily to track deposits and loans, transfer funds, prepare financial reports, and perform financial calculations. Atlantic Bank's deposit and loan processing is outsourced to Bisys Systems of Houston, Texas ("Bisys") under a service agreement.

     Atlantic Bank's plan includes five phases as suggested by the FDIC and other bank regulatory authorities: awareness, assessment, renovation, validation, and testing. In 1997, Atlantic Bank substantially completed the awareness and assessment phases of the plan with regard to its computer systems, and has identified those areas that are considered mission critical. Atlantic Bank began working with Bisys, reviewing their plans, and determining how to validate the readiness of its system. Also in connection with the awareness and assessment phases of the plan, Atlantic Bank raised the Year 2000 issue with its vendors, service providers, and customers. All vendors listed in Atlantic Bank's accounts payable system were sent a questionnaire on the Year 2000 issue. Vendors provided written responses to the questionnaires and others were sent follow up letters and/or were called regarding any follow-up questions or issues. A majority of Atlantic Bank's vendors have responded to its questionnaires and follow-up letters. Based on these responses, the majority of Atlantic Bank's vendors have indicated that they have a plan to remediate their systems as needed.

     Atlantic Bank is in the process of evaluating the risk of customer failure to prepare for the Year 2000 issue, any associated effect of the ability of customers to repay outstanding loans, and impact on the adequacy of the level of the allowance for loan losses. Atlantic Bank currently considers Year 2000 risks in evaluating the adequacy of the allowance for loan and lease losses. In accordance with applicable FDIC regulations, Atlantic Bank has also distributed written materials to all of its customers regarding the Year 2000 issue, including a description of Atlantic Bank's plan and the status of such plan. Atlantic Bank also distributed questionnaires to its customers with loans totaling $500,000 or more. Such customers provided written responses to the questionnaires and others were sent follow-up letters and/or were called regarding any follow-up questions or issues. A majority of these customers of Atlantic Bank have responded to its questionnaires and follow-up letters. Based on these responses, a majority of Atlantic Bank's significant customers have indicated that they have a plan to remediate their systems as needed.


     The plan calls for validation and testing with respect to all mission critical systems. In the first half of 1998, Atlantic Bank upgraded its local area network, including the network operating system and desktop application software. In addition, most of Atlantic Bank's desktop systems were similarly upgraded. The manufacturer of the network operating system and desktop application software has certified that all of these products are Year 2000 compliant. Atlantic Bank has also conducted internal testing on these products and has similarly concluded that they are Year 2000 compliant. Atlantic Bank has also installed a test lab simulating a Year 2000 environment with possible date sensitive components, including computers, operating systems, and base applications.

     Testing of the Bisys systems is being completed according to the schedule prepared by Bisys. The test period runs from November 1998 through April 1999. During this period, the entire test process will be performed twice. Atlantic Bank will have an opportunity to re-test any applications that produce errors in the initial testing. Atlantic Bank believes that it and its vendors, customers, and service providers are currently on schedule in accordance with the plan.

     Atlantic Bank's new executive offices had been renovated in 1997 and early 1998, with new building systems (such as fire and security alarm systems and HVAC system) installed at such time. All of the contractors and suppliers of such building systems have certified that their systems are Year 2000 compliant. The building and/or Atlantic Bank have tested such systems and have similarly concluded that they are Year 2000 compliant.

     Atlantic Bank's risk management program includes emergency backup and recovery procedures to be followed in the event of failure of a business-critical system. These procedures are being expanded to include specific procedures for potential Year 2000 issues, and contingency plans to protect against Year 2000 related interruptions. Atlantic Bank recently completed these contingency plans which include backup procedures, identification of alternative suppliers, emergency plans to handle power outages, telecommunication failures, etc.


     Based on its review to date, Atlantic Bank believes that the primary costs of addressing the Year 2000 issue will include internal staffing, consulting, system testing and modification. Atlantic Bank currently expects that the total third party expenses associated with the plan will be approximately $150,000, and will primarily be incurred from the third quarter of 1998 through year-end 1999. The costs are not considered to have a material affect on operating expenses or budgets. Atlantic Bank plans to account for these costs as expense items. The costs include an independent review by Arthur Andersen LLP under an engagement letter signed June 29, 1998.

     While Atlantic Bank believes that it is taking reasonable steps with respect to the Year 2000 issue, if the phases of the plan are not completed on time, the costs associated with becoming Year 2000 compliant exceed Atlantic Bank's estimates, third party providers are not Year 2000 compliant on a timely basis, or customers with material loan obligations are unable to meet their repayment obligations due to Year 2000 problems, the Year 2000 issue could have a material impact on Atlantic Preferred Capital's financial results. In addition, Atlantic Bank's efforts to address the Year 2000 issue are being monitored by its federal banking regulators. Failure to be Year 2000 compliant on a timely basis could subject Atlantic Bank to formal supervisory or enforcement actions. Any of the foregoing issues could have a material adverse impact on the ability of Atlantic Bank to service Atlantic Preferred Capital's loan portfolio and otherwise manage its business which could have a material adverse effect on Atlantic Preferred Capital's business, financial condition or results of operations.


     The preceding Year 2000 discussion contains various forward-looking statements which represent Atlantic Bank's beliefs or expectations regarding future events. When used in the Year 2000 discussion, the words "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, Atlantic Bank's expectations as to when it will complete the phases of the plan; its estimated costs; and its belief that its internal systems will be Year 2000 compliant in a timely manner. All forward-looking statements involve a number of risks and uncertainties that could cause the actual results to differ materially from the projected results. Factors that may cause these differences include, but are not limited to, the availability of qualified personnel and other information technology resources; the ability to identify and remediate all date sensitive lines of computer code; and the actions of governmental agencies or other third parties with respect to Year 2000 problems.

                                  MANAGEMENT


Directors and Officers

     The following table sets forth certain information about the directors and officers of Atlantic Preferred Capital.




Name                                  Age    Position(s) Held
----------------------------------   -----   --------------------
    Richard Wayne ................   46      President, Director
    John L. Champion .............   50      Treasurer, Director
    Bradley M. Shron .............   41      Clerk
    Nicholas W. Lazares ..........   47      Director

     The principal occupation for the last five years of each director and officer of Atlantic Preferred Capital is set forth below.

     Richard Wayne. Mr. Wayne has been the President and a Director of Atlantic Preferred Capital since March 1998. Mr. Wayne is President and Co-Chief Executive Officer of Atlantic Bank. Since 1991, Mr. Wayne has been the President of Atlantic Bank. From March, 1980 to December 31, 1994, Mr. Wayne, or a professional corporation of which he was the principal, was a partner in the law firm of Wayne, Lazares and Chappell in Boston, Massachusetts.

     John L. Champion. Mr. Champion has been the Treasurer and a Director of Atlantic Preferred Capital since March 1998. Mr. Champion joined Atlantic Bank in March, 1993 and is the Chief Financial Officer, the Treasurer and a Senior Vice President of Atlantic Bank. Previously, Mr. Champion was an executive vice president of Coolidge Bank and Trust Company, Boston, Massachusetts, and was a certified public accountant with KPMG Peat Marwick. In addition, Mr. Champion is a member of the Massachusetts Society of Certified Public Accountants.

     Bradley M. Shron. Mr. Shron has been Clerk of Atlantic Preferred Capital since March 1998. Mr. Shron has served as a Senior Vice President, Legal Counsel and Assistant Clerk of Atlantic Bank since January 1997, General Counsel since January 1998 and Clerk since April 1998. Mr. Shron joined Atlantic Bank as a Vice President and Legal Counsel in April 1996. Prior to joining Atlantic Bank, Mr. Shron was a partner at the Boston law firm of Riemer and Braunstein from 1986 to 1996.

     Nicholas W. Lazares. Mr. Lazares has been a Director of Atlantic Preferred Capital since March 1998. Mr. Lazares is Chairman of the Board of Directors and Co-Chief Executive Officer of Atlantic Bank. Since 1991, Mr. Lazares has been Chairman of the Board of Directors of Atlantic Bank. From March, 1980 to December 31, 1994, Mr. Lazares, or a professional corporation of which he was the principal, was a partner in the law firm of Wayne, Lazares and Chappell in Boston, Massachusetts.


Independent Directors

     The terms of the Series A Preferred Shares require that, so long as any Series A Preferred Shares are outstanding, certain actions by Atlantic Preferred Capital be approved by a majority of its independent directors. Atlantic Preferred Capital intends to elect two independent directors within 90 days after completion of the offering.


Audit Committee

     Within 90 days after consummation of the offering, Atlantic Preferred Capital will establish an audit committee which will review the engagement and independence of its auditors. The audit committee will also review the adequacy of Atlantic Preferred Capital's internal accounting controls. The audit committee will initially be comprised of the independent directors.

Management and Director Compensation

     Atlantic Preferred Capital intends to pay the independent directors fees for their services as directors. Atlantic Preferred Capital will not pay any compensation to its officers or employees or to directors who are not independent directors.


Advisory Agreement

     Atlantic Preferred Capital has entered into the advisory agreement with Atlantic Bank to administer the day-to-day operations of Atlantic Preferred Capital. As advisor, Atlantic Bank is responsible for monitoring the credit quality of the loan portfolio held by Atlantic Preferred Capital, advising Atlantic Preferred Capital with respect to the acquisition, management, financing and disposition of its loans and other assets and maintaining the corporate and shareholder records of Atlantic Preferred Capital. Atlantic Bank may, from time to time, subcontract all or a portion of its obligations under the advisory agreement to one or more of its affiliates involved in the business of managing mortgage assets or, with the approval of a majority of the Board of Directors as well as a majority of the independent directors, subcontract all or a portion of its obligations under the advisory agreement to unrelated third parties. Atlantic Bank will not, in connection with the subcontracting of any of its obligations under the advisory agreement, be discharged or relieved in any respect from its obligations under the advisory agreement. Atlantic Bank will be paid a monthly advisory fee equal to 0.05% per annum of the average gross outstanding balance of Atlantic Preferred Capital's loans for the immediately preceding month, plus reimbursement for certain expenses of Atlantic Preferred Capital incurred by Atlantic Bank as advisor.


     The advisory agreement has an initial term of five years, and will be renewed automatically for additional one-year periods unless notice of nonrenewal is delivered to Atlantic Bank by Atlantic Preferred Capital. After the initial five year term, the advisory agreement may be terminated by Atlantic Preferred Capital at any time upon 90 days' prior notice. As long as any Series A Preferred Shares remain outstanding, any decision by Atlantic Preferred Capital either not to renew the advisory agreement or to terminate the advisory agreement must be approved by a majority of the Board of Directors, as well as by a majority of the independent directors. Other than the servicing fee and the advisory fee, Atlantic Bank will not be entitled to any fee for providing advisory and management services to Atlantic Preferred Capital.

                 DESCRIPTION OF THE SERIES A PREFERRED SHARES

     The following summary sets forth the material terms and provisions of the Series A Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of the Restated Articles of Organization establishing the Series A Preferred Shares.


Series A Preferred Shares

     The Series A Preferred Shares form a series of the preferred stock of Atlantic Preferred Capital. When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of Atlantic Preferred Capital. The Series A Preferred Shares will not be subject to any sinking fund or other obligation of Atlantic Preferred Capital for their repurchase or retirement. The Series A Preferred Shares are not convertible into any other securities of Atlantic Preferred Capital. The Series A Preferred Shares will be exchanged on a ten-for-one basis for Bank Preferred Shares if directed by the FDIC under certain circumstances. The Series A Preferred Shares will rank senior to Atlantic Preferred Capital's common stock and, to the extent outstanding after this offering, existing preferred stock, as to dividends and in liquidation.



Dividends

     Holders of Series A Preferred Shares shall be entitled to receive, if, when and as declared by the Board of Directors of Atlantic Preferred Capital out of assets of Atlantic Preferred Capital legally available therefor, monthly
cash dividends at the rate of   % per annum of the liquidation preference
(equivalent to $     per share per annum). If declared, dividends on the Series
A Preferred Shares for each monthly period shall be payable on the fifteenth
day of the following month, at such annual rate, commencing on      , 1999, to
holders of record on the last business day of the monthly dividend period. Monthly dividend periods will commence on the first day of each month and on the date of original issue for the initial dividend period. The amount of dividends, if declared, payable for the initial period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period. Dividends in each period will accrue from the first day of such period, whether or not declared or paid for the prior monthly period.

     The right of holders of Series A Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors fails to declare a dividend on the Series A Preferred Shares for a monthly dividend period, then holders of the Series A Preferred Shares will have no right to receive the amount of the undeclared dividend for that period, and Atlantic Preferred Capital will have no obligation to pay the undeclared dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series A Preferred Shares, any other series of preferred stock or the common stock. If less than full dividends are declared on the Series A Preferred Shares by the Board of Directors for a monthly dividend period, their holders of the Series A Preferred Shares will have no right to receive the amount of such undeclared dividends for that period, and Atlantic Preferred Capital will have no obligation to pay a full dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series A Preferred Shares, any other series of preferred stock or the common stock.


     For a discussion of the tax treatment of distributions to stockholders, see "Federal Income Tax Consequences--Taxation of U.S. Stockholders" and "--Taxation of Non-U.S. Stockholders," and for a discussion of certain potential regulatory limitations on Atlantic Preferred Capital's ability to pay dividends, see "Risk Factors--Bank Regulatory Restrictions on the Operations and Dividends of Atlantic Preferred Capital."


Authority to Issue Additional Shares

     By vote of a majority the holders of its common stock and each outstanding class of preferred stock, Atlantic Preferred Capital may increase the number of its authorized shares. In addition, the Board of Directors of Atlantic Preferred Capital has the authority, subject to receipt of all applicable regulatory approvals, to issue up to an additional 2,000,000 shares of preferred stock and determine the preferences, voting powers, qualifications, and special or relative rights or privileges thereof. A vote of the holders of two-thirds of the Series A Preferred Shares is required, however, to create a class of shares that would rank senior to the Series A Preferred Shares with regard to payment of dividends or amounts upon liquidation and a majority of the independent directors must approve the creation of a class of shares that would rank on parity with the Series A Preferred Shares. The Board of Directors of Atlantic Preferred Capital has no intention at the present time of submitting for a vote of the Series A Preferred Shares or the independent directors a plan to create any new class of shares.


Automatic Exchange

     Each Series A Preferred Share will be automatically exchanged for one tenth of one newly issued Bank Preferred Share (with a liquidation preference of $250.00 per share) if the FDIC directs in writing (a "Directive") an exchange of the Series A Preferred Shares for Bank Preferred Shares because (1) Atlantic Bank becomes "undercapitalized" under applicable FDIC regulations, (2) Atlantic Bank is placed into bankruptcy, reorganization conservatorship or receivership or (3) the FDIC, in its sole discretion and even if Atlantic Bank is not "undercapitalized," anticipates it becoming "undercapitalized" in the near term. Upon the automatic exchange, each holder of Series A Preferred Shares shall be unconditionally obligated to surrender to Atlantic Bank the certificates representing each Series A Preferred Share of such holder, and Atlantic Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series A Preferred Share a certificate representing one tenth of one Bank Preferred Share. Any Series A Preferred Shares purchased or redeemed by Atlantic Preferred Capital prior to the Time of Exchange (as defined below) shall not be deemed outstanding and shall not be subject to the automatic exchange. Atlantic Bank has entered into an agreement with Atlantic Preferred Capital pursuant to which Atlantic Bank has, for so long as any Series A Preferred Shares remain outstanding, unconditionally agreed to issue Bank Preferred Shares in the automatic exchange and to reserve sufficient shares of preferred stock therefor. Atlantic Bank will file with the Secretary of State of the Commonwealth of Massachusetts a certificate establishing the Bank Preferred Shares immediately prior to completion of this offering.

     The automatic exchange shall occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with the Directive (the "Time of Exchange"), as evidenced by the issuance by Atlantic Bank of a press release prior to such time. As of the Time of Exchange, all of the Series A Preferred Shares will be deemed canceled without any further action by Atlantic Preferred Capital, all rights of the holders of Series A Preferred Shares as stockholders of Atlantic Preferred Capital will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares. Atlantic Preferred Capital will mail notice of the occurrence of the exchange event to each holder of Series A Preferred Shares within 30 days of such event, and Atlantic Bank will deliver to each such holder certificates for Bank Preferred Shares upon surrender of certificates for Series A Preferred Shares. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing Series A Preferred Shares shall be deemed for all purposes to represent Bank Preferred Shares. All corporate action necessary for Atlantic Bank to issue the Bank Preferred Shares will be completed upon completion of the offering. Accordingly, once the Directive is issued, no action will be required to be taken by holders of Series A Preferred Shares, by Atlantic Bank or by Atlantic Preferred Capital, in order to effect the automatic exchange as of the Time of Exchange.


     Absent the occurrence of the automatic exchange, no Bank Preferred Shares will be issued in connection with this offering. Upon the occurrence of the automatic exchange, the Bank Preferred Shares so issued would constitute 100% of the issued and outstanding Bank Preferred Shares. Holders of Bank Preferred Shares would have the equivalent dividend rights, liquidation preference, redemption provisions and other attributes as to Atlantic Bank as holders of Series A Preferred Shares have as to Atlantic Preferred Capital (except that the liquidation preference and redemption price on the Bank Preferred Shares is $250.00, ten times that on the Series A Preferred Shares). Any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange would be deemed to be accrued and unpaid dividends on the Bank Preferred Shares on a pro rata basis giving effect to the exchange ratio. See "Certain Information Regarding Atlantic Bank." The Bank Preferred Shares will not be registered with the SEC and will be offered pursuant to an exemption from registration under Section 3(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). Atlantic Bank does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation on The Nasdaq Stock Market or any other interdealer quotation system. There can be no assurance as to the liquidity of the trading market for the Bank Preferred Shares, if issued.

     Holders of Series A Preferred Shares cannot exchange their Series A Preferred Shares for Bank Preferred Shares voluntarily. In addition, absent the occurrence of the automatic exchange, holders of Series A Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to any security of Atlantic Bank; such rights as are conferred by the Series A Preferred Shares exist solely as to Atlantic Preferred Capital.


Voting Rights

     Except as specified below or otherwise expressly required by applicable law, the holders of the Series A Preferred Shares will not be entitled to vote at any meeting of stockholders.

     The consent of the holders of at least two-thirds of the outstanding shares of each series of preferred stock of Atlantic Preferred Capital, including the Series A Preferred Shares, will be required to (a) create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to the Series A Preferred Shares or any other outstanding series of preferred stock of Atlantic Preferred Capital other than a series which shall not have any right to object to such creation or (b) alter or change the provisions of Atlantic Preferred Capital's Restated Articles of Organization so as to adversely affect the voting powers, preferences or special rights of the holders of a series of preferred stock of Atlantic Preferred Capital; provided that if such amendment shall not adversely affect all series of preferred stock of Atlantic Preferred Capital, such amendment need only be approved by the holders of at least two-thirds of the shares of all series of preferred stock adversely affected thereby. In addition, the consent of the holders of all of the outstanding Series A Preferred Shares is required for Atlantic Preferred Capital to incur indebtedness for borrowed money in excess of 100% of Atlantic Preferred Capital's total stockholders' equity as of the time of the proposed incurrence of indebtedness.



Redemption

     The Series A Preferred Shares will not be redeemable prior to      , 2004
(except upon the occurrence of a Tax Event, as defined below). On or after such date, the Series A Preferred Shares will be redeemable at the option of Atlantic Preferred Capital, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $25.00 per share, plus the accrued and unpaid dividends from the beginning of the month in which the redemption occurs to the date of redemption, if any, thereon. Any such redemption may only be effected with the prior approval of the FDIC (unless such approval is not required at the time of redemption).

     Atlantic Preferred Capital may, upon the occurrence of a Tax Event (as defined below) and with the prior written approval of the FDIC, redeem the Series A Preferred Shares, in whole (but not in part) at a redemption price of $25.00 per share, plus the monthly accrued and unpaid dividend from the beginning of the month in which the redemption occurs to the date of redemption, if any, thereon. "Tax Event" means the receipt by Atlantic Preferred Capital of an opinion of counsel in form and substance satisfactory to Atlantic Preferred Capital to the effect that, as a result of (1) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (2) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (3) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares that (a) dividends paid or to be paid by Atlantic Preferred Capital with respect to its capital stock are not, or will not be, fully deductible by Atlantic Preferred Capital for United States federal or Massachusetts income tax purposes or (b) Atlantic Preferred Capital is otherwise unable to qualify as a REIT pursuant to Section 856 of the Code.

Rights upon Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Atlantic Preferred Capital, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive out of assets of Atlantic Preferred Capital available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, liquidating distributions in the amount of $25.00 per share, plus the monthly accrued and unpaid dividend thereon, if any, from the beginning of the month in which the liquidation occurs to the date of liquidation.


     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of Atlantic Preferred Capital. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Atlantic Preferred Capital are insufficient to pay the amount of the liquidation distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of Atlantic Preferred Capital ranking on a parity with the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of Atlantic Preferred Capital, then the holders of the Series A Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     For such purposes, the consolidation or merger of Atlantic Preferred Capital with or into any other entity, or the sale, lease or conveyance of all or substantially all of its property or business, shall not be deemed to constitute liquidation, dissolution or winding up of Atlantic Preferred Capital.

                         DESCRIPTION OF CAPITAL STOCK


Authorized and Outstanding Capital Stock

     The authorized capital stock giving effect to the authorization and the issuance of the Series A Preferred Shares in connection with this offering will consist of 100 shares of common stock, all of which shares will be outstanding, 1,380,000 Series A Preferred Shares, of which 1,200,000 shares will be outstanding (assuming no exercise of the underwriters' over-allotment option), 1,000 shares of 8% Cumulative Nonconvertible Preferred Stock, Series B (the "Series B Preferred Shares"), all of which are anticipated to be redeemed and retired using a portion of the net proceeds of this offering, 2,000,000 shares of undesignated preferred stock, none of which will be outstanding and 3,380,000 shares of excess preferred stock, none of which will be outstanding. The following summary description of the capital stock of Atlantic Preferred Capital is qualified in its entirety by reference to Atlantic Preferred Capital's Restated Articles of Organization and Atlantic Preferred Capital's By-laws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part. The Restated Articles of Organization and By-laws have been adopted by the stockholders and the Board of Directors of Atlantic Preferred Capital. For a description of the Series A Preferred Shares see "Description of the Series A Preferred Shares."


     Common Stock. Holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulative voting rights. Therefore, the holders of a plurality of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of common stock have no preemptive rights.

     The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

     Upon the dissolution or liquidation of Atlantic Preferred Capital, holders of common stock will be entitled to receive all assets of Atlantic Preferred Capital available for distribution to its stockholders, subject to any preferential rights of the then outstanding preferred stock.

     There are no redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock, including the shares offered hereby, are, or will be upon completion of this offering, fully paid and non-assessable and subject to any preferential dividend rights of any outstanding preferred stock.


     Series B Preferred Shares. Holders of Series B Preferred Shares are not entitled to vote at stockholder meetings and are not entitled to notice of such meetings except where specifically required by law. Holders of the Series B Preferred Shares have no preemptive rights with respect to any shares of the capital stock of Atlantic Preferred Capital, and the Series B Preferred Shares are not convertible into any other securities of Atlantic Preferred Capital.


     The holders of Series B Preferred Shares are entitled to receive annual dividends equal to eight percent (8%) of the liquidation preference of the Series B Preferred Shares. Dividends on Series B Preferred Shares are cumulative, and all accumulated and unpaid dividends are paid before any dividends are paid on the common stock.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of Atlantic Preferred Capital, the holders of the Series B Preferred Shares are entitled to receive out of the assets of Atlantic Preferred Capital available for distribution to stockholders, and before any amount is paid or distributed to holders of common stock or any class of junior preferred shares, a liquidation amount of $1,000 per share, plus any accumulated and unpaid dividends.


     Atlantic Preferred Capital currently anticipates redeeming all of the outstanding Series B Preferred Shares using a portion of the net proceeds of this offering. If and to the extent the Series B Preferred Shares are not so redeemed, they will rank junior to the Series A Preferred Shares as to dividends and in liquidation.


     Undesignated Preferred Stock. Under the Restated Articles of Organization, the Board of Directors is authorized, subject to receipt of all applicable regulatory approvals, if any, without further action of the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more classes and to determine the preferences, voting powers, qualifications and special or relative rights or privileges of (1) any class of such preferred stock before the issuance of any shares of that class or (2) one or more series within a class of such preferred stock before the issuance of any shares of that series.


Restrictions on Ownership and Transfer

     For Atlantic Preferred Capital to qualify as a REIT under the Code, no more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test").


     In order to protect Atlantic Preferred Capital against the risk of losing its status as a REIT, the Restated Articles of Organization, subject to certain exceptions, provide that no single person (which may include certain "groups" of persons) may "beneficially own" more than 9.8% (the "Aggregate Equity Stock Ownership Limit") of the aggregate number of outstanding shares of capital stock of Atlantic Preferred Capital. Under the Restated Articles of Organization, a person generally "beneficially owns" shares if (1) such person has direct ownership of such shares, (2) such person has indirect ownership of such shares taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, or (3) such person would be deemed to "beneficially own" such shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934. Any transfer of shares of capital stock or of any security convertible into shares of preferred stock that would create a direct or indirect ownership of shares of preferred stock in excess of the Aggregate Equity Stock Ownership Limit, or that would result in the disqualification of Atlantic Preferred Capital as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in Atlantic Preferred Capital being "closely held" within the meaning of Section 856(h) of the Code or results in Atlantic Preferred Capital constructively owning 10% or more of the ownership interests in a tenant of Atlantic Preferred Capital within the meaning of Section 318 of the Code as modified by Section 856(d)(5) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of preferred stock. The Board of Directors may, in its sole discretion, waive the Aggregate Equity Stock Ownership Limit if evidence satisfactory to the Board of Directors is presented that the changes in ownership will not jeopardize Atlantic Preferred Capital's REIT status and the Board of Directors otherwise decides that such action is in the best interest of Atlantic Preferred Capital.

     If any purported transfer of preferred stock of Atlantic Preferred Capital or any other event would otherwise result in any person violating the Aggregate Equity Stock Ownership Limit, or the Restated Articles of Organization, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the applicable limit and the Prohibited Transferee shall acquire no right or interest in such excess preferred shares. Any such excess preferred shares described above will be converted automatically into an equal number of shares of excess preferred stock (the "Excess Preferred Shares") and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Atlantic Preferred Capital (the "Beneficiary"). As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by Atlantic Preferred Capital and be unaffiliated with Atlantic Preferred Capital and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Preferred Shares to a person or entity who could own such shares without violating the applicable limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Preferred Shares or the sales proceeds received by the trust for such Excess Preferred Shares. In the case of any Excess Preferred Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Preferred Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Preferred Shares as of the date of such event or the sales proceeds received by the trust for such Excess Preferred Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Preferred Shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary, all dividends and other distributions paid by Atlantic Preferred Capital with respect to such Excess Preferred Shares.

     In addition, shares of preferred stock of Atlantic Preferred Capital held in the trust shall be deemed to have been offered for sale to Atlantic Preferred Capital, or its designee, at a price per share equal to the lesser of
(1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date Atlantic Preferred Capital, or its designee, accepts such offer. Atlantic Preferred Capital shall have the right to accept such offer for a period of 90 days. Upon such a sale to Atlantic Preferred Capital, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     Each stockholder shall upon demand be required to disclose to Atlantic Preferred Capital in writing any information with respect to the direct, indirect and constructive ownership of preferred stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     Each holder of more than 5%, or such lower percentage as may be required pursuant to applicable regulations under the Code, of any class or series of preferred stock shall upon demand be required to disclose to Atlantic Preferred Capital in writing any information with respect to the direct and indirect ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.


Limitation of Liability and Indemnification

     Atlantic Preferred Capital is a Massachusetts corporation. Section 13 of the Massachusetts Business Corporation Law (the "MBCL") enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (4) for any transaction from which a director derived an improper personal benefit.

     Section 67 of the MBCL provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, by-laws adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The Restated Articles of Organization of Atlantic Preferred Capital provide for indemnification of the officers and directors of Atlantic Preferred Capital to the full extent permitted by applicable law.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax consequences regarding the offering is based upon current law and is for general information purposes only. The discussion contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations (except as described below), financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     Each prospective purchaser should consult with its tax advisor regarding the specific tax consequences to it of the purchase, ownership, and sale of the Series A Preferred Shares and of Atlantic Preferred Capital's election to be taxed as REIT, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale, and election, and of potential changes in applicable tax laws.


Taxation of Atlantic Preferred Capital

     Atlantic Preferred Capital plans to make an election to be taxed as a REIT under sections 856 through 860 of the Code, commencing with the year ending on December 31, 1998.


     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.


     Goodwin Procter & Hoar LLP has acted as counsel to Atlantic Preferred Capital in connection with the offering. In Goodwin, Procter's opinion, provided that the elections and other procedural steps described in this discussion of "Federal Income Tax Consequences" are duly and timely completed by Atlantic Preferred Capital in accordance with the applicable provisions of the Code, Atlantic Preferred Capital will be organized in conformity with the requirements for qualification as a REIT pursuant to sections 856 through 860 of the Code, and Atlantic Preferred Capital's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. It must be emphasized that the Goodwin, Procter opinion is based on various assumptions and is conditioned upon certain representations made by Atlantic Preferred Capital as to factual matters, including representations regarding the nature of its assets and income and the past and future conduct of its business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Consequences" and are set out in the Goodwin, Procter opinion. Moreover, such qualification and taxation as a REIT depends upon Atlantic Preferred Capital's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. Goodwin, Procter has not reviewed and will not review Atlantic Preferred Capital's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of Atlantic Preferred Capital's operations for any particular taxable year will satisfy any such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "--Failure to Qualify."

     If Atlantic Preferred Capital qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, Atlantic Preferred Capital will be subject to federal income tax in the following circumstances:

     First, it will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See "--Distribution Requirements."

     Second, under certain circumstances, it may be subject to the "alternative minimum tax" on its undistributed items of tax preference, if any.

     Third, if Atlantic Preferred Capital has:

     (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or

     (2) other nonqualifying income from foreclosure property,

     then it will be subject to tax at the highest corporate rate on such income.

     Fourth, if Atlantic Preferred Capital has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.


     Fifth, if Atlantic Preferred Capital should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which Atlantic Preferred Capital fails the 75% or 95% gross income test, multiplied by a fraction intended to reflect Atlantic Preferred Capital's profitability.

     Sixth, if Atlantic Preferred Capital should fail to distribute during each calendar year at least the sum of:


     (1) 85% of its REIT ordinary income for such year,

     (2) 95% of its REIT capital gain net income for such year (other than such capital gain net income which Atlantic Preferred Capital elects to retain and pay tax on), and


     (3) any undistributed taxable income from prior periods,

     then Atlantic Preferred Capital would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Seventh, if Atlantic Preferred Capital acquires any asset from a "C" corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which the basis of the asset in Atlantic Preferred Capital's hands is determined by reference to the basis of the asset (or any other asset) in the hands of a "C" corporation and Atlantic Preferred Capital recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which it acquired such asset, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by Atlantic Preferred Capital over the adjusted basis in such asset at such time), Atlantic Preferred Capital will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the tax on "built-in-gain" assume that Atlantic Preferred Capital will elect pursuant to IRS Notice 88-19 to be subject to the rules described in the preceding sentence if it were to make any such acquisition.



Requirements for Qualification

     The Code defines a REIT as a corporation, trust, or association:

     (1) that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation but for sections 856 through 860 of the Code;

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

     (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

     (5) the beneficial ownership of which is held by 100 or more persons;

     (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");

     (7) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT status;

     (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and

     (9) that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) will not apply until after the first taxable year for which an election is made by Atlantic Preferred Capital to be taxed as a REIT. As described in clause (4), Atlantic Preferred Capital will fail to qualify as a REIT if it is treated as a financial institution for purposes of the Code. The term "financial institution" includes a bank, which is generally defined under the Code as a business in which a substantial part of its transactions include receiving deposits and making loans. Although 100% of Atlantic Preferred Capital's common stock is owned by Atlantic Bank, Atlantic Preferred Capital has operated, and intends to continue to operate, as a separate corporate entity, in which case the ownership interest held by Atlantic Bank would not affect Atlantic Preferred Capital's REIT qualification. However, there can be no assurance that the IRS will not challenge the separate existence of Atlantic Preferred Capital. Any such challenge, if successful, could disqualify Atlantic Preferred Capital as a REIT.

     For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule. If Atlantic Preferred Capital complies with all the requirements for ascertaining the ownership of its outstanding stock in a taxable year and does not know or have reason to know that it violated the 5/50 Rule, Atlantic Preferred Capital will be deemed to have complied with the 5/50 Rule for such taxable year.



     Upon consummation of the offering, Atlantic Preferred Capital anticipates satisfying the 100-Holder requirement described in clause (5) by reason of the issuance of the Series A Preferred Shares to more than 100 holders. Atlantic Preferred Capital currently satisfies, and is expected to continue to satisfy after the offering, the 5/50 Rule described in clause (6), because for those purposes its common stock held by Atlantic Bank is treated as held by Atlantic Bank's shareholders. In addition, Atlantic Preferred Capital's Restated Articles of Organization provide for restrictions regarding the transfer of the Series A Preferred Shares that are intended to assist Atlantic Preferred Capital in continuing to satisfy the share ownership requirements of clauses (5) and (6). Such transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership and Transfer." However, it is possible that the ownership of Atlantic Bank might become sufficiently concentrated in the future such that five or fewer individuals would be treated as having constructive ownership of more than 50% of the value of Atlantic Preferred Capital. In addition, the redemption or exchange of all or a part of the Series A Preferred Shares upon the occurrence of a certain tax event or an exchange event could adversely affect Atlantic Preferred Capital's ability to satisfy the share ownership requirements. See "Description of the Series A Preferred Shares--Redemption," "--Automatic Exchange." Accordingly, there can be no assurance that Atlantic Preferred Capital will continue to meet the share ownership requirements of the Code on a continuing basis.



     Atlantic Preferred Capital currently has no corporate subsidiaries, but may have corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is held by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" of Atlantic Preferred Capital will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of Atlantic Preferred Capital.


     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below.


Income Tests

     In order for Atlantic Preferred Capital to qualify and to maintain its qualification as a REIT, two requirements relating to Atlantic Preferred Capital's gross income must be satisfied annually. First, at least 75% of Atlantic Preferred Capital's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of stock in other REITs) or from certain types of temporary investment income. Second, at least 95% of Atlantic Preferred Capital's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property, mortgages on real property, or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

     The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received by the debtor would be characterized as rents from real property if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

     Interest will qualify as "interest on obligations secured by mortgages on real property or on interests in real property" if the obligation is secured by a mortgage on real property having a fair market value at the time of acquisition of the obligation at least equal to the principal amount of the loan. However, if Atlantic Preferred Capital receives interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date Atlantic Preferred Capital acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, which apportionment may cause Atlantic Preferred Capital to recognize income that is not qualifying income for purposes of the 75% gross income test.


     Atlantic Preferred Capital may receive income not described above that is not qualifying income for purposes of one or both of the 75% and 95% gross income tests. Atlantic Preferred Capital will monitor the amount of nonqualifying income produced by its assets and has represented that it will manage its portfolio in order to comply at all times with the two gross income tests.

     REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less deductible expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (2) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (3) for which such REIT makes a proper election to treat such property as foreclosure property. Atlantic Preferred Capital does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if Atlantic Preferred Capital does receive any such income, it will make an election to treat the related property as foreclosure property.

     Property acquired by Atlantic Preferred Capital will not be eligible for the election to be treated as foreclosure property if the related loan was acquired by it at a time when default was imminent or anticipated. In addition, income received with respect to such ineligible property may not be qualifying income for purposes of the 75% or 95% gross income tests.

     Net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Atlantic Preferred Capital intends to conduct its operations so that no asset owned by it will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of the its business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. In appropriate circumstances, Atlantic Preferred Capital will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that Atlantic Preferred Capital will comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."


     If Atlantic Preferred Capital fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if Atlantic Preferred Capital's failure to meet such tests is due to reasonable cause and not due to willful neglect, Atlantic Preferred Capital attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Atlantic Preferred Capital would be entitled to the benefit of those relief provisions. As discussed above in "--Taxation of Atlantic Preferred Capital," even if those relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which Atlantic Preferred Capital fails the 75% or 95% gross income test multiplied by a fraction intended to reflect Atlantic Preferred Capital's profitability.



Asset Tests

     Atlantic Preferred Capital, at the close of each quarter of each taxable year, also must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where Atlantic Preferred Capital raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following its receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land or improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Second, not more than 25% of Atlantic Preferred Capital's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by Atlantic Preferred Capital may not exceed 5% of the value of Atlantic Preferred Capital's total assets, and Atlantic Preferred Capital may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in qualified REIT subsidiaries and other qualified REITs).

     Atlantic Preferred Capital expects that any interests in real property that it acquires generally will be qualifying assets for purposes of the 75% asset test. Atlantic Preferred Capital will monitor the status of the assets that it acquires for purposes of the various asset tests and has represented that it will manage its portfolio in order to comply at all times with such tests.

     If Atlantic Preferred Capital should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (1) it satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of Atlantic Preferred Capital's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (2) of the preceding sentence were not satisfied, Atlantic Preferred Capital still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.


Distribution Requirements

     In order to avoid corporate income taxation of the earnings that it distributes, Atlantic Preferred Capital is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its stockholders in an aggregate amount at least equal to (1) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Atlantic Preferred Capital timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Atlantic Preferred Capital does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if Atlantic Preferred Capital should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year (other than capital gain net income which Atlantic Preferred Capital elects to retain and pay tax on), and (3) any undistributed taxable income from prior periods, Atlantic Preferred Capital would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. Pursuant to recently enacted legislation, Atlantic Preferred Capital may elect to retain, rather than distribute its net long-term capital gains. The effect of such an election is that (1) Atlantic Preferred Capital is required to pay the tax on such gains, (2) U.S. stockholders (as defined below), while required to include their proportionate share of the undistributed long-term capital gains in income, will receive a credit or refund for their share of the tax paid by Atlantic Preferred Capital and (3) the basis of U.S. stockholders' shares would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by Atlantic Preferred Capital) included in such U.S. stockholders' long-term capital gains.

     In certain circumstances, Atlantic Preferred Capital's investments may generate income for federal income tax purposes without a corresponding receipt of cash ("phantom income"). In order for Atlantic Preferred Capital to meet REIT qualifications and/or avoid tax at the REIT level on such phantom income, it may be forced to use cash generated from other sources, including, without limitation, asset sales and borrowings, to make required distributions.

     Under certain circumstances, Atlantic Preferred Capital may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Although Atlantic Preferred Capital may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

     Pursuant to applicable Treasury Regulations, Atlantic Preferred Capital must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding stock. Failure to comply with such recordkeeping requirements could result in substantial monetary penalties to Atlantic Preferred Capital. Atlantic Preferred Capital intends to comply with such requirements.


Excess Inclusion Income

     Atlantic Preferred Capital has purchased or otherwise acquired mortgage loans. If it is deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on such mortgage loans, such arrangement will be treated as a "taxable mortgage pool" for federal income tax purposes. If all or a portion of Atlantic Preferred Capital is considered a "taxable mortgage pool," its status as a REIT generally should not be impaired; however, a portion of Atlantic Preferred Capital's taxable income may be characterized as "excess inclusion income" and allocated to its stockholders. Any excess inclusion income (1) could not be offset by net operating losses of a stockholder, (2) would be subject to tax as "unrelated business taxable income" to a tax-exempt stockholder, (3) would be subject to the application of federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders, and (4) would be taxable (at the highest corporate tax rate) to Atlantic Preferred Capital, rather than its stockholders, to the extent allocable to shares of stock of Atlantic Preferred Capital held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).


Failure to Qualify

     If Atlantic Preferred Capital fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to Atlantic Preferred Capital's stockholders in any year in which Atlantic Preferred Capital fails to qualify will not be deductible by Atlantic Preferred Capital nor will they be required to be made. In such event, to the extent of Atlantic Preferred Capital's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributions may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Atlantic Preferred Capital also will be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to state whether in all circumstances Atlantic Preferred Capital would be entitled to statutory relief from its failure to qualify as a REIT.


Tax Treatment of Automatic Exchange

     Upon a Directive, the outstanding Series A Preferred Shares will be automatically exchanged on a ten-for-one basis for Bank Preferred Shares. See "Description of the Series A Preferred Shares--Automatic Exchange." The automatic exchange will be a taxable exchange with respect to which each holder of the Series A Preferred Shares will result in a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series A Preferred Shares and the fair market value of the Bank Preferred Shares received in the automatic exchange. Because the Bank Preferred Shares will not be listed on any securities exchange or for quotation on The Nasdaq Stock Market or on any over-the-counter market, each individual holder will be required to determine the fair market value of Bank Preferred Shares received to determine the tax effect of the automatic exchange. Assuming that such holder's Series A Preferred Shares were held as capital assets for more than one year prior to the automatic exchange, any gain or loss will be a long-term capital gain or loss. Long-term capital losses are deductible, subject to certain limitations. The basis of the holder in the Bank Preferred Shares will be their fair market value at the time of the automatic exchange.


Taxation of U.S. Stockholders

     As used herein, the term "U.S. stockholder" means a holder of Series A Preferred Shares that for U.S. federal income tax purposes is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities) and is (1) a citizen or resident of the United States,
(2) a corporation,
partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (4) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     As long as Atlantic Preferred Capital qualifies as a REIT, distributions made to Atlantic Preferred Capital's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends by Atlantic Preferred Capital will be taxed as long-term capital gains (to the extent that they do not exceed Atlantic Preferred Capital's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Series A Preferred Shares. Corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Series A Preferred Shares, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Series A Preferred Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Series A Preferred Shares had been held for one year or less), provided that the Series A Preferred Shares is a capital asset in the hands of the stockholder. In addition, any distribution declared by Atlantic Preferred Capital in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Atlantic Preferred Capital and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by Atlantic Preferred Capital during January of the following calendar year.

     The Taxpayer Relief Act of 1997 (the "Relief Act") altered the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. However, the Internal Revenue Service Restructuring Reform Act of 1998 eliminated the 18 month holding period requirement, effective for taxable years ending after December 31, 1997, and therefore the 20% long-term capital gains rates will generally apply to capital assets held for more than one year. The Relief Act also provided for a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by or interests in "pass-thru entities," which include REITs such as Atlantic Preferred Capital. Notice 97-64, 1997-47 IRB 1, sets forth guidance on certain of these issues pending the release of regulations and provides, among other things, that a REIT may designate a capital gains dividend as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution or a 28% rate gain distribution. Absent any such designation, a capital gains dividend will be treated as a 28% rate gain distribution. In general, the Notice provides that a REIT must determine the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28%. Similar rules will apply in the case of designated retained capital gains. See "--Distribution Requirements." Atlantic Preferred Capital will notify stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions, unrecaptured Section 1250 gain distributions and 28% rate gain distributions). Atlantic Preferred Capital will also notify stockholders of the amounts of any designated retained capital gains (including the amounts thereof constituting 20% rate gain, unrecaptured Section 1250 gain and 28% rate gain) and Atlantic Preferred Capital's taxes with respect to any designated retained capital gains. Final regulations when issued may alter the rules of the temporary regulations. In addition, the IRS has not prescribed regulations regarding the application of the new rates to sales of interests in REITs such as Atlantic Preferred Capital, and it remains unclear how the new rules will affect such sales, if at all. Finally, the IRS has not yet issued any guidance modifying the rule set forth in the Notice to take into account the recent elimination of the 18 month holding period required to be eligible for the preferential 20% capital gains rate.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Atlantic Preferred Capital. Instead, such losses would be carried over by Atlantic Preferred Capital for potential offset against its future income (subject to certain limitations). Taxable distributions from Atlantic Preferred Capital and gain from the disposition of the Series A Preferred Shares will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from Atlantic Preferred Capital generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Series A Preferred Shares (or distributions treated as such), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. Atlantic Preferred Capital will notify stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain.

     Atlantic Preferred Capital may invest in certain types of mortgage loans that may cause it under certain circumstances to recognize phantom income and to experience an offsetting excess of economic income over its taxable income in later years. As a result, stockholders may from time to time be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if Atlantic Preferred Capital receives phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis, i.e., before such income is realized by the stockholders in an economic sense. If there is taken into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in Atlantic Preferred Capital that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. In general, as the ratio of Atlantic Preferred Capital's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of Atlantic Preferred Capital will decrease. Atlantic Preferred Capital will consider the potential effects of phantom income on its taxable stockholders in managing its investments.

     In general, any gain or loss realized upon a taxable disposition of the Series A Preferred Shares by a U.S. stockholder who is not a dealer in securities will be treated as capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the Series A Preferred Shares has been held for more than 12 months. In general, any loss upon a sale or exchange of the Series A Preferred Shares by a U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from Atlantic Preferred Capital required to be treated by that stockholder as long-term capital gain.

     Atlantic Preferred Capital will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide Atlantic Preferred Capital with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.


Taxation of Tax-Exempt Stockholders

     Tax exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"), as defined in
Section 512(a)(1) of the Code. While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by Atlantic Preferred Capital to Exempt Organizations generally should not constitute UBTI. However, a portion of Atlantic Preferred Capital's taxable income may be characterized as "excess inclusion income" which would be subject to tax as UBTI. See "--Excess Inclusion Income." In addition, if an Exempt Organization finances its acquisition of the Series A Preferred Shares with debt, a portion of its income from Atlantic Preferred Capital will constitute UBTI pursuant to the "debt-financed property" rules. In addition, in certain circumstances, a pension trust that owns more than 10% of Atlantic Preferred Capital's stock is required to treat a percentage of the dividends from Atlantic Preferred Capital as UBTI. This rule applies to a pension trust holding more than 10% of Atlantic Preferred Capital's stock only if (1) the percentage of income of Atlantic Preferred Capital that is UBTI (determined as if Atlantic Preferred Capital were a pension trust) is at least 5%, (2) Atlantic Preferred Capital qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Atlantic Preferred Capital in proportion to their actuarial interests in the pension trust, and (3) either (A) one pension trust owns more than 25% of the value of Atlantic Preferred Capital's stock or (B) a group of pension trusts individually holding more than 10% of the value of Atlantic Preferred Capital's stock collectively owns more than 50% of the value of its stock.


Taxation of Non-U.S. Stockholders

     The rules governing the U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in the common stock, including any reporting requirements.


     Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by Atlantic Preferred Capital of U.S. real property interests and are not designated by Atlantic Preferred Capital as capital gains dividends or returned capital gains will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Atlantic Preferred Capital. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Series A Preferred Shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a non-U.S. corporation). Atlantic Preferred Capital expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (1) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with Atlantic Preferred Capital or (2) the Non-U.S. Stockholder files an IRS Form 4224 with Atlantic Preferred Capital claiming that the distribution is effectively connected income. Furthermore, on October 6, 1997, the U.S. Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Stockholders after December 31, 1999 (the "New Withholding Regulations"). The New Withholding Regulations may alter the procedure for claiming the benefits of an income tax treaty.


     Distributions in excess of current and accumulated earnings and profits of Atlantic Preferred Capital will not be taxable to a Non-U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Series A Preferred Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's Series A Preferred Shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Series A Preferred Shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of Atlantic Preferred Capital. Atlantic Preferred Capital is required to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. Consequently, although Atlantic Preferred Capital intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which Atlantic Preferred Capital qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Atlantic Preferred Capital of U.S. real property interests (i.e., interests in real property located in the United States and interests in U.S. corporations at least 50% of whose assets consist of U.S. real property interests) will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). An interest in real property solely as a creditor does not constitute a U.S. real property interest, but other interests in real property, such as a participating mortgage loan, would be treated as a U.S. real property interest subject to FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder not entitled to treaty relief or exemption. Atlantic Preferred Capital is required to withhold 35% of any distribution that it designates as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of his Series A Preferred Shares generally will not be taxed under FIRPTA if Atlantic Preferred Capital is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although, it is currently anticipated that Atlantic Preferred Capital will be a "domestically controlled REIT" and, therefore, the sale of the Series A Preferred Shares will not be subject to taxation under FIRPTA, there can be no assurance that it will be a "domestically-controlled REIT." Even if such gain is not subject to FIRPTA, such gain will be taxable to a Non-U.S. Stockholder if (i) investment in the Series A Preferred Shares is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Series A Preferred Shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

     Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. The New Withholding Regulations alter the application of the information reporting and backup withholding rules to Non-U.S. Stockholders. Non-U.S. Stockholders should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a Non-U.S. Stockholder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Non-U.S. Stockholder will be allowed as a credit against any United States federal income tax liability of such Non-U.S. Stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.


Other Tax Consequences

     Atlantic Preferred Capital or its stockholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state and local tax treatment of Atlantic Preferred Capital and its stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Series A Preferred Shares.

                             ERISA CONSIDERATIONS


General

     In evaluating the purchase of Series A Preferred Shares, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA (each, a "Plan" and collectively, "Plans") should consider (1) whether the ownership of Series A Preferred Shares is in accordance with the documents and instruments governing such Plan; (2) whether the ownership of Series A Preferred Shares is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code;
(3) whether Atlantic Preferred Capital assets are treated as assets of the Plan; and (4) the need to value the assets of the Plan annually. In addition, the fiduciary of an individual retirement arrangement under Section 408 of the Code (an "IRA") considering the purchase of Series A Preferred Shares should consider whether the ownership of Series A Preferred Shares would result in a non-exempt prohibited transaction under Section 4975 of the Code.

     The fiduciary investment considerations summarized below provide a general discussion that does not include all of the fiduciary investment considerations relevant to Plans and, where indicated, IRAs. This summary is based on the current provisions of ERISA and the Code and regulations and rulings thereunder, and may be changed (perhaps adversely and with retroactive effect) by future legislative, administrative or judicial actions. Plans and IRAs that are prospective purchasers of Series A Preferred Shares should consult with and rely upon their own advisors in evaluating these matters in light of their own particular circumstances.


Plan Asset Regulation

     Under Department of Labor regulations governing what constitutes the assets of a Plan or IRA ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code (the "Plan Asset Regulation", 29 C.F.R. Sec.2510.3-101), when a Plan or IRA makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a "publicly-offered security".


     For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c) sold to the Plan or IRA as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. The Series A Preferred Shares will be registered under the Securities Act and the Securities Exchange Act of 1934 within the time periods specified in the Plan Asset Regulation.


     The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. Atlantic Preferred Capital expects the Series A Preferred Shares to be "widely held" upon the completion of the offering.

     The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." Atlantic Preferred Capital believes that any restrictions imposed on the transfer of the Series A Preferred Shares are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Series A Preferred Shares to be "freely transferable."

     A Plan should not acquire or hold the Series A Preferred Shares if Atlantic Preferred Capital's underlying assets will be treated as the assets of such Plan. However, Atlantic Preferred Capital believes that under the Plan Asset Regulation the Series A Preferred Shares should be treated as "publicly-offered securities" and, accordingly, the underlying assets of Atlantic Preferred Capital should not be considered to be assets of any Plan or IRA investing in the Series A Preferred Shares.


Effects of Plan Asset Status

     ERISA generally requires that the assets of a Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the Plan. As discussed above, the assets of Atlantic Preferred Capital under current law do not appear likely to be assets of the Plans receiving Series A Preferred Shares as a result of the offering. However, if the assets of Atlantic Preferred Capital were deemed to be assets of the Plans under ERISA, certain directors and officers of Atlantic Preferred Capital might be deemed fiduciaries with respect to the Plans that invest in Atlantic Preferred Capital and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments.

     If the assets of Atlantic Preferred Capital were deemed to be Plan Assets, transactions between Atlantic Preferred Capital and parties in interest or disqualified persons with respect to the investing Plan or IRA could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Series A Preferred Shares could be liable as co-fiduciaries for actions taken by Atlantic Preferred Capital that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.


Prohibited Transactions

     Section 406 of ERISA provides that Plan fiduciaries are prohibited from causing the Plan to engage in certain types of transactions. Section 406(a) prohibits a fiduciary from knowingly causing a Plan to engage directly or indirectly in, among other things: (a) a sale or exchange, or leasing, of property with a party in interest; (b) a loan or other extension of credit with a party in interest; (c) a transaction involving the furnishing of goods, services or facilities with a party in interest; or (d) a transaction involving the transfer of Plan assets to, or use of Plan assets by or for the benefit of, a party in interest. Additionally, Section 406 prohibits a Plan fiduciary from dealing with Plan assets in its own interest or for its own account, from acting in any capacity in any transaction involving the Plan on behalf of a party (or representing a party) whose interests are adverse to the interests of the Plan, and from receiving any consideration for its own account from any party dealing with the Plan in connection with a transaction involving Plan assets. Similar provisions in Section 4975 of the Code apply to transactions between disqualified persons and Plans and IRAs and result in the imposition of excise taxes on such disqualified persons.

     If a prohibited transaction has occurred, Plan fiduciaries involved in the transaction could be required to (a) undo the transaction, (b) restore to the Plan any profit realized on the transaction and (c) make good to the Plan any loss suffered by it as a result of the transaction. In addition, parties in interest or disqualified persons would be required to pay excise taxes or penalties.

     If the investment constituted a prohibited transaction under Section 408(e)(2) of the Code by reason of Atlantic Preferred Capital engaging in a prohibited transaction with the individual who established an IRA or his beneficiary, the IRA would lose its tax-exempt status effective as of the first day of the taxable year in which such prohibited transaction occurred. The entire balance of the IRA would be treated as distributed to the individual who established the IRA or his beneficiary. Such deemed distribution would be taxable as ordinary income, and could also be subject to the 10% excise tax on premature distributions. The other penalties for prohibited transactions would not apply.

     Thus, the acquisition of the Series A Preferred Shares by a Plan could result in a prohibited transaction if an underwriter, Atlantic Preferred Capital, Atlantic Bank or any of their affiliates is a party in interest or disqualified person with respect to the Plan. Any such prohibited transaction could be treated as exempt under ERISA and the Code if the Series A Preferred Shares were acquired pursuant to and in accordance with one or more "class exemptions" issued by the Department of Labor, such as Prohibited Transaction Class Exemption

("PTCE") 75-1 (an exemption for certain transactions involving employee benefit plans and broker-dealers (such as the underwriters), reporting dealers, and banks), PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving an insurance company's general account) and PTCE 96-23 (an exemption for certain transactions determined by a qualifying in-house asset manager).

     A Plan should not acquire the Series A Preferred Shares pursuant to this offering if such acquisition will constitute a non-exempt prohibited transaction.


     Plan fiduciaries should also consider the consequences of holding more than 10% of the Series A Preferred Shares if Atlantic Preferred Capital is "predominantly held" by qualified trusts. See "Federal Income Tax
Consequences--Taxation of U.S. Stockholders" and "--Taxation of Tax-Exempt Stockholders."

                  CERTAIN INFORMATION REGARDING ATLANTIC BANK



     The following is a summary of certain information regarding Atlantic Bank. As an integral part of this prospectus, a copy of Atlantic Bank's offering circular relating to the Bank Preferred Shares to be issued in the event of an automatic exchange, including copies of Atlantic Bank's Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 in substantially the form filed with the FDIC (the "Form 10-Q") and Atlantic Bank's Annual Report on Form 10-K for the year ended December 31, 1997 in substantially the form filed with the FDIC (the "Form 10-K"), which are attached to the offering circular as Attachment A and Attachment B, respectively, is attached hereto as Annex I and is incorporated by reference herein. All material information relating to Atlantic Bank as of such dates and for the periods then ended, including information relating to Atlantic Bank's financial position and "Management's Discussion and Analysis of Financial Condition and Results of Operations," can be found in these documents.



Operations of Atlantic Bank

     Atlantic Bank, a FDIC-insured, Massachusetts-chartered trust company, commenced operations in February, 1988. The common stock of Atlantic Bank is traded on The Nasdaq National Market under the symbol "ATLB" and Atlantic Bank files periodic reports with the FDIC. Atlantic Bank conducts its business from its executive and main office in downtown Boston, Massachusetts, a branch in Chestnut Hill, Massachusetts, and through its leasing subsidiary in Moberly, Missouri. At September 30, 1998, Atlantic Bank had total assets of $456.7 million, deposits of $411.5 million and shareholders' equity of $39.6 million. At September 30, 1998, Atlantic Bank's Tier 1 Leverage, Tier 1 Risk-based and Total Risk-based capital ratios were 8.09%, 9.53%, and 10.44%, respectively, sufficient to enable Atlantic Bank to be qualified as being "well-capitalized" under the FDIC's regulations. During the three months ended December 31, 1998, Atlantic Bank continued its growth through loan acquisitions. As a result of these loan acquisitions, Atlantic Bank anticipates that its regulatory capital ratios at December 31, 1998 will be lower than at September 30, 1998, although Atlantic Bank anticipates that its capital ratios at such date will be sufficient for it to qualify as "adequately-capitalized." However, after giving effect to this offering and as a result of the inclusion of a portion of the proceeds from this offering in Atlantic Bank's "Tier 1" capital, Atlantic Bank expects that its capital ratios would have been sufficient for it to qualify as "well-capitalized" at December 31, 1998 had this offering been consummated on that date.


     Atlantic Bank focuses on selected business lines that management has identified as having the potential to provide high levels of profitability consistent with prudent banking practices. These business lines include:

     (1) the acquisition of loans secured primarily by commercial real estate, other business assets, and/or multi-family residential real estate from private sector sellers and government agencies at a discount from the outstanding balances;

     (2) the origination of various types of secured commercial loans; and

     (3) small-ticket equipment leasing to small businesses and consumers through its wholly-owned subsidiary, Dolphin Capital Corporation.

     Atlantic Bank funds the foregoing activities with deposits consisting primarily of certificates of deposit and money market accounts. Atlantic Bank also offers retail deposit services, including checking and savings accounts, and related services to businesses and individuals through the nationwide electronic banking networks.


Summary Financial Information

     Profitability. Atlantic Bank's net income has increased substantially in recent years. For the nine months ended September 30, 1998, net income available to common stockholders was $5.3 million, as compared to $4.1 million for the same period in 1997. Atlantic Bank's net income increased from $2.4 million in 1995 to $3.8 million in 1996 and $5.8 million in 1997. Atlantic Bank had net interest income of $17.0 million for the nine months ended September 30, 1998 and a net interest margin of 6.35% for the same period, as compared to net interest income of $13.7 million and net interest margin of 8.03% for the same period in 1997. Atlantic Bank had net interest income of $19.5 million, $13.7 million and $9.2 million for the years ended December 31, 1997, 1996, and 1995, respectively, reflecting net interest margins of 8.08%, 8.36% and 7.37%, respectively, for those periods. Atlantic Bank achieved a return on average assets of 1.87% and a return on average equity of 20.20% in the nine months ended September 30, 1998. Atlantic Bank achieved a return on average assets of 2.18%, 2.29%, and 1.70% and a return on average equity of 20.16%, 18.47%, and 20.69% for the years ended December 31, 1997, 1996, and 1995, respectively.

     Asset Quality. At September 30, 1998, Atlantic Bank's net non-performing assets totaled $9.3 million, or 2.04% of total assets, compared to $10.5 million or 3.27% of total assets at December 31, 1997. Atlantic Bank's non-performing assets included $2.1 million of other real estate owned, net ("OREO") at September 30, 1998 and $3.6 million at December 31, 1997. During the nine month period ended September 30, 1998, Atlantic Bank reduced its OREO by $1.5 million from December 31, 1997 and realized net gains on sales of OREO totaling $1.1 million. During the year ended December 31, 1997, Atlantic Bank reduced its OREO by $1.1 million from December 31, 1996 and realized net gains on sales of OREO totaling $1.1 million.


     Regulatory Capitalization. At September 30, 1998, Atlantic Bank's Tier 1 Leverage, Tier 1 Risk-based and Total Risk-based capital ratios were 8.09%, 9.53%, and 10.44%, respectively, sufficient for it to be qualified as being "well-capitalized" under the FDIC's regulations. At September 30, 1998, on a pro forma basis after giving effect to the offering of Series A Preferred Shares by Atlantic Preferred Capital (assuming that the underwriters over-allotment option is not exercised) and the receipt of $28.2 million of the estimated net proceeds, and assuming all of the net proceeds are invested in assets bearing a 100% risk weighting, Atlantic Bank's Tier 1 Leverage, Tier 1 Risk-based and Total Risk-based capital ratios would have been 10.11%, 11.78% and 12.61%, respectively. During the three months ended December 31, 1998, Atlantic Bank continued its growth through loan acquisitions. As a result of these loan acquisitions, Atlantic Bank anticipates that its regulatory capital ratios at December 31, 1998 will be lower than at September 30, 1998, although Atlantic Bank anticipates that its capital ratios at such date will be sufficient for it to qualify as "adequately-capitalized." However, on a pro forma basis, after giving effect to this offering as described above, Atlantic Bank expects that its capital ratios would have been sufficient for it to qualify as "well-capitalized" at December 31, 1998.

Selected Consolidated Financial Data

     The following tables present selected consolidated financial and other data of Atlantic Bank at the dates and for the periods indicated. The financial condition, operations and balance sheet data as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 have been derived from financial statements audited by Wolf & Company, P.C., independent certified public accountants. In the opinion of management, the amounts shown at September 30, 1998 and 1997 and for the nine month periods then ended include all adjustments, (consisting solely of normal recurring accruals) necessary for a fair presentation of the consolidated results for such periods. The interim results are not necessarily indicative of the results for an entire year. The selected consolidated financial and other data should be read in conjunction with, and are qualified in their entirety by reference to, the information in the Consolidated Financial Statements and related Notes set forth in the attached Form 10-K and Form 10-Q.


                                                     As of and for the                         As of and for the
                                                     Nine Months Ended                            Years Ended
                                                       September 30,                              December 31,
                                                  ---------------------     -----------------------------------------------------
                                                    1998        1997          1997       1996       1995       1994      1993
                                                  ---------   ---------     --------   ---------  --------   --------   --------
                                                       (unaudited)
                                                                       (in thousands, except per share data and percentages)
Financial Condition Data (Period End):
Total assets ....................................  $456,662   $300,426      $321,776   $230,789   $163,157   $131,614    $48,987
Purchased loans and leases ......................   321,115    213,534       227,147    152,228     65,171     39,744      8,241
 Total discount .................................   (48,526)   (37,252)      (40,184)   (38,192)   (13,295)    (8,378)      (732)
 Allowance for losses on purchased
   loans ........................................      (200)        --            --         --         --         --         --
Originated loans and leases .....................    64,348     67,283        70,142     71,626     80,915     60,659     32,483
 Allowance for losses on originated
   loans and leases .............................    (2,463)    (2,259)       (2,273)    (1,965)    (1,265)    (1,513)      (614)
Investment securities ...........................    52,490      7,782         7,817      5,822      9,421     13,124      2,999
Cash and cash equivalents .......................    41,524     39,015        46,200     30,287     10,131     16,578      4,373
Deposits ........................................   411,475    266,630       285,522    199,575    149,053    119,956     43,368
Stockholders' equity ............................    39,614     30,101        31,801     25,760     11,983     10,476      5,365
Non-performing loans ............................     7,187     10,571         6,918      3,106      3,066      1,497        817
Other real estate owned, net ....................     2,107      4,389         3,591      4,688      6,040      7,448      1,045
Operations Data (Period):
Interest income .................................  $ 31,843   $ 23,138      $ 32,777   $ 22,162   $ 15,966   $  5,986    $ 4,764
Interest expense ................................    14,887      9,395        13,269      8,499      6,803      1,898      2,046
                                                   --------   --------      --------   --------   --------   --------    -------
Net interest income .............................    16,956     13,743        19,508     13,663      9,163      4,088      2,718
Provision for loan and lease losses .............       819        275           325        755        308        261        266
                                                   --------   --------      --------   --------   --------   --------    -------
Net interest income after provision for
 loan and lease losses ..........................    16,137     13,468        19,183     12,908      8,855      3,827      2,452
Gains on sales of investment securities,
 net ............................................       120         41            41         --         97         --        205
Gains on sales of loans and leases, net .........       535        117           117         96         92        288        283
Other income ....................................       401        372           370        442        521        418        510
Operating expenses ..............................    (9,877)    (6,983)       (9,811)    (6,940)    (5,795)    (3,525)    (2,846)
                                                   --------   --------      --------   --------   --------   --------    -------
Income before income taxes.......................     7,316      7,015         9,900      6,506      3,770      1,008        604
Provision (benefit) for income taxes ............     1,928      2,925         4,128      2,713      1,399       (128)       (77)
                                                   --------   --------      --------   --------   --------   --------    -------
Net income ......................................     5,388      4,090         5,772      3,793      2,371      1,136        681
Preferred stock dividend ........................       (45)        --            --         --         --         --         --
                                                   --------   --------      --------   --------   --------   --------    -------
Net income available for common
 stock dividend .................................  $  5,343   $  4,090      $  5,772   $  3,793   $  2,371   $  1,136    $   681
                                                   ========   ========      ========   ========   ========   ========    =======

                                                     As of and for the                         As of and for the
                                                     Nine Months Ended                            Years Ended
                                                       September 30,                              December 31,
                                                    -------------------     ------------------------------------------------------
                                                      1998      1997          1997       1996        1995        1994       1993
                                                    --------  ---------     --------   --------    --------    --------    -------
                                                        (unaudited)
                                                                      (in thousands, except per share data and percentages)
Per Share Data:
Net income --
 Basic ..........................................  $  1.30    $  1.01      $  1.43    $    1.09    $    1.06    $  0.75    $ 0.45
 Diluted ........................................     1.20       0.95         1.34         1.06         1.06       0.75      0.45
Book value at end of period .....................     9.46       7.42         7.84         6.41         5.56       4.47      3.57
Tangible book value at end of period ............     8.18       7.40         7.82         6.38         5.49       4.24      3.57
Weighted average shares outstanding
 Basic ..........................................    4,099      4,039        4,043        3,480        2,238      1,505     1,502
 Diluted ........................................    4,435      4,298        4,316        3,594        2,243      1,505     1,502
Selected Operating Ratios (Annualized):
Return on average assets ........................     1.87%      2.16%        2.18%        2.29%        1.70%      1.96%     1.16%
Return on average stockholders'
 equity .........................................    20.20      19.64        20.16        18.47        20.69      19.45     13.77
Interest rate spread ............................     6.06       7.66         7.71         7.83         7.15       6.91      4.47
Net interest margin .............................     6.35       8.03         8.08         8.36         7.37       7.56      4.97
Non-interest income to average assets ...........      .37        .28          .20         0.30         0.51       1.22      1.70
Operating expenses to average assets ............     3.43       3.69         3.70         3.87         4.16       6.08      4.86
Asset Quality Ratios:
Total non-performing assets to total assets           2.04%      4.98%        3.27%        3.38%        5.58%      6.80%     3.80%
Non-performing purchased loans as a
 percent of purchased loans and leases ..........     1.91       4.74         2.85         1.35         0.83       2.02      n/a
Non-performing originated loans as a
 percent of originated loans and leases .........     1.63        .68          .64         1.45         3.09       1.13      2.50
Discount as a percent of purchased
 loans and leases ...............................    15.11      17.45        17.69        25.09        20.40      21.08      8.88
Allowance for originated loan losses as a
 percent of originated loans and leases .........     3.70       3.34         3.22         2.72         1.54       2.47      1.88
Non-amortizing discount and
 allowance for losses on purchased
 loans as a percent of non-performing
 purchased loans(1) .............................   524.69     193.05       342.18     1,184.41     1,419.70     402.24      n/a
Allowance for originated loan losses as
 a percent of non-performing
 originated loans and leases ....................   235.47     494.31       505.11       187.68        50.04     218.33     75.15
Capital Ratios:
Average stockholders' equity to
 average assets .................................     9.25%     11.00%       10.79%       11.71%        8.22%     10.08%     8.43%
Tangible capital to assets ratio ................     7.52       9.99         9.86        11.11         7.25       7.56     10.95
Tier I Leverage capital ratio ...................     8.09      11.38        10.55        12.05         7.48      13.92     10.15
Tier I Risk-based capital ratio .................     9.53      11.89        11.98        13.44         8.93      10.43     13.55
Total Risk-based capital ratio ..................    10.44      12.79        12.84        14.47         9.88      11.68     14.79

----------------

(1) Non-amortizing discount is the excess of the contractual balance of purchased loans over the amount of reasonably estimable and probable discounted future cash collections and would not be accreted into income until it is determined that the amount and timing of the collections are reasonably estimable and collection is probable.

Risk Factors

     The purchase of Series A Preferred Shares involves a high degree of risk with respect to the performance and capital levels of Atlantic Bank. A significant decline in the performance and capital levels of Atlantic Bank or the placement of Atlantic Bank into bankruptcy, reorganization, conservatorship or receivership will likely result in an automatic exchange of the Series A Preferred Shares for Bank Preferred Shares. You would then be a preferred shareholder of Atlantic Bank. An investment in Atlantic Bank is subject to certain risks that are distinct from the risks associated with an investment in Atlantic Preferred Capital. These risks are described in more detail in the attached offering circular under the caption "Risk Factors" commencing on page OC-8. These risks include:

    o The levels of profits reported by Atlantic Bank in recent years have been attributable, in part, to its general asset/liability strategy including purchasing discounted loans which are perceived to be undervalued, and engaging in other non-traditional banking activities. This strategy and these activities subject Atlantic Bank to business risks not experienced by financial institutions engaged in more traditional lending activities. As a result, Atlantic Bank may be subject to fluctuations in its business which may have a material adverse impact on its net income.

    o As part of its business strategy, Atlantic Bank identifies and purchases discounted loans from private sector sellers or the FDIC. Although management of Atlantic Bank believes that it will continue to be able to pursue this strategy during the reasonably foreseeable future, there can be no assurance that Atlantic Bank will be able to continue to do so at the same volumes or levels of discount or to obtain the same results as experienced in the past.

    o In part as a result of the anticipated growth of Atlantic Bank's purchased loan portfolio and the continued acquisition of loan pools including both performing and non-performing loans, Atlantic Bank's net non-performing assets, including OREO, may increase in future periods. High levels of such non-performing assets could adversely affect Atlantic Bank's results of operations. Moreover, non-performing assets require increased allocation of Atlantic Bank's resources and may be significantly affected by the economies and markets for real estate in which they are located.

    o A significant portion of Atlantic Bank's total loan portfolio is secured by interests in commercial real estate property located in the Northeast and California. As a result, the quality of Atlantic Bank's collateral is dependent, in part, on the performance of the commercial real estate market in the Northeast and California, generally, and adverse economic conditions in Atlantic Bank's primary market area would adversely affect Atlantic Bank's financial condition and results of operations in the future.

    o No assurance can be given that Atlantic Bank will be able to compete with other financial institutions for the origination of secured commercial loans, or that Atlantic Bank will be able to originate a sufficient volume of loans or originate loans on such terms that will result in the same levels of profitability that Atlantic Bank has previously experienced.


    o Atlantic Bank faces risks inherent in commercial lending including errors in analyses of credit risk, errors in valuing underlying collateral and other more intangible factors which are considered in making such loans. There can be no assurance that Atlantic Bank's profit margins will not be negatively impacted by errors in such analyses and by loan defaults of certain borrowers. Further, the ability of borrowers to repay such loans may be adversely affected by any downturn in general economic conditions.

    o Atlantic Bank's results of operations are dependent upon, among other things, its net interest income, which results from the "margin" between interest earned on interest-earning assets, such as investments, and interest paid on interest-bearing liabilities, such as deposits. Interest rates are highly sensitive to many factors beyond the control of Atlantic Bank, including governmental monetary policies, domestic and international economic and political conditions, inflation, recession, unemployment and money supply. Changes in interest rates can affect Atlantic Bank's profitability in respect to net interest income, the volume of loans it originates, and the ability of borrowers and purchaser of OREO to service debt. As Atlantic Bank has expanded its purchased loan portfolio, it has acquired a number of fixed rate loans which increase its exposure to interest rate risk. Although Atlantic Bank funds such purchases with longer term CDs and takes other steps to limit its overall exposure to interest rate fluctuations, there can be no assurance that it will be successful in doing so. Fluctuations in market interest rates are neither predictable nor controllable and may have a materially adverse impact on Atlantic Bank's operations and financial condition.


Lending Activities

     At September 30, 1998, Atlantic Bank's gross loan and lease portfolio totaled $387.6 million. At such date its investment in purchased loans, net of related discount of $48.5 million and allowance for loan losses of $200,000, totaled $272.4 million. Atlantic Bank's originated portfolio net of the allowance for loan losses and net deferred loan income totaled $61.9 million at September 30, 1998. Atlantic Bank's gross loan portfolio at September 30, 1998 was comprised primarily of purchased commercial real estate loans (49.6%), purchased other mortgage loans on real estate (30.2%), and originated commercial real estate loans (10.5%).


Purchased Loan and Lease Portfolio

     A substantial portion of Atlantic Bank's business consists of purchasing loans secured primarily by commercial real estate, other business assets and/or multi-family residential real estate which management believes are undervalued due to market, or economic conditions or as a result of special circumstances which might require a seller to dispose of certain assets. These loans are generally purchased at discounts from the principal balances and have been purchased from private sector sellers in the financial services industry and from government agencies. Atlantic Bank has historically purchased loans secured by assets located in New England. It has recently begun to seek loan purchase opportunities outside of this area including, among other areas, California and New York. In the nine months ended September 30, 1998 and in the years ended 1997, 1996 and 1995, Atlantic Bank acquired loans and leases with a gross outstanding principal balance of $146.6 million, $165.9 million, $164.5 million and $40.2 million with discounts of $18.5 million, $36.7 million, $80.1 million and $10.0 million, respectively. As of September 30, 1998, the gross outstanding balance of such loans and leases was $321.1 million, and Atlantic Bank had total non-amortizing discount of $32.0 million and amortizing discount of $16.5 million related to these loans. Atlantic Bank's purchased loan and lease portfolio accounted for 80.6%, 75.3%, 54.8%, and 46.2% of its loan interest income in the nine month period ended September 30, 1998 and in the fiscal years ended December 31, 1997, 1996 and 1995, respectively. The recognition of loan purchase discount accreted into income accounted for 19.0%, 19.1%, 15.6% and 14.2% of Atlantic Bank's loan interest income during the nine month period ended September 30, 1998 and in the fiscal years ended December 31, 1997, 1996, and 1995, respectively. The weighted average yield for Atlantic Bank's purchased loans was 14.39%, 16.60%, 17.55%, and 19.25%, respectively, during such periods.

     In order to determine the amount that it will bid to acquire loans (principally pools of discounted loans), Atlantic Bank considers, among other factors, the yield expected to be earned, the geographic location of the loans, servicing restrictions, if any, the type and value of the collateral securing the loans, the length of time during which the loans have performed in accordance with its repayment terms, the recourse nature of the debt, the age and performance of the loans and the resources of the borrowers and/or guarantors. In addition to the factors listed above, Atlantic Bank will also consider the amount it may realize through collection efforts or foreclosure and sale of the collateral property, net of expenses, and the length of time and costs required to complete the collection or foreclosure process in the event a loan becomes non-performing or is non-performing at the purchase date. All bids are subject to the approval of Atlantic Bank's Chairman or President.

     Prior to acquiring any loan or pool of loans, Atlantic Bank conducts an acquisition review. This review includes an evaluation of the seller's loan documentation. The current value of the collateral is estimated utilizing various methods considering, among other factors, the type of property, its condition and location and its highest and best use. In some instances, real estate brokers and/or appraisers with specific knowledge of the area may be consulted. As the size and complexity of the collateral increases, Atlantic Bank's efforts to value the collateral also increases. For larger, more complex loans, Atlantic Bank personnel may visit the collateral real property or conduct an internal rental analysis of competing commercial properties. New title searches and tax reports may also be obtained. Atlantic Bank may also retain environmental consultants to review potential environmental issues. The amount of resources devoted to valuing collateral is determined on a case-by-case basis for each loan reviewed.

     Upon purchase of a loan pool, each loan is assigned to a loan officer. In managing purchased loan accounts, the loan officers seek, among other things, to establish good working relationships with the borrowers and to market Atlantic Bank's other banking services to these customers. In the event that a purchased loan becomes delinquent, or if it is delinquent at the time of purchase, Atlantic Bank aggressively pursues repayment. In the event that a delinquent loan becomes non-performing, it may pursue a number of alternatives including restructuring the loans to levels that are supported by existing collateral and debt service capabilities. During this restructuring period, Atlantic Bank does not recognize interest income on such loans unless regular payments are being made. In instances when the loan is not restructured, Atlantic Bank aggressively pursues repayment, foreclosure or, in certain instances, a deed-in-lieu-of-foreclosure.


Originated Loan and Lease Portfolio

     Another primary line of business of Atlantic Bank is the origination of various types of secured commercial loans. These loans are generally secured by interests in commercial real estate, other business assets and/or single or multi-family residential real estate. Each application for a loan is subject to a two-tier review by Atlantic Bank's Management Loan Committee and either its Chairman or President, or in the case of loans of $2.5 million or more, the Loan and Investment Committee of its Board of Directors. Such originated loans accounted for 24.7%, 45.2%, and 53.8% of Atlantic Bank's loan interest income in the fiscal years ended December 31, 1997, 1996, and 1995, respectively. The average annual yield of Atlantic Bank's originated loans was 11.32%, 12.62%, and 11.73%, respectively, for such periods.


Small-Ticket Equipment Leasing

     Atlantic Bank's other primary line of business, small-ticket equipment leasing, is conducted through its subsidiary, Dolphin Capital Corporation ("Dolphin"). Atlantic Bank entered into the small-ticket equipment leasing business as a means of providing a new product line to complement its loan acquisition strategy and to diversify its asset base. As of September 30, 1998, Dolphin had originated leases totaling $17.5 million since it commenced operations on May 1, 1998. Such leases are primarily for the acquisition of computers and other office equipment. Dolphin's primary business strategy is to originate leases either for ultimate sale to investors, retaining the lease servicing function as a source of fee income, or for inclusion in Atlantic Bank's loan and lease portfolio.


Regulatory Capital Requirements

     General. Under current FDIC prompt corrective action regulations (the "Capital Regulations"), state-chartered, non-member banks (banks that are not members of the Federal Reserve System), such as Atlantic Bank, are required to comply with three separate minimum capital requirements: a "Tier 1 Leverage capital ratio" (as defined below) and two "risk-based" capital ratios.

     Leverage Ratio. The Capital Regulations establish a minimum 3% ratio of Tier 1 capital (defined below) to total assets (the "Tier 1 Leverage capital ratio") for the most highly rated state-chartered, non-member banks, with an additional requirement of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively imposes a minimum Tier 1 Leverage capital ratio for such other banks of between 4% to 5% or more. Under the Capital Regulations, highly rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. "Tier 1 capital" generally includes common stockholders' equity (including retained earnings), qualifying noncumulative perpetual preferred stock and any related surplus, and minority interest in the equity accounts of fully consolidated subsidiaries. Intangible assets, other than property valued purchased mortgage servicing rights up to certain specified limits, must be deducted from Tier 1 capital. As of September 30, 1998, Atlantic Bank's Tier 1 Leverage capital ratio was 8.09%.


     Risk-based Capital. The risk-based capital requirements contained in the Capital Regulations generally require state-chartered, non-member banks to maintain a ratio of Tier 1 capital to risk-weighted assets ("Tier 1 Risk-based capital ratio") of at least 4% and a ratio of total capital to risk-weighted assets ("Total Risk-based capital ratio") of at least 8%. Risk-weighted assets are determined by multiplying certain categories of a bank's assets, including off-balance sheet asset equivalents, by an assigned risk weight of 0% to 100% based on the credit risk associated with those assets specified in the Capital Regulations. For purposes of the risk-based capital requirements, "total capital" means Tier 1 capital plus supplementary capital, so long as the amount of supplementary capital that is used to satisfy the requirement does not exceed the amount of Tier 1 capital. "Supplementary capital" includes, among other things, so-called permanent capital instruments (perpetual preferred stock, mandatory redeemable preferred stock, intermediate-term preferred stock, mandatory convertible subordinated debt and subordinated debt), and a certain portion of the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets. As of September 30, 1998, Atlantic Bank's Tier 1 Risk-based capital ratio was 9.53% and its Total Risk-based capital ratio was 10.44%.

     Regulatory Consequences of Failing to Meet Capital Requirements. A number of sanctions may be imposed on FDIC-insured banks that are not in compliance with the Capital Regulations, including, among other things, restrictions on asset growth and imposition of a capital directive that may require, among other things, an increase in regulatory capital, reduction of rates paid on savings accounts, cessation of or limitations on deposit-gathering, lending, purchasing loans, making specified investments, or issuing new accounts, limits on operational expenditures, an increase in liquidity and such other restrictions or corrective actions as the FDIC may deem necessary or appropriate. In addition, any FDIC-insured bank that is not meeting its capital requirements must provide the FDIC with prior notice before the addition of any new director or senior officer.


     Under the FDIC's prompt corrective action regulations, a bank is deemed to be (1) "well capitalized" if it has Total Risk-based capital of 10% or more, a Tier 1 Risk-based capital ratio of 6% or more and a Tier 1 Leverage capital ratio of 5% or more and is not subject to any written agreement, order, capital directive, or corrective action directive, (2) "adequately capitalized" if it has a Total Risk-based capital ratio of 8% or more, a Tier 1 Risk-based capital ratio of 4% or more and a Tier 1 Leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized," (3) "undercapitalized" if it has a Total Risk-based capital ratio that is less than 8%, a Tier 1 Risk-based capital ratio that is less than 4% or a Tier 1 Leverage capital ratio that is less than 4% (3% under certain circumstances), (4) "significantly undercapitalized" if it has a Total Risk-based capital ratio that is less than 6%, a Tier 1 Risk-based capital ratio that is less than 3% or a Tier 1 Leverage capital ratio that is less than 3%, and (5) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. Section 38 of the Federal
Deposit Insurance Act, as amended ("FDIA") and the regulations also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). As of September 30, 1998, Atlantic Bank's Tier 1 Leverage capital ratio, Tier 1 Risk-based capital ratio and Total Risk-based capital ratio were 8.09%, 9.53%, and 10.44%, respectively, sufficient to enable it to be qualified as "well-capitalized" under such FDIC regulations. During the three months ended December 31, 1998, Atlantic Bank continued its growth through loan acquisitions. As a result of these loan acquisitions, Atlantic
Bank anticipates that its regulatory capital ratios at December 31, 1998 will be lower than at September 30, 1998, although Atlantic Bank anticipates that its capital ratios at such date will be sufficient for it to qualify as "adequately-capitalized." However, on a pro forma basis, after giving effect to this offering and assuming all of the net proceeds are invested in assets which, under applicable FDIC regulations, have been assigned a risk weight of 100%, Atlantic Bank expects that its capital ratios would have been sufficient for it to qualify as "well-capitalized" at December 31, 1998.


     Immediately upon becoming undercapitalized, an institution will become subject to the provisions of Section 38 of the FDIA, which include (1) restricting payment of capital distributions and management fees, (2) requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital, (3) requiring submission of a capital restoration plan, (4) restricting the growth of the institution's assets, and (5) requiring prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include the following: requiring the institution to raise additional capital; restricting transactions with affiliates; restricting interest rates paid by the institution on deposits; requiring replacements of senior executive officers and directors; restricting the activities of the institution and its affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate.

     The Federal Deposit Insurance Corporation Improvements Act of 1991, as amended, provides for the appointment of a conservator or receiver for any insured depository institution that is "critically undercapitalized," or that is "undercapitalized" and (1) has no reasonable prospect of becoming "adequately capitalized," (2) fails to become "adequately capitalized" when required to do so under the prompt corrective action provisions, (3) fails to submit an acceptable capital restoration plan within the prescribed time limits, or (4) materially fails to implement an accepted capital restoration plan. In addition, the FDIC will be required to appoint a receiver (or a conservator) for a "critically undercapitalized" depository institution within 90 days after the institution becomes "critically undercapitalized" or to take such other action that would better achieve the purpose of Section 38 of FDIA. Such alternative action can be renewed for successive 90 day periods. With limited exceptions, however, if the institution continues to be "critically undercapitalized" on average during the quarter that begins 270 days after the institution first became "critically undercapitalized," a receiver must be appointed.

     Atlantic Bank's actual capital ratios and capital requirements as of September 30, 1998 are set forth in the following table:



                                                                    September 30, 1998
                                       -----------------------------------------------------------------------------
                                                                                               Minimum To Be Well
                                                                                            Capitalized Under Prompt
                                                                      Minimum Capital          Corrective Action
                                                Actual                 Requirements                Provisions
                                       ------------------------   -----------------------   ------------------------
                                         Amount        Ratio        Amount        Ratio       Amount        Ratio
                                       ----------   -----------   ----------   ----------   ----------   -----------
                                                                  (dollars in thousands)
Total capital
 (to risk weighted assets) .........    $36,989         10.44%     $ 28,350       8.00%      $35,437         10.00%
Tier 1 capital
 (to risk weighted assets) .........     33,787          9.53        14,175       4.00        21,262          6.00
Tier 1 capital
 (to average assets) ...............     33,787          8.09        16,700-      4.00-       20,875          5.00
                                                                     20,875       5.00

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the underwriting
agreement dated            , 1999 , the underwriters named below who are
represented by Friedman, Billings, Ramsey & Co., Inc., Advest, Inc. and Janney Montgomery Scott Inc. (the "Representatives"), have severally agreed to purchase from Atlantic Preferred Capital the following respective numbers of Series A Preferred Shares at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                          Number of
                                                           Series A
                    Underwriter                        Preferred Shares
                   -------------                      -----------------
   Friedman, Billings, Ramsey & Co., Inc. .........
   Advest, Inc. ...................................
   Janney Montgomery Scott Inc. ...................
        Total .....................................       1,200,000
                                                          =========

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the Series A Preferred Shares offered hereby if any of such shares are purchased.

     Atlantic Preferred Capital had been advised by the underwriters that the underwriters propose to offer the Series A Preferred Shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain securities dealers at such price less a concession
not in excess of $     per share. The underwriters may allow, and such dealers
may reallow, a concession not in excess of $     per share to certain other
dealers. After the offering, the public offering price, concession, allowance and reallowance may be changed by the Representatives.

     The following table sets forth the per share and total underwriting discounts and commissions and expenses to be paid to the underwriters by Atlantic Preferred Capital. The amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option.


                                              No Exercise     Full Exercise
                                              -------------   --------------
   Underwriting Discounts and Commissions:
      Per share ..........................
      Total ..............................
   Expenses: .............................


     Atlantic Preferred Capital has granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 180,000 additional Series A Preferred Shares at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of Series A Preferred Shares to be purchased by it shown in the above table bears to 1,200,000 and Atlantic Preferred Capital will be obligated, pursuant to the option, to sell such shares to the underwriters. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Series A Preferred Shares offered hereby. If the option is exercised, the underwriters will offer such additional shares on the same terms as those on which the 1,200,000 Series A Preferred Shares are being offered.


     The underwriters have informed Atlantic Preferred Capital that they do not expect sales to accounts over which the underwriters exercise discretionary authority to exceed 5% of the total number of shares of Series A Preferred Shares offered by them.



     Prior to the offering, there has been no public market for the Series A Preferred Shares. Atlantic Preferred Capital has applied to have the Series A Preferred Shares quoted on The Nasdaq National Market under the trading symbol "ATLPP." The trading of the Series A Preferred Shares on The Nasdaq National Market is expected to commence within 30 days after the initial delivery of the Series A Preferred Shares. The Representatives have advised Atlantic Preferred Capital that they intend to make a market in the Series A

Preferred Shares prior to the commencement of trading on The Nasdaq National Market. The underwriters will have no obligation to make a market in the Series A Preferred Shares, however, and may cease market making activities, if commenced, at any time.

     Atlantic Preferred Capital and Atlantic Bank have agreed to indemnify the underwriters against certain losses, claims, damages or liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

     Atlantic Preferred Capital has agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for its actual out-of-pocket expenses incurred in connection with this offering, including certain fees and disbursements of underwriters' counsel.

     In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series A Preferred Shares. Such transactions may include stabilization transactions pursuant to which the Representatives may bid for or purchase Series A Preferred Shares for the purpose of stabilizing its market price. The underwriters also may create a short position for the account of the underwriters by selling more Series A Preferred Shares in connection with the offering than they are committed to purchase from Atlantic Preferred Capital, and in such case the Representatives may purchase Series A Preferred Shares in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position by exercising their over-allotment option referred to above. In addition, the Representatives, on behalf of the underwriters, may impose "penalty bids" under contractual arrangements with the underwriters whereby they may reclaim from an underwriter (or dealer participating in the offering) for the account of other underwriters, the selling concession with respect to Series A Preferred Shares that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Series A Preferred Shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid might also affect the price of the Series A Preferred Shares to the extent that it could discourage resales of the security. Neither Atlantic Preferred Capital nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Preferred Shares. In addition, neither Atlantic Preferred Capital nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Friedman, Billings, Ramsey & Co., Inc. provides investment banking and financial advisory services to Atlantic Bank from time to time.


                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Atlantic Preferred Capital by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, and for the underwriters by McDermott, Will & Emery, Chicago, Illinois.


                             INDEPENDENT AUDITORS

     The audited financial statements of Atlantic Preferred Capital as of September 30, 1998 and for the period from inception on March 20, 1998 to September 30, 1998 included in this prospectus have been audited by Wolf & Company, P.C., independent auditors, as stated in their report appearing herein.

                             AVAILABLE INFORMATION

     Atlantic Preferred Capital has filed with the Securities and Exchange Commission a registration statement on Form S-11 (referred to, together with all amendments, exhibits, schedules and supplements thereto, as the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the Series A Preferred Shares. This prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by SEC rules and regulations. For further information with respect to Atlantic Preferred Capital and the Series A Preferred Stock, you should refer to the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to herein filed as an exhibit to the Registration Statement are not necessarily complete and each such statement is qualified in all respects by the provisions of such exhibit.

     You can inspect and copy the Registration Statement at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Registration Statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

     As a result of this offering, Atlantic Preferred Capital will become subject to the full informational requirements of the Securities Exchange Act of 1934. Atlantic Preferred Capital will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the SEC.

                         INDEX TO FINANCIAL STATEMENTS


                                                           Page
Independent Auditors' Report ..........................    F-2
Balance Sheet .........................................    F-3
Statement of Income ...................................    F-4
Statement of Changes in Stockholders' Equity ..........    F-5
Statement of Cash Flows ...............................    F-6
Notes to Financial Statements .........................    F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Atlantic Preferred Capital Corporation:

We have audited the accompanying balance sheet of Atlantic Preferred Capital Corporation as of September 30, 1998 and the related statements of income, changes in stockholders' equity and cash flows for the period from inception, March 20, 1998, through September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Preferred Capital Corporation as of September 30, 1998 and the results of its operations and its cash flows for the period from inception, March 20, 1998, through September 30, 1998 in conformity with generally accepted accounting principles.





                                                  WOLF & COMPANY, P.C.

Boston, Massachusetts
October 23, 1998

                    ATLANTIC PREFERRED CAPITAL CORPORATION

                                 BALANCE SHEET

                              September 30, 1998


                                                                                              (In thousands)
                                           ASSETS

Cash account with Bank ...................................................................      $    146
Money market account with Bank ...........................................................         5,117
                                                                                                --------
      Total cash and cash equivalents ....................................................         5,263
                                                                                                --------
Loans (Note 2) ...........................................................................       144,084
 Less allowance for loan losses ..........................................................        (1,337)
                                                                                                --------
      Loans, net .........................................................................       142,747
Accrued interest receivable ..............................................................           943
Accounts receivable from Bank ............................................................            72
Other assets .............................................................................            11
                                                                                                --------
                                                                                                $149,036
                                                                                                ========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Preferred stock dividends payable ........................................................      $     40
Accrued expenses and other liabilities (Note 4) ..........................................           193
                                                                                                --------
      Total liabilities ..................................................................           233
                                                                                                --------
Stockholders' equity:
 Preferred stock, Series B, 8% cumulative, non-convertible; $.01 par value; $1,000 liquidation value per share plus accrued dividends; 1,000 shares authorized, issued
   and outstanding (Note 3) ..............................................................            --
 Common stock, $.01 par value, 100 shares authorized, issued and outstanding..............            --
 Additional paid-in capital ..............................................................       140,740
 Retained earnings .......................................................................         8,063
                                                                                                --------
      Total stockholders' equity .........................................................       148,803
                                                                                                --------
                                                                                                $149,036
                                                                                                ========



                See accompanying notes to financial statements.

                    ATLANTIC PREFERRED CAPITAL CORPORATION

                              STATEMENT OF INCOME

       Period from Inception, March 20, 1998, through September 30, 1998


                                                                (In thousands)
Interest income:
 Interest and fees on loans ................................        $8,270
 Interest income on money market account with Bank .........            23
                                                                    ------
      Total interest income ................................         8,293
Loan servicing and advisory expenses (Note 4) ..............           190
                                                                    ------
      Net income ...........................................         8,103
Preferred stock dividends ..................................            40
                                                                    ------
Earnings available to common shareholder ...................        $8,063
                                                                    ======



                See accompanying notes to financial statements.

                    ATLANTIC PREFERRED CAPITAL CORPORATION

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

       Period from Inception, March 20, 1998, through September 30, 1998




                                                                Preferred Stock
                                            Common Stock            Series B         Additional
                                        -------------------   -------------------     Paid-in      Retained
                                         Shares     Amount     Shares     Amount      Capital      Earnings       Total
                                        --------   --------   --------   --------   -----------   ----------   -----------
                                                                        (Dollars in thousands)
Issuance of common stock ..............    100        $--         --        $--      $139,740       $   --      $139,740
Issuance of Preferred Stock,
 Series B .............................     --         --      1,000         --         1,000           --         1,000
Net income ............................     --         --         --         --            --        8,103         8,103
Cumulative dividend on
 Preferred Stock, Series B ............     --         --         --         --            --          (40)          (40)
                                           ---        ---      -----        ---      --------       ------      --------
Balance at September 30, 1998 .........    100        $--      1,000        $--      $140,740       $8,063      $148,803
                                           ===        ===      =====        ===      ========       ======      ========



                See accompanying notes to financial statements.

                    ATLANTIC PREFERRED CAPITAL CORPORATION

                            STATEMENT OF CASH FLOWS

       Period from Inception, March 20, 1998, through September 30, 1998


                                                                                       (In thousands)
Cash flows from operating activities:
 Net income .......................................................................      $   8,103
 Adjustments to reconcile net income to net cash provided by operating activities:
   Discount accretion .............................................................         (1,188)
   Other, net .....................................................................            303
                                                                                         ---------
      Net cash provided by operating activities ...................................          7,218
                                                                                         ---------
Cash flows from investing activities:
 Loan repayments ..................................................................         19,654
 Purchases of loans ...............................................................        (21,609)
                                                                                         ---------
      Net cash used in investing activities .......................................         (1,955)
                                                                                         ---------
Net change in cash and cash equivalents ...........................................          5,263
Cash and cash equivalents at beginning of period ..................................             --
                                                                                         ---------
Cash and cash equivalents at end of period ........................................      $   5,263
                                                                                         =========
Supplemental information:
 Value of loans transferred by the Company's common stockholder in exchange for the
   issuance of common stock and Preferred Stock, Series B .........................      $ 140,740
                                                                                         =========

                See accompanying notes to financial statements.

                    ATLANTIC PREFERRED CAPITAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

       Period from Inception, March 20, 1998, through September 30, 1998


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

     Atlantic Preferred Capital Corporation (the "Company") is a Massachusetts corporation organized on March 20, 1998, which acquires and holds real estate assets. CHB Realty Corp., a wholly-owned subsidiary of Atlantic Bank and Trust Company (the "Bank"), a federally insured Massachusetts trust company, owns all of the Company's Common Stock (as described below). The Bank is in compliance with its regulatory capital requirements at September 30, 1998.

     On March 31, 1998, the Company was initially capitalized with the issuance to the Bank of 100 shares of the Company's common stock (the "Common Stock"), $.01 par value and the issuance of 1,000 shares of Preferred Stock, Series B (the "Preferred Stock"), $.01 par value to the Bank, with the Bank transferring to the Company a portfolio of loans at its estimated fair value of $140,740,000. Such loans were recorded in the accompanying balance sheet at the Bank's historical cost which approximated their estimated fair values.

     Subsequent to the initial capitalization of the Company, the Bank contributed its 100 shares of Common Stock and 800 shares of Preferred Stock to CHB Realty Corp.

     The Company intends to sell Series A Preferred Stock in an underwritten public offering. The cost of this public offering will be paid by the Company out of the proceeds from the sale of the Series A Preferred Stock.


Business

     The Company's business is to acquire and hold real estate assets from the Bank. The Bank's primary business lines include the acquisition of commercial real estate loans from private sector sellers and government agencies and the origination of various types of secured commercial loans.


Use of estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans, the allocation of purchase discount between amortizing and non-amortizing portions, and the rate at which discount is accreted into interest income.


Cash equivalents

     Cash equivalents include cash and money market accounts held at the Bank.


Loans

     A substantial portion of the loan portfolio is represented by commercial real estate loans in the Northeast and California areas. The ability of the Company's debtors to honor their contracts is dependent upon the real estate market and general economic conditions in those markets.

     Loans, as reported, have been reduced by discounts on loans purchased, net deferred loan fees and the allowance for loan losses. Interest on loans is recognized using the interest method.

     Interest on loans is not accrued when the collectibility of principal and interest is not probable or estimable. Interest income previously accrued on such loans is reversed against current period interest income and the loan is accounted for using the cost recovery method.

                    ATLANTIC PREFERRED CAPITAL CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     The Company accounts for Bank purchased loans under the guidance of AICPA Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans, using unique and exclusive static pools. Static pools are established based on the Bank's original acquisition timing. Once a static pool is established, the loans in the pool are not changed.

     At the time of acquisition, the excess of the contractual balance over the amount of reasonably estimable and probable discounted future cash collections is recorded as a non-amortizing discount. The non-amortizing discount is not accreted into income until it is determined that the amount and timing of the collections are reasonably estimable and collection is probable. The remaining discount, which represents the excess of the amount of reasonably estimable and probable discounted future cash collections over the acquisition amount is accreted into interest income using a method which approximates the interest method. If cash flows cannot be reasonably estimated and collection is not probable, the cost recovery method of accounting is used, whereby any amounts received are applied against the recorded amount of the loan.


     Subsequent to acquisition, if cash flow projections improve, and it is determined that the amount and timing of the collections are reasonably estimable and collection is probable, the corresponding decrease in the non-amortizing discount is transferred to the amortizing portion and is accreted into interest income over the remaining lives of the loans on a method which approximates the interest method. Under the Company's loan rating system, each loan is evaluated for impairment and, where necessary, a portion of the respective loan pool's non-amortizing discount is allocated to the loan and, if none is available, an allowance is established through a provision for loan losses charged to earnings. In addition, if this evaluation reveals that cash flows cannot be estimated or the collection of the loan is not otherwise probable, the loan is accounted for on the cost recovery method. Loans accounted for on the cost recovery method, in general, consist of non-accrual loans.


     Effective January 1, 1999, the Bank and the Company will change on a prospective basis their method of accounting for purchased loan discounts and the related recognition of discount loan income and provisions for loan losses. Such accounting change will account for discount loan income and loan loss provisions on an individual loan basis, rather than as currently recognized in the aggregate on a static purchased pool basis and will be accounted for as a "change in estimate" in accordance with Accounting Principles Board Opinion No.
20. Accounting for loans on an individual basis rather than a pool basis will allow the Company to selectively purchase qualified individual loans from the Bank, rather than purchasing entire pools which may contain individual loans undesirable for a REIT. Management does not anticipate any material impact on stockholders' equity on the effective date of the accounting change. However, subsequent earnings will be affected by changes in individual loans rather than by changes in the aggregate for purchased loan pools. Over the lives of the respective loans, management does not anticipate that there will be any material differences in the reported amounts of related discount loan income and loan loss provisions, net.

     Net deferred loan fees are amortized as an adjustment of the related loan yields using a method which approximates the interest method.


Allowance for loan losses

     The balance of the allowance for loan losses was transferred from the Bank at the time loans were contributed to the Company. In the normal course of business, the allowance for loan losses will be adjusted through a provision for loan losses charged to earnings and is maintained at a level considered adequate to provide for reasonably foreseeable loan losses.

     The provision and the level of the allowance are evaluated on a regular basis by management and are based upon management's periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation

                    ATLANTIC PREFERRED CAPITAL CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary.

     Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

     A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by comparing the Company's recorded investment in the loan to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. In the case of the Bank's purchased loan portfolio, the recorded investment represents the Bank's purchase price net of any related non-amortizing discounts. Substantially all of the Company's loans which have been identified as impaired have been measured by the fair value of existing collateral.

     See discussion on change in accounting for purchased loans included in the preceding section, Loans.


Income taxes

     The Company will elect, for Federal income tax purposes, to be treated as a Real Estate Investment Trust ("REIT") and intends to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "IRC"). Accordingly, the Company will not be subject to Federal corporate income taxes to the extent it distributes at least 100% of its REIT taxable income to stockholders and as long as certain assets, income and stock ownership tests are met in accordance with the IRC. Because management of the Company believes it will qualify as a REIT for federal income tax purposes, no provision for income taxes is included in the accompanying financial statements.


2. LOANS, NET

     A summary of the balances of loans at September 30, 1998 follows:

                                                       (In thousands)
 Bank purchased loan portfolio:
   Mortgage loans on real estate:
    Commercial real estate ........................       $ 75,718
    One to four family ............................          6,828
    Multifamily ...................................         40,241
    Land ..........................................          2,058
                                                          --------
      Total .......................................        124,845
   Secured commercial .............................            255
   Other ..........................................            251
                                                          --------
      Total Bank purchased loan portfolio .........        125,351
   Less discount:

                    ATLANTIC PREFERRED CAPITAL CORPORATION

2. LOANS, NET (concluded)

                                                           (In thousands)
   Non-amortizing portion ..............................        (11,084)
    Amortizing portion .................................         (7,279)
                                                                -------
      Total Bank purchased loan portfolio, net .........        106,988
                                                                -------
 Bank originated loans:
   Mortgage loans on real estate:
    Commercial real estate .............................         30,306
    One to four family .................................          3,650
    Multifamily ........................................          2,441
    Land ...............................................            799
                                                                -------
      Total Bank originated loans ......................         37,196
 Less:
   Allowance for loan losses ...........................         (1,337)
   Net deferred loan fees ..............................           (100)
                                                                -------
    Total Bank originated loans, net ...................         35,759
                                                                -------
      Total loans, net .................................      $ 142,747
                                                              =========

     An analysis of the allowance for loan losses for the period ended September 30, 1998 follows:


                                                           (In thousands)
   Balance at inception, March 20, 1998 ...............        $   --
   Transfer from Bank with loans contributed ..........         1,337
                                                               ------
   Balance at end of period ...........................        $1,337
                                                               ======

At September 30, 1998, impaired Bank purchased loans, net of non-amortizing discount, amounted to $2,163,000. These loans are accounted for in accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan."


No additional funds are committed to be advanced in connection with impaired loans.


For the period ended September 30, 1998, the average recorded investment on impaired loans amounted to $1,180,000. The Company recognized $24,000 of interest income on impaired loans, during the period that they were impaired, primarily on the cash basis.


Non-accrual loans totaled $1,516,000 at September 30, 1998. Non-amortizing discount allocated to these loans amounted to $100,000 at September 30, 1998. No discount accretion has been recognized on such loans. Interest not accrued on such loans amounted to $111,000 at September 30, 1998. These loans are accounted for using the cost recovery method in accordance with AICPA Practice Bulletin 6.


3. PREFERRED STOCK

     On March 31, 1998, the Company initially issued 1,000 shares of its Series B 8% Cumulative Non-convertible Preferred Stock to the Bank. Subsequently, the Bank contributed 800 of its shares to CHB Realty Corp. Holders of the preferred stock are entitled to receive, if declared by the Board of Directors of the Company, dividends at a rate of 8% of the average daily outstanding liquidation amount, as defined. Dividends accumulate at the completion of each Completed Period, as defined, and payments dates are determined by the Board of Directors. The preferred stock may be redeemed by the Company for its outstanding liquidation amount plus accrued dividends upon the occurrence of certain events.

                    ATLANTIC PREFERRED CAPITAL CORPORATION

3. PREFERRED STOCK (concluded)

     The preferred stock has a liquidation amount of $1,000 per share. In the event of a voluntary or involuntary dissolution or liquidation of the Company, preferred stockholders are entitled to the Total Liquidation Amount, as defined, plus any accrued and accumulated dividends.

     In connection with the Company's Series A Preferred Stock offering (see
Note 1), the Series B Preferred Stock will be retired and the Total Liquidation Amount will be paid to the Series B Preferred stockholders.


4. RELATED PARTY TRANSACTIONS

     The Bank performs advisory services and services the loans owned by the Company. The servicing and advisory fee rate is 0.25% per annum of the outstanding principal balance of the loans. Servicing and advisory fees for the period from inception through September 30, 1998 totaled $190,000 and are included in accrued expenses and other liabilities.

     In addition to the loans transferred to the Company by the Bank on March 31, 1998 (see Note 1), the Company also purchased from the Bank loans with a carrying value of $21,681,000 during the period ended September 30, 1998. The carrying value approximated the fair value of the loans at the date of purchase.

                    ATLANTIC PREFERRED CAPITAL CORPORATION

                   NOTES TO FINANCIAL STATEMENTS (Concluded)


5. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amounts of cash and money market accounts approximate fair value.

    Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values of other loans are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of non-performing loans are estimated primarily by using underlying collateral values.

    Other financial assets: The carrying amounts of accrued interest receivable and accounts receivable from Bank approximate fair value.

    Financial liabilities: The carrying amounts of preferred stock dividends payable to the Bank and CHB Realty Corp. and the servicing fee payable to the Bank approximate fair value.

     The estimated fair values, and related carrying amounts, of the Company's financial instruments at September 30, 1998 are as follows:



                                                         Carrying       Fair
                                                          Amount        Value
                                                        ----------   ----------
                                                            (In thousands)
   Financial assets:
    Cash and cash equivalents .........................  $  5,263     $  5,263
    Loans, net ........................................   142,747      148,540
    Other financial assets ............................     1,015        1,015
   Financial liabilities ..............................       230          230

                          ANNEX I--OFFERING CIRCULAR

OFFERING CIRCULAR                                                    ANNEX I




                                138,000 Shares
                        Atlantic Bank and Trust Company
                    % Noncumulative Preferred Stock, Series C
                    (Liquidation preference $250 per share)



     The Noncumulative Preferred Stock, Series C, par value $1.00 per share (the "Bank Preferred Shares"), of Atlantic Bank and Trust Company ("the Bank"), will be issued only upon the automatic exchange of the % Noncumulative Exchangeable Preferred Stock, Series A (the "REIT Preferred Shares"), of Atlantic Preferred Capital Corporation, an indirect wholly-owned subsidiary of the Bank, upon the occurrence of certain events. See "Offering Circular Summary--The Bank--REIT Preferred Offering". Dividends on the Bank Preferred Shares will be payable at the same rate as the REIT Preferred Shares if, when and as declared by the Board of Directors of the Bank. For a description of the terms of the Bank Preferred Shares, see "Description of the Bank Preferred Shares" herein.

     The Bank Preferred Shares rank, in priority of payment of dividends and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Bank, junior to all claims of the Bank's creditors, including the claims of the Bank's depositors, and of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank Preferred Shares rank superior and prior to the issued and outstanding common stock and preferred stock of the Bank with respect to dividend rights and rights upon voluntary or involuntary dissolution, liquidation or winding up of the Bank, and to all other classes and series of equity securities of the Bank hereafter issued, other than any class or series expressly designated as being on parity with or senior to the Bank Preferred Shares.

     The REIT Preferred Shares have been registered with the Securities and Exchange Commission (the "SEC") and are expected to be quoted on The Nasdaq National Market under the symbol "ATLPP". In the event the REIT Preferred Shares are exchanged into Bank Preferred Shares, the Bank does not intend to apply for listing of the Bank Preferred Shares on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.


     An investment in the Bank Preferred Shares involves a high degree of risk. Investors should carefully consider the risk factors and other considerations relating to the Bank and the Bank Preferred Shares. See "Risk Factors."


     These securities have not been approved or disapproved by the Federal Deposit Insurance Corporation, the Commissioner of Banks of the Commonwealth of Massachusetts, the Securities and Exchange Commission or any other federal agency, or by any state securities commission, nor has such office, corporation, commission, other agency or any state securities commission passed upon the accuracy or adequacy of this Offering Circular. Any representation to the contrary is a criminal offense.



     The securities offered hereby are not deposit accounts of any bank and are not insured to any extent by the Federal Deposit Insurance Corporation or any other government agency.


               The date of this Offering Circular is     , 1999.

                               TABLE OF CONTENTS

                                                                             Page
                                                                            ------
Available Information ..................................................... OC-2

Information With Respect to the Bank ...................................... OC-2

Offering Circular Summary ................................................. OC-3

Selected Consolidated Financial Data ...................................... OC-6

Risk Factors .............................................................. OC-8

Management ................................................................ OC-14

Management and Principal Stockholders ..................................... OC-20

Certain Relationships and Transactions .................................... OC-22

Description of the Bank Preferred Shares .................................. OC-23

Legal Matters ............................................................. OC-25

Attachment A--Quarterly Report of the Bank on Form 10-Q for the
 quarter ended September 30, 1998 ......................................... A-1

Attachment B--Annual Report of the Bank on Form 10-K for the fiscal year ended December 31, 1997 (table of contents at page (i)) ............. B-1

                             AVAILABLE INFORMATION

     The Bank is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports and other information with the FDIC. Such reports and other information may be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the FDIC at 801 17th Street, N.W. Washington, D.C. 20434.


                     INFORMATION WITH RESPECT TO THE BANK


     As an integral part of this Offering Circular, the Bank has attached complete copies (excluding exhibits) of its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 in substantially the form filed with the FDIC (Attachment A) (the "Form 10-Q") and its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 in substantially the form filed with the FDIC (Attachment B) (the "Form 10-K"). All material information as of these periods relating to the Bank, including information relating to the Bank's financial position and "Management's Discussion and Analysis of Financial Condition and Results of Operations," can be found in these documents.

                           OFFERING CIRCULAR SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Offering Circular and in the Form 10-Q (Attachment A) and Form 10-K (Attachment B) attached hereto. You should read the entire Offering Circular carefully, especially the risks of investing in the Bank Preferred Shares discussed under "Risk Factors."

                                    The Bank


     Atlantic Bank and Trust Company, a FDIC-insured Massachusetts-chartered trust company, commenced operations in February, 1988. The Bank conducts its business from its executive and main offices in downtown Boston, Massachusetts, a branch in Chestnut Hill, Massachusetts and through its leasing subsidiary in Moberly, Missouri. At September 30, 1998, the Bank had total assets of $456.7 million, deposits of $411.5 million and shareholders' equity of $39.6 million. At September 30, 1998, the Bank's Tier 1 Leverage, Tier 1 Risk-based and Total Risk-based capital ratios were 8.09%, 9.53%, and 10.44%, which were sufficient for the Bank to be considered "well-capitalized" under applicable FDIC regulations. During the three months ended December 31, 1998, the Bank continued its growth through loan acquisitions. As a result of these loan acquisitions, the Bank anticipates that its regulatory capital ratios at December 31, 1998 will be lower than at September 30, 1998, although the Bank anticipates that its capital ratios at such date will be sufficient for it to qualify as "adequately-capitalized." However, after giving effect to the offering of the REIT Preferred Shares and as a result of the inclusion of a portion of the proceeds from the offering of the REIT Preferred Shares in the Bank's "Tier 1" capital, the Bank expects that its capital ratios would have been sufficient for it to qualify as "well-capitalized" at December 31, 1998 had the offering of the REIT Preferred Shares been consummated on that date.


     The Bank focuses on selected business lines that management has identified as having the potential to provide high levels of profitability consistent with prudent banking practices. These business lines primarily include: (1) the acquisition of loans secured primarily by commercial real estate, other business assets, and/or multi-family residential real estate from private sector sellers and government agencies at a discount from the outstanding balances; (2) the origination of various types of secured commercial loans; and
(3) small-ticket equipment leasing to small businesses and consumers through its wholly-owned subsidiary, Dolphin Capital Corporation. The Bank funds the foregoing activities with deposits consisting primarily of certificates of deposit and money market accounts. The Bank also offers retail deposit services, including checking and savings accounts, and related services to businesses and individuals through the nationwide electronic banking networks.


                         REIT Preferred Stock Offering


     A registration statement has been filed with the SEC for the public issuance of 1,200,000 shares of Noncumulative, Exchangeable Preferred Stock, Series A (1,380,000 shares if the underwriters' over-allotment option is exercised in full), by Atlantic Preferred Capital Corporation, a wholly-owned subsidiary of the Bank (the "Company"), operated in a manner intended to permit it to be taxed as a real estate investment trust ("REIT") for federal income tax purposes. The Bank created the Company for the purpose of acquiring and holding real estate mortgage assets in a cost-effective manner and providing the Bank with an additional means of raising regulatory capital. The REIT Preferred Shares will be automatically exchanged (an "Automatic Exchange") for Bank Preferred Shares if the FDIC directs so in writing (a "Directive") upon the occurrence of one of the following events: (1) the Bank becomes "undercapitalized" under applicable regulations, (2) the Bank is placed into bankruptcy, reorganization, conservatorship or receivership or (3) the FDIC, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. Proceeds from the issuance of the REIT Preferred Shares will be used by the Company for general corporate purposes in furtherance of its business strategy, including the acquisition of mortgage loans and other REIT-qualified assets from the Bank's portfolio. Because the Company intends to operate in a manner so as to permit it to qualify as a REIT for federal income tax purposes, dividends payable on the REIT Preferred Shares will be deductible by the Company for such purposes.

                                 The Offering




Securities Offered ............ 138,000 Bank Preferred Shares.

Exchange ...................... The Bank Preferred Shares are to be issued, if ever, in connection with an exchange of the REIT Preferred Shares of the Company, an indirect subsidiary of the Bank. See "--REIT Preferred Stock Offering."

Ranking ....................... The Bank Preferred Shares rank senior to the Bank's Common Stock. As such, you, as a holder of Bank Preferred Shares, will receive full dividends prior to the holders of Common Stock, Series B Convertible Preferred
                                Stock and junior preferred stock and in a liquidation you will receive your full liquidation preference plus accrued and unpaid dividends prior to the holders of Common Stock and junior preferred stock receiving payment for their shares. Additional shares of preferred stock ranking senior to the Bank
                                Preferred Shares may not be issued without the approval of holders of at least two-thirds of the Bank Preferred Shares. Additional shares of preferred stock ranking on a parity with the Bank Preferred Shares may not be issued without the approval of a majority of the Independent Directors.

Dividends ..................... Dividends on the Bank Preferred Shares are payable monthly at the rate
                                of   % per annum of the liquidation preference (or $250.00 per share), if, when and as declared by the Board of Directors of the Bank. If declared, dividends for each monthly period are payable on the 15th day of the following month. Dividends accrue in each monthly period from the first day of such period, whether or not dividends are paid with respect to the preceeding monthly period. Dividends on the Bank
                                Preferred Shares are not cumulative. If no dividends, or less than full dividends, are declared on the Bank Preferred Shares by the Bank for a monthly dividend period, you will have no right to receive the amount of any undeclared dividends for that period, and the Bank will have no obligation to pay undeclared dividends for that period, whether or not dividends are declared and paid for any future period with respect to either the Bank Preferred Shares, any class of junior preferred stock or the Common Stock. See "Description of the Bank Preferred Shares--
                                Dividends." The Bank's ability to pay cash dividends is subject to regulatory and other restrictions described herein.

Liquidation Preference ........ The liquidation preference for each Bank Preferred Share is $250.00, plus any accrued and unpaid dividends only for the month in which the liquidation occurs. See "Description of the Bank Preferred Shares--
                                Rights Upon Liquidation."

Redemption .................... The Bank Preferred Shares are not redeemable prior to       ,
                                2004, after which they are redeemable at the option of the Bank, with the prior written approval of the FDIC. The Bank Preferred Shares are not convertible into any other securities of the Bank.

Voting Rights ................ Holders of Bank Preferred Shares will not have any voting rights, except as set forth below and as otherwise expressly provided by law.
                               On any matter on which holders of the Bank Preferred Shares may vote, each Bank Preferred Share will be entitled to one vote. Additional shares of preferred stock senior to the Bank Preferred Shares may not be issued and changes to the provisions of Atlantic Bank's articles of organization that adversely affect the rights of the holders of the Bank
                               Preferred Shares may not be made without the approval of the holders of at least two-thirds of the outstanding Bank Preferred Shares. See
                               "Description of the Bank Preferred Shares--Voting Rights."

Use of Proceeds .............. The Bank Preferred Shares will only be issued in connection with an exchange for the REIT Preferred Shares. The net proceeds from the sale of the REIT Preferred Shares will be used by the Company for general corporate purposes, including to acquire additional mortgage assets or other REIT-qualified assets. The exchange of REIT Preferred Shares for
                               Bank Preferred Shares would produce no proceeds to the Bank.

Absence of a Public Market ... There is currently no public market for the Bank Preferred Shares and such shares will not be listed on any securities exchange or for quotation on The Nasdaq Stock Market.



                                 Risk Factors


     See "Risk Factors" for a discussion of the risk factors and other considerations relating to the Bank and the Bank Preferred Shares.

Selected Consolidated Financial Data

     The following tables present selected consolidated financial and other data of the Bank at the dates and for the periods indicated. The financial condition, operations and balance sheet data as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 have been derived from financial statements audited by Wolf & Company, P.C., independent certified public accountants. In the opinion of management, the amounts shown at September 30, 1998 and 1997 and for the nine month periods then ended include all adjustments, (consisting solely of normal recurring accruals) necessary for a fair presentation of the consolidated results for such periods. The interim results are not necessarily indicative of the results for an entire year. The selected consolidated financial and other data should be read in conjunction with, and are qualified in their entirety by reference to, the information in the Consolidated Financial Statements and related Notes set forth in the attached Form 10-K and Form 10-Q.



                                                    As of and for the                         As of and for the
                                                    Nine Months Ended                            Years Ended
                                                      September 30,                              December 31,
                                                 -----------------------   --------------------------------------------------------
                                                     1998        1997         1997        1996        1995        1994       1993
                                                 ----------- -----------   ---------- ----------- ----------- ----------- ---------
                                                       (unaudited)
                                                                    (in thousands, except per share data and percentages)
Financial Condition Data (Period End):
Total assets ...................................  $456,662   $ 300,426    $ 321,776   $ 230,789   $ 163,157   $131,614    $ 48,987
Purchased loans and leases .....................   321,115     213,534      227,147     152,228      65,171     39,744       8,241
 Total discount ................................   (48,526)    (37,252)     (40,184)    (38,192)    (13,295)    (8,378)       (732)
 Allowance for losses on purchased loans .......      (200)         --           --          --          --         --          --
Originated loans and leases ....................    64,348      67,283       70,142      71,626      80,915     60,659      32,483
 Allowance for losses on originated loans
   and leases ..................................    (2,463)     (2,259)      (2,273)     (1,965)     (1,265)    (1,513)       (614)
Investment securities ..........................    52,490       7,782        7,817       5,822       9,421     13,124       2,999
Cash and cash equivalents ......................    41,524      39,015       46,200      30,287      10,131     16,578       4,373
Deposits .......................................   411,475     266,630      285,522     199,575     149,053    119,956      43,368
Stockholders' equity ...........................    39,614      30,101       31,801      25,760      11,983     10,476       5,365
Non-performing loans ...........................     7,187      10,571        6,918       3,106       3,066      1,497         817
Other real estate owned, net ...................     2,107       4,389        3,591       4,688       6,040      7,448       1,045
Operations Data (Period):
Interest income ................................  $ 31,843   $  23,138    $  32,777   $  22,162   $  15,966   $  5,986    $  4,764
Interest expense ...............................    14,887       9,395       13,269       8,499       6,803      1,898       2,046
                                                  --------   ---------    ---------   ---------   ---------   --------    --------
Net interest income ............................    16,956      13,743       19,508      13,663       9,163      4,088       2,718
Provision for loan and lease losses ............       819         275          325         755         308        261         266
                                                  --------   ---------    ---------   ---------   ---------   --------    --------
Net interest income after provision for
 loan and lease losses .........................    16,137      13,468       19,183      12,908       8,855      3,827       2,452
Gains on sales of investment securities, net ...       120          41           41          --          97         --         205
Gains on sales of loans and leases, net ........       535         117          117          96          92        288         283
Other income ...................................       401         372          370         442         521        418         510
Operating expenses .............................    (9,877)     (6,983)      (9,811)     (6,940)     (5,795)    (3,525)     (2,846)
                                                  --------   ---------    ---------   ---------   ---------   --------    --------
Income before income taxes......................     7,316       7,015        9,900       6,506       3,770      1,008         604
Provision (benefit) for income taxes ...........     1,928       2,925        4,128       2,713       1,399       (128)        (77)
                                                  --------   ---------    ---------   ---------   ---------   --------    --------
Net income .....................................     5,388       4,090        5,772       3,793       2,371      1,136         681
Preferred stock dividend .......................       (45)         --           --          --          --         --          --
                                                  --------   ---------    ---------   ---------   ---------   --------    --------
Net income available for common stock
 dividend ......................................  $  5,343   $   4,090    $   5,772   $   3,793   $   2,371   $  1,136    $    681
Per Share Data:
Net income --
 Basic .........................................  $   1.30   $    1.01    $    1.43   $    1.09   $    1.06   $   0.75    $   0.45
 Diluted .......................................      1.20        0.95         1.34        1.06        1.06       0.75        0.45
Book value at end of period ....................      9.46        7.42         7.84        6.41        5.56       4.47        3.57
Tangible book value at end of period ...........      8.18        7.40         7.82        6.38        5.49       4.24        3.57
Weighted average shares outstanding
 Basic .........................................     4,099       4,039        4,043       3,480       2,238      1,505       1,502
 Diluted .......................................     4,435       4,298        4,316       3,594       2,243      1,505       1,502

                                                         As of and for the                     As of and for the
                                                         Nine Months Ended                        Years Ended
                                                           September 30,                          December 31,
                                                        -------------------   ------------------------------------------------------
                                                          1998       1997      1997       1996        1995         1994       1993
                                                        --------   --------   -------    -------     -------      -------    -------
                                                            (unaudited)
                                                                          (in thousands, except per share data and percentages)
Selected Operating Ratios (Annualized):
Return on average assets ...............................   1.87%      2.16%     2.18%       2.29%        1.70%      1.96%      1.16%
Return on average stockholders' equity .................  20.20      19.64     20.16       18.47        20.69      19.45      13.77
Interest rate spread ...................................   6.06       7.66      7.71        7.83         7.15       6.91       4.47
Net interest margin ....................................   6.35       8.03      8.08        8.36         7.37       7.56       4.97
Non-interest income to average assets ..................    .37        .28       .20        0.30         0.51       1.22       1.70
Operating expenses to average assets ...................   3.43       3.69      3.70        3.87         4.16       6.08       4.86
Asset Quality Ratios:
Total non-performing assets to total assets ............   2.04%      4.98%     3.27%       3.38%        5.58%      6.80%      3.80%
Non-performing purchased loans as a percent of
 purchased loans and leases ............................   1.91       4.74      2.85        1.35         0.83       2.02       n/a
Non-performing originated loans as a percent of
 originated loans and leases ...........................   1.63        .68       .64        1.45         3.09       1.13       2.50
Discount as a percent of purchased loans and leases.....  15.11      17.45     17.69       25.09        20.40      21.08       8.88
Allowance for originated loan losses as a percent of
 originated loans and leases ...........................   3.70       3.34      3.22        2.72         1.54       2.47       1.88
Non-amortizing discount and allowance for losses
 on purchased loans as a percent of non-
 performing purchased loans(1) ......................... 524.69     193.05    342.18    1,184.41     1,419.70     402.24       n/a
Allowance for originated loan losses as a percent of
 non-performing originated loans and leases ............ 235.47     494.31    505.11      187.68        50.04     218.33      75.15
Capital Ratios:
Average stockholders' equity to average assets .........   9.25%     11.00%    10.79%      11.71%        8.22%     10.08%      8.43%
Tangible capital to assets ratio .......................   7.52       9.99      9.86       11.11         7.25       7.56      10.95
Tier I Leverage capital ratio ..........................   8.09      11.38     10.55       12.05         7.48      13.92      10.15
Tier I Risk-based capital ratio ........................   9.53      11.89     11.98       13.44         8.93      10.43      13.55
Total Risk-based capital ratio .........................  10.44      12.79     12.84       14.47         9.88      11.68      14.79

---------------
(1) Non-amortizing discount is the excess of the contractual balance of purchased loans over the amount of reasonably estimable and probable discounted future cash collections and would not be accreted into income until it is determined that the amount and timing of the collections are reasonably estimable and collection is probable.

                                  RISK FACTORS

     You should carefully consider the following risk factors before making an investment in the Bank Preferred Shares offered by this Offering Circular. The discussion contained in this Offering Circular contains forward-looking statements that involve risk and uncertainties. These forward-looking statements use terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or similar expressions and may include discussions of future strategy. The risk factors described below apply to all forward-looking statements wherever they appear in this Offering Circular. The Bank's actual results could differ materially from the forward looking statements. Important factors that could cause or contribute to such differences include those discussed below.


Non-Traditional Operating Strategy

     The levels of profit reported by the Bank in recent years have been attributable, in part, to a strategy which includes the identification and purchase of discounted loans which are perceived to be undervalued due to market, economic and competitive conditions. These investments have contributed significantly to the increases in the Bank's net income over the past three fiscal years. Currently, the Bank emphasizes the maintenance of its net interest margin in order to address its interest rate and prepayment risks. This approach, together with the Bank's non-traditional banking activities, have resulted in increases in the Bank's net income. However, the Bank's asset/liability management strategy and non-traditional banking activities subject it to business risks not experienced by financial institutions engaged in more traditional lending activities. As a result, the Bank may be subject to fluctuations in its business which may have a material adverse impact on its net income.


Availability and Pricing of Purchased Loans

     Commencing in 1991 and increasing thereafter, the Bank purchased performing loans and, commencing in 1996, non-performing loans, from private sellers, the FDIC and other government agencies at discounts. Such loans were historically acquired (1) from institutions which sought to eliminate certain loans or categories of loans from their portfolios, and (2) in connection with the failure or consolidation of certain New England financial institutions. The prices paid to acquire discounted loans are based on the Bank's estimates of the market value of such loans. At September 30, 1998, the Bank's net outstanding purchased loan and lease portfolio totaled $272.4 million, or 59.6%, of the Bank's total assets. At September 30, 1998, the gross outstanding purchased loan and lease portfolio totaled $321.1 million and consisted of $192.0 million of commercial real estate loans and $129.1 million of other purchased loans. Although management believes that it will continue to be able to identify and purchase discounted loans from private sector sellers or the FDIC during the reasonably foreseeable future, there can be no assurance that the Bank will be able to continue to do so at the same volumes or levels of discount or to obtain the same results as experienced in the past given the competitive nature of certain discounted loan acquisitions, the decrease in the number of failed or failing financial institutions that are being resolved by the FDIC and the general increase in asset quality of financial institutions in recent periods. Moreover, returns from the Bank's purchased loan portfolio may decrease if markets become more efficient in the evaluation and pricing of such loans, and if competition for the acquisition of such loans increases. There can be no assurance that the Bank will be able to effect acquisitions of discounted loans in the same manner and on the same terms as in the past or that there will not be significant variations in the profitability of this component of the Bank's operations.


Potential Increase in Non-Performing Assets

     In part as a result of the anticipated growth of the Bank's purchased loan portfolio and the continued acquisition of loan pools including both performing and non-performing loans, the Bank's net non-performing assets, including OREO, may increase in future periods. As of September 30, 1998, the Bank had $9.3 million of non-performing assets, of which $6.1 million were loans in the Bank's purchased loan portfolio, $1.0 million were loans in the Bank's originated loan portfolio and $2.1 million were OREO.

     In addition, the Bank occasionally purchases loan pools including both performing and non-performing loans. The Bank anticipates that it will continue to make purchases of such non-performing assets, and may increase this activity if management determines that such a strategy for the expansion of the loan purchasing program is effective. Non-performing assets generally are non-earning assets; however, OREO consisting of commercial real estate may provide some operating income to the Bank even when classified as a non-performing asset. High levels of such non-performing assets could adversely affect the Bank's results of operations. Moreover, non-performing assets require increased allocation of the Bank's resources to the management and work-out of such assets and may be significantly affected by the economies and markets for real estate in which they are located.


Commercial Real Estate Market

     As of September 30, 1998, a significant portion of the Bank's total loan portfolio was secured by interests in commercial real property located in the Northeast and California and, to a lesser degree, in commercial property located outside of the Northeast. As a result, the quality of the Bank's collateral is dependent, in part, on the performance of the commercial real estate market in the Northeast and California, generally, and adverse economic conditions in the Bank's primary market area would adversely affect Atlantic's financial condition and results of operations in the future.


Reserve Coverage for Originated Loans and Leases


     As of September 30, 1998, the Bank's allowance for loan and lease losses with respect to its originated loan portfolio as a percentage of such loans was 3.70%. There can be no assurance that the Bank's actual losses with respect to its originated loans will not exceed such coverage. In certain circumstances, losses in excess of such coverage could have a material adverse effect on the Bank's results of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Results of Operations--Provisions, Allowances and Discounts" in the Form 10-K.



Competition for Secured Commercial Loans


     The Bank competes with a number of financial institutions, many of which are larger and have greater resources than the Bank, for the origination of secured commercial loans. The primary factors in competing for such loans are interest rates, loan origination fees and the quality and range of lending services offered. There can be no assurance that the Bank will be able to originate a sufficient volume of secured commercial loans or to originate such loans on terms that will result in the same levels of profitability that the Bank has previously experienced. See "BUSINESS--Originated Loan Portfolio--Secured Commercial Loans" in the Form 10-K.



Commercial Lending Risks


     The Bank's commercial lending, especially to small businesses and individuals, exposes it to the risks inherent in financings based upon analyses of credit risk, the value of underlying collateral and other more intangible factors which are considered in making such loans. There can be no assurance that the Bank's profit margins will not be negatively impacted by errors in such analyses and by loan defaults by certain of these borrowers. Further, the ability of borrowers to repay such loans may be adversely affected by any downturn in general economic conditions. See "BUSINESS--Originated Loan Portfolio" in the Form 10-K.



Fluctuations in Amounts of Non-Interest Income and Gains on Sales of Real Estate Owned

     In recent years, the Bank's operating results have been significantly affected by non-interest income consisting primarily of the sale of interest-earning assets. The Bank earned $528,000, $538,000, and $710,000 in non-interest income for the years ended December 31, 1997, 1996, and 1995, respectively. In addition, the Bank recorded $1.1 million, $886,000 and $459,000 in net gains on sale of real estate for the years ended December 31, 1997, 1996 and 1995, respectively. Gains on the sales of loans and real estate generally are dependent on various factors which are not necessarily within the control of the Bank, including market and economic conditions. As a result, there can be no assurance that the gains on sales of loans and real estate reported by the Bank in future periods will be the same or greater than those reported in prior periods or that there will not be substantial periodic variations in the results from such activities. Future gains on sales of leases held by Dolphin Capital Corporation will also likely be subject to significant fluctuation.

Vulnerability to Interest Rate Risk

     Like most financial institutions, the Bank's results of operations are dependent on, among other things, its net interest income, which results from the "margin" between interest earned on interest-earning assets, such as investments and loans, and interest paid on interest-earning liabilities, such as deposits. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply, international disorders and other factors beyond the control of the Bank may also affect interest rates.

     When interest-earning assets mature or reprice more quickly than interest-bearing liabilities in a given period, a significant decrease in market interest rates could adversely affect net interest income. Conversely, a significant increase in market interest rates could result in increased net interest income. Changes in interest rates also can affect the volume of loans originated by the Bank, as well as the value of its loans and other interest-earning assets and its ability to realize gains on the sale of assets. An increase in interest rates that adversely affects the ability of borrowers and prospective purchasers of OREO to service debt may also have a material adverse effect on Atlantic's results of operations.

     Changes in the interest earned by the Bank generally tend to be shortly preceded or followed by corresponding changes in the interest paid by the Bank, and such changes generally preserve the Bank's net interest margins. As the Bank has expanded its purchased loan portfolio, it has acquired a number of fixed rate loans. Such loans tend to increase the Bank's exposure to interest rate risk. The Bank has funded such purchases with longer-term CDs in order to offset a portion of the interest rate risk. The Bank closely monitors the rate sensitivity of assets it acquires and, when purchased fixed rate loans are restructured, seeks to ensure that such restructurings are performed on a variable rate basis. As a general matter, the Bank will seek to manage its business to limit its overall exposure to interest rate fluctuations, but there can be no assurance that the Bank will be successful in doing so. Fluctuations in market interest rates are neither predictable nor controllable and may have a materially adverse impact on the operations and financial condition of the Bank.


Reliance on Short-term Deposits

     At September 30, 1998, $100.6 million, or 24.4%, of the Bank's deposits consisted of demand deposit accounts, statement savings, money market deposit accounts, and NOW accounts. The $310.9 million remaining balance of deposits consisted of certificates of deposit, of which $229.0 million, or 55.7%, of the Bank's total deposits, were due to mature within one year, reflecting consumer preference for short-term investments as a result of the current relatively low interest rate environment. The Bank has historically employed a wholesale funding strategy consisting primarily of marketing certificates of deposit to a national customer base. The Bank has been able to maintain sufficient liquidity by offering rates of interest on certificates of deposit marginally in excess of rates offered by other banks on comparable deposits. The ability of the Bank to attract and maintain deposits, as well as the Bank's cost of funds, has been, and will continue to be significantly affected by money market rates and general economic conditions. In the event the Bank increases interest rates paid to retain deposits, earnings may be adversely affected.

     The Bank has entered into contractual agreements with six national investment banking firms that provide the Bank with access to brokered certificates of deposit. These range in maturity from six months to three years, are non-cancelable and bear rates which are consistent with, or lower than, the Bank's certificate of deposit program. Under current FDIC regulations, banks that are categorized as "well-capitalized" can obtain brokered certificates of deposit without prior approval of the FDIC. At September 30, 1998, based upon the Bank's most recent consolidated Report of Condition and Income filed with the FDIC, the Bank is categorized as "well-capitalized." Brokered deposits generally are more responsive to changes in interest rates than other deposits, and thus, are more likely to be withdrawn from the Bank upon maturity as changes in interest rates and other factors may make other investments more attractive to investors. In addition, such funding sources may be more sensitive to significant changes in the financial condition of the Bank than are other sources of funding. Brokered deposits totaled $112.3 million at September 30, 1998.

New Business Initiatives


     From time to time, the Bank considers entry into certain new lines of business and the expansion of its existing businesses. In 1996, the Bank expanded its purchased loan portfolio and for the first time acquired loan pools including both performing and non-performing commercial loans. There can be no assurance that the Bank will enter any new lines of business, or that, if undertaken, such initiatives will not adversely affect the Bank's results of operations. In addition, the entry into any new business lines would be likely to involve the risks ordinarily attendant with the implementation of new business initiatives including, among others, the absence of management expertise with new lines of business, the incurrence of start-up costs and competition with financial institutions which may have greater experience, expertise and resources in any such areas than the Bank. For example, in May 1998 the Bank formed Dolphin Capital Corporation, a small-ticket equipment leasing subsidiary. Dolphin incurred a pre-tax loss of $1.9 million for the five months ended September 30, 1998 as a result of the relatively high level of operating expenses incurred to establish the sales and support systems necessary to support growth.



Competition

     The banking industry in the United States is part of the broader financial services industry. This industry also includes insurance companies, mutual funds, consumer finance companies and the securities brokerage industry. In recent years, intense market demands, technological and regulatory changes and economic pressures have eroded industry classifications which were once clearly defined. Existing banks have been forced to diversify their services, increase returns on deposits and become more cost-effective as a result of competition with one another and with other financial services companies, including non-bank competitors. The breakdown in traditional roles has been fueled by the pattern of rapidly fluctuating interest rates in the United States and by significant changes in federal and state laws over the past five years. These statutory changes (and corresponding changes in governing regulations) have resulted in increasing homogeneity in the products and financial services offered by financial institutions. As a result, some non-bank financial institutions, such as money market funds, have become increasingly strong competitors of banks in certain respects.

     Numerous banks compete with the Bank for deposit accounts, the origination of commercial loans and the acquisition of undervalued loans. With respect to deposits, additional significant competition arises from corporate and governmental debt securities, as well as money market mutual funds. The factors in competing for deposit accounts include interest rates, the quality and range of financial services offered and the convenience of office and automated teller machine locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. The competition for both deposits and loans has recently increased as a direct result of mergers of banks in New England. Such mergers have provided the resulting banks with enhanced financial resources and administrative capacity to compete for assets.

     In these circumstances, small financial institutions, such as the Bank, must offer financial products and services in a way which differentiates them from the larger financial organization competitors. The Bank has taken steps to do so by, among other things, working to establish continuing customer relationships with the borrowers in its purchased loan portfolios. Management believes that these relationships may be a source of lending and other business in the future because, in certain instances, the banking and other financial services needs of these borrowers are not adequately served by the Bank's larger bank and non-bank financial services competitors. Management believes that the recent consolidations and mergers by certain larger banks in New England have enhanced the opportunities available to the Bank to serve small-to-mid-sized businesses which may not be well-served by larger banks.

     The Bank faces strong competition in its market area both from other more established banks and from non-bank financial institutions which are aggressively expanding into markets traditionally served by banks. Most of these competitors offer products and services similar to those offered by the Bank, have facilities and financial resources greater than those of the Bank and have other competitive advantages over the Bank. Among the advantages of these larger institutions are their ability to make larger loans, to finance extensive advertising campaigns, to access international money markets, to conduct retail operations at a significant number of branches and, generally, to allocate their investment assets to business lines of highest yield and demand. For the reasons stated above, among others, there can be no assurance that the Bank will obtain sufficient deposits and purchase or originate a sufficient volume of quality loans to operate profitably in this competitive environment or that the Bank will maintain its competitive position in the commercial lending market in the future.

     In 1994, the U.S. Congress enacted legislation that will allow, under different implementation guidelines, bank holding companies and banks to acquire or merge with depository institutions across state lines. In 1996, Massachusetts enacted interstate banking laws in response to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"). The laws permit, subject to certain deposit and other limitations, interstate acquisitions, mergers and branching on a reciprocal basis. Competition in the Bank's primary market area could increase in the event that financial institutions from other jurisdictions branch into Massachusetts or merge with Massachusetts-chartered banks. See "BUSINESS--Competition" in the Form 10-K.


Federal and State Government Regulation and Deregulation of the Financial Services Industry

     The Bank is subject to a complex body of federal and state banking laws and regulations which are intended primarily for the protection of depositors. In addition, the Bank is subject to changes in federal and state tax laws, as well as changes in banking and credit regulations, accounting principles and governmental economic and monetary policies. Changes in governmental economic and monetary policy not only can affect the ability of the Bank to attract deposits and make loans, but also can affect the demand for secured commercial loans. The Bank will also be affected by various macroeconomic trends (such as changes in unemployment and inflation rates) over which it has no control.


     With legislative and regulatory attention focused on the regulation and deregulation of the financial services industry generally, it cannot be predicted what statutory and regulatory changes will be forthcoming. However, several bills are pending in the U.S. Congress which, if enacted, could significantly affect the operations and oversight of financial institutions. Further, the laws and regulations which affect the Bank on a daily basis may be changed at any time, and the interpretation of relevant laws and regulations is also subject to change by the authorities who examine the Bank and interpret those laws and regulations. There can be no assurance that any present or future changes in the laws or regulations or in their interpretation will not adversely and materially affect the Bank. See "BUSINESS--Supervision and Regulation" in the Form 10-K.



Economic Conditions in the National and Regional Market

     Economic conditions at the local, regional and national levels may significantly affect the operations of financial institutions. For example, much of the United States, including the Northeast region, experienced a significant economic decline in the late 1980's and early 1990's. This decline adversely affected employment, the real estate markets and the banking industry in the Bank's primary market area. As a result of this decline, loan repayment delinquencies for banks increased and the underlying values of properties securing loans declined. Additionally, numerous bank failures resulted in the placement of properties in the hands of federal banking agencies with the primary objective of liquidating these properties promptly. A significant percentage of the loans in the Bank's purchased loan portfolio and substantially all of the loans in the Bank's originated loan portfolio have been made to businesses based in the Northeast and are secured by interests in real property located in the Northeast. Poor economic conditions in the Northeast region and the Bank's primary market area would adversely affect the financial condition and results of operations of the Bank in the future.


Dependence on Key Employees

     The success of the Bank will continue to depend heavily on the expertise and guidance of its Chairman of the Board of Directors (the "Chairman"), Nicholas W. Lazares, its President, Richard Wayne, each of whom also holds the title of Co-Chief Executive Officer, and certain other senior executive officers. The loss of the services of any of these key individuals would have a material adverse effect on Atlantic. The Bank does not maintain key-man life insurance with respect to any of these individuals. See "MANAGEMENT."

Anti-Takeover Provisions

     Federal and state laws impose restrictions, including regulatory approval requirements, on the acquisition of control of a bank such as the Bank. In addition, the Bank's Articles of Organization, as amended (the "Articles"), and Amended and Restated By-laws (the "By-laws") also contain anti-takeover provisions establishing a staggered Board of Directors, a class of authorized but unissued preferred stock, and super-majority voting requirements for certain business combinations. In addition, the Bank has recently adopted a shareholder rights agreement. The effect of the foregoing may be to delay or prevent the acquisition of control of the Bank.


Environmental Liabilities

     In the course of its business, the Bank has acquired, and may in the future acquire through foreclosure, properties securing loans it has originated or purchased which are in default. With respect to the Bank's OREO, there is a risk that hazardous substances or wastes, contaminants or pollutants could be discovered on such properties after acquisition by the Bank. In such event, the Bank might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties, that the Bank would have adequate remedies against the prior owner or other responsible parties or that the Bank would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

                                  MANAGEMENT


General

     The following table sets forth the name and age of each person who is currently a Director or an executive officer of the Bank:


                                                                                               Director/Officer
                                                                              Age (as of         of the Bank
               Name                              Position                September 30, 1998)      Since Year
--------------------------------- ------------------------------------- --------------------- -----------------
    Nicholas W. Lazares ......... Chairman of the Board of                       47                 1987
                                  Directors, Co-Chief Executive
                                  Officer, Director

    Richard Wayne ............... President, Co-Chief Executive                  46                 1987
                                  Officer, Director

    John L. Champion ............ Chief Financial Officer, Treasurer,            50                 1993
                                  Senior Vice President

    Demetrios J. Kyrios ......... Senior Vice President                          39                 1993

    Edward F. Mehm .............. Senior Vice President                          34                 1996

    Bradley M. Shron ............ Senior Vice President, General                 41                 1996
                                  Counsel, Clerk

    L. Dennis Kozlowski ......... Director                                       52                 1987

    Georgia Murray .............. Director                                       48                 1989

    Anthony L. Rodes ............ Director                                       72                 1995

    Alan R. Stone ............... Director                                       47                 1992

    Louis N. Vinios ............. Director                                       41                 1995

     The business experience for each of the Directors and executive officers of the Bank during at least the last five years is as follows:

     Nicholas W. Lazares. Mr. Lazares is Chairman of the Board of Directors and Co-Chief Executive Officer of the Bank. Since 1991, Mr. Lazares has been Chairman of the Board of Directors of the Bank. From March, 1980 to December 31, 1994, Mr. Lazares, or a professional corporation of which he was the principal, was a partner in the law firm of Wayne, Lazares and Chappell in Boston, Massachusetts.

     Richard Wayne. Mr. Wayne is President and Co-Chief Executive Officer of the Bank. Since 1991, Mr. Wayne has been the President of the Bank. From March, 1980 to December 31, 1994, Mr. Wayne, or a professional corporation of which he was the principal, was a partner in the law firm of Wayne, Lazares and Chappell in Boston, Massachusetts.

     John L. Champion. Mr. Champion joined the Bank in March, 1993 and is the Chief Financial Officer, the Treasurer and a Senior Vice President of the Bank. Previously, Mr. Champion was an executive vice president of Coolidge Bank and Trust Company, Boston, Massachusetts, and a certified public accountant with KPMG Peat Marwick.

     Demetrios J. Kyrios. Mr. Kyrios joined the Bank in 1993. He was promoted to Senior Vice President in 1994. From May, 1985 to July, 1988, Mr. Kyrios was a senior lender at the Boston branch of the National Bank of Greece, and from July, 1988 to February, 1993, he was a vice president at Mercantile Bank, Boston, Massachusetts.

     Edward F. Mehm. Mr. Mehm has served as a Senior Vice President since January 1997. Mr. Mehm joined the Bank in October, 1996, as a Vice President. Prior to joining the Bank, Mr. Mehm was a Vice President with Fleet Real Estate Capital from 1993 to 1996.

     Bradley M. Shron. Mr. Shron has served as a Senior Vice President, Legal Counsel and Assistant Clerk of the Bank since January 1997, General Counsel since January 1998 and Clerk since April, 1998. Mr. Shron joined the Bank as a Vice President and Legal Counsel in April 1996. Prior to joining the Bank, Mr. Shron was a partner at the Boston law firm of Riemer and Braunstein from 1986 to 1996.

     L. Dennis Kozlowski. Since 1992, Mr. Kozlowski has been Chairman and Chief Executive Officer of Tyco International, Ltd. in Hamilton, Bermuda. Mr. Kozlowski is also a director of Raytheon, Inc., Applied Power Corp. and V.S.O.P., Inc.

     Georgia Murray. Since 1987, Ms. Murray has been a Senior Vice President and Director of The Boston Financial Group, Inc., a financial services company in Boston, Massachusetts. Ms. Murray is also a director of the following entities: 29 Franklin Street, Inc., Arch Street, Inc., Arch Street III, Inc., Arch Street IV, Inc., Arch Street V, Inc., Arch Street VI, Inc., Arch Street VII, Inc., Arch Street VIII, Inc., BF Growth Properties, Inc., BFTG Residential Properties, Inc. and BFTG Property Ventures, Inc.

     Anthony L. Rodes. Mr. Rodes is retired from General Electric Corporation where he was a manager from 1969 to 1986. Mr. Rodes was also a Deputy Managing Director of the Hellenic Business Development and Investment Co., S.A., a venture capital firm from 1986 to 1990.

     Alan R. Stone. Since 1982, Mr. Stone has been President of Stone Legal Resources Group with offices in Boston, Massachusetts and New York, New York. Mr. Stone is also a Director of Stone Legal Resources Group, Inc.

     Louis N. Vinios. Since 1979, Mr. Vinios has been an Executive Vice President at J.P.A. Management Co., Inc., a real estate management and development corporation in Boston, Massachusetts.


The Board of Directors and Its Committees

     The Board of Directors held 12 meetings during fiscal year 1997. During fiscal 1997, each of the Directors, except for Mr. Kozlowski, attended at least 75% of the total number of meetings of the Board of Directors and of the committees of which he or she was a member. The following is a description of each of the committees of the Board of Directors of the Bank.

     Executive Committee. The members of the Executive Committee of the Bank are Messrs. Wayne and Lazares and Ms. Murray. The Executive Committee has the capacity to address significant corporate and management matters between meetings of the full Board of Directors. In 1997, the Executive Committee did not meet formally and did not take any actions pursuant to the authority granted to it by the Board of Directors.

     Loan and Investment Committee. The Bank's Loan and Investment Committee met as necessary during fiscal year 1997. The members of the Loan and Investment Committee are Messrs. Lazares, Wayne, and Vinios and Ms. Murray. The principal function of the Loan and Investment Committee is to establish the Bank's credit policy and to approve certain purchases and sales of securities, loans and other investments, including the terms and conditions thereof and the security offered therefor. The Loan and Investment Committee reports its activities to the Board of Directors at each regularly scheduled Board of Directors' meeting.

     Audit Committee. The Audit Committee met twice during fiscal year 1997. The members of the Audit Committee are Messrs. Rodes (Chairman), Kozlowski and Vinios. The primary function of the Audit Committee is to review the annual audited financial statements of the Bank and the scope of the annual audit. The Audit Committee also monitors the Bank's internal accounting controls and recommends an independent auditor to the Board of Directors.

     Community Reinvestment Act Committee. The Bank's Community Reinvestment Act Committee ("CRA Committee") met twice during fiscal year 1997. The members of the CRA Committee are Messrs. Stone (Chairman) and Wayne. The function of the CRA Committee is to recommend to the Board of Directors policies and practices to assist the Bank in meeting its obligations under the Community Reinvestment Act. The CRA Committee also encourages the Bank to participate in other community activities consistent with its community reinvestment obligations.

     Compensation Committee. The Compensation Committee met once during fiscal year 1997. The members of the Compensation Committee are Mr. Kozlowski and Ms. Murray. The function of the Compensation Committee is to review the level of compensation paid to executive officers and Directors of the Bank.

     The Bank does not maintain a nominating committee of the Board of Directors.


Compensation of the Bank's Directors

     For fiscal year 1997, Directors of the Bank who are not officers or employees of the Bank (the "Outside Directors") received 1,000 shares of Common Stock in lieu of Director's fees otherwise payable to such person.


Compensation of Executive Officers

     Executive Officers of the Bank. The following table sets forth the compensation received for services rendered to the Bank by the Chairman, the President and the four other most highly compensated executive officers of the Bank (the "Named Executive Officers") who earned in excess of $100,000 for the years ended December 31, 1997, 1996 and 1995:


                          SUMMARY COMPENSATION TABLE


                                                              Annual
                                                           Compensation
                                                     ------------------------
                                                                                   All Other
              Principal Position               Year   Salary ($)   Bonus ($)    Compensation ($)
--------------------------------------------- ------ ------------ -----------   ----------------
   Nicholas W. Lazares, ..................... 1997   $211,765     $782,852      $6,843(1)(4)
    Chairman of the Board of Directors and    1996    205,000      681,068       6,460(1)(4)
    Co-Chief Executive Officer                1995    200,000      312,997       4,853(1)(4)

   Richard Wayne, ........................... 1997    211,765      782,852       6,709(2)(4)
    President and Co-Chief Executive Officer  1996    205,000      681,068       6,341(2)(4)
                                              1995    200,000      312,997       4,720(2)(4)

   Demetrios J. Kyrios, ..................... 1997    154,816      165,500       5,134(3)(4)
    Senior Vice President                     1996    121,327      100,000       3,600(4)
                                              1995    100,000       72,500       2,050(4)

   John L. Champion, ........................ 1997    132,239       93,189       4,779(4)
    Treasurer, Chief Financial Officer and    1996    128,365       60,000       2,976(4)
    Senior Vice President                     1995    125,000       35,000       2,344(4)

   Edward F. Mehm, .......................... 1997    100,000       90,000       3,161(4)
    Senior Vice President                     1996     15,385       30,000          --
                                              1995         --           --          --

   Bradley M. Shron ......................... 1997    100,000       70,000          --
    Senior Vice President, Clerk and          1996     60,577       29,500          --
    General Counsel                           1995         --           --          --

----------------
(1) Includes $2,064, $1,960 and $2,333 relating to premiums on a split-dollar life insurance policy for the years ended December 31, 1997, 1996 and 1995, respectively.

(2) Includes $1,930, $1,841 and $2,200 relating to premiums on a split-dollar life insurance policy for the years ended December 31, 1997, 1996 and 1995, respectively.

(3) Includes $355 relating to premiums on a split-dollar life insurance policy for the year ended December 31, 1997.

(4) Includes amounts contributed by the Bank under its Section 401(k) plan on behalf of the Named Executive Officers.

Stock Options

     There were no options granted to, or exercised by, the Bank's Named Executive Officers in 1997. The following table sets forth information concerning the number and value of unexercised options to purchase Common Stock of the Bank held by Named Executive Officers of the Bank who held such options at December 31, 1997.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values


                                      Number of Securities              Value of Unexercised
                                     Underlying Unexercised             In-the-Money Options
                                  Options at December 31, 1997        at December 31, 1997(1)
                                 -------------------------------   ------------------------------
             Name                 Exercisable     Unexercisable     Exercisable     Unexercisable
------------------------------   -------------   ---------------   -------------   --------------
 John L. Champion ............        5,000          10,000         $   36,250        $ 72,500
 Demetrios J. Kyrios .........        8,333          16,667             60,414         120,836
 Nicholas W. Lazares .........      228,128              --          1,916,350              --
 Richard Wayne ...............      228,128              --          1,916,350              --

----------------
(1) Represents the market value of shares of Common Stock covered by in-the-money options on December 31, 1997, less the aggregate option exercise price. The closing market price of the Common Stock on December 31, 1997 was $14.00 per share.


Employment Agreements with Executive Officers

     The Bank has entered into Executive Agreements with Nicholas W. Lazares and Richard Wayne (each, an "Executive") for an initial term of three years. On January 1, 1997 and on each January 1 thereafter, each Executive Agreement then in effect is extended automatically for an additional one-year period unless, within a specified time, either party to such Executive Agreement gives written notice to the other of such party's election not to so extend the term of such Executive Agreement.

     Each Executive Agreement provides, among other things, for (1) an annual base salary of $200,000, (2) annual minimum increases in base salary based on the consumer price index, (3) bonus payments determined in accordance with the Bonus Plan adopted by the Board of Directors, (4) insurance and other benefits, and (5) in the event of (A) termination by the Executive upon certain defaults by the Bank under his Executive Agreement, or (B) termination of the Executive by the Bank without cause, aggregate payments (made in monthly installments) equal to the Executive's annual salary then in effect and amounts payable under the Bonus Plan through the terms of the Executive Agreement. The Bonus Plan provides for the quarterly payment of cash bonuses to each Executive based on the Bank's projected attainment of specified annual return on equity goals.

     Each Executive Agreement and the Bonus Plan include provisions for termination of the Executive for cause, whereupon payments and benefits cease. Each Executive Agreement also includes certain confidentiality and non-competition provisions.


1998 Stock Option and Incentive Plan

     The 1998 Stock Option and Incentive Plan, as amended (the "1998 Plan"), is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, at its discretion, may grant a variety of stock incentive awards based on the Common Stock of the Bank. Awards under the 1998 Plan include stock options (both incentive options and non-qualified options), restricted stock and unrestricted stock. These awards are described in greater detail below.

     Subject to adjustment for stock splits, stock dividends and similar events, the total number of shares of Common Stock that can be issued under the 1998 Plan is 200,000 shares, of which no more than 80,000 shares are available for grants in the form of restricted stock or unrestricted stock. In order to satisfy the performance-based compensation exception to the $1 million cap on the Bank's tax deduction imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the 1998 Plan also provides that stock options with respect to no more than 50,000 shares of Common Stock may be granted to any one individual in any one calendar year. The shares issued by the Bank under the 1998 Plan may be authorized but unissued shares, or shares reacquired by the Bank. To the extent that awards under the 1998 Plan do not vest or otherwise revert to the Bank, the shares of Common Stock represented by such awards may be the subject of subsequent awards.

     Plan Administration; Eligibility. The 1998 Plan is administered by the Committee. All members of the Committee must be "non-employee directors" as that term is defined under the rules promulgated by the Securities and Exchange Commission and "outside directors" as that term is defined in Section 162 of the Code and the regulations promulgated thereunder.

     The Committee has full power to select the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1998 Plan. The Committee may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Committee may permit interest, dividend or deemed dividends to be credited to the amount of deferrals.

     Persons eligible to participate in the 1998 Plan are full or part-time officers and other employees of the Bank or its subsidiaries and any member of the Board of Directors of the Bank who is not an employee of the Bank or any subsidiary ("Bank Independent Directors") who are responsible for or contribute to the management, growth or profitability of the Bank and its subsidiaries, as selected from time to time by the Committee.

     Stock Options. The 1998 Plan permits the granting of (1) options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Code and (2) options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option is determined by the Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant.

     The term of each option is fixed by the Committee and may not exceed ten years from date of grant in the case of an Incentive Option. The Committee determines at what time or times each option may be exercised and, subject to the provisions of the 1998 Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee.

     Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Committee or, if the Committee so permits, by delivery (or attestation as to ownership) of shares of Common Stock already owned by the optionee, subject to certain restrictions. The exercise price may also be delivered to the Bank by a broker pursuant to irrevocable instructions to the broker from the optionee.

     At the discretion of the Committee, stock options granted under the 1998 Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery (or attestation as to ownership) of shares of Common Stock is automatically granted an additional stock option (with an exercise price equal to the fair market value of the Common Stock on the date the additional stock option is granted) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original stock option. The Committee may also add this feature to existing options. The purpose of this feature is to enable participants to maintain any equity interest in the Bank without dilution.

     To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

     Bank Independent Directors Stock Grants. The 1998 Plan provides for the automatic grant to Bank Independent Directors of shares of Common Stock in lieu of the annual retainer fee due to each Bank Independent Director in January of each year (or upon the election of a new Bank Independent Director). The number of shares of Common Stock granted each year is determined by dividing the amount of the annual retainer by the fair market value of the Common Stock. All or a portion of the stock grant may be deferred at the option of each Bank Independent Director in accordance with such rules and procedures as may from time to time be established by the Board of Directors.

     Restricted Stock. The Committee may also award shares of Common Stock to full and part-time officers, other employees and Bank Independent Directors subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Bank through a specified restricted period. The restricted period is at least three years in the case of time-based vesting and at least one year in the case of performance-based vesting. The purchase price of shares of Restricted Stock is determined by the Committee. If the performance goals and other restrictions are not attained, the employees forfeit their awards of Restricted Stock.

     Unrestricted Stock. The Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the 1998 Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to full and part-time officers and other employees and Bank Independent Directors in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to such full and part-time officers and other employees. As discussed above, Unrestricted Stock is issued annually to Bank Independent Directors in lieu of the annual retainer fee.

     Adjustments for Stock Dividends, Mergers, Etc. The Committee makes appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation, sale of the Bank or similar event, the Committee, in its discretion, may provide for substitution or adjustments of outstanding options, or may upon prior written notice terminate all unexercised options with or without payment of cash consideration.

     Amendments and Termination. The Board of Directors may at any time amend or discontinue the 1998 Plan and the Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Further, Plan amendments that increase the number of shares under the 1998 Plan, that increase the number of options that may be granted to any one individual in any year, or that reduce the exercise price below fair market value shall be subject to approval by the Bank's stockholders and, if necessary, approval of applicable regulatory authorities.

     Change of Control Provisions. The 1998 Plan provides that in the event of a sale or merger of the Bank, all stock options shall automatically become fully exercisable. In addition, at any time prior to such sale or merger, the Committee may waive conditions and restrictions on any awards to the extent it may determine appropriate.


Employee Savings Plan

     Effective July 1, 1989, the Bank established a Section 401(k) plan (the "401(k) Plan") to enable its employees to save on a pre-tax basis. Bank employees 21 years or older are eligible to enter the 401(k) Plan on the monthly entry date following completion of one year of employment with at least 1,000 hours of service. The age and service requirements were waived for individuals employed by the Bank as of the effective date of the 401(k) Plan.

     Participating employees may elect to contribute up to 20% of their annual salary to the 401(k) Plan, or $9,500, as adjusted, whichever is less. The Bank matches 100% of such qualifying contributions up to the first 3% of salary. Forfeitures are reallocated to reduce the matching contributions. The Bank's matching contributions become vested at a rate of 20% for each year of the employee's service and are fully vested after five years. Prior to termination of employment, participants may withdraw their contributions, exclusive of income, only in the event of undue financial hardship. Benefits are payable upon retirement, death, disability or separation from service, and may be payable in cash in one lump sum, quarterly cash payments over a period of up to 15 years or in the form of an annuity contract.

                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS


     The following table sets forth, to the best knowledge of the Bank, certain information regarding the beneficial ownership of the Bank's Common Stock as of January 1, 1999 by (1) each person known by the Bank to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each of the Bank's Directors, (3) each of the Executive Officers named in the Summary Compensation Table and (4) all of the Bank's Executive Officers and Directors as a group.




                                                         Beneficial Ownership
                                                     -----------------------------
                                                          Shares of
      Name and Address of Beneficial Owner(1)           Common Stock       Percent
--------------------------------------------------   ------------------   --------
      John L. Champion(2)(3) .....................          17,700(4)          *

      L. Dennis Kozlowski(5) .....................          21,571             *

      Demetrios J. Kyrios(2) .....................          18,666(6)          *

      Nicholas W. Lazares(2)(5) ..................         336,298(7)        7.71

      Edward F. Mehm(2) ..........................             200             *

      Georgia Murray(5) ..........................          15,800             *

      Granite Capital Group ......................         246,500(8)        5.96
       126 East 56th Street
       25th Floor
       New York, NY 10022

      Leon Okurowski(3) ..........................         284,969(9)        6.61
       c/o U.S. Boston Capital Corp.
       14D North Commons
       Lincoln, MA 01773

      Anthony L. Rodes(5) ........................          20,270(10)         *

      Bradley M. Shron(2) ........................              --             *

      Alan R. Stone(5) ...........................          38,086(11)         *

      Willard L. Umphrey(3) ......................         345,132(12)       8.01
       c/o U.S. Boston Capital Corp.
       14D North Commons
       Lincoln, MA 01773

      Louis N. Vinios(5) .........................          10,065             *

      Richard Wayne(2)(5) ........................         335,950(13)       7.70

      Wellington Management Company, LLP .........         398,000(14)       9.63
       75 State Street
       Boston, MA 02109

      All Directors and officers as a group
       (11 persons) ..............................         814,606          17.65

------------
*   Less than 1%.

(1) Unless otherwise indicated, the address for the named party is c/o Atlantic Bank and Trust Company, 101 Summer Street, Boston, MA 02110.

(2) Executive officer.

(3) Former Director.


(4) The amount set forth includes 10,000 shares beneficially owned pursuant to options to purchase shares of Common Stock exercisable within 60 days of January 1, 1999.


(5) Director.


(6) The amount set forth includes 16,666 shares beneficially owned pursuant to options to purchase shares of Common Stock exercisable within 60 days of January 1, 1999.


(7) The amount set forth includes (1) 4,838 shares of Common Stock owned by Mr. Lazares' wife and (2) 9,000 shares held by Mr. Lazares' wife as trustee for their children. Mr. Lazares disclaims beneficial ownership of those shares owned by his wife and held by his wife as trustee for his children. Of the remaining 322,460 shares beneficially owned by Mr. Lazares, 228,128 are beneficially owned pursuant to options to purchase shares of Common Stock exercisable within 60 days of January 1, 1999 and 15,195 are held in the Nicholas W. Lazares Self-Employed Retirement Plan. Mr. Lazares is the trustee of the Nicholas W. Lazares Self-Employed Retirement Plan and, therefore, has sole voting and investment power with respect to the shares. Mr. Lazares also holds 4,000 shares in the Nicholas Lazares IRA and has sole investment and voting power with respect to such shares.


(8) According to information received by the Bank from Granite Capital L.P. ("Granite Capital"), Granite Capital and its affiliates collectively hold 246,500 shares of Common Stock. The amount set forth includes (1) 214,400 shares of Common Stock owned by Granite Capital and (2) 32,100 shares of Common Stock owned by Granite Capital Overseas Hedged Equity Fund Ltd. ("Granite Overseas"), an offshore investment corporation to which Granite International Capital Group, L.P. ("Granite International") provides investment advisory services. Granite International may be deemed to beneficially own the 52,100 shares of Common Stock held by Granite Overseas by nature of its investment advisory relationship. Granite Advisory Corp. ("Granite Advisory") may be deemed to beneficially own the 52,100 shares of Common Stock held by Granite Overseas by the nature of its position as the general partner of Granite International. Messrs. Eisenberg and Harrison do not directly own any shares of Common Stock. However, Messrs. Eisenberg and Harrison are general partners of Granite Capital and secretary and president, respectively of Granite Advisory, the general partner of Granite International. By the nature of these positions, Messrs. Eisenberg and Harrison may be deemed to each beneficially own 246,500 shares of Common Stock.


(9) The amount set forth is based upon a review of reports filed with the FDIC and includes 17,456 shares owned by Mr. Okurowski's wife. Of the remaining 257,129 shares beneficially owned by Mr. Okurowski, 175,128 are beneficially owned pursuant to options to purchase shares of Common Stock exercisable within 60 days of January 1, 1999 and 28,421 shares were held in the U.S. Boston Corporation Profit Sharing Retirement Plan (the "PSRP") u/a/d 10/1/94 a/c Leon Okurowski. The trustees of the PSRP a/c Leon Okurowski are Willard L. Umphrey and Leon Okurowski, and, therefore, Mr. Okurowski has shared voting and investment power with respect to the shares. The Bank also believes that Mr. Okurowski has shared investment and voting power with respect to the 10,384 shares held by the PSRP a/c Willard
     L. Umphrey (see Note 12).


(10) The amount set forth includes 14,270 shares owned by Mr. Rodes' wife. Mr. Rodes disclaims beneficial ownership of those shares owned by his wife.


(11) Of the 38,086 shares beneficially owned by Mr. Stone, 16,362 are held in The Alan R. Stone, Esq., Attorney Placement Consultants, Inc. Money Purchase Pension Plan and 3,819 are held in the Alan R. Stone, Esq., Attorney Placement Consultants, Inc. Profit Sharing Plan and Trust. Mr. Stone is the trustee of such plans, and, therefore, has sole voting and investment power with respect to shares held by such plans.

(12) Based upon information received by the Bank from Mr. Umphrey, the amount set forth includes (1) 2,703 shares owned jointly by Mr. Umphrey and his wife, (2) 2,397 shares owned by Mr. Umphrey's wife, (3) 126,099 shares held by the Willard L. Umphrey Revocable 1996 Trust (the "Trust") and (4) 10,384 shares held by the PSRP a/c Willard L. Umphrey. Of the remaining 203,549 shares beneficially owned by Mr. Umphrey, 175,128 shares of Common Stock are beneficially owned pursuant to options to purchase shares of Common Stock exercisable within 60 days of January 1, 1999. Mr. Umphrey has sole voting and investment power with respect to the shares beneficially owned pursuant to his options. The trustees of the PSRP a/c Willard L. Umphrey are Willard L. Umphrey and Leon Okurowski, and, therefore, Mr. Umphrey has shared voting and investment power with respect to such shares. The Bank also believes that Mr. Umphrey has shared investment and voting power with respect to the 28,421 shares held by the PSRP a/c Leon Okurowski (see
     Note 9).


(13) The amount set forth includes (1) 8,752 shares owned by Mr. Wayne's wife and (2) 5,100 shares acquired by Mr. Wayne's children pursuant to the Uniform Gifts to Minors Act. Mr. Wayne disclaims beneficial ownership of those shares owned by his wife and children. Of the remaining 322,098 shares beneficially owned by Mr. Wayne, 228,128 shares are beneficially owned pursuant to options to purchase shares of Common Stock exercisable within 60 days of January 1, 1999 and 17,290 are held in the Richard Wayne IRA. Mr. Wayne has sole voting and investment power with respect to the shares held in his IRA.


(14) According to information set forth in a Form F-11A, filed with the FDIC on February 12, 1998, Wellington Management Company, LLP ("Wellington") in its capacity as an investment adviser may be deemed to beneficially own 398,000 shares of Common Stock collectively held by numerous of Wellington's investment counseling clients.


                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Interested Directors' Transactions. Certain of the Bank's Directors and officers are at present, as in the past, directors, officers or stockholders of corporations or members of partnerships which are deposit customers of the Bank and which have transactions with the Bank in the ordinary course of business. Loan transactions with Directors and officers of the Bank and with such corporations and partnerships are subject to the Board of Directors' policy regarding such credit transactions, which requires the transactions to be made in the ordinary course of business and on the same terms, including interest rates, collateral and repayment, as those prevailing at the time for comparable transactions with other persons and which did not involve more than normal risk of collectibility or present other features unfavorable to the Bank.

     Atlantic Holdings and AB&T. On May 19, 1988, the Bank entered into a Service Agreement (the "Service Agreement") with Atlantic Holdings Limited Partnership, a Delaware limited partnership ("Atlantic Holdings"), and AB&T, Inc., a Delaware corporation ("AB&T"), the general partner of Atlantic Holdings. Two current Directors, Messrs. Lazares and Wayne, and two former directors of the Bank, are shareholders and directors of AB&T and certain Directors are limited partners of Atlantic Holdings. Under the Service Agreement, the Bank furnishes services necessary to originate and facilitate loans and investments and to enter into arrangements necessary to fund such business activities. For the year ended December 31, 1997, the Bank received an annual fee of $77,000 in consideration of its services. In 1996, the partners of Atlantic Holdings approved the dissolution of that partnership, and Atlantic Holdings is in the process of winding down its affairs.

     As of December 31, 1997, Atlantic had two loans outstanding to Atlantic Holdings which were made in connection with the Bank's sale of OREO to Atlantic Holdings. The largest amount of indebtedness outstanding for each loan during the fiscal year ended December 31, 1997 was $230,000 and $183,000, respectively, and as of December 31, 1997, the outstanding balances of these two loans were $195,000 and $168,000 respectively. The Bank paid $154,000 in lease payments to Atlantic Holdings under a sub-lease for its executive and main offices in the year ended December 31, 1997. The Bank also held deposits of Atlantic Holdings of approximately $565,000 at December 31, 1997.

     Wayne, Lazares & Chappell. Two of the Bank's Directors, Messrs. Wayne and Lazares, were principals of professional corporations which, until January 1, 1995, were partners of the law firm of Wayne, Lazares & Chappell. In connection with Messrs. Wayne and Lazares' sale of their respective partnership interests, Wayne, Lazares & Chappell issued interest-bearing promissory notes in the amount of $226,290 to each professional corporation owned by Mr. Wayne and Mr. Lazares for repayment of amounts owed by the law firm. These notes were cancelled as of December 31, 1996 for nominal non-cash consideration and as a result, Messrs. Wayne and Lazares received no cash payments with respect to the notes in 1997. Chappell, Cohen, DiFronzo & Zinnershine, the successor firm to Wayne, Lazares & Chappell, as special counsel to the Bank, continues to provide legal services to the Bank. For the year ended December 31, 1997, Chappell, Cohen, DiFronzo & Zinnershine received $436,000 from the Bank for legal services provided. The Bank held $384,000 in deposits of Chappell, Cohen, DiFronzo & Zinnershine or its customers at December 31, 1997. Additionally, the Bank paid $305,000 of its lease costs directly to the landlord to sub-let a portion of its quarters from the law firm for the year ended December 31, 1997.



     Watermark Donut Company. On October 14, 1998 the Bank entered into a Lease Agreement with Watermark Donut Company ("Watermark"). Messrs. Wayne and Lazares, both directors of the Bank, are directors and holders of approximately a 20% interest each in Watermark. The term of the lease is for five years with two five year renewal periods. Pursuant to the Lease Agreement, Watermark shall pay the Bank $44,044 per year, plus a percentage of the gross sales of Watermark at the premises in excess of certain specified levels.

                   DESCRIPTION OF THE BANK PREFERRED SHARES


     The following summary sets forth the material terms and provisions of the Bank Preferred Shares, and is qualified in its entirety by reference to the Bank's Articles and By-laws, copies of which may be obtained from the Bank.


General

     Under the provisions of Massachusetts banking law, the issuance of capital stock by Atlantic, including the issuance of shares of capital stock, requires the prior approval of the Commissioner. The Company has submitted a request to the Commissioner for approval of the issuance of Bank Preferred Shares in exchange for REIT Preferred Shares upon the occurrence of an Automatic Exchange.


Series of Preferred Stock

     The Bank's Articles of Organization authorize its Board of Directors, subject to the approval of the Commissioner, to issue one or more series of Preferred Stock and to fix the voting powers, designations, preferences, relative participating, optional or other special rights of each series and their qualifications, limitations and restrictions thereof. Upon completion of this offering the Bank's Board of Directors will have designated (1) 150,000 shares of the Preferred Stock as the Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share, (the "Junior Preferred Shares") under the Bank's Shareholder Rights Agreement, (2) 100 shares of Series B Convertible Preferred Stock (the "Convertible Preferred Stock"), of which 100 shares were outstanding as of the date of this Offering Circular, and (3) 138,000 Bank Preferred Shares, of which no shares were outstanding as of the date of this Offering Circular.


Series B Convertible Preferred Stock


     The Convertible Preferred Stock forms a series of the preferred stock of the Bank. The holders of the Convertible Preferred Stock have no preemptive rights with respect to any shares of the capital stock of the Bank. On or prior to May 1, 2000, each share of Convertible Preferred Stock is convertible at the option of the holder into shares of Common Stock of the Bank, subject to adjustment under certain circumstances. The Convertible Preferred Stock is not subject to any sinking fund or other obligation of the Bank for their repurchase or retirement. The Convertible Preferred Stock will rank junior to the Bank Preferred Shares, if issued, as to dividends and in liquidation.


     Conversion. The holders of the Convertible Preferred Stock each have the right until May 1, 2000 to convert all of their shares into shares of Common Stock of the Bank. On May 1, 2000, all outstanding shares of Convertible Preferred Stock shall convert into the sum of (1) 29,780 shares of Common Stock of the Bank plus (2) an additional number of shares of Common Stock equal to the amount of the aggregate accrued and unpaid dividends divided by the then fair market value of the Common Stock, in each case subject to weighted average adjustment to give effect to dilutive issuances of Common Stock.

     Dividends. Holders of Convertible Preferred Stock are entitled to receive on an as-converted basis pro rata cash dividends to the extent any cash dividends are paid on the Common Stock. Additional dividends accrue at the rate of 20% per annum of the liquidation preference of the Convertible Preferred Stock, less any dividends actually paid.

     Voting Rights. The holders of Convertible Preferred Stock are entitled to vote with the holders of Common Stock as a single class on all matters submitted to the stockholders for a vote. Each share of Convertible Preferred Stock entitles the holder thereof to one vote for each share of Common Stock into which such share of Convertible Preferred Stock is then convertible.

     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of the Convertible Preferred Stock at the time outstanding will be entitled to receive out of assets of the Bank available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Convertible Preferred Stock upon liquidation, liquidating distributions in the amount of $5,381.30 per share, plus the quarterly accrued and unpaid dividend thereon, if any, to the date of liquidation.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Convertible Preferred Stock will have no right or claim to any of the remaining assets of the Bank. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Bank are insufficient to pay the amount of the liquidation distributions on all outstanding Convertible Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Bank ranking on a parity with the Convertible Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Bank, then the holders of the Convertible Preferred Stock and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     Redemption. Upon the election of the Bank in connection with merger, sale or change in control of the Bank (each an "Extraordinary Transaction"), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, unless the holders of Convertible Preferred Stock shall have elected to convert their shares of Convertible Preferred Stock into shares of Common Stock prior to the effective date of such Extraordinary Transaction, the Bank shall, on the effective date of such Extraordinary Transaction, redeem all (but not less than all) of the outstanding shares of Convertible Preferred Stock for an cash in an amount equal to the Liquidation Value as of such date plus accrued and unpaid dividends.


Bank Preferred Shares


     The Bank Preferred Shares form a series of the preferred stock of the Bank. When issued upon an Automatic Exchange, the Bank Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Bank Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Bank. The Bank Preferred Shares will not be subject to any sinking fund or other obligation of the Bank for their repurchase or retirement. The Bank Preferred Shares will not be convertible into any other securities of the Bank.

     Dividends. Holders of Bank Preferred Shares shall be entitled to receive, if, when and as declared by the Board of Directors of the Bank out of assets of
the Bank legally available therefor, cash dividends monthly at the rate of   %
per annum of the liquidation preference (equivalent to $250.00 per share). If declared, dividends on the Bank Preferred Shares for each monthly period shall be payable on the fifteenth day of the following month, at such annual rate, commencing on the first scheduled dividend payment date following the date of the Automatic Exchange, to holders of record on the last business day of the monthly dividend period. Monthly dividend periods will commence on the first day of each month and on the date of original issue for the initial dividend period. The amount of dividends, if declared, payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period. Dividends in each monthly period will accrue from the first day of such period, whether or not declared or paid for the prior monthly period.

     The right of holders of Bank Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors fails to declare a dividend on the Bank Preferred Shares for a monthly dividend period, then holders of the Bank Preferred Shares will have no right to receive the amount of the undeclared dividend for that period, and the Bank will have no obligation to pay the undeclared dividend for that period, whether or not dividends are declared and paid for any future period with respect to the Bank Preferred Shares, any other series of preferred stock or the Common Stock. If less than full dividends are declared on the Bank Preferred Shares by the Board of Directors for a monthly dividend period, then holders of the Bank Preferred Shares will have no right to receive the amount of such undeclared dividends for that period, and the Bank will have no obligation to pay a full dividend for that period, whether or not dividends are declared and paid for any future period with respect to the Bank Preferred Shares, any other series of preferred stock or the Common Stock.

     Authority to Issue Additional Shares. By vote of a majority of the Common Stock the Bank may increase the number of its authorized shares. A two-thirds vote of the holders of Bank Preferred Shares is required, however, to create a class of shares that would rank senior to the Bank Preferred Shares with regard to payment of dividends or amounts upon liquidation.

     Voting Rights. Except as expressly required by applicable law, the holders of the Bank Preferred Shares will not be entitled to vote at any meeting of shareholders.

     The consent of the holders of at least two-thirds of the outstanding shares of each series of preferred stock of the Bank, including the Bank Preferred Shares, will be required (1) to create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to any outstanding series of preferred stock of the Bank other than a series which shall not have any right to object to such creation or (2) alter or change the provisions of the Bank's Restated Articles of Organization so as to adversely affect the voting powers, preferences or special rights of the holders of a series of preferred stock of the Bank; provided that if such amendment shall not adversely affect all series of preferred stock of the Bank, such amendment need only be approved by holders of at least two-thirds of the shares of all series of preferred stock adversely affected thereby.

     Redemption. The Bank Preferred Shares will not be redeemable prior to
       , 2004. On or after such date, the Bank Preferred Shares will be redeemable at the option of the Bank, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $250.00 per share, plus the monthly accrued and unpaid dividends from the beginning of the month in which the redemption occurs to the date of redemption, if any, thereon. Any such redemption may only be effected with the prior approval of the FDIC (unless such approvals are not required at the time of redemption).

     Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of the Bank Preferred Shares at the time outstanding will be entitled to receive out of assets of the Bank available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, Series B Preferred Stock or any other class of stock ranking junior to the Bank Preferred Shares upon liquidation, liquidating distributions in the amount of $250.00 per share, plus the monthly accrued and unpaid dividend thereon, if any, from the beginning of the month in which the liquidation occurs to the date of liquidation.


     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Bank Preferred Shares will have no right or claim to any of the remaining assets of the Bank. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Bank are insufficient to pay the amount of the liquidation distributions on all outstanding Bank Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Bank ranking on a parity with the Bank Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Bank, then the holders of the Bank Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     For such purposes, the consolidation or merger of the Bank with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Bank, shall not be deemed to constitute liquidation, dissolution or winding up of the Bank.


                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Bank Preferred Shares being offered hereby, are being passed upon for the Bank by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                                                    Attachment A
                                                                    ------------


                      Federal Deposit Insurance Corporation
                             Washington, D.C. 20006



                                   Form 10-Q



                 Quarterly Report Pursuant to Section 13 of The
                        Securities Exchange Act of 1934
               For the quarterly period ended September 30, 1998
                  F.D.I.C. Insurance Certificate No. 27184-5



                        Atlantic Bank and Trust Company
               (Exact name of bank as specified in its charter)



                                 Massachusetts
        (State or other jurisdiction of incorporation or organization)



                                   04-2988794
                     (IRS Employer Identification Number)



                    101 Summer Street, Boston, Massachusetts
                    (Address of principal executive office)



                                     02110
                                  (Zip Code)



                                 (617) 880-1000
                (Bank's telephone number, including area code)



                                      N/A
(Former name, former address and former fiscal year if changed since last report)

Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                                Yes  X    No.

      The number of shares outstanding of the Company's common stock as of
                                November 9, 1998

                                   4,133,859

                                 Table of Contents




PART I. FINANCIAL INFORMATION
   Item 1 -- Financial Statements                                                            Page
    Consolidated Balance Sheets ..........................................................      2
    Consolidated Statements of Income ....................................................      3
    Consolidated Statements of Changes in Stockholders' Equity ...........................      4
    Consolidated Statements of Cash Flows ................................................    5-6
    Notes to Consolidated Financial Statements ...........................................   7-10
   Item 2 -- Management's Discussion and Analysis of Financial Condition and Results of
Operation
    Financial Condition ..................................................................  11-16
    Liquidity ............................................................................     17
    Asset and Liability Management .......................................................     18
    Impact of Inflation ..................................................................     18
    Year 2000 Issues .....................................................................  18-20
    Results of Operations ................................................................  21-28
   Item 3 -- Qualitative Disclosures about Market Risk ...................................     29
    Signatures ...........................................................................     30

                         ITEM 1. Financial Statements
                Atlantic Bank and Trust Company and Subsidiaries

                          Consolidated Balance Sheets




                                                                           September 30,     December 31,
                                                                                1998             1997
                                                                          ---------------   -------------
                                                                            (in thousands, except share
                                                                                       data)
                                  ASSETS
Cash and due from banks ...............................................      $  5,524         $   1,910
Federal funds sold ....................................................        36,000            44,290
                                                                             --------         ---------
 Total cash and cash equivalents ......................................        41,524            46,200
                                                                             --------         ---------
Interest-bearing deposits in banks ....................................           365               238
Securities available for sale, at fair value ..........................        51,160             7,016
Federal Home Loan Bank of Boston stock, at cost .......................           965               563
Loans and leases ......................................................       336,937           257,105
 Less allowance for loan and lease losses .............................        (2,663)           (2,273)
                                                                             --------         ---------
   Loans and leases, net ..............................................       334,274           254,832
                                                                             --------         ---------
Other real estate owned, net ..........................................         2,107             3,591
Premises and equipment, net ...........................................        15,522             6,736
Goodwill, net .........................................................         5,238                --
Other assets ..........................................................         5,507             2,600
                                                                             --------         ---------
                                                                             $456,662         $ 321,776
                                                                             ========         =========

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest bearing .................................................      $  6,299         $   5,622
 Interest bearing .....................................................       405,176           279,900
                                                                             --------         ---------
   Total deposits .....................................................       411,475           285,522
Accrued interest payable ..............................................         1,627             1,178
Accrued expenses and other liabilities ................................         3,946             3,275
                                                                             --------         ---------
 Total liabilities ....................................................       417,048           289,975
                                                                             --------         ---------
Stockholders' equity: .................................................
 Serial preferred stock, $1 par value, 999,900 and 1,000,000
   authorized; 100 shares designated and issued as Series B ...........            --                --
 Series B convertible preferred stock, no par value, 100 shares
   authorized and issued ..............................................           538                --
 Common stock, $1 par value, 15,000,000 shares authorized;
   4,294,343 and 4,216,010 shares issued ..............................         4,294             4,216
 Additional paid-in capital ...........................................        19,269            17,432
 Retained earnings ....................................................        16,269            10,926
                                                                             --------         ---------
                                                                               40,370            32,574
 Treasury stock at cost--160,484 shares ...............................          (793)             (793)
 Net unrealized gain on securities available for sale, after tax effect            37                20
                                                                             --------         ---------
   Total stockholders' equity .........................................        39,614            31,801
                                                                             --------         ---------
                                                                             $456,662         $ 321,776
                                                                             ========         =========



          See accompanying notes to consolidated financial statements.

               Atlantic Bank and Trust Company and Subsidiaries
                       Consolidated Statements of Income




                                                                 Three Months Ended           Nine Months Ended
                                                                   September 30,                September 30,
                                                             --------------------------   -------------------------
                                                                 1998          1997           1998          1997
                                                             -----------   ------------   -----------   -----------
                                                                     (in thousands, except per share data)
Interest income:
 Interest and fees on loans and leases ...................    $ 10,069       $  7,877      $ 28,868      $ 21,825
 Interest and dividend income on investment
   securities ............................................         189            131           479           355
 Interest on federal funds sold and interest-bearing
   deposits in banks .....................................         849            265         2,496           958
                                                              --------       --------      --------      --------
   Total interest income .................................      11,107          8,273        31,843        23,138
Interest expense on deposits .............................       5,440          3,371        14,887         9,395
                                                              --------       --------      --------      --------
 Net interest income .....................................       5,667          4,902        16,956        13,743
Provision for loan and lease losses ......................         223             --           819           275
                                                              --------       --------      --------      --------
 Net interest income, after provision for loan and
   lease losses ..........................................       5,444          4,902        16,137        13,468
                                                              --------       --------      --------      --------
Other income:
 Service fees ............................................         266             19           305            58
 Gain on sales of securities .............................          78             41           120            41
 Gain on sales of loans and leases .......................         535             --           535           117
 Miscellaneous ...........................................          77            135            96           314
                                                              --------       --------      --------      --------
   Total other income ....................................         956            195         1,056           530
                                                              --------       --------      --------      --------
Operating expenses:
 Compensation and related benefits .......................       2,537          1,405         6,286         4,041
 Occupancy and equipment .................................         483            305         1,220           832
 Professional fees .......................................         430            410           978         1,100
 Other real estate owned, (income) expenses, net .........        (406)            16        (1,013)         (272)
 Other general and administrative ........................         881            459         2,406         1,282
                                                              --------       --------      --------      --------
   Total operating expenses ..............................       3,925          2,595         9,877         6,983
                                                              --------       --------      --------      --------
   Income before provision for income taxes ..............       2,475          2,502         7,316         7,015
Provision for income taxes ...............................         633          1,043         1,928         2,925
                                                              --------       --------      --------      --------
 Net income ..............................................       1,842          1,459         5,388         4,090
Dividends on preferred stock .............................          27             --            45            --
                                                              --------       --------      --------      --------
 Net income available to common stockholders .............    $  1,815       $  1,459      $  5,343      $  4,090
                                                              ========       ========      ========      ========
Weighted average common shares outstanding:
 Basic ...................................................       4,134          4,056         4,099         4,039
 Diluted .................................................       4,467          4,336         4,435         4,298
Earnings per common share:
 Basic ...................................................    $   0.44       $   0.36      $   1.30      $   1.01
 Diluted .................................................        0.41           0.34          1.20          0.95



          See accompanying notes to consolidated financial statements.

               Atlantic Bank and Trust Company and Subsidiaries
           Consolidated Statements of Changes in Stockholders' Equity
             For the Nine Months Ended September 30, 1998 and 1997




                                                           Common Stock
                                        Comprehensive  -------------------  Preferred Stock
                                            Income      Shares    Amount    Shares   Amount
                                       --------------- -------- ---------- -------- --------
                                                 (in thousands, except share data)
Balance at December 31, 1996                            4,211    $ 4,211             $
Net income                                 $ 4,090         --         --       --       --
Issuance of shares in lieu of cash
 compensation to Directors                      --          5          5       --       --
Reissuance of treasury stock under
 stock options                                  --         --         --       --       --
Amortization of compensation costs
 related to stock options                       --         --         --       --       --
Increase in net unrealized gain on
 securities available for sale, after
 tax effect                                      4         --         --       --       --
                                           -------      -----    -------     ----    -----
Balance at September 30, 1997              $ 4,094      4,216    $ 4,216       --    $  --
                                           =======      =====    =======     ====    =====



                                            Treasury
                                       ------------- Stock                            Accumulated
                                        Additional  ----------                           Other
                                          Paid-in    Retained                        Comprehensive
                                          Capital    Earnings   Shares     Amount       Income        Total
                                       ------------ ---------- -------- ----------- -------------- -----------
                                            (in thousands, except share data)
Balance at December 31, 1996             $ 17,326    $ 5,154      190     $  (936)        $ 5       $ 25,760
Net income                                     --      4,090       --          --          --          4,090
Issuance of shares in lieu of cash
 compensation to Directors                     51         --       --          --          --             56
Reissuance of treasury stock under
 stock options                                 25         --      (30)        143          --            168
Amortization of compensation costs
 related to stock options                      23         --       --          --          --             23
Increase in net unrealized gain on
 securities available for sale, after
 tax effect                                    --         --       --          --           4              4
                                         --------    -------      ---     -------         ---       --------
Balance at September 30, 1997            $ 17,425    $ 9,244      160     $  (793)        $ 9       $ 30,101
                                         ========    =======      ===     =======         ===       ========




                                                           Common Stock
                                        Comprehensive  -------------------  Preferred Stock
                                            Income      Shares    Amount    Shares   Amount
                                       --------------- -------- ---------- -------- --------
                                                 (in thousands, except share data)
Balance at December 31, 1997                            4,216    $ 4,216     --       $ --
Net income                                 $ 5,388         --         --     --         --
Issuance of shares in lieu of cash
 compensation to Directors                      --          5          5     --         --
Issuance of common stock in
 connection with acquisition                    --         73         73     --         --
Issuance of preferred stock in
 connection with acquisition                    --         --         --     --        538
Dividend accrued on preferred stock             --         --         --     --         --
Amortization of compensation costs
 related to stock options                       --         --         --     --         --
Increase in net unrealized gain on
 securities available for sale, after
 tax effect                                     17         --         --     --         --
                                           -------      -----    -------     --       ----
Balance at September 30, 1998              $ 5,405      4,294    $ 4,294     --       $538
                                           =======      =====    =======     ==       ====



                                            Treasury
                                       ------------- Stock                            Accumulated
                                        Additional  ----------                           Other
                                          Paid-in    Retained                        Comprehensive
                                          Capital    Earnings   Shares     Amount       Income        Total
                                       ------------ ---------- -------- ----------- -------------- -----------
                                            (in thousands, except share data)
Balance at December 31, 1997             $ 17,432    $ 10,926     160     $  (793)       $ 20       $ 31,801
Net income                                     --       5,388       -           -           -          5,388
Issuance of shares in lieu of cash
 compensation to Directors                     99          --      --          --          --            104
Issuance of common stock in
 connection with acquisition                1,714          --      --          --          --          1,787
Issuance of preferred stock in
 connection with acquisition                   --          --      --          --          --            538
Dividend accrued on preferred stock            --          45      --          --          --            (45)
Amortization of compensation costs
 related to stock options                      24          --      --          --          --             24
Increase in net unrealized gain on
 securities available for sale, after
 tax effect                                    --          --      --          --          17             17
                                         --------    --------     ---     -------        ----       --------
Balance at September 30, 1998            $ 19,807    $ 16,269     160     $  (793)       $ 37       $ 39,614
                                         ========    ========     ===     =======        ====       ========



          See accompanying notes to consolidated financial statements.

               Atlantic Bank and Trust Company and Subsidiaries
                     Consolidated Statements of Cash Flows




                                                                             Nine Months Ended September
                                                                                         30,
                                                                             ---------------------------
                                                                                 1998           1997
                                                                             ------------   ------------
                                                                                   (in thousands)
Cash flows from operating activities:
 Net income ..............................................................    $    5,388     $   4,090
 Adjustments to reconcile net income to net cash used in operating activities:
   Provision for loan and lease losses ...................................           819           275
   Provision for other real estate owned losses ..........................            --           452
   Gain on sales of securities available for sale ........................          (120)          (41)
   Depreciation and amortization of banking premises and
    equipment, net .......................................................           588           313
   Amortization and accretion, net .......................................        (5,883)       (4,211)
   Gain on sales of portfolio loans and leases ...........................          (535)         (117)
   Net gain on sale and disposition of other real estate owned ...........        (1,138)         (710)
   Other, net ............................................................        (2,126)       (2,834)
                                                                              ----------     ---------
    Net cash used in operating activities ................................        (3,007)       (2,783)
                                                                              ----------     ---------
Cash flows from investing activities:
 Net (increase) decrease in interest-bearing deposits in banks ...........          (127)          115
 Purchases of securities available for sale ..............................       (57,100)      (12,049)
 Sales of securities available for sale ..................................        11,100         7,031
 Maturities of securities available for sale .............................         2,000         3,000
 Purchase of Federal Home Loan Bank of Boston stock ......................          (402)           --
 Amortization and payoffs on loans and leases, net of originations .......        42,851        33,613
 Sales of portfolio loans and leases .....................................         9,785         5,840
 Purchases of loans ......................................................      (128,044)      (98,401)
 Cash paid to acquire Dolphin (Note 3) ...................................        (3,914)           --
 Additions to other real estate owned ....................................          (142)         (270)
 Sales of and payments received on other real estate owned ...............         4,445         6,210
 Additions to banking premises and equipment, net ........................        (9,174)         (801)
                                                                              ----------     ---------
    Net cash used in investing activities ................................      (128,722)      (55,712)
                                                                              ----------     ---------
Cash flows from financing activities: ....................................
   Net increase in deposits ..............................................    $  125,953     $  67,055
   Proceeds from issuance of common stock in connection with
    Acquisition (Note 3) .................................................         1,100            --
   Proceeds from exercise of stock options ...............................            --           168
                                                                              ----------     ---------
   Net cash provided by financing activities .............................       127,053        67,223
                                                                              ----------     ---------
   Net change in cash and cash equivalents ...............................        (4,676)        8,728
Cash and cash equivalents at beginning of period .........................        46,200        30,287
                                                                              ----------     ---------
Cash and cash equivalents at end of period ...............................    $   41,524     $  39,015
                                                                              ==========     =========
Supplemental cash flow information:
 Interest paid on deposits ...............................................    $   14,438     $   9,356
 Income taxes paid .......................................................         2,730         4,531
Non-cash investing activity: .............................................
 Transfers from other real estate owned to loans .........................         1,681         5,383
 Issuance of shares in lieu of cash compensation to Directors ............           104            56
 Assets acquired in connection with acquisition ..........................           200            --
 Liabilities acquired in connection with acquisition .....................           414            --
 Fair value of common stock issued in connection with the
   acquisition in excess of proceeds received ............................           687            --
 Issuance of preferred stock in connection with acquisition ..............           538            --



          See accompanying noted to consolidated financial statements.

               Atlantic Bank and Trust Company and Subsidiaries
                  Notes to Consolidated Financial Statements
        Three and Nine Month Periods Ended September 30, 1998 and 1997


Note 1. Basis of Presentation

     The consolidated interim financial statements of Atlantic Bank and Trust Company (together with its subsidiaries the "Company") include the accounts of Atlantic Bank and Trust Company and its subsidiaries, Dolphin Capital Corporation ("Dolphin") and CHB Realty Corp ("CHB"), as well as CHB's wholly-owned Atlantic Preferred Capital Corporation ("APCC") which was formed in March 1998. These statements are intended to be read in conjunction with the consolidated financial statements presented in the Company's annual report for the year ended December 31, 1997.

     Dolphin Capital Corporation is a leasing company located in Moberly, Missouri which provides lease financing to individuals and businesses primarily for the acquisition of computers and business equipment. Dolphin was formed on May 1, 1998 and on such date acquired certain operating assets of Forrest Holdings, Inc. ("Forrest"), an Illinois-based leasing company. The acquisition did not include leases originated by Forrest.

     The consolidated financial information as of September 30, 1998, and the results of operations for the three and nine months ended September 30, 1998 and 1997 and the statements of changes in stockholders' equity and cash flows for the and nine months ended September 30, 1998 and 1997 are unaudited; however, in the opinion of management, the consolidated financial information reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation in accordance with generally accepted accounting principles. Interim results are not necessarily indicative of results to be expected for the entire year.

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans and leases, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the allocation of purchase discount between amortizing and non-amortizing portions, and amortization of discount on loans.


Note 2. Earnings per Common Share

     Basic earnings per common share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential additional common shares consist of outstanding stock options and outstanding convertible preferred stock, and are determined using the treasury stock and if-converted methods, respectively. The assumed conversion of outstanding dilutive stock options would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. At September 30, 1998, no adjustment was made to the earnings per common share calculation relating to the outstanding convertible preferred stock as it would have had an anti-dilutive effect on diluted earnings per common share.


Note 3. Acquisition

     On May 1, 1998, the Company acquired certain operating assets and liabilities of certain subsidiaries of Forrest Holdings, Inc. ("Forrest") pursuant to an Asset Purchase Agreement (the "Agreement") between the Company, Forrest and a shareholder of Forrest (the "Principal Shareholder"). Through its subsidiaries, Forrest provided lease financing to individuals and businesses for the acquisition of computers and business equipment. The assets and liabilities acquired by the Company consisted primarily of customer and vender relationships, computer equipment and certain capital lease obligations. To conduct its leasing operations, the Company established a wholly-owned subsidiary, Dolphin Capital Corporation ("Dolphin"), and assigned the assets acquired and liabilities assumed under the Agreement to Dolphin. Dolphin commenced operations from its headquarters in Moberly, Missouri, on May 1, 1998.

     The purchase price paid by the Company under the Agreement totaled $3.8 million and was comprised of $2.5 million of cash, 100 shares of the Company's Series B convertible preferred stock having a liquidation value of $538,000 and 73,333 shares of the Company's common stock issued to the Principal Shareholder. For purposes of this transaction, such shares of the Company's common stock were issued at a price of $1.1 million, a discount of $687,000 from the then-current market price of the Company's common stock. The liabilities assumed by the Company exceeded the fair value of the acquired tangible assets acquired by $214,000.

     In addition, pursuant to an agreement executed in connection with the transactions contemplated by the Agreement, the Company would have been required to make certain contingent payments of up to $1.1 to the Principal Shareholder if Dolphin achieved certain operating results, as defined by the Agreement, during its first three years of operations. This agreement was amended in exchange for cash consideration of $850,000 paid to the Principal Shareholder. This amount was included in goodwill. Under the amended agreement, the Principal Shareholder will be entitled to contingent payments in an amount up to $325,000 should certain earnings thresholds be met. Goodwill arising from the transaction totaled $5.3 million, includes $525,000 of acquisition costs, and is being amortized by the straight-line method over twenty years.


Note 4. Commitments and Contingencies

     At September 30, 1998, the Company had outstanding commitments to originate commercial real estate mortgage loans of approximately $1.8 million which are not reflected on the consolidated balance sheet. Additionally, unadvanced funds under commercial lines of credit and standby letters of credit totaled approximately $617,000 and $236,000, respectively, at September 30, 1998.

     In addition, the Company has sold leases with recourse provisions. At September 30, 1998, the outstanding balance of such leases was approximately $8.3 million. A liability of $302,000 has been established in connection with the recourse obligation.


Note 5. Recent Accounting Pronouncements

     Effective January 1, 1999, based on a recent Proposed Statement of Position, Accounting for Discounts Related to Credit Quality (draft of July 21,
1998) prepared by a task force of the American Institute of Certified Public Accountants and the need to facilitate the transfer of qualified individual loans to APCC, the Company will change on a prospective basis its method of accounting for purchased loan discounts and the related recognition of discount loan income and provisions for loan losses. Such accounting change will account for discount loan income and loan loss provisions on an individual loan basis, rather than as currently recognized in the aggregate on a purchased pool basis and will be accounted for as a "change in estimate" in accordance with Accounting Principles Board Opinion No. 20. Management does not anticipate any material impact on stockholders' equity on the effective date of the accounting change. However, subsequent earnings will be affected by changes in individual loans rather than by changes in the aggregate for purchased loan pools. Over the lives of the respective loans, management does not anticipate that there will be any material differences in the reported amounts of related discount loan income and loan loss provisions, net.

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain FASB statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, as a separate component in the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. SFAS No. 130 requires that all items of comprehensive income be reported in a financial statement with the same prominence as other financial statements. Additionally, SFAS No. 130 requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company adopted this standard on January 1, 1998.

     In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 also requires descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the enterprise in its general-purpose financial statements, and changes in the measurement of segment amounts from period to period. Management is currently evaluating the impact of SFAS No.131 on the Company's financial reporting.

      ITEM 2. Management's Discussion and Analysis of Financial Condition
                           and Results of Operations


                              FINANCIAL CONDITION

     Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations contain "forward looking" information (as defined in the Private Securities Litigation Reform Act of 1995). The words "believe", "expect", "anticipate", "intend", "estimate", "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward looking statements. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievement of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. Factors affecting actual results may include, among other things, changes in general, national or regional economic conditions (and the market for commercial real estate in particular), changes in loan and lease default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans, leases and investments, changes in interest rates, the timely resolution of the Year 2000 issue by the Company, its customers and suppliers, and changes in the assumptions used in making such forward looking statements.

     For further discussion identifying important factors that could cause actual results to differ materially from those anticipated in forward looking statements, see the Company's FDIC filings, in particular see the Company's (registration statement) Form F-1 and Annual Report on Form 10-K for the year ended December 31, 1997.


General

     As of September 30, 1998, the Company had total assets of $456.7 million, an increase of $134.9 million or 41.9% compared to total assets of $321.8 million at December 31, 1997. The increase in assets was primarily attributable to the continued expansion of the Company's purchased loan portfolio which was funded by an increase in the Company's deposits. A more detailed discussion and analysis of the Company's financial condition follows.


Investment Securities

     The Company designates all investment securities held in the ordinary course of business as securities available for sale. As of September 30, 1998, the Company's securities available for sale were comprised of U.S. Treasury securities totaling $51.2 million, or 11.2% of total assets, compared to $7.0 million, or 2.2% of total assets, at December 31, 1997. This increase reflects the Company's policy to provide an adequate level of liquidity in order to meet normal working capital needs and the expansion of its loan and lease portfolios.


Loans and Leases

     Net loans and leases increased from $254.8 million at December 31, 1997 to $334.3 million at September 30, 1998, an increase of $79.4 million or 31.2%. A summary of the Company's outstanding loan and lease balances at September 30, 1998 and December 31, 1997 follows.




                                                             September 30,     December 31,
                                                                  1998             1997
                                                            ---------------   -------------
                                                                    (in thousands)
   Purchased loan and lease portfolio:
    Mortgage loans on real estate:
      Commercial ........................................      $ 191,976        $ 156,138
      Multifamily .......................................         84,663           39,955
      One to four family ................................         32,201           19,849
      Land ..............................................          7,433            7,655
                                                               ---------        ---------
   Total ................................................        316,273          223,597
    Secured commercial ..................................          2,075            2,134
    Direct finance leases, net ..........................          1,079               --
    Other ...............................................          1,688            1,416
                                                               ---------        ---------
       Total purchased loan and lease portfolio .........        321,115          227,147

                                                                   September 30,    December 31,
                                                                       1998             1997
                                                                  --------------   --------------
                                                                          (in thousands)
    Less:
      Non-amortizing discount .................................       (32,021)         (22,132)
      Amortizing discount .....................................       (16,505)         (18,052)
      Allowance for loan losses ...............................          (200)              --
                                                                      -------          -------
       Total purchased loan portfolio, net ....................       272,389          186,963
                                                                      -------          -------
   Originated loan and lease portfolio:
    Mortgage loans on real estate:
      Commercial ..............................................        40,879           45,366
      Land ....................................................           799            1,062
      One to four family ......................................         4,472            5,096
      Multifamily .............................................         4,445            8,641
                                                                      -------          -------
       Total mortgage loans on real estate ....................        50,595           60,165
      Secured commercial loans ................................         5,119            8,334
      SBA loans ...............................................         1,111            1,221
      Other loans .............................................           399              810
      Net deferred loan income ................................          (243)            (388)
                                                                      -------          -------
       Total originated loans, net ............................        56,981           70,142
    Direct finance leases:
      Lease payments receivable ...............................         8,590               --
      Residual value ..........................................           671               --
      Initial direct costs ....................................           340               --
      Less unearned income ....................................        (2,234)              --
                                                                      -------          -------
       Net investment in direct finance leases ................         7,367               --
       Total originated loan and lease portfolio ..............        64,348           70,142
    Less allowance for loan and lease losses ..................        (2,463)          (2,273)
                                                                      -------          -------
       Total originated loan and lease portfolio, net .........        61,885           67,869
                                                                      -------          -------
         Loans and leases, net ................................     $ 334,274        $ 254,832
                                                                    =========        =========



     During the nine months ended September 30, 1998, the Company continued to expand its loan portfolio and established a lease portfolio. The largest component of the total increase was in the purchased loan portfolio. On May 1, 1998, the Company entered into the equipment leasing business through its subsidiary, Dolphin Capital Corporation, as a means of providing a new product line to complement its loan acquisition strategy. Dolphin provides small ticket lease financing primarily for the acquisition of computers and other office equipment. Dolphin's primary business strategy is to originate leases either for ultimate sale to investors, retaining the lease servicing function as a source of fee income, or for inclusion in the Company's loan and lease portfolio.

     Net purchased loans and leases at September 30, 1998 represented 81.5% of the Company's net loan and lease portfolios compared to 73.4% at December 31, 1997. The gross purchased loan and lease portfolio at September 30, 1998 increased by $94.0 million or 41.4% to $321.1 million compared to $227.1 million at December 31, 1997. The gross outstanding balance of loans and leases purchased for the nine months ended September 30, 1998 totaled $146.6 million and were acquired at an aggregate discount of $18.5 million or 12.6%. These loan purchases consisted primarily of performing commercial real estate and other real estate loans located in New England and California. Offsetting the growth in the purchased loan and lease portfolio were resolutions, repayments and renewals, including purchased loans transferred to the originated loan portfolio after being renewed on terms consistent with the Company's loan policy and documentation standards, which when combined totaled $48.1 million.


     In contrast to the purchased loan and lease portfolio, the net originated loan and lease portfolio decreased by $6.0 million or 8.8% from $67.9 million at December 31, 1997 to $61.9 million at September 30, 1998. Loans originated for the nine months ended September 30, 1998 totaled $6.4 million and lease originations since Dolphin's inception on May 1, 1998 have totaled $17.5 million. The combination of amortization and payoffs and lease sales exceeded such originations and transfers from the purchased loan portfolio. During the quarter ended September 30,

1998, Dolphin sold leases of approximately $9.5 million. These sales resulted in a gain of $535,000, net of a recourse liability of $302,000.


Non-Performing Loans

     Non-performing loans at September 30, 1998 totaled $7.2 million, of which $6.1 million were purchased loans and $1.1 million were originated loans, compared to a total of $6.9 million at December 31, 1997, of which $6.5 million were purchased loans and $450,000 were originated loans.


Allowances for Loan and Lease Losses and Non-Amortizing Discount

     The allowance for originated loan and lease losses at September 30, 1998 totaled $2.5 million and represented 235.5% of non-performing originated loans and leases and 3.7% of total originated loans and leases. The allowance for loan losses at December 31, 1997 totaled $2.3 million and represented 505.1% of non-performing originated loans and 3.2% of total originated loans. An analysis of the allowance for originated loan and lease losses follows.




                                                     Three Months Ended         Nine Months Ended
                                                        September 30,             September 30,
                                                   -----------------------   -----------------------
                                                      1998         1997         1998         1997
                                                   ----------   ----------   ----------   ----------
                                                                    (in thousands)
   Balance at beginning of period ..............    $ 2,695      $ 2,314      $ 2,273      $ 1,965
   Provision for loan and lease losses .........         23           --          417          275
   Recoveries ..................................         15           38           43          130
                                                    -------      -------      -------      -------
                                                      2,733        2,352        2,733        2,370
   Loans and leases charged-off ................       (270)         (93)        (270)        (111)
                                                    -------      -------      -------      -------
   Balance at end of period ....................    $ 2,463      $ 2,259      $ 2,463      $ 2,259
                                                    =======      =======      =======      =======



     In addition to the above activity, an allowance for loan losses for purchased loans was established during 1998. In instances for which no discount was available for allocation from the respective loan pools, provisions were accounted for by a charge to earnings and charge-offs reduced the carrying value of purchased loans. An analysis of the allowance losses on purchased loans follows.




                                               Three Months
                                                   Ended        Nine Months Ended
                                               September 30,      September 30,
                                              ---------------   -----------------
                                               1998     1997       1998      1997
                                              ------   ------   ---------   -----
                                                        (in thousands)
   Balance at beginning of period .........    $ --     $--      $   --      $--
   Provision for loan losses ..............     200      --         402       --
   Recoveries .............................      --      --          --       --
                                               ----     ---      ------      ---
                                                200      --         402       --
   Loans charged-off ......................      --      --        (202)      --
                                               ----     ---      ------      ---
   Balance at end of period ...............    $200     $--      $  200      $--
                                               ====     ===      ======      ===



     The non-amortizing portion of discount on purchased loans is accounted for on the cost recovery method until it is determined that the amount and timing of collections are reasonably estimable and collection is probable. Under the Company's loan rating system, each loan is evaluated, and where necessary, specific allowances are established and allocated from the respective loan pool's non-amortizing discount and, if available, from amortizing discount. If no discount is available, an allowance is established through a charge to the Company's income statement. Non-amortizing discount and allowance for losses on loans purchased totaled $32.2 million and $22.1 million at September 30, 1998 and December 31, 1997, respectively and represented 524.7% and 342.2% of non-performing purchased loans, respectively. Total discount at September 30, 1998 and December 31, 1997 was $48.5 million and $40.2 million, respectively, and represented 15.1% and 17.7% of total purchased loans and leases, respectively. An analysis of non-amortizing discount activity on purchased loans follows.

                                                              Three Months Ended           Nine months Ended
                                                                 September 30,               September 30,
                                                           -------------------------   -------------------------
                                                               1998          1997          1998          1997
                                                           -----------   -----------   -----------   -----------
                                                                              (in thousands)
   Balance at beginning of period ......................    $ 28,058      $ 20,581      $ 22,132      $  24,387
   Acquisitions ........................................       5,597         1,829        16,538         22,457
   Transfers to (from) amortizing portion, net .........        (821)          359        (3,521)        (3,260)
   Charge-offs, net of recoveries ......................        (813)       (3,244)       (3,128)       (24,059)
                                                            --------      --------      --------      ---------
   Balance at end of period ............................    $ 32,021      $ 19,525      $ 32,021      $  19,525
                                                            ========      ========      ========      =========



Other Real Estate Owned, Net

     At September 30, 1998, other real estate owned, net, totaled $2.1 million or 0.5% of total assets compared to $3.6 million, or 1.1% of total assets, at December 31, 1997. The overall decline in other real estate owned is a result of the sale of certain properties with total carrying values of $3.3 million at net gains of $1.1 million during the nine months ended September 30, 1998.


Premises and Equipment, Net

     Premises and equipment, net, totaled $15.5 million at September 30, 1998, representing a 130.4% increase compared to $6.7 million at December 31, 1997. This increase is primarily a result of renovations to the Company's new main office, which the Company relocated to in mid-February 1998.


Deposits


     Deposits increased $126.0 million or 44.1% during the nine months ended September 30, 1998. The primary factor leading to the increase in deposits was the introduction of a personal money market account in the fourth quarter of 1997. Total money market accounts increased 705.2% or $80.9 million from $11.5 million at December 31, 1997 to $92.4 million at September 30, 1998. Total deposits also increased as a result of an increase in the Company's certificate of deposit portfolio. Most of the certificate of deposit growth is represented by brokered deposits obtained by the Company through national investment banking firms which solicit deposits from their customers. At September 30, 1998, brokered deposits totaled $112.3 million, compared to $67.2 million at December 31, 1997. These deposits bear original maturity dates ranging from six months to five years, are non-cancelable and bear rates which are consistent with the Company's certificate of deposit program.



Stockholders' Equity

     Federally insured institutions such as the Company are required to maintain minimum levels of regulatory capital. As of September 30, 1998, the Company was categorized as well capitalized under the regulatory framework for prompt corrective action, based on the most recent Consolidated Report of Condition and Income filed with the Federal Deposit Insurance Corporation ("FDIC") on November 2, 1998. The following table sets forth the regulatory capital ratios of the Company at September 30, 1998.




                                                                                  Minimum To Be Well
                                                                                 Capitalized Under The
                                                          Minimum For Capital      Prompt Corrective
                                          Actual           Adequacy Purposes       Action Provisions
                                  ---------------------- ---------------------- -----------------------
                                    Amount      Ratio       Amount      Ratio      Amount      Ratio
                                  ---------- ----------- ----------- ---------- ----------- -----------
                                                         (dollars in thousands)
   Total capital ................  $36,989       10.44%   $28,350       8.00%     $35,437      10.00%
    (to risk weighted assets)
   Tier 1 capital ...............   33,787        9.53     14,175       4.00       21,262       6.00
    (to risk weighted assets)
   Tier 1 capital ...............   33,787        8.09     16,700-      4.00-      20,875       5.00
    (to average assets) .........                          20,875       5.00

     In addition, during 1998 the Company established a subsidiary, Atlantic Preferred Capital Corporation ("APCC"), which the Company intends to operate so as to enable it to qualify as a real estate investment trust under the Internal Revenue Code of 1986. On November 2, 1998, APCC filed a registration statement with the Securities and Exchange Commission in connection with the proposed sale of $30.0 million of preferred stock in an underwritten public offering. The preferred stock of APCC is exchangeable for preferred stock of the Company upon a written directive from the FDIC if (I) the Company is "undercapitalized" in accordance with Applicable FDIC regulations, (ii) the Company is placed in bankruptcy, reorganization, conservatorship or receivership, or (iii) the FDIC determines, in its sole discretion, that the Company will become undercapitalized in the near term. The preferred stock of the Company issued in such an exchange would have substantially equivalent terms as the preferred stock of APCC, including an aggregate liquidation preference of $20.0 million over holders of the Company's common stock. Under certain limited circumstances stock of APCC would be exchanged for preferred stock of the Company. A percentage of the proceeds from the sale of the preferred stock is expected to be included in the Company's capital under relevant regulatory capital guidelines.


Liquidity

     The Company's principal sources of liquidity include certificates of deposit obtained from wholesale and retail sources. At September 30, 1998, the Company had $310.9 million of certificates of deposit. At the same date, scheduled maturities of certificates of deposit for the periods ending September 30, 1999 and 2000 and thereafter, totaled $229.0 million, $56.9 million and $25.0 million, respectively. Certificates of deposit are generally more responsive to changes in interest rates than core deposits, and thus are more likely to be withdrawn from the Company upon maturity as changes in interest rates and other factors are perceived by depositors to make other investments more attractive. However, management believes it can either adjust the rates paid on certificates of deposit or further utilize its agreements with investment banking firms to acquire additional brokered deposits to retain and increase deposits in changing interest rate environments and that such deposits can provide a relatively cost effective and ready source of funds.

     Non-interest bearing checking accounts, NOW and money market checking accounts and savings accounts generally are considered core deposits and typically provide a relatively lower cost source of liquidity. The Company's total deposits represented by such core deposits totaled $100.6 million, or 24.4% of the Company's total deposits at September 30, 1998, compared to $19.6 million, or 6.9%, of total deposits at December 31, 1997. This increase is primarily due to the introduction of a personal money market account in the fourth quarter of 1997.

     In addition, amortization and payoffs of the loan and lease portfolios and proceeds from the sales of loans and leases contribute significant liquidity to the Company. Generally, such amounts are reinvested into the Company's purchased loan portfolio. While the Company has not historically relied on Federal Home Loan Bank of Boston borrowings as a source of liquidity, such borrowings are available.


Asset and Liability Management

     For a discussion of asset and liability management see Item 3. Qualitative Disclosures about Market Risk on page A-21.


Impact of Inflation

     The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all assets of a financial institution are monetary in nature. As a result, interest rates have a more significant effect on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Year 2000 Issues

     The statements in the following section include "Year 2000 readiness disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act.

     During 1997, the Company developed a Year 2000 Project Plan (the "Plan") to address the computer-related issues concerning the Year 2000 issue (the transition from the year 1999 to 2000). The Company uses computer systems (including hardware and software) primarily to track deposits and loans, transfer funds, prepare financial reports, and perform financial calculations. The Company's deposit and loan processing is outsourced to Bisys Systems of Houston, TX ("Bisys") under a Service Agreement.

     The Plan includes five phases as suggested by the FFIEC, the FDIC, and other bank regulatory authorities: awareness, assessment, renovation, validation, and testing. In 1997, the Company substantially completed the awareness and assessment phases of the Plan with regard to its computer systems, and has identified those areas that are considered mission critical. The Company began working with Bisys, reviewing their plans, and determining how to validate the readiness of its systems. The Plan calls for validation and testing with respect to all mission critical systems. Testing of internal systems was completed in September 1998. Testing of the Bisys systems is being completed according to the schedule prepared by Bisys. The test period runs from November, 1998 through April 1999. During this period, the entire test process will be performed twice. The Company will have an opportunity to re-test any applications that produce errors in the initial testing. Management believes that the Company is currently on schedule in accordance with the Plan.


     Based on its review to date, the Company believes that the primary cost of the Year 2000 compliance will include internal staffing, consulting, system testing and modification. The Company currently expects that the total costs associated with the project will be approximately $150,000, and will primarily be incurred in the third quarter of 1998 through year-end 1999. The costs are not considered to have a material affect on operating expenses or budgets. The Company plans to account for these costs as expense items. The costs include an independent review by Arthur Andersen LLP under an arrangement letter signed June 29, 1998.

     The Company is in the process of evaluating the risk of customer failure to prepare for the Year 2000 issue, any associated effect of the ability of customers to repay outstanding loans, and impact on the adequacy of the level of the allowance for loan losses. The Company cuurently considers Year 2000 risks in evaluating the adequacy of the allowance for loan and lease losses. Questionnaires were mailed to the larger borrowers, depositors, and vendors. Responses are being tracked. To date, no negative responses have been received. Brochures written by the FDIC were printed and mailed to every borrowing and depositing customer. Because these efforts are now ongoing, the Company is unable to assess the likelihood of any material adverse effect at this time.

     Embedded systems throughout the Company's premises are also being reviewed. Vendors have been contacted and asked to certify that their systems are compliant. Systems have been or will be tested where possible. Because these efforts are now ongoing, the Company is unable to assess the likelihood of any material adverse effect at this time.

     The Company's risk management program includes emergency backup and recovery procedures to be followed in the event of failure of a business-critical system. These procedures are being expanded to include specific procedures for potential Year 2000 issues, and contingency plans to protect against Year 2000 related interruptions. These plans include backup procedures, identification of alternative suppliers, emergency plans to handle power outages, telecommunications failures, etc., and are scheduled to be complete by December 31, 1998.

     While the Company believes that it is taking reasonable steps with respect to the year 2000 issue, if the phases of the plan are not completed on time, the costs associated with becoming Year 2000 compliant exceed the Company's estimates, third party providers are not Year 2000 compliant on a timely basis, or customers with material loan obligations are unable to meet their repayment obligations due to Year 2000 problems, the Year 2000 issue could have a material impact on the Company's financial results. In addition, the Company's efforts to address the Year 2000 issue are being monitored by its federal banking regulators. Failure to be year 2000 compliant on a timely basis could subject the Company to formal supervisory or enforcement actions.

     The preceding "Year 2000" discussion contains various forward-looking statements with represent the Company's beliefs or expectations regarding future events. When used in the Year 2000 discussion, the words "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements.

Forward-looking statements include, without limitation, the Company's expectations as to when it will complete the phases of the Plan; its estimated costs; and its belief that its internal systems will be Year 2000 compliant in a timely manner. All forward-looking statements involve a number of risks and uncertainties that could cause the actual results to differ materially from the projected results. Factors that may cause these differences include, but are not limited to, the availability of qualified personnel and other technology resources; the ability to identify and remediate all date sensitive lines of computer code; and the actions of governmental agencies or other third parties with respect to Year 2000 problems.

                             RESULTS OF OPERATIONS
         COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


General

     The Company reported consolidated net income available to common stockholders of $1.8 million for the third quarter of 1998, which represented a $356,000, or 24.4%, increase compared to $1.5 million reported for the third quarter of 1997. Earnings per share for the three months ended September 30, 1998 were $0.41 on a diluted compared to $0.34 on a diluted basis for the same period in 1997. The increase in net income resulted principally from an increased level of net interest income, which was partially offset by the operating expenses incurred by Dolphin, which recorded a pretax loss of $781,000.

     The following sections of this analysis discuss the components of net interest income, the provision for loan and lease losses, other income and operating expenses for the three months ended September 30, 1998 and 1997.


Interest Income

     For the quarter ended September 30, 1998, total interest income increased $2.8 million, or 34.3% to $11.1 million compared to $8.3 million for the same period in 1997. The improvement was primarily due to a greater volume of earning assets during the period compared to the corresponding period in the prior year. For the three months ended September 30, 1998, average earning assets were $387.1 million compared to $237.8 million for the third quarter of 1997. Average purchased loans and leases and average originated loans and leases for the third quarter of 1998 amounted to $243.3 million and $68.0 million, respectively, compared to $142.8 million and $67.2 million, respectively, for the third quarter of 1997.


     Overall, interest income on the purchased loan portfolio increased $2.3 million, or 39.4%, from $5.9 million in the third quarter of 1997 to $8.2 million in the third quarter of 1998. The increase in interest income was primarily caused by an increase in the average balance of $100.5 million, or 70.4%, to $243.3 million in the third quarter of 1998 from $142.8 million in the corresponding period in 1997. This increase in volume was partially offset by a 298 basis point decline between the corresponding periods in 1997 and 1998 in the yield on this portfolio. This decline is primarily the result of a more competitive marketplace for loan acquisitions over the past twelve months, which affected the price of loans acquired, and a lower interest rate environment.


     The average balance of short-term investments and investment securities available for sale increased to $61.7 million and $14.2 million during the third quarter of 1998, compared to $19.2 and $8.5 million, respectively, for the same period in 1997. These increases were due to the investment of funds in anticipation of funding loan acquisitions and the need to maintain an appropriate level of liquidity in relation to the Company's total assets.

     The weighted average yield on earning assets for the quarter ended September 30, 1998 was 11.38% as compared to 13.80% for the comparable period in 1997. This decrease in the overall asset yield is primarily attributable to the decline in the yield on the purchased loan portfolio and a higher percentage of lower yielding short-term investments held in the third quarter of 1998.


Interest Expense

     For the quarter ended September 30, 1998, interest expense increased $2.0 million, or 61.4%, to $5.4 million compared to $3.4 million for the same period in 1997. This increase is attributable primarily to a greater volume of deposits.

     For the three months ended September 30, 1998, average interest-bearing deposits were $372.7 million compared to $225.1 million for the third quarter of 1997. The Company has experienced growth in both core deposits and certificates of deposit. During the fourth quarter of 1997, the Company developed a new personal money market account, which it has been promoting as an alternative to certificates of deposit. As a result, the Company's reliance on certificates of deposit has decreased as the ratio of average certificates of deposit to average interest-bearing deposits declined to 77.3% for the three months ended September 30, 1998 from 96.6% for the same period in 1997. Additionally, average money market accounts have increased $77.4 million from the third quarter of 1997 to the third quarter of 1998.

     The weighted average rate paid on interest bearing liabilities for the quarter ended September 30, 1998 was 5.79% compared to 5.94% for the comparable period in 1997. The decrease in the rate paid is primarily attributed to the increase in the average balance of money market accounts relative to the average balance of certificates of deposits.

     A summary of the weighted average yields on earning assets and the weighted average rates paid on interest bearing liabilities for the three months ended September 30, 1998 and 1997 follows.



                                                        1998         1997
                                                     ----------   ----------
   Weighted average yield earned on:
    Short-term investments .......................       5.46%        5.46%
    Securities available for sale ................       5.28         6.09
    Purchased loans and leases, net ..............      13.41        16.39
    Originated loans and leases, net .............      10.79        11.69
    Total interest-earning assets ................      11.38        13.80
   Weighted average rate paid on:
    Now and savings ..............................       2.15         2.23
    Insured money market .........................       5.31         3.38
    Certificates .................................       5.95         6.04
    Total interest-bearing liabilities ...........       5.79         5.94
   Weighted average interest rate spread .........       5.59         7.86
   Net interest margin ...........................       5.81%        8.18%



Provision for Loan and Lease Losses

     The Company recorded $223,000 as a provision for loan and lease losses during the three months ended September 30, 1998. No provision was recorded for the comparable prior year period in 1997. The increase in the provision is partially a result of a provision for losses established on leases during the third quarter of 1998, which amounted to $123,000. In addition, the Company provided $200,000 for losses on purchased loans for which no discount was available for allocation. Due to improved asset quality in the Company's originated loans, in addition to a decrease in the size of the portfolio, a credit for losses on originated loans of $100,000 was recorded. The provision for loan losses represents a charge against current earnings and an addition to the allowance for loan losses. The provision is determined by management on the basis of many factors including the quality of specific loans, risk characteristics of the loan and lease portfolio generally, the level of non-performing loans, current economic conditions, trends in loan and lease delinquency and charge-offs, and collateral values of the underlying security.


Operating Expenses

     Operating expenses for the three-month period ended September 30, 1998 increased $1.3 million, or 51.3%, to $3.9 million compared to $2.6 million for the comparable 1997 period. This increase is primarily attributable to operating expenses incurred by Dolphin which totaled $1.4 million for the three months ended September 30, 1998.

     Compensation and related benefits increased by $1.1 million, or 80.6%, to $2.5 million for the third quarter of 1998 as a result of an increase in the Company's staff, primarily at Dolphin, and salary adjustments. The Company had 127 full time employees at September 30, 1998, an increase from 51 employees at September 30, 1997. Of the Company's total employees at September 30, 1998, 61 where employees of Dolphin.

     Occupancy and equipment expense for the three-month period ended September 30, 1998 increased $178,000 or 58.4% compared to the third quarter of 1997. Increased expenses as a result of expanding office space needs for the Company's banking operations amounted to $98,000. Expenses incurred by Dolphin amounted to $135,000 and related principally to equipment expenses. In 1998 occupancy expense was partially offset by rental income from tenants at the Company's new main office of $55,000 for the three months ended September 30, 1998. In 1997, the Company did not occupy the building and such income was classified as other income.

     Professional services remained relatively consistent, increasing only $20,000, or 4.9%, in the third quarter of 1998 from $410,000 the third quarter of 1997 despite the significant asset and loan growth experienced by the

Company. Legal fees declined by $57,000 in the third quarter of 1998 compared to the third quarter of 1997. Consulting and auditing fees increased by $49,000 and $27,000 as a result the Company's overall growth.

     For the quarter ended September 30, 1998, income from other real estate owned, net, amounted to $406,000 primarily due to gains on sales of other real estate owned of $436,000 offset by net operating expenses. For the quarter ended September 30, 1997, the Company realized net expenses from other real estate owned of $16,000 due to provisions for losses of $150,000 and net operating expenses of $17,000 which exceeded gains on sales of $152,000. The provision for losses in 1997 was incurred to establish a reserve with respect to one specific property.

     Other general and administrative expenses for the three months ended September 30, 1998 increased to $881,000 from $459,000 for the same period in 1997, an increase of $422,000 or 91.9%. A majority of the increase is attributable to expenses incurred by Dolphin of $306,000 during the three months ended September 30, 1998. Other increases were as a result of the overall growth of the Company's banking operations.


Provision for Income Taxes

     The Company's effective tax rate decreased from 41.7% to 25.6% for the three months ended September 30, 1998 compared to the three months ended September 30, 1997. This is a result of the establishment of APCC, which is operated in a manner so as to enable it to qualify as a real estate investment trust, and the recognition of a historic tax credit relating to the renovation of the Company's new main office building which reduced the Company's effective tax rate. The historic tax credit is being recognized ratably throughout 1998.

                             RESULTS OF OPERATIONS
        COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


General

     For the nine months ended September 30, 1998, the Company reported consolidated net income available to common stockholders of $5.3 million, a 30.6% or $1.3 million increase compared to net income of $4.1 million for the same period of 1997. On a diluted basis, earnings per share were $1.20 for the nine months ended September 30, 1998 compared to $0.95 for the nine months ended September 30, 1997. The increase in the Company's net income for the nine months ended September 30, 1998 over the same period of 1997 is primarily attributable to an increase of $3.2 million in net interest income and an increase in non-interest income of $526,000 which, when combined, more than offset an increase in non-interest expense of $2.9 million. The majority of the increase in non-interest income and expense relates to the activities of Dolphin.


Interest Income

     Interest income for the nine months ended September 30, 1998, increased $8.7 million or 37.6% to $31.8 million from $23.1 million for the corresponding period of 1997, due primarily to an increase in average earning assets. For the nine months ended September 30, 1998, total average earning assets were $357.3 million compared to $228.9 million for the corresponding period in 1997. Average purchased loans and leases and average originated loans and leases for the first nine months of 1998 aggregated $216.2 million and $67.9 million compared to $128.6 million and $68.4 million, respectively, for the corresponding period in 1997. This increase in the average balance of the purchased loan and lease portfolio also served to offset a 219 basis point decline in yield on the purchased loan and lease portfolio experienced as a result of a more competitive marketplace for loan acquisitions over the past twelve months, which generally lowered the discount at which loans were acquired, and a lower interest rate environment. Loans purchased during the nine months ended September 30, 1998 were purchased at 87% of the gross loan balances compared to 78% during the comparable period in 1997.

     Interest income on investment securities and short-term investments sold increased by $1.7 million, or 126.6%, for the first nine months of 1998 from $1.3 million the same 1997 period. Average total investments increased by $41.2 million from the corresponding periods in 1997 to 1998 because the Company increased its level of liquid assets.

     The weighted average yield earned on earning assets for the nine month period ended September 30, 1998 was 11.92% compared to 13.51% for the same period in 1997. This decrease in the overall asset yield is primarily attributable to the higher percentage of lower yielding short-term investments held in 1998 in addition to the decline in the yield on the loan and lease portfolio.


Interest Expense

     Interest expense for the nine months ended September 30, 1998, amounted to $14.9 million compared to $9.4 million in 1997 representing a $5.5 million, or 58.5% increase. This increase is principally due to increases of $77.6 million and $47.7 million in average certificates of deposit and money market accounts, respectively. The average rate paid on interest bearing liabilities increased slightly to 5.86% for the nine months ended September 30, 1998 from 5.85% for the comparable period in 1997.

     A summary of the weighted average yields on earning assets and the weighted average rates paid on interest bearing liabilities for the nine months ended September 30, 1998 and 1997 follows.




                                                    1998         1997
                                                 ----------   ----------
   Weighted average yield earned on:
    Short-term investments ...................       5.42%        5.32%
    Securities available for sale ............       5.51         6.04
    Purchased loans and leases, net ..........      14.39        16.58
    Originated loans and leases, net .........      11.02        11.50
      Total interest-earning assets ..........      11.92        13.51

                                                        1998        1997
                                                     ---------   ---------
   Weighted average rate paid on:
    Now and savings ..............................      2.26        2.19
    Insured money market .........................      5.28        3.33
    Certificates .................................      6.00        5.96
      Total interest-bearing liabilities .........      5.86        5.85
   Weighted average interest rate spread .........      6.06        7.66
   Net interest margin ...........................      6.35%       8.03%



Provision for Loan and Lease Losses

     The Company's provision for loan and lease losses was $819,000 and $275,000 for the nine months ended September 30, 1998 and 1997, respectively. The increase in the provision is partially attributable to a $392,000 provision for losses on originated leases during the nine months ended September 30, 1998. In addition, the Company provided $402,000 for purchased loans for which no discount was available for allocation. Due to improved asset quality in the Company's originated loan portfolio, in addition to a decrease in the size of the portfolio, the provision for originated loan losses for the nine months ended September 30, 1998 was decreased to $25,000 compared to $275,000 for the same period in 1997.


Other Income

     Other income for the nine months ended September 30, 1998 was $1,056,000 compared to $530,000 for the same period in 1997. This increase is primarily due to gains on sales of leases of $535,000, net of a liability for recourse of $302,000, and lease servicing fees of $247,000. In 1997, gains on sales of originated loans amounted to $117,000, which related to the sale of approximately $3.5 million of originated asset-based loans. In 1997, other income also included $93,000 of net rental income received from tenants of the Company's new main office prior to renovation. In 1998, other income includes $108,000 of operating losses from this building since rental income declined significantly during renovation.


Operating Expenses

     Operating expenses increased $2.9 million, or 41.4%, to $9.9 million from $7.0 million for the same period in 1997. Operating expenses of $2.3 million were incurred by Dolphin for the nine months ended September 30, 1998.

     Compensation and related benefits increased by $2.2 million or 55.6% as a result of an increase in the Company's staff, primarily at Dolphin. Compensation and related benefits for Dolphin amounted to $1.4 million for the nine months ended September 30, 1998.

     Occupancy and equipment expenses for the nine months ended September 30, 1998 increased to $1,220,000 compared to $832,000 for the same period of 1997, primarily due to increased furniture and computer expenses, $236,000 of which were incurred by Dolphin in 1998.

     Expenditures for professional fees decreased to $978,000 during the first nine months of 1998 from $1,100,000 in the corresponding 1997 period. This decline is primarily attributable to a lower level of legal fees, net of legal fees recovered from customers.

     Income from other real estate owned, net, amounted to $1,013,000 for the nine months ended September 30, 1998 compared to $272,000 for the comparable period in 1998. This increase is primarily attributed to a provision for losses of $452,000 incurred in 1997 of which $411,000 related to the establishment of reserves on two specific properties. Additionally, net gains on sales of other real estate owned amounted to $1,138,000 during the nine months ended September 30, 1998, compared to net gains on sales of $710,000 for the comparable period in 1997.

     Other general and administrative expenses increased to $2.4 million for the nine months ended September 30, 1998 compared to $1.3 million for the same period in 1997. Expenses incurred by Dolphin of $567,000 during nine months ended September 30, 1998 and an operating charge-off of $105,000 relating to certain apparent irregular activity in a transaction account, accounted for the majority of the increases. The Company's banking operations experienced increases for the nine months ended September 30, 1998 over the same period in 1997 related to growth in several categories, such as marketing, data processing, supplies, loan expenses, expense related to issuance of common stock in lieu fees to directors and telephone.


Provision for Income Taxes

     The Company's effective tax rate decreased from 41.7% to 26.4% for the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997. This is a result of the establishment of APCC, which is operated in a manner so as to enable it to qualify as a real estate investment trust, and the recognition of a historic tax credit relating to the renovation of the Company's new main office building. The historic tax credit is being recognized ratably throughout 1998.


Item 3. Qualitative Disclosures about Market Risk

     Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Company to attempt to control risks associated with interest rate movements. Market risk is the risk of loss from adverse changes in market prices and interest rates. The Company's market rise arises primarily from interest rate risk inherent in lending and leasing, investing in marketable securities, deposit taking and borrowing activities. To that end, management actively monitors and manages its interest rate risk exposure. The Company's asset and liability management strategy is formulated and monitored regularly by the Company's Chairman, its President and its Chief Financial Officer. The Company's Board of Directors has established limits on the Company's sensitivity to interest rate changes which it reviews on a quarterly basis. In addition, the Company's senior management reviews, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, and maturities of investments. The Company's senior management also approves and establishes pricing and funding decisions with respect to the Company's overall asset and liability composition. As the Company continues to expand its purchased loan portfolio, it may acquire a number of fixed rate loans. Such loans tend to increase the Company's interest rate risk. The Company monitors the rate sensitivity of assets it acquires and, when purchased fixed rate loans are restructured, seeks to ensure that such restructurings result in repayment terms based upon variable rates.

     The Company's methods for evaluating interest rate risk include an analysis of the Company's interest rate sensitivity "gap", which is defined as the difference between interest-earning assets and interest--bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

     The Company also utilizes income simulation models to aid it in estimating the Company's interest rate risk exposure. The Board of Directors has established limits on the potential impact of changes in interest rates on both earnings and the economic value of the Company's equity.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed by the undersigned thereunto duly authorized.


                        ATLANTIC BANK AND TRUST COMPANY


DATE: November 13, 1998



/s/ Richard Wayne
-------------------------------
Richard Wayne
President and Co-Chief Executive Officer


DATE: November 13, 1998



/s/ John L. Champion
-------------------------------
John L. Champion
Senior Vice-President and Chief Financial Officer

                                                                    Attachment B
                                                                    ------------

================================================================================

                     FEDERAL DEPOSIT INSURANCE CORPORATION

                             WASHINGTON, D.C. 20006

                             --------------------

                                   FORM 10-K


               [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                  For the Fiscal Year Ended December 31, 1997

                                       OR

            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                   For the transition period from ___ to ___
                        FDIC Certificate Number 27184.5


                        ATLANTIC BANK AND TRUST COMPANY
                (Exact name of Bank as specified in its charter)

                                --------------

                              Massachusetts                                      04-2988794
(State or other jurisdiction of incorporation or organization)      (I.R.S. Employer Identification No.)

                           101 Summer Street                                       02110
                         Boston, Massachusetts                                   (Zip Code)
                     (Address of principal offices)

                                 (617) 880-1000
              (Registrant's telephone number, including area code)


          Securities registered pursuant to Section 12(b) of the Act:
                                      None


          Securities registered pursuant to Section 12(g) of the Act:


                                 Title of Class
                                 --------------

                    Common Stock, par value $1.00 per share


     Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [ ] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III or this Form 10-K or any amendment to this Form 10-K [ ].

     The aggregate market value of the voting stock held by non-affiliates of the registrant, based on the closing sale price for the registrant's common stock as quoted on the Nasdaq National Market System on March 6, 1998 was $63,621,064.

     As of March 6, 1998, there were 4,055,526 shares outstanding of the registrant's Common Stock.


                      Documents Incorporated by Reference

     Portions of the Atlantic Bank and Trust Company Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders to be held on April 28, 1998 are incorporated by reference into Part III of this report.

     The Exhibit Index can be found on page 61.

================================================================================

                                    PART I


ITEM 1. BUSINESS

     This Form 10-K contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Bank's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general, national or regional economic conditions, changes in loan default and charge-off rates relating to a decline in the commercial real estate market or otherwise, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, and changes in the assumptions used in making such forward-looking statements.


General

     Atlantic Bank and Trust Company (the "Bank" or "Atlantic") was organized as a Massachusetts-chartered trust company in December, 1987 and commenced operations in February, 1988. The Bank has a wholly owned subsidiary, CHB Realty, a Massachusetts corporation. Since its establishment and to an increasing extent in more recent years, the Bank has operated as a commercial bank primarily focused on purchasing and originating commercial loans that finance the business activities of individuals and small companies. On December 31, 1994 the Bank acquired Chestnut Hill Bank & Trust Company in a merger (the "Merger"). The Bank currently conducts business from its executive and main offices in downtown Boston, Massachusetts and a branch in Chestnut Hill, Massachusetts.

     The Bank's primary business lines include: (i) the acquisition of discounted commercial loans from private sector sellers and government agencies; and (ii) the origination of various types of secured commercial loans, including specialty loans to provide short-term financing for investment of small businesses and individuals. The Bank funds the foregoing activities with deposits consisting primarily of certificates of deposit. The Bank also offers retail deposit services, including checking and savings accounts, and related services to businesses and individuals through the nationwide electronic banking networks. The Bank's deposits are insured by the Federal Deposit Insurance Corporation's (the "FDIC") Bank Insurance Fund to the extent authorized by law. The Bank also invests in federal funds and U.S. government and government agency securities.

     The Bank's only subsidiary is CHB Realty Corp. ("CHB Realty"), whose function is the ownership and maintenance of certain other real estate owned.

     Through the third quarter of 1996, the Bank had focused its efforts on acquiring performing loans. During the fourth quarter of 1996, the Bank began to selectively acquire mixed (performing and non-performing) loan portfolios. The Bank assigns the non-performing portions of its mixed loan portfolios to a separate department which has the primary objective of returning the loan to performing status. Generally, the Bank's efforts to return non-performing loans to performing status involve restructuring the loans to levels that are supported by existing collateral and debt service capabilities. During this restructuring period, the Bank does not recognize interest income on such loans unless regular payments are being made. In instances when the loan is not restructured, the Bank aggressively pursues repayment, foreclosure or, in certain instances, a deed-in-lieu-of-foreclosure.


Loan Portfolio Composition

     At December 31, 1997, the Bank's gross loan portfolio totaled $297.7 million. At such date the Bank's investment in purchased loans net of related discount of $40.2 million totaled $187.0 million. The Bank's originated portfolio net of the allowance for loan losses and net deferred loan income totaled $67.9 million at December 31, 1997.

     The following table sets forth the composition of the Bank's loan portfolio after deduction for discount on loans purchased, net deferred loan income and the allowance for loan losses:


                                                                        December 31,
                                            --------------------------------------------------------------------
                                                1997          1996           1995          1994          1993
                                            -----------   ------------   -----------   ------------   ----------
                                                                       (in thousands)
Purchased loan portfolio:
 Mortgage loans on real estate:
  Commercial                                 $ 156,138     $  93,220      $ 42,648       $ 22,941      $   277
  Land                                           7,655         6,566         4,140          3,429           --
  Other(1)                                      59,804        48,293        14,885          8,467        1,386
                                             ---------     ---------      --------       --------      -------
   Total                                       223,597       148,079        61,673         34,837        1,663
 Secured commercial                              2,134         2,889         2,347          3,035        6,270
 Other                                           1,416         1,260         1,151          1,872          308
                                             ---------     ---------      --------       --------      -------
   Total purchased loan portfolio              227,147       152,228        65,171         39,744        8,241
 Less discount:
  Non-amortizing portion(2)                    (22,132)      (24,387)       (7,638)        (3,234)        (194)
  Amortizing portion                           (18,052)      (13,805)       (5,657)        (5,144)        (538)
                                             ---------     ---------      --------       --------      -------
   Total purchased loan portfolio, net         186,963       114,036        51,876         31,366        7,509
                                             ---------     ---------      --------       --------      -------
Originated loan portfolio(3):
 Mortgage loans on real estate:
  Commercial                                 $  45,366     $  29,069      $ 32,614       $ 18,773      $ 3,613
  Land                                           1,062         1,391         2,215          3,033        1,918
  Other(1)                                      13,737        20,397        18,185         11,705        3,455
                                             ---------     ---------      --------       --------      -------
   Total                                        60,165        50,857        53,014         33,511        8,986
 Secured commercial                              8,334        17,888        23,311         23,161       17,539
 SBA loans                                       1,221         2,550         4,533          3,875        5,103
 Other                                             810           831         1,029            796        1,068
                                             ---------     ---------      --------       --------      -------
   Total originated loans                       70,530        72,126        81,887         61,343       32,696
Less:
 Allowance for loan losses                      (2,273)       (1,965)       (1,265)        (1,513)        (614)
 Net deferred loan income                         (388)         (500)         (972)          (684)        (213)
                                             ---------     ---------      --------       --------      -------
   Total originated loan portfolio, net         67,869        69,661        79,650         59,146       31,869
                                             ---------     ---------      --------       --------      -------
   Total loans, net                          $ 254,832     $ 183,697      $131,526       $ 90,512      $39,378
                                             =========     =========      ========       ========      =======

--------
(1) Consist primarily of loans originated for business purposes for which the underlying collateral is conventional real estate.
(2) Non-amortizing discount is an allocation of the total discount on purchased loans accounted for on the cost recovery method until it is determined that the amount and timing of collections are reasonably estimable and collection is probable.
(3) Includes loans purchased by the Bank that have been renewed on terms consistent with the Bank's loan policy and loan documentation standards, and loans acquired in connection with the Merger.


Lending Activity--Purchased Loan Portfolio

     A substantial portion of the Bank's business consists of purchasing loans secured primarily by commercial real estate, other business assets and/or multi-family residential real estate which management believes are undervalued due to market, or economic conditions or as a result of special circumstances which might require a seller to dispose of certain assets. These loans are generally purchased at discounts from the principal balances and have been purchased from private sector sellers in the financial services industry and from government agencies. The Bank has generally purchased loans secured by assets located in the Northeast. However, as the Bank has gained further experience with its purchased loan program it has begun to seek opportunities outside of New England. This strategy allows the Bank to both broaden the range of loans it is evaluating for purchase and to take advantage selectively of improving local real estate markets. In 1997, 1996 and 1995, the Bank purchased $165.9 million, $164.5 million and $40.2 million of such loans, respectively, at aggregate discounts of $36.7 million, $80.1 million and $10.0 million, respectively.

     In order to determine the amount that the Bank will bid to acquire discounted loans, the Bank considers, among other factors, the yield expected to be earned, the geographic location of the loans, servicing restrictions, if any, the type and value of the collateral securing the loan, the length of time during which the loan has performed in accordance with its repayment terms, the recourse nature of the debt, the age and performance of the loan and the resources of the borrower. In addition to the factors listed above, the Bank will also consider the amount it may realize through collection efforts or foreclosure and sale of the collateral property, net of expenses, and the length of time and costs required to complete the collection or foreclosure process in the event a loan becomes non-performing or is non-performing at the purchase date. All bids are subject to the approval of the Bank's Chairman or President.

     Prior to acquiring any portfolio of loans, the Bank conducts an acquisition review. This review includes an evaluation of the seller's loan documentation. The current value of the collateral is estimated utilizing various methods considering, among other factors, the type of property, its condition and location and its highest and best use. In some instances, real estate brokers and/or appraisers with specific knowledge of the area may be consulted. As the size and complexity of the collateral increases, the Bank's efforts to value the collateral also increases. For larger, more complex loans, Bank personnel may visit the collateral real property or conduct an internal rental analysis of competing commercial properties. New title searches and tax reports may also be obtained. The Bank may also retain environmental consultants to review potential environmental issues. The amount of resources devoted to valuing collateral is determined on a case-by-case basis for each loan reviewed.

     Upon purchase of a loan pool, each loan is assigned to a loan officer. In managing purchased loan accounts, the loan officers seek, among other things, to establish good working relationships with the borrowers and to market the Bank's other banking services to these customers. In the event that a purchased loan becomes delinquent, or if it is delinquent at the time of purchase, the Bank aggressively pursues repayment. In the event that a delinquent loan becomes non-performing, the Bank may pursue a number of alternatives including restructuring the loans to levels that are supported by existing collateral and debt service capabilities. During this restructuring period, the Bank does not recognize interest income on such loans unless regular payments are being made. In instances when the loan is not restructured, the Bank aggressively pursues repayment, foreclosure or, in certain instances, a deed-in-lieu-of-foreclosure.

     Activity in the Purchased Loan Portfolio. The following table sets forth the activity in the Bank's purchased loan portfolio during the years indicated:


                                             Year Ended December 31,
                                  ----------------------------------------------
                                          1997                   1996
                                  -------------------- -------------------------
                                               No. of                    No. of
                                    Balance     Loans       Balance       Loans
                                  ----------- -------- ---------------- --------
                                              (dollars in thousands)
Balance at beginning of year       $ 114,036     712     $    51,876       368
Acquisitions:
 Loan balances ..................    165,903     371         164,520(1)    624
 Discount .......................    (36,712)     --         (80,129)       --
                                   ---------     ---     -------------     ---
                                     129,191     371          84,391       624
                                   ---------     ---     -------------     ---
Renewals, resolutions and
 repayments(2) ..................    (62,182)   (247)        (25,496)     (280)
Accretion .......................      5,918      --           3,265        --
                                   ---------    ----     -------------    ----
Balance at end of year ..........  $ 186,963     836     $   114,036       712
                                   =========    ====     =============    ====



                                                     Year Ended December 31,
                                  --------------------------------------------------------------
                                          1995                  1994                1993
                                  --------------------- -------------------- -------------------
                                                No. of               No. of               No. of
                                     Balance     Loans    Balance     Loans    Balance    Loans
                                  ------------ -------- ----------- -------- ----------- -------
                                                      (dollars in thousands)
Balance at beginning of year       $   31,366     236    $  7,509      156    $   3,824     79
Acquisitions:
 Loan balances ..................      40,228     172      39,667      260        6,984    165
 Discount .......................     (10,003)     --      (9,265)      --         (890)    --
                                   ----------     ---    --------      ---    ---------    ---
                                       30,225     172      30,402      260        6,094    165
                                   ----------     ---    --------      ---    ---------    ---
Renewals, resolutions and
 repayments(2) ..................     (11,800)    (40)     (7,279)    (180)      (2,890)   (88)
Accretion .......................       2,085      --         734       --          481     --
                                   ----------     ---    --------     ----    ---------    ---
Balance at end of year ..........  $   51,876     368    $ 31,366      236    $   7,509    156
                                   ==========     ===    ========     ====    =========    ===

--------
(1) Includes certain non-performing loans acquired in the fourth quarter of 1996 with outstanding aggregate principal balances of $58,985,000 on which purchase discount of $47,429,000 had been charged-off.
(2) Includes loans purchased by the Bank that have been renewed on terms consistent with the Bank's loan policy and loan documentation standards.

     Payment Status of Purchased Loan Portfolio. The following table sets forth certain information relating to the payment status of loans in the Bank's purchased loan portfolio at the dates indicated:


                                                                                        December 31,
                                                             -------------------------------------------------------------------
                                                                 1997            1996           1995         1994         1993
                                                             -----------   ---------------   ----------   ----------   ---------
                                                                                       (in thousands)
Performing loans:
 Current .................................................    $ 217,825      $ 124,439        $ 63,808     $ 36,266     $8,153
 Over thirty less than eighty-nine days past due .........        2,854         25,244(1)          825        2,652         86
 Ninety days or more past due ............................           --            486              --           22          2
                                                              ---------      -----------      --------     --------     ------
                                                                220,679        150,169          64,633       38,940      8,241
Non-performing loans .....................................        6,468          2,059             538          804         --
                                                              ---------      -----------      --------     --------     ------
  Purchased loan portfolio ...............................      227,147        152,228          65,171       39,744      8,241
Discount:
 Non-amortizing portion ..................................      (22,132)       (24,387)         (7,638)      (3,234)      (194)
 Amortizing portion ......................................      (18,052)       (13,805)         (5,657)      (5,144)      (538)
                                                              ---------      -----------      --------     --------     ------
  Purchased loan portfolio, net ..........................    $ 186,963      $ 114,036        $ 51,876     $ 31,366     $7,509
                                                              =========      ===========      ========     ========     ======

--------
(1) Includes $24,115,000 of loans purchased in the fourth quarter of 1996.


     The contractual delinquency of purchased loans is determined prospectively from the purchase date rather than from the origination date. Interest income on purchased non-performing loans is generally recognized upon receipt of payments based either on the original loan contracts or as restructured by the Bank.

     Activity of Non-Amortizing Portion of Discount on Purchased Loans. The following table sets forth certain information relating to the activity of the non-amortizing discount on purchased loans:


                                                                Year Ended December 31,
                                                 ------------------------------------------------------
                                                     1997           1996          1995          1994
                                                 ------------   -----------   -----------   -----------
                                                                     (in thousands)
Balance at beginning of year .................    $  24,387      $   7,638     $  3,234       $   194
Acquisitions .................................       29,765         69,897        6,630         3,788
Transfers to amortizing portion, net .........       (3,764)        (1,951)         727           135
Charge-offs, net of recoveries:
 Mortgage loans on real estate
  Commercial .................................      (17,304)       (20,934)      (1,912)         (659)
  Land and other .............................       (9,458)       (23,585)        (607)          (30)
 Commercial ..................................         (400)        (1,159)          --          (194)
 Other .......................................       (1,094)        (5,519)        (434)           --
                                                  ---------      ---------     --------       -------
  Net charge-offs ............................      (28,256)       (51,197)      (2,953)         (883)
                                                  ---------      ---------     --------       -------
Balance at end of year .......................    $  22,132      $  24,387     $  7,638       $ 3,234
                                                  =========      =========     ========       =======

     Accounting for Purchased Loan Portfolio. Generally, all loans in a purchased pool of loans are accounted for on an aggregate basis. The amortizing portion of discounts on purchased loan pools representing market yield adjustments is accreted into interest income over the estimated lives of the loans using a method which approximates the level interest method. The remaining non-amortizing portion of discounts on loans purchased is accounted for on the cost recovery method until it is determined that the amount and timing of collections are reasonably estimable and collection is probable. At such time, if the amount that is probable of collection is greater than the net carrying value of the purchased loans, the difference is transferred from the non-amortizing portion of the discount to the amortizing portion and is accreted into interest income over the remaining lives of the loans on a method approximating the level interest method. Under the Bank's loan rating system, each loan is evaluated, and where necessary, specific allowances are established and allocated from the respective loan pool's non-amortizing discount, and, if none is available, from the respective loan pool's amortizing discount, and further, if none is available, an allowance is established through a charge to interest income.

     The following table sets forth certain information relating to the interest income on the Bank's purchased loan portfolio during the years indicated:


                                           Year Ended December 31,
                                 -------------------------------------------
                                      1997           1996           1995
                                 -------------   ------------   ------------
                                           (dollars in thousands)
Interest income:
 Realized ....................     $  17,349       $  8,218       $  4,722
 Accreted discount ...........         5,918          3,265          2,085
                                   ---------       --------       --------
  Total ......................     $  23,267       $ 11,483       $  6,807
                                   =========       ========       ========
Average balance, net .........     $ 140,141       $ 65,414       $ 35,352
                                   =========       ========       ========
Yield ........................         16.60%         17.55%         19.25%
                                   =========       ========       ========

Originated Loan Portfolio

     The Bank's other primary line of business is the origination of various types of secured commercial loans, including commercial real estate mortgage loans and specialty loans to finance the investment and entrepreneurial activities of business and individual customers. Additionally, this portfolio includes loans purchased by the Bank that have been renewed on terms consistent with the Bank's loan policy and documentation standards.

     Mortgage Loans on Real Estate. The Bank originates a limited number of loans for the purchase, construction and development of commercial real estate. As of December 31, 1997, the Bank had originated loans outstanding in an aggregate amount of $45.4 million secured by commercial real estate comprising 64.3% of the Bank's total originated loan portfolio, a significant portion of which represent loans purchased by the Bank that have been renewed on terms consistent with the Bank's loan policy and documentation standards. As of December 31, 1997, Atlantic had loans in an aggregate amount of $14.8 million secured by other collateral comprising 21.0% of the Bank's total originated loan portfolio. The terms of commercial real estate loans originated or renewed by the Bank are individually negotiated on a case-by-case basis. However, these loans generally have a term of five years or less with adjustable rates of interest based on the prime rate. Generally, mortgage loans on commercial real estate are secured by a first lien on real property, all improvements thereon and all fixtures and equipment used in connection therewith, as well as a first assignment of all revenues or rents and gross receipts generated in connection with the property. The Bank's commercial real estate loans generally provide for recourse against the collateral property, and, in most circumstances, require the borrower to be personally liable for all or a portion of the loan.

     Commercial real estate loans are generally written in amounts up to 75% of the appraised value of the underlying property. Appraisals on properties securing commercial real estate loans originated by the Bank are generally performed by an independent fee appraiser designated by the Bank before the loan is made. Appraisals on commercial real estate are reviewed by the loan officer and management. In addition, Atlantic's underwriting procedures require verification of the borrower's credit history, financial statements, references and income projections for the property.

     The Bank continues to monitor originated and renegotiated commercial real estate loans through its review process and updated appraisals. Additionally, in order to monitor the adequacy of cash flows on income-producing properties, the Bank generally obtains financial statements and other information from the borrower and guarantor, including, but not limited to, information relating to rental rates and income, maintenance costs and an update of real estate property tax payments.

     Secured Commercial Loans. The Bank originates secured commercial loans to established business and individual customers. Generally, these loans consist of term loans secured by real estate, accounts receivable and other business assets. A majority of these loans bear interest rates based upon the prime rate and adjust periodically, although there are some loans which are at fixed rates. The Bank's secured lending activities include the origination of commercial loans, generally secured by commercial real estate, other business assets and/or single or multi-family residential real estate, to finance individuals and businesses. The Bank's secured lending activities also include the origination of specialty loans to finance the investment and entrepreneurial activities of businesses and individuals. The Bank provides certain individuals and businesses with such secured financing in a variety of situations which require the Bank's expertise and responsiveness. In certain instances, the Bank makes specialty loans to third parties to finance the acquisition by such parties of discounted loan pools, including non-performing loan pools from private sector sellers or government agencies. In making these loans, the Bank collects higher administrative fees and may charge higher interest rates than apply to the Bank's other types of loans.


Allowance for Loan Losses for Originated Loans

     The Bank maintains an allowance for loan losses that is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged off when they are deemed to be uncollectible, or partially charged off when a portion of a loan is deemed uncollectible. Recoveries are generally recorded only when cash payments are received. In general, the Bank's loan loss allowance policy requires the maintenance of allowances sufficient to satisfy estimated probable losses arising from impaired real estate or other secured commercial loans.

     In determining the adequacy of the allowance, management initially considers the loan loss allowances specifically allocated to individual impaired loans, and next considers the level of general loan loss allowances deemed appropriate for the balance of the portfolio based on factors including general portfolio trends relative to asset and portfolio size, asset categories, potential credit concentrations, non-accrual loan levels, risks associated with changes in economic and business conditions and other factors.

     The Bank's allowance for loan losses at December 31, 1997 was $2.3 million. The determination of this allowance requires the use of estimates and assumptions regarding the risks inherent in individual loans and the loan portfolio in its entirety. In addition, regulatory agencies periodically review the adequacy of the allowance and may require the Bank to make additions to its allowance for loan losses. While management believes these estimates and assumptions are reasonable, there can be no assurance that they will be proven to be correct in the future. The actual amount of future provisions that may be required cannot be determined as of the date hereof, and such provisions may exceed the amounts of past provisions. Management believes that the Bank's allowance for loan losses is adequate to absorb the known and inherent risks in the Bank's originated loan portfolio at each date based on the facts known to management as of such date.

     The Bank establishes a specific allowance against a given loan when management perceives a problem with such loan that may result in a loss. The Bank continues to monitor and modify its allowances for general and specific loan losses as economic conditions dictate. Although the Bank maintains its allowance for loan losses at a level which management considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

     The following table provides certain information with respect to the Bank's allowance for loan losses as well as charge-offs, recoveries and certain related ratios with respect to the Bank's originated loan portfolio for the years indicated:

                                                                             Year Ended December 31,
                                                          -------------------------------------------------------------
                                                             1997        1996         1995          1994         1993
                                                          ---------   ---------   ------------   ----------   ---------
                                                                             (dollars in thousands)
Allowance for loan losses:
 Balance at beginning of year .........................    $1,965      $1,265        $1,513        $614        $  865
 Provision for loan losses ............................       325         755          308          261           266
 Allowance acquired in connection with the Merger .....        --          --           --          678            --
 Transfer from allowance for losses on in-substance
  foreclosures ........................................        --          --          229           --            --
 Charge offs:
  Mortgage loans on real estate:
   Commercial .........................................      (110)        (75)        (229)            (2)        (74)
   Land and other real estate .........................       (18)        (75)        (290)          --           (40)
  Commercial ..........................................        --         (30)        (393)         (52)         (428)
  SBA .................................................        --          --             (3)       (40)          (12)
  Other ...............................................       (78)         --          (57)          --           (40)
                                                           ------      ------        -------       ------      ------
   Total charge-offs ..................................      (206)       (180)        (972)         (94)         (594)
                                                           ------      ------        -------       ------      ------

                                                                               Year Ended December 31,
                                                             -----------------------------------------------------------
                                                                 1997        1996        1995    1994            1993
                                                             ----------- ----------- ----------- ----------- -----------
                                                                               (dollars in thousands)
Recoveries:
 Mortgage loans on real estate:
  Commercial ...............................................        55           1         107          31          73
  Land and other real estate ...............................        56          70          --          --          --
 Commercial ................................................        68           6          17          14           4
 SBA .......................................................         1          --           3           8          --
 Other .....................................................         9          48          60           1          --
                                                                    --          --         ---          --          --
   Total recoveries ........................................       189         125         187          54          77
                                                                   ---         ---         ---          --          --
    Net charge-offs ........................................       (17)        (55)       (785)        (40)       (517)
                                                                   ---         ---        ----         ---        ----
Balance at end of year .....................................   $ 2,273     $ 1,965     $ 1,265     $ 1,513     $   614
                                                               =======     =======     =======     =======     =======
Loans:
 Average originated loan portfolio .........................   $67,544     $74,974     $67,449     $33,389     $35,561
 Total originated loan portfolio at end of year ............    70,530      72,126      81,887      61,343      32,696
Ratios
 Net loans charged off to average originated loans .........      0.03%       0.07%       1.16%       0.12%       1.45%
 Net loans charged off to total originated loans at
  end of year ..............................................      0.02        0.08        0.96        0.07        1.58
 Net loans charged off to allowance for loan losses
  at end of year ...........................................      0.75        2.80       62.06        2.64       84.20
 Allowance for loan losses to total originated loans
  at end of year ...........................................      3.22        2.72        1.54        2.47        1.88
 Allowance for loan losses to non-performing
  originated loans at end of year ..........................    505.11      187.68       50.04      218.33       75.15

     The following table sets forth management's historical allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans with respect to the Bank's originated loan portfolio at the dates indicated:


                                             Year Ended December 31,
                                  ---------------------------------------------
                                           1997                   1996
                                  ---------------------- ----------------------
                                   Allowance              Allowance
                                    for Loan     % of      for Loan     % of
                                     Losses      Loans      Losses      Loans
                                  ----------- ---------- ----------- ----------
                                             (dollars in thousands)
Loan Categories:
Mortgage loans on real estate:
 Commercial .....................    $1,514       2.15%     $  521       0.72%
 Land ...........................        32       0.04          19       0.03
 Other ..........................       310       0.44         357       0.49
                                     ------       ----      ------       ----
  Total .........................     1,856       2.63         897       1.24
Secured commercial ..............       354       0.50         978       1.36
SBA .............................        47       0.07          54       0.07
Other ...........................        16       0.02          36       0.05
                                     ------       ----      ------       ----
                                     $2,273       3.22%     $1,965       2.72%
                                     ======       ====      ======       ====



                                                        Year Ended December 31,
                                  -------------------------------------------------------------------
                                           1995                   1994                  1993
                                  ---------------------- ---------------------- ---------------------
                                   Allowance              Allowance              Allowance
                                    for Loan     % of      for Loan     % of     for Loan     % of
                                     Losses      Loans      Losses      Loans     Losses      Loans
                                  ----------- ---------- ----------- ---------- ---------- ----------
                                                        (dollars in thousands)
Loan Categories:
Mortgage loans on real estate:
 Commercial .....................    $  472       0.58%     $  475       0.77%     $ 66        0.20%
 Land ...........................        35       0.04         110       0.18        45        0.14
 Other ..........................       264       0.32         237       0.39        88        0.27
                                     ------       ----      ------       ----      ----        ----
  Total .........................       771       0.94         822       1.34       199        0.61
Secured commercial ..............       410       0.50         577       0.94       303        0.93
SBA .............................        72       0.09         100       0.17        98        0.30
Other ...........................        12       0.01          14       0.02        14        0.04
                                     ------       ----      ------       ----      ----        ----
                                     $1,265       1.54%     $1,513       2.47%     $614        1.88%
                                     ======       ====      ======       ====      ====        ====

Credit Risk Management

     In managing its loan portfolio, the Bank utilizes procedures designed to achieve an acceptable level of quality and to identify the need for management to take action to address any potential losses or potential defaults in existing loans. Each application for a loan is subject to a two-tier review by the Bank's Management Loan Committee and either the Bank's Chairman or President, or in the case of loans of $2.5 million or more, the Loan and Investment Committee of the Bank's Board of Directors. Each lending officer has primary responsibility to conduct credit and documentation reviews of the loans for which he or she is responsible. The Bank's President and Chairman are responsible for the general supervision of the loan portfolio and adherence by the loan officers to the Bank's loan policies.

     Loan officers evaluate the applicant's financial statements, credit reports, business reports and plans and other data to determine if the credit and collateral satisfy the Bank's standards as to historic debt service coverage, reasonableness of projections, strength of management and sufficiency of secondary repayment.

     The Bank's management presents to the Board of Directors a monthly report of loan delinquencies showing all loans which are more than 30 days past due. In addition, loans are reviewed monthly by management to determine which credits should be placed on non-performing status. Management and the Board of Directors also review all loan evaluations made during periodic examinations by the FDIC and the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner").


Non-Performing Assets

     Non-Performing Loans. The performance of the Bank's loan portfolio is evaluated regularly by management. The Bank generally classifies a loan as non-performing when any installment of principal or interest is 90 days or more past due based upon the date of purchase for purchased loans, unless, in management's opinion, the net carrying value of the loan is well secured and the collection of principal, or carrying value, and interest is probable. When management determines the ultimate collection of principal or interest on a loan is not probable, the loan is transferred to the "impaired" loan classification. When a loan is placed on non-performing status, the Bank's general policy is to reverse and charge against current income previously accrued but unpaid interest. Such loans remain on non-performing status until the earlier of legal foreclosure or relinquishment of control of the collateral by the borrower, or until the borrower has established a history of timely principal and interest payments. For additional information see Notes 1 and 3 to the Consolidated Financial Statements.

     The following table sets forth the amount of the Bank's non-performing assets by category and restructured loans, at the dates indicated:

                                                                                 December 31,
                                                        --------------------------------------------------------------
                                                            1997         1996        1995         1994         1993
                                                        -----------   ---------   ----------   ----------   ----------
                                                                            (dollars in thousands)
Non-performing loans(1):
 Purchased loan portfolio:
  Mortgage loans on real estate
   Commercial .......................................     $ 4,233      $1,609       $  296       $  407       $   --
   Land and other real estate .......................       2,235         450          200          267           --
  Commercial ........................................          --          --           42          128           --
  Other .............................................          --          --           --            2           --
                                                          -------      ------       ------       ------       ------
   Total non-performing purchased loans .............       6,468       2,059          538          804           --
                                                          -------      ------       ------       ------       ------
 Originated loan portfolio:
  Mortgage loans on real estate
   Commercial .......................................         299          --        1,067           95          225
   Land and other real estate .......................         151         233          637          517          432
  Commercial ........................................          --         814          709           81          160
  Other .............................................          --          --          115           --           --
                                                          -------      ------       ------       ------       ------
   Total non-performing originated loans ............         450       1,047        2,528          693          817
                                                          -------      ------       ------       ------       ------
    Total non-performing loans ......................       6,918       3,106        3,066        1,497          817
                                                          -------      ------       ------       ------       ------
Other real estate owned:
 Acquired in the Merger .............................         406       2,317        6,058        7,632           --
 Transferred from purchased loan portfolio ..........       3,256       1,489           --           --           --
 Transferred from originated loan portfolio .........          30         982           --          291        1,055
  Less allowance for losses .........................        (101)       (100)         (18)        (475)         (10)
                                                          -------      ------       ------       ------       ------
   Total other real estate owned, net ...............       3,591       4,688        6,040        7,448        1,045
                                                          -------      ------       ------       ------       ------
    Total non-performing assets .....................     $10,509      $7,794       $9,106       $8,945       $1,862
                                                          =======      ======       ======       ======       ======
Accruing troubled debt restructured loans ...........     $   345      $  350       $1,715       $  115       $   --
                                                          =======      ======       ======       ======       ======

                                                                                       December 31,
                                                             -----------------------------------------------------------------
                                                                1997          1996           1995          1994         1993
                                                             ----------   ------------   ------------   ----------   ---------
                                                                                  (dollars in thousands)
Non-performing purchased loans to total purchased loans ..       2.85%          1.35%          0.83%        2.02%       n/a
Non-performing originated loans to total originated loans        0.64           1.45           3.09         1.13         2.50
Non-performing assets to total assets ....................       3.27           3.38           5.58         6.80         3.80
Non-amortizing discount as a percentage of:
 Non-performing purchased loans ..........................     342.18       1,184.41       1,419.70       402.24        n/a
 Total purchased loans ...................................       9.74          16.02          11.72         8.14         2.35
Allowance for loan losses as a percentage of:
 Non-performing originated loans .........................     505.11         187.68          50.04       218.33        75.15
 Total originated loans ..................................       3.22           2.72           1.54         2.47         1.88

--------
(1) Excludes loans acquired in the fourth quarters of 1997 and 1996 with net carrying values of $2.2 million and $23.8 million at December 31, 1997 and 1996, respectively, which, while non-performing at the time of purchase based on original loan contracts, are not classified as such unless they become non-performing based on the acquisition dates. As of December 31, 1997 and 1996, the Bank had not yet begun to recognize interest income on such loans.

     A troubled debt restructuring is a loan on which the Bank, for reasons related to the borrower's financial difficulties, grants a concession to the borrower, such as a reduction in the loan's rate, a reduction in the principal amount of the debt or an extension of the maturity date of the loan, that the Bank would not otherwise consider. Certain purchased loans are restructured by the Bank in order to establish a payment plan which the borrower can maintain and which is profitable to the Bank in light of its net investment in such loan. When such a purchased loan has been acquired at a discount sufficient to enable the Bank to make an appropriate profit on the loan even after restructuring the debt and making certain concessions to the borrower, the Bank does not deem such a restructuring to be a "troubled debt restructuring."

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis by comparing the Bank's recorded investment in the loan to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. In the case of the Bank's purchased loan portfolio, the recorded investment represents the Bank's purchase price net of any related non-amortizing discounts. Substantially all of the Bank's loans which have been identified as impaired have been measured by the fair value of the existing collateral. At December 31, 1997, the Bank's recorded investment in impaired loans totaled $11.9 million, of which $795,000 related to originated loans with no specific valuation allowance and $1.1 million related to originated loans with specific valuation allowances of $270,000. General valuation allowances are maintained for all categories of originated loans. At December 31, 1997, the Bank's recorded investment in impaired purchased loans amounted to $10.0 million, which is net of non-amortizing discount of $1.4 million. No additional funds are committed to be advanced in connection with impaired loans. For the year ended December 31, 1997, the average recorded investment in impaired loans totaled $13.7 million. The Bank recognized $542,000 of interest income on impaired loans during the period that they were impaired for the year ended December 31, 1997. Of the total interest income recognized on impaired loans for the year ended December 31, 1997, $210,000 was recognized on the cash basis and $332,000 was recognized on the accrual basis. For additional information about "impaired loans," see Note 3 to the Consolidated Financial Statements.

     When the Bank classifies problem assets, it may establish specific allowances for loan losses or specific non-amortizing discount allocations in amounts deemed prudent by management. When the Bank identifies problem assets as a loss, it will charge off such amounts or set aside specific allowances or non-amortizing discount equal to the total loss. All of the Bank's loans are reviewed monthly to determine which loans are to be placed on non-accrual status. In addition, the Bank's determination as to the classification of its assets and the amount of its valuation allowances is reviewed by the Commissioner and the FDIC during their examinations of the Bank, which may result in the establishment of additional general or specific loss allowances.

     OREO. Other real estate owned, net ("OREO") acquired through foreclosure is recorded at the lower of cost or fair value less estimated cost to sell. If fair value at the date of foreclosure is lower than the balance of the related loan, the difference will be charged off to the allowance for loan losses at the time of transfer. Valuations are periodically updated by management, and if the value of a particular OREO property declines further, a specific provision for losses on such property is established by a charge to operations.

     For the year ended December 31, 1997, $5.9 million in OREO was acquired, $7.9 million of OREO was sold at gains of $1.1 million, and $640,000 in provision for losses was recorded, resulting in net OREO at December 31, 1997 of $3.6 million. At December 31, 1997, the Bank's OREO consisted of fifteen properties, thirteen of which were transferred from the purchased loan portfolio, one transferred from the originated portfolio and one was acquired in connection with the Merger.

     Holding and maintenance costs related to properties are recorded as expenses in the period incurred. Deficiencies resulting from valuation adjustments to OREO subsequent to acquisition are recognized as a valuation allowance. Subsequent increases related to the valuation of OREO are reflected as a reduction in the valuation allowance, but not below zero. Increases and decreases in the valuation allowance are charged or credited to expense, respectively. For additional information relating to OREO, see Note 4 to the Consolidated Financial Statements.


Securities Available for Sale

     The Bank's current investment policy provides for the purchase of U.S. Treasury securities, obligations of federal agencies and municipalities and certificates of deposit. The Bank's Board of Directors reviews all securities transactions on a monthly basis.

     The investment policy of the Bank is structured to provide an adequate level of liquidity in order to meet anticipated deposit outflow, normal working capital needs and expansion of the loan portfolio within guidelines approved by the Board of Directors. The policy is also designed to mitigate the adverse effects of changes in interest rates and shifts in the mix of the Bank's assets and liabilities.

     The Bank designates all investment securities held in the ordinary course of business as securities available for sale. Securities available for sale consist of U.S. Government Obligations which are to be held for indefinite periods of time. These investment securities may be sold prior to maturity as part of prudent asset/liability management in response to changes in interest rates and/or prepayment risk as well as to meet liquidity needs.

     The following table sets forth the maturity distribution of U.S. Government obligations at December 31, 1997:


                                  Maturities
                   ----------------------------------------
                      1 year      Over 1 year
                     or less      to 5 years       Total
                   -----------   ------------   -----------
                            (dollars in thousands)
Amount .........     $ 2,001       $ 5,015        $ 7,016
Yield ..........        5.71%         5.98%          5.90%

     For additional information relating to securities available for sale, see
Note 2 to the Consolidated Financial Statements.


Sources of Funds

     The Bank's primary sources of funds are deposits, loan amortization and prepayments of loan principal, borrowings, funds provided from operations and, from time to time, sales of assets. The Bank has historically employed a wholesale funding strategy consisting primarily of marketing certificates of deposit to a national customer base. The Bank has been able to maintain sufficient liquidity by offering interest rates on such certificates of deposit marginally in excess of rates offered by other banks on comparable deposits. In 1997, the Bank entered into contractual agreements with six investment banking firms that provide the Bank with access to brokered deposits. Brokered deposits totaled $67.2 million at December 31, 1997. These deposits are non-cancelable and bear interest rates which are consistent with the Bank's certificate of deposit program. Brokered deposits generally are more responsive to changes in interest rates than other deposits and, thus, are more likely to be withdrawn from the Bank upon maturity as changes in interest rates and other factors make other investments more attractive to investors.

     The Bank's deposits consist of statement savings accounts, commercial demand deposit accounts, money market deposits, NOW accounts and certificates of deposit. Due to the Bank's limited branch operations, certificates of deposit bearing highly competitive rates of interest have been the Bank's primary source of deposits. During the fourth quarter of 1997, the Bank developed a new personal money market account and anticipates promoting this account as an alternative to certificates of deposit.

     The rates paid on deposit accounts offered by the Bank have allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Bank manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, the Bank believes that its statement savings, commercial demand deposit, NOW, and money market accounts are relatively stable sources of deposits.

     The following table sets forth the average deposits in the various types of deposit programs offered by the Bank at the dates indicated:


                                                                  December 31,
                                    ------------------------------------------------------------------------
                                             1997                     1996                     1995
                                    ----------------------   ----------------------   ----------------------
                                      Average       Rate       Average       Rate       Average       Rate
                                      Balance       Paid       Balance       Paid       Balance       Paid
                                    -----------   --------   -----------   --------   -----------   --------
                                                              (dollars in thousands)
Demand ..........................    $  6,577         --%     $  7,645         --%     $  7,352         --%
NOW .............................       1,598       1.87         1,518       1.91         1,470       1.84
Savings .........................       1,023       2.85           765       2.88         1,001       3.10
Money market ....................       5,911       3.47         6,123       3.45         7,588       3.03
Certificates of deposit .........     217,678       5.97       139,590       5.90       109,194       5.97
                                     --------                 --------                 --------
                                     $232,787       5.70%     $155,641       5.46%     $126,605       5.37%
                                     ========                 ========                 ========

     The following table summarizes certain information of the Bank's certificates of deposit less than $100,000 and $100,000 or more classified by time remaining until maturity as of December 31, 1997:


                                                                           December 31, 1997
                                                  -------------------------------------------------------------------
                                                   3 Months        Over            Over           Over
                                                    or Less   3 to 6 Months   6 to 12 Months   12 Months     Total
                                                  ---------- --------------- ---------------- ----------- -----------
                                                                            (in thousands)
Certificates of deposit less than $100,000 ......  $36,127       $35,058         $ 57,546       $ 9,545    $138,276
Certificates of deposit of $100,000 or more .....   32,027        20,220           56,667        18,706     127,620
                                                   -------       -------         --------       -------    --------
    Total certificates of deposit ...............  $68,154       $55,278         $114,213       $28,251    $265,896
                                                   =======       =======         ========       =======    ========

     The following table summarizes certain information and locations of the Bank's certificates of deposit as of December 31, 1997:

                                                               Weighted
                   State                         Amount      Average Rate
-------------------------------------------   -----------   -------------
                                                (dollars in thousands)
New York ..................................    $ 70,896          5.64%
Massachusetts .............................      47,724          5.87
Texas .....................................      26,763          5.93
Florida ...................................      12,680          6.18
California ................................      11,633          6.07
Ohio ......................................       9,557          6.21
New Jersey ................................       7,453          6.30
Indiana ...................................       5,852          6.13
Oklahoma ..................................       5,794          6.04
Illinois ..................................       5,684          6.16
Pennsylvania ..............................       5,664          6.05
Other states (below $5.0 million) .........      56,196          6.09
                                               --------
                                               $265,896          5.93%
                                               ========

Supervision and Regulation

     General. As a Massachusetts-chartered trust company, the Bank is subject to comprehensive regulation and examination by the FDIC which insures its deposits to the maximum extent permitted by law and by the Commissioner. The Bank is also subject to certain requirements established by the Board of Governors of the Federal Reserve ("the Federal Reserve Board") and is a member of Federal Home Loan Bank of Boston (the "FHLBB").

     Federal Deposit Insurance Corporation. The FDIC insures the Bank's deposit accounts up to a maximum of $100,000 per separately insured account. As a state-chartered, FDIC-insured nonmember bank, the Bank is subject to regulation, examination, and supervision by the FDIC and to reporting requirements of the FDIC. The FDIC has adopted requirements setting minimum standards for capital adequacy. Pursuant to FDIC requirements, the Bank must maintain a Tier 1 capital to risk-weighted assets ratio of at least 4.00% and a total capital to risk-weighted assets ratio of at least 8.00%. The FDIC also imposes a leverage capital ratio of a minimum 3.00% for the most highly rated banks and a leverage capital ratio between 4.00% and 5.00% or more for other banks. The Bank exceeded all requirements applicable to it at December 31, 1997 as follows:


                                                                            December 31, 1997
                                                   -------------------------------------------------------------------
                                                                                                  Minimum To Be Well
                                                                                                  Capitalized Under
                                                                                                        Prompt
                                                                             Minimum Capital      Corrective Action
                                                           Actual             Requirements            Provisions
                                                   ---------------------- --------------------- ----------------------
                                                     Amount      Ratio      Amount      Ratio     Amount      Ratio
                                                   ---------- ----------- ---------- ---------- ---------- -----------
                                                                         (dollars in thousands)
Total capital (to risk weighted assets) ..........  $33,995       12.84%  $21,181       8.00%    $26,476      10.00%
Tier 1 capital (to risk weighted assets) .........   31,722       11.98    10,591       4.00      15,886       6.00
Tier 1 capital (to average assets) ...............   31,722       10.55    12,025-      4.00-     15,031       5.00
                                                                           15,031       5.00

     For additional information relating to regulatory capital requirements, see Note 10 to the Consolidated Financial Statements.

     Federal Home Loan Bank System. The Federal Home Loan Bank System functions as a reserve credit source for its member financial institutions and is governed by the Federal Housing Finance Board ("FHFB"). The Bank is a voluntary member of the FHLBB. Members of the FHLBB are required to own capital stock that is directly proportionate to the member's home mortgage loans and borrowings from the FHLBB outstanding from time to time. FHLBB advances must be secured by specific types of collateral and may only be obtained for the purpose of providing funds for residential housing finance.

     Federal Reserve Board Regulations. Regulation D promulgated by the Federal Reserve Board requires all depository institutions, including the Bank, to maintain reserves against its transaction accounts (generally, demand deposits, NOW accounts and certain other types of accounts that permit payments or transfer to third parties) or non-personal time deposits (generally, money market deposit accounts or other savings deposits held by corporations or other depositors that are not natural persons, and certain other types of time deposits), subject to certain exemptions. Because required reserves must be maintained in the form of either vault cash, a non-interest bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the amount of the institution's interest-bearing assets.

     Massachusetts Commissioner of Banks. The Bank is also subject to regulation, examination and supervision by the Commissioner and to the reporting requirements promulgated by the Commissioner. Massachusetts statutes and regulations govern among other things, investment powers, lending powers, deposit activities, maintenance of surplus reserve accounts, the distribution of earnings, the payment of dividends, issuance of capital stock, branching, acquisitions and mergers and consolidation. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Commissioner may be subject to sanctions for noncompliance. The Commissioner may, under certain circumstances suspend, or remove officers or directors who have violated the law, conducted the Bank's business in a manner which is unsafe, unsound or contrary to the depositor's interest, or been negligent in the performance of their duties. In 1996, the Commissioner adopted rules that give Massachusetts banks, and their subsidiaries, many powers equivalent to those of national banks and adopted procedures expediting branching by strongly capitalized banks.

     Federal Deposit Insurance Corporation Improvement Act of 1991. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. Among other things, FDICIA requires federal bank regulatory agencies to take prompt corrective action to address the problems of, and imposes significant restrictions on, under capitalized banks. With certain exceptions, FDICIA prohibits state banks from making equity investments and engaging, as principals, in activities such as insurance underwriting. FDICIA requires banks to have divested any impermissible equity investments by December 19, 1996. FDICIA also amends federal statutes governing extensions of credit to directors, executive officers and principal shareholders of banks, savings association and their holding companies, limits the aggregate amount of depository institutions loans to insiders to the amount of the institution's unimpaired capital and surplus, restricts depository institutions that are not well capitalized from accepting brokered deposits without an express waiver from the FDIC, and imposes certain advance notice requirements before closing a branch office. Pursuant to the FDICIA, the FDIC has adopted a framework of risk-based deposit insurance assessments that take into account different categories and concentrations of bank assets and liabilities. In late 1997, the FDIC proposed to revise its regulations relating to FDICIA to generally ease the ability of state nonmember banks and their subsidiaries to engage in certain activities permissible for a national bank such as real estate development.

     Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), different types of interstate transactions and activities are permitted. Interstate transactions and activities provided for under the new law include: (i) bank holding company acquisitions of separately held banks in a state other than a bank holding company's home state; (ii) mergers between insured banks with different home states, including consolidations of affiliated insured banks; (iii) establishment of interstate branches either de novo or by branch acquisition; and (iv) affiliate banks acting as agents for one another for certain banking functions without being considered a "branch." In general, subject to certain limitations, nationwide interstate banking became effective one year after the date of enactment, irrespective of state law limitations. Interstate mergers generally also are permissible and affiliated banks may act as agents for one another. Each of the transactions and activities may be approved by the appropriate federal bank regulator, with separate and specific criteria established for each category.

     The appropriate federal bank regulator is authorized to approve the respective interstate transactions only if certain criteria are met. First, in order for a banking institution (a bank or bank holding company) to receive approval for an interstate transaction, it must be "adequately capitalized" and "adequately managed." The phrase "adequately capitalized" is generally defined as meeting or exceeding all applicable federal regulatory capital standards, while the phrase "adequately managed" was left undefined. Second, the appropriate federal bank regulator must consider the applicant's and its affiliated institutions' records under the Community Reinvestment Act of 1978 (the "CRA") as well as the applicant's record under applicable state community reinvestment laws. In 1996, Massachusetts enacted interstate banking laws in response to Riegle-Neal. The laws permit, subject to certain deposit and other limitations, interstate acquisitions, mergers and branching on a reciprocal basis. The interstate banking law has made it easier for out-of-state institutions to attempt to purchase or otherwise acquire or to compete with the Bank in Massachusetts, and similarly has made it easier for Massachusetts banks to compete outside the state.

     The interstate law applies deposit "concentration limits" to interstate acquisition and merger transactions. Specifically, a banking institution may not receive federal approval for interstate expansion if it and its affiliates would control (i) more than 10% of the deposits held by all insured depository institutions in the United States, or (ii) 30% or more of the deposits of all insured depository institutions in any state in which the banks or branches involved in the transactions (or any affiliated depository institution) overlap. States may, by statute, regulation or order, raise or lower the 30% limit. In addition, the new law preempted certain existing state law restrictions on interstate banking (such as regional compacts and reciprocity requirements), effective one year after enactment. However, in order to receive federal approval for an interstate merger or de novo branching transaction, an applicant must still also comply with any non-discriminatory host state filing and other requirements.

     Financial Modernization. Various federal legislation proposals are pending to "modernize" the nation's financial system. Although the proposals vary, most generally would allow for some mixing of banking and commerce and generally would repeal most laws limiting the ability of banks and securities companies to be affiliated.

     Community Reinvestment Act. The Community Reinvestment Act ("CRA") was enacted to encourage every financial institution to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with its safe and sound operation. Under the CRA, state and federal regulators are required, in examining financial institutions and when considering applications for approval of certain merger, acquisition and other transactions, to take into account the institution's record in helping to meet the credit needs of its entire community including low- and moderate-income neighborhoods. In reviewing an institution's CRA record for this purpose, state and federal regulators will consider reports of regulatory examination, comments received from interested members of the public or community groups, and the description of the institution's CRA activities in its publicly available CRA statement, supplemented, as necessary, by the institution. State and federal regulators have denied, delayed and officially deferred proposed merger or acquisition transactions involving banking organizations that were deemed by the relevant regulator to have unsatisfactory records of CRA compliance. Under CRA regulations issued by the federal banking agencies in the spring of 1995, the evaluation of a financial institution's compliance with CRA focuses more heavily upon the institution's actual performance in lending to, and investing in, its entire community. Although the Bank's main office is in Boston, Massachusetts, and it maintains a single branch office in Chestnut Hill, Massachusetts, the Bank currently purchases loans and draws deposits from a variety of communities. See "Lending Activity -- Purchased Loan Portfolio" and "Sources of Funds." As a result of changes in its business strategy in the last several years, the Bank believes that its CRA compliance is appropriately based upon its performance in the various markets from which it currently draws its deposits and makes or acquires its loans. The Bank's current CRA rating is "satisfactory" based upon a review of its CRA compliance in May 1997.

Competition

     The Bank faces substantial competition in its New England market area both from other larger more established banks and from non-bank financial institutions. Most of these competitors offer products and services similar to those offered by the Bank, have facilities and financial resources greater than those of the Bank and have other competitive advantages over the Bank. Several of the New England's largest commercial and savings banks have a significant number of branch offices in the areas in which the Bank conducts its operations.

     Numerous banks and non-bank financial institutions compete with the Bank for deposit accounts, the acquisition of undervalued loans and the origination of commercial loans. With respect to deposits, additional significant competition arises from corporate and governmental debt securities, as well as money market mutual funds. The factors in competing for deposit accounts include interest rates, the quality and range of financial services offered and the convenience of office and automated teller machine locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services.

     The Bank's competition for acquiring loans is primarily non-bank financial institutions which may or may not be subject to the same restrictions or regulations that the Bank has as to geographic location and level of non-performing loans.

     The Bank has taken steps to offer financial products and services in a way which differentiates it from the larger financial organization competitors primarily by working to establish continuing customer relationships with the borrowers in its purchased loan portfolios. Management believes that these relationships may be a source of lending and other business in the future because, in certain instances, the banking and other financial services needs of these borrowers were not adequately served by the Bank's larger bank and non-bank financial services competitors.

     Further, as a result of legislation enacted in 1994, banks and bank holding companies are permitted to acquire or merge with depository institutions across state lines and allows banks to branch across state lines. States are allowed to "opt-out" of certain of these provisions. In 1996, Massachusetts enacted interstate banking laws in response to Riegle-Neal. The laws permit, subject to certain deposit and other limitations, interstate acquisitions, mergers and branching on a reciprocal basis. Competition in the Bank's primary market area has increased as a result of financial institutions from other jurisdictions branching into Massachusetts or merging with Massachusetts-chartered banks.


Environmental Matters

     In the course of its business, the Bank has acquired, and may in the future acquire through foreclosure, properties securing loans it has originated or purchased which are in default and involve environmental matters. With respect to the Bank's OREO, there is a risk that hazardous substances or wastes, contaminants or pollutants could be discovered on such properties after acquisition by the Bank. In such event, the Bank might be required to remove such substances from the affected properties at its sole cost and expense.

Year 2000 Disclosure

     The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, date sensitive systems recognize the year 2000 as 1900, or, not at all. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly.

     During 1997, Bank management developed an action plan with goals, objectives and target dates related to the Year 2000 compliance. In 1997, the Bank assessed and continues to assess the impact of the Year 2000 issue on its operations. Anticipated spending for the Year 2000 computer system programming modifications will be expensed as incurred and, based upon currently available information, is not expected to have a material impact on the Bank's on-going results of operations. However, if the efforts initiated under the plan are not completed on time, or if the cost of updating or replacing the Bank's information systems exceeds the Bank's current estimates, the Year 2000 issue could have a material adverse impact on the Bank's business, financial condition or results of operations.

     The Bank also intends to determine the extent to which the Bank may be vulnerable to any failures by its service providers, other third party vendors, and customers to remedy their own Year 2000 issues, and is in the process of initiating formal communications with these parties. At this time, the Bank is unable to estimate the nature or extent of any potential adverse impact resulting from the failure of these third parties to achieve Year 2000 compliance, although the Bank does not currently anticipate any material adverse impact. However, there can be no assurance that these third parties will not experience Year 2000 problems or that any problems would not have a material effect on the Bank's operations. Because the cost and timing of Year 2000 compliance by third parties such as service providers and customers is not within the Bank's control, no assurance can be given with respect to the cost or timing of such efforts or any potential adverse effects on the Bank of any failure by these third parties to achieve Year 2000 compliance.


Employees

     As of December 31, 1997, the Bank had 50 full time employees. The Bank's employees are not represented by any union or other collective bargaining group.


ITEM 2. PROPERTIES

     Throughout 1997, the Bank was headquartered and conducted business from its executive and main offices located at 200 State Street, Boston, Massachusetts where it leased approximately 14,805 square feet of space under a lease which expired in November, 1997 and was extended through February 1998. Rental expense for the year ended December 31, 1997 amounted to $592,000 and was comprised primarily of payments pursuant to the leases described above. Additionally, the Bank operates one branch location at 1218-1220 Boylston Street, Chestnut Hill, Massachusetts, a 3,000 square foot facility acquired by the Bank in October, 1995 and renovated in 1996.

     During 1995, the Bank acquired a 55,000 square foot office/retail building located at 101 Summer Street, Boston, Massachusetts. Upon completion of certain renovations, the Bank moved its main office and retail branch to this location in February 1998. The Bank believes the new location will provide ample space for its expected future growth and business expansion at a relatively low incremental cost. For additional information relating to properties, see Note 5 to the Consolidated Financial Statements.


ITEM 3. LEGAL PROCEEDINGS

     The Bank is a party to routine litigation incidental to its business, including a variety of legal proceedings with borrowers or others. The Bank's management does not expect that its ultimate liability, if any, upon the final disposition of such pending proceedings will have a material adverse effect on the Bank's consolidated financial condition or results of operations.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

                                    PART II


ITEM 5. MARKET FOR BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

     The Bank's common stock, par value $1.00 per share (the "Common Stock"), is quoted on the Nasdaq Stock Market under the symbol "ATLB." It was initially listed on April 16, 1996, the effective date of the Bank's initial public offering. The prices in the following table reflect the high and low prices for the quarters indicated. All prices set forth below are based on information provided by the National Association of Securities Dealers, Inc.


          Quarter ended               High        Low
--------------------------------   ---------   --------
1997
   March 31 ....................    $12-3/4     $ 9-1/8
   June 30 .....................     12-1/4      10-1/2
   September 30 ................     14-7/16     11-5/8
   December 31 .................     15-7/8      13-7/8
1996
   June 30 .....................    $ 7-3/4     $ 6-3/4
   September 30 ................      7           6-1/2
   December 31 .................     10-1/4       7

     At March 6, 1998, the Bank had approximately 826 record holders of its Common Stock. The Bank's transfer agent, Registrar and Transfer, Co., Inc., determines the number of record holders.

     The Bank has never declared or paid any cash dividends on its Common Stock. The Bank currently intends to retain its future earnings, if any, to fund the development and growth of its business, and therefore, does not anticipate paying any cash dividends in the foreseeable future.

     Massachusetts law limits the sources of funds which may be used to pay dividends on the capital stock of a corporation, including a banking corporation. The Bank's future dividend policy will be limited by this and other regulatory restrictions, including any restrictions imposed in the Bank's future by the FDIC. Any future decisions concerning the declaration and payment of any dividend with respect to the Common Stock will depend on the results of operations, financial condition and capital expenditure plans of the Bank, as well as such other factors as the Bank's Board of Directors, in its sole discretion, may consider relevant.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA


                                                                        As of and for the Years Ended December 31,
                                                            ------------------------------------------------------------------
                                                                1997          1996          1995          1994         1993
                                                            -----------   -----------   -----------   -----------   ----------
                                                                  (in thousands, except per share data and percentages)
Financial Condition Data (Year End):
Total assets ............................................    $ 321,776     $ 230,789     $ 163,157     $131,614      $ 48,987
Purchased loans .........................................      227,147       152,228        65,171       39,744         8,241
 Total discount .........................................      (40,184)      (38,192)      (13,295)      (8,378)         (732)
Originated loans ........................................       70,142        71,626        80,915       60,659        32,483
 Allowance for loan losses ..............................       (2,273)       (1,965)       (1,265)      (1,513)         (614)
Investment securities ...................................        7,817         5,822         9,421       13,124         2,999
Cash and cash equivalents ...............................       46,200        30,287        10,131       16,578         4,373
Deposits ................................................      285,522       199,575       149,053      119,956        43,368
Stockholders' equity ....................................       31,801        25,760        11,983       10,476         5,365
Non-performing loans ....................................        6,918         3,106         3,066        1,497           817
Other real estate owned, net ............................        3,591         4,688         6,040        7,448         1,045
Operations Data (Year):
Interest income .........................................    $  32,777     $  22,162     $  15,966     $  5,986      $  4,764
Interest expense ........................................       13,269         8,499         6,803        1,898         2,046
                                                             ---------     ---------     ---------     --------      --------
Net interest income .....................................       19,508        13,663         9,163        4,088         2,718
Provision for loan losses ...............................          325           755           308          261           266
                                                             ---------     ---------     ---------     --------      --------
Net interest income after provision for loan losses .....       19,183        12,908         8,855        3,827         2,452
Gains on sales of investment securities, net ............           41            --            97           --           205
Gains on sales of loans, net ............................          117            96            92          288           283
Other income ............................................          370           442           521          418           510
Operating expenses ......................................       (9,811)       (6,940)       (5,795)      (3,525)       (2,846)
                                                             ---------     ---------     ---------     --------      --------
Income before taxes .....................................        9,900         6,506         3,770        1,008           604
Provision (benefit) for income taxes ....................        4,128         2,713         1,399         (128)          (77)
                                                             ---------     ---------     ---------     --------      --------
Net income ..............................................    $   5,772     $   3,793     $   2,371     $  1,136      $    681
                                                             =========     =========     =========     ========      ========
Per Share Data:
Net income--
 Basic ..................................................    $    1.43      $   1.09     $    1.06     $  0.75       $  0.45
 Diluted ................................................         1.34          1.06          1.06         0.75          0.45
Weighted average shares outstanding--
 Basic ..................................................        4,043         3,480         2,238        1,505         1,502
 Diluted ................................................        4,316         3,594         2,243        1,505         1,502
Book value at end of year ...............................         7.84          6.41          5.56         4.47          3.57
Tangible book value at end of year ......................         7.82          6.38          5.49         4.24          3.57
Selected Operating Ratios:
Return on average assets ................................         2.18%         2.29%         1.70%        1.96%         1.16%
Return on average stockholders' equity ..................        20.16         18.47         20.69        19.45         13.77
Interest rate spread ....................................         7.71          7.83          7.15         6.91          4.47
Net interest margin .....................................         8.08          8.36          7.37         7.56          4.97
Non-interest income to average assets ...................         0.20          0.30          0.51         1.22          1.70
Operating expenses to average assets ....................         3.70          3.87          4.16         6.08          4.86
Asset Quality Ratios:
Total non-performing assets to total assets(1) ..........         3.27%         3.38%         5.58%        6.80%         3.80%
Non-performing purchased loans as a percentage of
 purchased loans(1) .....................................         2.85          1.35          0.83         2.02           n/a
Non-performing originated loans as a percentage of
 originated loans .......................................         0.64          1.45          3.09         1.13          2.50
Total discount as a percent of purchased loans ..........        17.69         25.09         20.40        21.08          8.88
Allowance for loan losses as a percent of originated
 loans ..................................................         3.22          2.72          1.54         2.47          1.88
Non-amortizing discount as a percent of non-
 performing purchased loans(1)(2) .......................       342.18      1,184.41      1,419.70       402.24           n/a
Allowance for loan losses as a percentage of non-
 performing originated loans ............................       505.11        187.68         50.04       218.33         75.15

                                                                      As of and for the Years Ended December 31,
                                                           -----------------------------------------------------------------
                                                               1997          1996         1995          1994         1993
                                                           -----------   -----------   ----------   -----------   ----------
                                                                 (in thousands, except per share data and percentages)
Capital Ratios:
Average stockholders' equity to average assets .........       10.79%        11.71%        8.22%        10.08%        8.43%
Tangible capital to assets .............................        9.86         11.11         7.25          7.56        10.95
Tier 1 leverage capital ................................       10.55         12.05         7.48         13.92        10.15
Tier 1 risk-based capital ..............................       11.98         13.44         8.93         10.43        13.55
Total risk-based capital ...............................       12.84         14.47         9.88         11.68        14.79

--------
(1) Total assets, purchased loans and non-amortizing discount include loans acquired in the fourth quarters of 1997 and 1996 with net carrying values of $2.2 million and $23.8 million, net of non-amortizing discount amounting to $243,000 and $12.1 million, at December 31, 1997 and 1996, respectively, which, while non-performing at the time of purchase based on original loan contracts, are not classified as such unless they become non-performing based on the acquisition dates.
(2) Non-amortizing discount is an allocation of total discount on purchased loans accounted for on the cost recovery method until it is determined that the amount and timing of collections are reasonably estimable and collection is probable.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Form 10-K contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Bank's actual results could differ materially from those projected in the forward-looking statements as a result, among other factors, of changes in general, national or regional economic conditions, changes in loan default and charge-off rates relating to a decline in the commercial real estate market or otherwise, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, and changes in the assumptions used in making such forward-looking statements.

     The following discussion of the Bank's consolidated financial condition and results of operations and capital resources and liquidity should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and related Notes included elsewhere herein.


Results of Operations

     The Bank reported net income of $5.8 million for the year ended 1997, which represented a $2.0 million, or 52.2%, increase from net income of $3.8 million reported by the Bank for 1996. Earnings per share for the year ended 1997 were $1.34 on a diluted basis and $1.43 on a basic basis compared to $1.06 on a diluted basis and $1.09 on a basic basis in 1996. The increase in the Bank's net income for 1997 was attributable to an increase of $5.8 million in net interest income which more than offset an increase in non-interest expense of $2.9 million. The Bank's return on average assets and return on average equity were 2.18% and 20.16%, respectively, during 1997, compared to a return on average assets and return on average equity of 2.29% and 18.47%, respectively, during 1996.

     The Bank reported net income of $3.8 million for the year ended 1996, which represented a $1.4 million, or 60.0%, increase from net income of $2.4 million reported by the Bank for 1995. Earnings per share for the year ended 1996 were $1.06 on a diluted basis and $1.09 on a basic basis compared to $1.06 on both a diluted basis and basic basis in 1995. The Bank's outstanding common stock increased by 1,862,500 shares as a result of its $9.9 million public stock offering in April, 1996. The increase in the Bank's net income for 1996 was attributable to an increase of $4.5 million in net interest income which more than offset an increase in non-interest expense of $1.1 million and a decrease in other income of $172,000. The Bank's returns on average assets and on average equity were 2.29% and 18.47%, respectively, during 1996, compared to a return on average assets and return on average equity of 1.70% and 20.69%, respectively, during 1995.

     The increases in net income for 1997, 1996 and 1995 reflected substantial growth in average interest-earning assets, with all increases largely attributable to the expansion of the Bank's purchased loan portfolio. The Bank's average interest-earning assets increased to $241.4 million during 1997 compared to $163.3 million during 1996 and $124.3 million during 1995. The yield on interest-earning assets increased to 13.58% in 1997 compared to 13.57% in 1996 and 12.85% in 1995. This increase in earning assets was funded by a substantial increase in the Bank's certificate of deposit portfolio. The Bank's average interest-bearing deposits increased substantially in 1997 to $226.2 million compared to $148.0 million during 1996 and $119.3 million during 1995.

     Net Interest Income. The operations of the Bank are substantially dependent on its net interest income: the difference between the interest income earned on its interest-earning assets, including securities available for sale, the purchased and originated loan portfolios, and the interest expense paid on its interest-bearing liabilities. Net interest income is determined by an institution's net interest spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative amount of interest-bearing assets and interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

     Average Balance and Rate Analysis. The following table sets forth, for the periods indicated, information regarding the total amount of income from interest-earning assets and the resultant average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and rates, and the net interest spread and net interest margin. Information is based on daily average balances during the indicated years:

                                                               Year Ended December 31,
                                        ---------------------------------------------------------------------
                                                       1997                               1996
                                        ---------------------------------- ----------------------------------
                                          Average                Average     Average                Average
                                          Balance   Interest   Yield/Rate    Balance   Interest   Yield/Rate
                                        ---------- ---------- ------------ ---------- ---------- ------------
                                                               (dollars in thousands)
Interest-earning assets:
 Federal funds sold ...................  $ 25,621   $ 1,385        5.41%    $ 15,615   $   809        5.18%
 Interest-bearing deposits in banks....       268         9        3.36          368        12        3.26
 Securities available for sale ........     7,782       468        6.01        6,967       398        5.71
 Purchased loan portfolio, net(1) .....   140,141    23,267       16.60       65,414    11,483       17.55
 Originated loan portfolio, net(1) ....    67,544     7,648       11.32       74,974     9,460       12.62
                                         --------   -------       -----     --------   -------       -----
  Total interest-earning assets .......   241,356    32,777       13.58      163,338    22,162       13.57
                                         --------   -------       -----     --------   -------       -----
Interest-bearing liabilities:
 NOW and savings ......................     2,621        59        2.25        2,283        51        2.23
 Insured money market .................     5,911       205        3.47        6,123       211        3.45
 Certificates .........................   217,678    13,005        5.97      139,590     8,237        5.90
                                         --------   -------       -----     --------   -------       -----
  Total interest-bearing liabilities...   226,210    13,269        5.87      147,996     8,499        5.74
                                         --------   -------       -----     --------   -------       -----
Excess of interest earnings assets
 over interest-bearing liabilities ....  $ 15,146                           $ 15,342
                                         ========                           ========
Net interest income ...................             $19,508                            $13,663
                                                    =======                            =======
Interest rate spread ..................                            7.71                               7.83
                                                                  =====                              =====
Net interest margin ...................                            8.08%                              8.36%
                                                                  =====                              =====


                                             Year Ended December 31,
                                        ----------------------------------
                                                       1995
                                        ----------------------------------
                                          Average                Average
                                          Balance    Interest   Yield/Rate
                                        ----------- ---------- -----------
                                              (dollars in thousands)
Interest-earning assets:
 Federal funds sold ...................  $   8,919   $   515       5.77%
 Interest-bearing deposits in banks....        453        19       4.19
 Securities available for sale ........     12,107       711       5.87
 Purchased loan portfolio, net(1) .....     35,352     6,807      19.25
 Originated loan portfolio, net(1) ....     67,449     7,914      11.73
                                         ---------   -------      -----
  Total interest-earning assets .......    124,280    15,966      12.85
                                         ---------   -------      -----
Interest-bearing liabilities:
 NOW and savings ......................      2,471        58       2.35
 Insured money market .................      7,588       230       3.03
 Certificates .........................    109,194     6,515       5.97
                                         ---------   -------      -----
  Total interest-bearing liabilities...    119,253     6,803       5.70
                                         ---------   -------      -----
Excess of interest earnings assets
 over interest-bearing liabilities ....  $   5,027
                                         =========
Net interest income ...................              $ 9,163
                                                     =======
Interest rate spread ..................                            7.15
                                                                  =====
Net interest margin ...................                            7.37%
                                                                  =====

--------
(1) Includes non-accrual loans.


     Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume), and
(iii) total change in the rate and volume. Changes attributable to both volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate:


                                                                      Year Ended December 31,
                                        ------------------------------------------------------------------------------------
                                                       1997 v. 1996                              1996 v. 1995
                                        ------------------------------------------ -----------------------------------------
                                                Increase (Decrease) Due To                Increase (Decrease) Due To
                                        ------------------------------------------ -----------------------------------------
                                            Rate         Volume          Total         Rate         Volume         Total
                                        ----------- --------------- -------------- ------------ -------------- -------------
                                                                           (in thousands)
Interest-earning assets:
 Federal funds sold ...................  $     37       $   539         $   576       $ (58)        $  352         $ 294
 Interest-bearing deposits in banks....        --            (3)             (3)         (4)            (3)           (7)
 Securities available for sale ........        22            48              70         (19)          (294)         (313)
 Purchased loan portfolio, net ........      (655)       12,439          11,784        (649)         5,325         4,676
 Originated loan portfolio, net .......      (922)         (890)         (1,812)        623            923         1,546
                                         --------       --------       ---------     -------       -------       --------
  Total interest-earning assets .......    (1,518)       12,133          10,615        (107)         6,303         6,196
                                         --------       --------       ---------     -------       -------       --------
Interest-bearing liabilities:
 NOW and savings ......................        --             8               8          (3)            (4)           (7)
 Money market .........................         1            (7)             (6)         29            (48)          (19)
 Certificates .........................       124         4,644           4,768         (72)         1,794         1,722
                                         --------       --------       ---------     -------       -------       --------
  Total interest-bearing liabilities...       125         4,645           4,770         (46)         1,742         1,696
                                         --------       --------       ---------     -------       -------       --------
Increase (decrease) in net interest
 income ...............................  $ (1,643)      $ 7,488         $ 5,845       $ (61)        $4,561        $4,500
                                         ========       ========       =========     =======       =======       ========

     1997 versus 1996. The Bank's net interest income increased by $5.8 million, or 42.8%, for 1997 as a result of an increase in the volume of interest-earning assets. The net interest margin decreased to 8.08% in 1997 compared to 8.36% in 1996 due to a relatively unchanged yield on interest-earning assets and a slightly higher cost of funds in 1997. The increase in the net interest income was primarily the result of the substantial increase in the purchased loan portfolio, the highest yielding component of the Bank's asset base. The weighted average yield on the Bank's interest-earning assets increased slightly to 13.58% in 1997 from 13.57% in 1996. Income on earning assets is comprised of two components: interest earned and the accretion of discount. Interest earned represents income recorded based upon the contractual rates and gross outstanding balances of the individual loans in the purchased and originated loan portfolios. The accretion of discount represents that portion of purchase discount that is accreted into income over the remaining lives of the related loans on a method approximating the interest method. Because the carrying value of the purchased loan portfolio is net of purchase discount, the related yield on this portfolio is relatively high. This yield includes interest earned at the contractual rate calculated on the gross loan balance and, generally, accretion of discount. During the years ended December 31, 1997 and 1996, the yields on the Bank's purchased loan portfolio were 16.60% and 17.55%, respectively. The decrease in the yield in 1997 was primarily the result of a higher level of non-performing loans, the majority of which were acquired during the fourth quarter of 1996. Many of these loans were restructured during 1997 and interest income was recognized upon receipt of payments based either on the original loan contract or as restructured by the Bank. The average balance of federal funds sold increased during 1997 by $10.0 million compared to 1996. This increase was the primary reason for the increase in interest income on federal funds sold of $576,000 in 1997 compared to 1996. The average balance of interest-bearing liabilities increased by $78.2 million for 1997 compared to 1996 primarily as a result of the growth of the Bank's primary funding source, its certificate of deposit portfolio. The weighted average rate paid on the Bank's interest-bearing liabilities increased to 5.87% in 1997 from 5.74% in 1996.The increase in the rate paid is attributed to higher rates offered on new and maturing certificates of deposit because the need for funds increased in 1997 as a result of more loan acquisition opportunities. The Bank generally offers rates that are comparable to rates on U.S. Government securities of similar durations. The average rate paid on certificates of deposit increased to 5.97% in 1997 from 5.90% in 1996.

     1996 versus 1995. The Bank's net interest income increased by $4.5 million, or 49.1%, for 1996 as a result of an increase in the volume of interest-earning assets combined with an increase in the net interest margin to 8.36% in 1996 compared to a net interest margin of 7.37% in 1995. The weighted average yield on the Bank's interest-earning assets increased to 13.57% in 1996 from 12.85% in 1995. The increase in this yield was primarily the result of the increase in the average balance of the purchased loan portfolio During the years ended December 31, 1996 and 1995, the yields on the Bank's purchased loan portfolio were 17.55% and 19.25%, respectively. The decrease in the yield in 1996 was primarily the result of the Bank's acquisition of non-performing assets during the fourth quarter. At December 31, 1996 interest income had not been recognized on purchased loans with a net carrying value of $23.8 million which were non-performing at the time of purchase based upon original loan contracts. The average balance of securities available for sale decreased during 1996 by $5.1 million compared to 1995 as a result of maturing investments that were primarily invested in Federal funds sold. This decline was the primary reason for the decrease in interest income on securities available for sale of $313,000 in 1996 compared to 1995. The average balance of interest-bearing liabilities increased by $28.7 million for 1996 compared to 1995 primarily as a result of the growth of the Bank's certificate of deposit portfolio. The weighted average rate paid on the Bank's interest-bearing liabilities increased slightly to 5.74% in 1996 from 5.70% in 1995. The average rate paid on certificates of deposit decreased to 5.90% in 1996 from 5.97% in 1995.

     Provisions, Allowances and Discounts. Provisions for losses on loans in the originated loan portfolio are charged to operations to maintain an allowance for losses at a level which management considers adequate based upon an evaluation of known and inherent risks in that portfolio. The allowance for loan losses is based on the estimated collectibility of the loans, unless it is probable that loans will be foreclosed, in which case the allowance for loan losses is based on the estimated fair values of the properties securing the loans. Management's periodic evaluation is based upon an analysis of the originated loan portfolio, current economic conditions and other relevant factors. Future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Due to improved asset quality in the Bank's originated loan portfolio, in addition to a decrease in the size of the portfolio, the provision declined to $325,000 in 1997 from $755,000 in 1996. The allowances for loan losses were 505.11%, 187.68% and 50.04% of non-performing originated loans as of December 31, 1997, 1996 and 1995, respectively.

     The Bank maintains an allowance for loan losses in connection with its purchased loan portfolio by allocating a portion of the purchased discount to a non-amortizing discount category for each pool of purchased loans. The Bank's non-amortizing discount totaled $22.1 million, $24.4 million, and $7.6 million at December 31, 1997, 1996 and 1995, respectively. If, in the future, such reserve is not adequate to absorb estimated losses in a respective pool in the portfolio, and assuming the amortizing portion of the purchased discount has been exhausted, a provision would be charged to interest income. Non-amortizing discount was 342.18%, 1,184.41% and, 1,419.70% of non-performing purchased loans as of December 31, 1997, 1996 and 1995, respectively. See "Changes in Financial Condition."

     Other Income. Other income totaled $528,000 in 1997 compared to $538,000 in 1996 and $710,000 in 1995. Included in other income are gains on sales of securities which totaled $41,000 in 1997 and $97,000 in 1995. Also included in other income are gains on sales of loans which totaled $117,000 in 1997 compared to $96,000 in 1996 and $92,000 in 1995. The gains in 1997 represented gains on the sale of originated asset-based commercial loans and the gains in 1996 and 1995 represented gains on the sale of the guaranteed portion of SBA loans. Fees for the servicing of SBA loans totaled $53,000 in 1997 compared to $91,000 in 1996, and $84,000 in 1995. Also included in other income is an annual service fee of $77,000 in both 1997 and 1996, and $174,000 in 1995 earned under the Service Agreement with Atlantic Holdings Limited Partnership ("Atlantic Holdings"), pursuant to which the Bank furnishes Atlantic Holdings with services necessary for it to originate, manage and facilitate loans and investments. The decline in annual service fee income was primarily the result of an amendment to the Service Agreement with Atlantic Holdings which reduced the service fee due to lesser levels of loan activity. The balance of the amounts reflected in other income are miscellaneous loan and deposit fees and service charges.

     Operating Expenses. The Bank's operating expenses increased by $2.9 million, or 41.4%, in 1997 compared to 1996 and by $1.1 million, or 19.8%, in 1996 compared to 1995. Such expenses include costs incurred in fulfilling the Bank's obligations under its Service Agreement with Atlantic Holdings.

     Compensation and related benefits increased by $1.4 million, or 31.6%, in 1997 compared to 1996 and by $1.1 million, or 33.1%, in 1996 compared to 1995. These increases were primarily attributable to increases in salaries and bonuses, the largest component of compensation and related benefits, which increased by $1.2 million or 29.3% in 1997 compared to 1996 and by $1.1 million, or 34.2%, in 1996 compared to 1995. In addition, the increases in compensation and related benefits were partially attributable to Bank-wide salary increases and increases in the number of employees, as the Bank expanded its staff to accommodate overall asset growth. The total number of employees was 49, 47 and 32 at December 31, 1997, 1996 and 1995, respectively.

     Occupancy and equipment expense consists of expenses associated with the occupancy of the Bank's offices as well as computer and other office equipment. Occupancy and equipment expense increased by $328,000, or 41.5%, in 1997 compared to 1996, and by $27,000 or 3.5%, in 1996 compared to 1995. The increase in 1997 was primarily attributable to the expansion of the Bank's main office and the related additional lease expense to accommodate an increase in personnel, and an increase in related furniture and equipment expenses. Occupancy and equipment expense includes lease costs of approximately $592,000, $432,000 and $465,000 for 1997, 1996 and 1995, respectively. The decrease in lease costs in 1996, compared to 1995, was primarily due to the elimination of lease payments for the Bank's Chestnut Hill branch as the facility was acquired by the Bank in 1995.

     Professional fees consist primarily of legal, consulting, auditing and recruiting services which increased by $220,000 in 1997 compared to 1996 and by $392,000 in 1996 compared to 1995, due to costs incurred primarily in connection with the acquisition, modification and resolution of a number of purchased loans. Legal expenses also include fees paid in connection with general corporate matters, loan collection matters related to non-performing assets and an arbitration proceeding decided in favor of the Bank in 1996.

     Net OREO income includes gains on sales of OREO, net operating income and provision for losses on such properties. Net OREO income decreased by $374,000 in 1997 compared to 1996. This decrease is primarily attributed to a provision for losses of $640,000 incurred in 1997 compared to a provision of $82,000 incurred in 1996. Additionally, in 1997 the Bank realized net gains on sales of $1.1 million and net operating income of $64,000 compared to net gains on sales of $886,000 and net operating income of $82,000 in 1996. In 1996, net OREO income increased by $168,000 compared to 1995, which was primarily due to the sales of properties acquired in connection with the Merger.

     Other general and administrative expenses increased by $510,000, or 40.8% in 1997 compared to 1996. This increase is primarily a result of increases in expenses related to the Bank's overall asset growth including printing and supplies of $119,000, loan related expenses of $147,000, marketing expenses of $70,000, data processing expenses of $59,000, telephone expenses of $32,000 and insurance expenses of $29,000. In 1996, other general and administrative expenses decreased by $238,000, or 16.0% in 1996 compared to 1995, due to a variety of changes in individual accounts including decreases in marketing expense of $37,000, and customer real estate taxes paid by the Bank as a protective measure of $46,000.

     Provisions for income tax of $4.1 million, $2.7 million and $1.4 million in 1997, 1996 and 1995, respectively, reflect increases in the Bank's income before income taxes during these periods. The Bank's effective tax rate totaled 41.7%, 41.7% and 37.1% in 1997, 1996 and 1995, respectively. For additional information relating to taxes, see Note 8 to the Consolidated Financial Statements.


Changes in Financial Condition

     General. The Bank's total assets increased by $91.0 million, or 39.4%, in 1997 compared to 1996, and increased by $67.6 million, or 41.5%, in 1996 compared to 1995. The increases in total assets during 1997 and 1996 were both primarily attributable to the continued expansion of the Bank's purchased loan portfolio.

     The following table sets forth certain information relating to the Bank's assets and liabilities at the dates indicated:



                                                                      December 31,
                                                          ------------------------------------
                                                             1997         1996         1995
                                                          ----------   ----------   ----------
                                                                     (in thousands)
Assets:
 Federal funds sold ...................................    $ 44,290     $ 26,900     $  6,400
 Securities available for sale, at fair value .........       7,016        4,996        8,994
 Purchased loan portfolio, net ........................     186,963      114,036       51,876
 Originated loan portfolio ............................      70,530       72,126       81,887
 Other real estate owned, net .........................       3,591        4,688        6,040
 Total assets .........................................     321,776      230,789      163,157
Liabilities:
 Deposits .............................................     285,522      199,575      149,053
 Other liabilities ....................................       4,453        5,454        2,121
 Total liabilities ....................................     289,975      205,029      151,174
 Stockholders' equity .................................      31,801       25,760       11,983


     Federal Funds Sold. The Bank invests in federal funds sold primarily in anticipation of funding the acquisition of loan pools and to maintain an adequate level of liquid assets. Federal funds sold increased by $17.4 million or 64.6%, in 1997 compared to 1996 and by $20.5 million, or 320.3%, in 1996 compared to 1995, reflecting the Bank's growth in total assets.

     Securities Available for Sale. The Bank invests in U.S. Government obligations, which management has elected to classify as securities available for sale. Such securities are reflected at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effect.

     Securities available for sale increased by $2.0 million or 40.4% in 1997 compared to 1996. In 1996, securities available for sale decreased by $4.0 million, or 44.5% compared to 1995. The decrease in 1996 reflected maturities of securities during this period, the proceeds of which were utilized to fund loan growth or to increase the Bank's liquidity position.

     Purchased Loan Portfolio. The Bank purchases pools of performing and non-performing secured commercial and commercial real estate loans. Purchases have generally been made at a discount from the contractual balance of the loans in each pool. The gross and net amount of the purchased loan portfolio as of December 31, 1997 totaled $227.1 million and $187.0 million, respectively. Of the Bank's $227.1 million gross amount of purchased loans at December 31, 1997, $156.1 million, or 68.7%, were commercial real estate loans and $67.5 million, or 29.7%, were land and other mortgage loans on real estate with the remaining $3.5 million, or 1.6%, comprised of secured commercial and other loans. The gross purchased loan portfolio increased by $74.9 million, or 49.2%, in 1997 compared to 1996 due to the acquisition of $165.9 million of discounted loans during the period which more than offset the $62.2 million of renewals, resolutions and repayments of discounted loans during the year. The gross purchased loan portfolio increased by $87.1 million, or 133.6%, in 1996 compared to 1995 due to the acquisition of $164.5 million of discounted loans during the period which more than offset the $25.5 million of renewals, resolutions and repayments of discounted loans during the year. At December 31, 1997, non-performing purchased loans equaled $6.5 million or 2.8%, of the total purchased loan portfolio. Non-performing purchased loans increased by $4.4 million in 1997 compared to 1996 and by $1.5 million in 1996 compared to 1995. During the fourth quarter of 1996, the Bank began to acquire, on a selective basis, loan pools comprised of both performing and non-performing loans. At December 31, 1996, the Bank had loans with a net carrying value of $23.8 million that were non-performing at the time of purchase based on the original loan contracts. These loans were not classified as non-performing by the Bank at that date since the Bank determines non-performing loan status based upon payment performance since the acquisition date of each loan. At December 31, 1997, $2.2 million of non-performing loans represented loans acquired in the fourth quarter of 1997. For additional information relating to the Bank's purchased loan portfolio, see Notes 1 and 3 to the Consolidated Financial Statements.

     Originated Loan Portfolio. The Bank's originated loan portfolio consists primarily of loans which were originated by the Bank and loans purchased by the Bank that have been renewed on terms consistent with the Bank's loan policy and documentation standards. Of the Bank's $70.5 million of gross originated loans at December 31, 1997, $45.4 million, or 64.3%, were commercial real estate loans, $14.8 million, or 21.0%, were land and other mortgage loans on real estate with the remaining $10.4 million, or 14.7%, comprised of secured commercial and other loans.

     Total originated loans decreased by $1.6 million, or 2.2% in 1997 compared to 1996 and by $9.8 million, or 11.9%, in 1996 compared to 1995. The decrease in both 1997 and 1996 was primarily attributable to a change in the Bank's focus to expanding its purchased loan portfolio.

     Non-performing originated loans totaled $450,000, or .6%, of the total originated loan portfolio at December 31, 1997. Non-performing originated loans decreased by $1.5 million in 1996 compared to 1995.

     Other Real Estate Owned. OREO, net, decreased by $1.1 million or 23.4% in 1997 compared to 1996 and by $1.4 million, or 22.4%, in 1996 compared to 1995. The Bank's OREO generated net operating income of $64,000 in 1997, $82,000 in 1996 and $296,000 in 1995. Sales of properties resulted in gains of $1.1 million, $886,000, and $459,000 for the years ended December 31, 1997, 1996 and 1995, respectively. As a result of the Bank's decision during 1996 to enter the business of acquiring discounted non-performing loans, the primary source of the Bank's OREO at December 31, 1997 was purchased non-performing loans that had not been restructured. The Bank anticipates that its OREO may increase periodically in the future.

     Premises and equipment. Premises and equipment increased by $2.5 million, or 60.0%, in 1997 compared to 1996 and by $309,000, or 7.9%, in 1996 compared to 1995. The increase in 1997 is primarily attributed to $2.9 million of renovations in progress related to the relocation of the Bank's main office which occurred in February of 1998. It is anticipated that the total cost of these renovations will amount to $8.2 million.

     Deposits. Deposits increased by $85.9 million, or 43.1%, in 1997 as compared to 1996 and by $50.5 million or 33.9% in 1996 as compared to 1995. Both increases were attributable to increases in the Bank's certificate of deposit portfolio as a means to fund loan growth.

     At December 31, 1997, the Bank had $127.6 million of certificates of deposit in amounts of $100,000 or more compared to $48.1 million and $26.6 million at December 31, 1996 and December 31, 1995, respectively. Brokered deposits obtained through national investment banking firms which solicit deposits from their customers increased from $198,000 in 1996 to $67.2 million at December 31, 1997. These range in maturity from six months to three years, are non-cancelable and bear rates which are consistent with, or lower than, the Bank's certificate of deposit program. For additional information, see "Liquidity, Commitments and Contingencies" and Notes 6 and 9 to the Consolidated Financial Statements.

     Other Liabilities. The Bank's other liabilities, which consist of current and deferred income taxes payable and accrued expenses, payables and other liabilities, decreased by $1.0 million, or 18.4%, in 1997 compared to 1996. This decrease is primarily the result of a decline in current and deferred income taxes payable of $1.8 million offset by an increase in accrued interest payable on deposit accounts of $584,000, which resulted from the timing of dividend payments on brokered deposit accounts. In 1996, the Bank's other liabilities increased by $3.3 million, or 157.1% compared to 1995 which were due to increases in Federal and state taxes payable and general increases in a variety of other categories, including accrued compensation and related benefits, accounts payable and other miscellaneous liabilities. For additional information relating to taxes, see Note 8 to the Consolidated Financial Statements.


     Stockholders' Equity. Stockholders' equity increased $6.0 million, or 23.5%, in 1997 compared to 1996 and by $13.8 million, or 115.0%, in 1996 compared to 1995. The increase in stockholders' equity in 1997 compared to 1996 was due to an increase in net income during the period. The increase in stockholders' equity in 1996 compared to 1995 was attributable to net income during the period and the completion of the Bank's initial public offering which raised $9.9 million in capital after offering expenses. See the Consolidated Statements of Changes in Stockholders' Equity and Note 10 to the Consolidated Financial Statements.


ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of the Bank to attempt to control risks associated with interest rate movements. Market risk is the risk of loss from adverse changes in market prices and interest rates. The Bank's market risk arises primarily from interest rate risk inherent in lending, investing in marketable securities, deposit taking, and borrowing activities. To that end, management actively monitors and manages its interest rate risk exposure. At December 31, 1997, the Bank's net interest-earning assets which were estimated to mature or reprice within one year exceeded the Bank's net interest-bearing liabilities with similar characteristics by $17.2 million, or 5.32%, of total assets. The Bank's asset and liability management strategy is formulated and monitored by the Bank's Chairman, President and Chief Financial Officer. The Bank's senior management reviews, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, and maturities of investments. The Bank's senior management also approves and establishes pricing and funding decisions with respect to the Bank's overall asset and liability composition. As the Bank has expanded its purchased loan portfolio it has acquired a number of fixed rate loans. Such loans tend to increase the Bank's interest rate risk. The Bank closely monitors the rate sensitivity of assets it acquires and, when purchased fixed rate loans are restructured, seeks to ensure that such restructurings are performed on a variable rate basis.

     The Bank's methods for evaluating interest rate risk include an analysis of the Bank's interest rate sensitivity "gap", which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

     The Bank also utilizes income simulation models to aid it in estimating the Bank's interest rate risk exposure. The Board of Directors has established limits on the potential impact of changes in interest rates on both earnings and the economic value of the Bank's equity.

The following table sets forth the Bank's interest-rate sensitive assets and liabilities categorized by repricing dates and weighted average rates at December 31, 1997. For fixed rate instruments, the repricing date is the maturity date. For adjustable-rate instruments, the repricing date is deemed to be the earliest possible interest rate adjustment date.



                                                        December 31, 1997
                                               -----------------------------------
                                                              Within      One to
                                                               One         Two
                                                Overnight      Year       Years
                                               ----------- ----------- -----------
                                                     (dollars in thousands)
Rate-sensitive assets:
 Federal funds sold ..........................  $ 44,290    $     --     $    --
                                                    5.41%

 Interest-bearing deposits in banks ..........       238          --          --
                                                    4.75%
 Securities available for sale ...............        --       2,001       2,005
                                                                5.63%       5.88%
 Fixed-rate purchased loans (1) ..............        --      32,609      10,931
                                                                9.10%       7.56%
 Adjustable-rate purchased loans (1) .........    97,559      26,702         163
                                                    9.07%       9.82%      10.10%
 Fixed-rate originated loans (1) .............        --       2,502          45
                                                                8.32%      10.28%
 Adjustable-rate originated loans (1) ........    58,348       4,550          --
                                                                         -------
                                                   10.30%       9.90%
                                                --------    --------
   Total rate-sensitive assets ...............  $200,435    $ 68,364     $13,144
                                                ========    ========     =======
Rate-sensitive liabilities:
 NOW .........................................  $  1,435    $     --     $    --
                                                    1.98%
 Savings and money market ....................    12,569          --          --
                                                    3.47%
 Certificates ................................        --     237,645      21,544
                                                --------
                                                                5.92%       5.98%
                                                            --------     -------
   Total rate-sensitive liabilities ..........  $ 14,004    $237,645     $21,544
                                                ========    ========     =======


                                                                  December 31, 1997
                                               --------------------------------------------------------
                                                  Two to      Three     Four to      Over
                                                  Three      to Four     Five        Five
                                                  Years       Years      Years      Years       Total
                                               ----------- ---------- ---------- ----------- ----------
                                                                (dollars in thousands)
Rate-sensitive assets:
 Federal funds sold ..........................   $    --    $    --     $   --     $    --    $ 44,290

 Interest-bearing deposits in banks ..........        --         --         --          --         238
 Securities available for sale ...............     2,012        998         --          --       7,016
                                                    5.94%      5.63%
 Fixed-rate purchased loans (1) ..............    10,209      8,009      6,415      26,740      94,913
                                                    8.46%      8.24%      8.57%       8.30%
 Adjustable-rate purchased loans (1) .........       924        379         39          --     125,766
                                                    9.45%     10.71%      9.61%
 Fixed-rate originated loans (1) .............       652        301        528       3,154       7,182
                                                    8.66%     10.87%      9.34%       8.12%
 Adjustable-rate originated loans (1) ........        --         --         --          --      62,898
                                                 -------    -------     ------     -------    --------
   Total rate-sensitive assets ...............   $13,797    $ 9,687     $6,982     $29,894    $342,303
                                                 =======    =======     ======     =======    ========
Rate-sensitive liabilities:
 NOW .........................................   $    --    $    --         --     $    --    $  1,435
 Savings and money market ....................        --         --         --          --      12,569
 Certificates ................................     6,345         80        182         100     265,896
                                                                                              --------
                                                    6.30%      5.73%      5.93%       5.60%
                                                 -------    -------     ------     -------
   Total rate-sensitive liabilities ..........   $ 6,345    $    80     $  182     $   100    $279,900
                                                 =======    =======     ======     =======    ========



-----------------
(1) Loans are presented at gross amounts before deducting discounts on purchased loans, the allowance for loan losses and net deferred loan income.


     The prepayment assumption reflected above is based on the Bank's experience and management's estimate of prepayment activity for recently acquired loans. Given the interest rate environment at December 31, 1997, management applies the assumption that on average 10% of the outstanding fixed rate loans will prepay annually. Originated adjustable-rate loans are generally indexed to prime with an average spread of 100 to 200 basis points. The majority of purchased adjustable-rate loans are also tied to prime with the remainder subject to various terms and rate spreads established by the originating banks. The table does not include loans which have been placed on non-accrual status.

     Assets and liabilities that are immediately repricable are placed in the overnight column. Although NOW, savings and money market deposit accounts are subject to immediate repricing or withdrawal, based on the Bank's history, management considers these liabilities to have longer lives and less interest rate sensitivity than term certificates.

     The following table sets forth certain information at December 31, 1997, regarding the dollar amount of commercial and construction loans maturing based on their contractual terms to maturity and includes the dollar amount of loans which have predetermined or adjustable interest rates. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts, are reported as due in one year or less:


                                                                      Maturities
                                                ------------------------------------------------------
                                                  1 year     Over 1 year
                                                 or less     to 5 years     Over 5 years       Total
                                                ---------   ------------   --------------   ----------
                                                                    (in thousands)
Commercial loans ............................    $14,406       $5,834          $1,501        $21,741
Construction loans ..........................      1,419          606              --          2,025
                                                 -------       ------          ------        -------
                                                 $15,825       $6,440          $1,501        $23,766
                                                 =======       ======          ======        =======
Interest terms on amounts due after one year:
 Predetermined rates ........................                  $  417          $   --        $   417
 Adjustable rates ...........................                   6,023           1,501          7,524
                                                               ------          ------        -------
                                                               $6,440          $1,501        $ 7,941
                                                               ======          ======        =======

Liquidity, Commitments and Contingencies

     Liquidity is a measurement of the Bank's ability to meet potential cash requirements, including ongoing commitments to repay borrowings, as well as to fund deposit withdrawals, investment, loan resolution and lending activities and other general business purposes. The primary sources of funds for liquidity consist of deposits, and maturities and principal payments on loans and securities and proceeds from sales thereof.

     The Bank's liquidity is managed on a daily basis, monitored by the Chairman, President and Chief Financial Officer and reviewed periodically with the Board of Directors. This process is intended to ensure the maintenance of sufficient funds to meet the needs of the Bank, including adequate cash flows for the Bank's liquidity, commitments and contingencies.

     The Bank's liquidity position may fluctuate depending upon the volume and timing of loan acquisitions. In anticipation of large loan pool acquisitions, the Bank will seek to increase its liquidity position by expanding its certificate of deposit portfolio. Funding of loan acquisitions will decrease the Bank's liquidity position.

     The Bank has external sources of liquidity which it had not drawn upon at December 31, 1997. As a member of the FHLBB, the Bank may borrow from the FHLBB up to 2% of its total assets on an overnight basis for short-term liquidity purposes. The Bank may also utilize certain investment securities including FHLBB stock and real estate loans as collateral for term borrowings from the FHLBB.

     In addition, the Bank has entered into contractual agreements with six investment banking firms that provide the Bank with access to brokered certificates of deposit. Under current FDIC regulations, banks that are categorized as "well-capitalized" can obtain brokered certificates of deposit, without prior approval of the FDIC. At December 31, 1997, based upon the Bank's most recent consolidated Report of Condition and Income filed with the FDIC, the Bank is categorized as "well-capitalized."


     Sources of liquidity include certificates of deposit obtained from wholesale and retail sources. At December 31, 1997, the Bank had $265.9 million of certificates of deposit, including $67.2 million of brokered certificates of deposit. At the same date, scheduled maturities of certificates of deposit during the years ending December 31, 1998 and 1999 and thereafter totaled $237.7 million, $21.5 million and $6.7 million, respectively. Certificates of deposit generally are more responsive to changes in interest rates than core deposits and, thus, are more likely to be withdrawn from the Bank upon maturity as changes in interest rates and other factors are perceived by investors to make other investments more attractive. However, management believes it can adjust the rates paid on certificates of deposit to retain deposits in changing interest rate environments and that brokered deposits can provide a relatively cost-effective and stable alternate source of funds.

     Non-interest bearing checking accounts, NOW and money market checking accounts and savings accounts generally are considered core deposits and typically provide a stable source of liquidity. The amount of the Bank's total deposits represented by such core deposits totaled $19.6 million, or 6.9%, of the Bank's total deposits at December 31, 1997 compared to $15.9 million, or 7.9%, of total deposits at December 31, 1996.

     At December 31, 1997, the Bank had commitments to originate $500,000 of commercial and commercial real estate loans, commitments to lend up to $3.1 million under outstanding unused lines of credit and standby letters-of-credit amounting to $47,000. Management believes that the Bank has adequate resources to fund all of its commitments to the extent required and that substantially all of such commitments will be funded in 1998. For additional information relating to commitments and contingencies at December 31, 1997, see Note 9 to the Consolidated Financial Statements.


Recent Accounting Development

     For additional information relating to a recent accounting pronouncement, see Note 1 to the Consolidated Financial Statements.


Additional Business Lines

     From time to time, management evaluates diversifying the Bank's business lines by expanding the types of financial services it offers. Management has recently been considering the acquisition of a leasing operation, the outcome of which cannot be determined with any certainty at this time.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                         Page
Independent Auditors' Report ........................................   B-31
Consolidated Balance Sheets .........................................   B-32
Consolidated Statements of Income ...................................   B-33
Consolidated Statements of Changes in Stockholders' Equity ..........   B-34
Consolidated Statements of Cash Flows ...............................   B-35
Notes to Consolidated Financial Statements ..........................   B-37

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Atlantic Bank and Trust Company:

     We have audited the accompanying consolidated balance sheets of Atlantic Bank and Trust Company and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Bank and Trust Company and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Wolf & Company, P.C.


Boston, Massachusetts
February 6, 1998

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996



                                                                               1997            1996
                                                                          -------------   -------------
                                                                           (In Thousands, Except Share
                                                                                      Data)
                                  ASSETS
Cash and due from banks ...............................................     $   1,910       $   3,387
Federal funds sold ....................................................        44,290          26,900
                                                                            ---------       ---------
    Total cash and cash equivalents ...................................        46,200          30,287
                                                                            ---------       ---------
Interest-bearing deposits in banks ....................................           238             335
Securities available for sale, at fair value (Note 2) .................         7,016           4,996
Federal Home Loan Bank of Boston stock, at cost (Note 7) ..............           563             491
Loans (Note 3) ........................................................       257,105         185,662
 Less allowance for loan losses .......................................        (2,273)         (1,965)
                                                                            ---------       ---------
    Loans, net ........................................................       254,832         183,697
                                                                            ---------       ---------
Other real estate owned, net (Note 4) .................................         3,591           4,688
Premises and equipment, net (Note 5) ..................................         6,736           4,211
Other assets ..........................................................         2,600           2,084
                                                                            ---------       ---------
                                                                            $ 321,776       $ 230,789
                                                                            =========       =========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest bearing .................................................     $   5,622       $   8,046
 Interest bearing .....................................................       279,900         191,529
                                                                            ---------       ---------
    Total deposits (Note 6) ...........................................       285,522         199,575
Accrued interest payable ..............................................         1,178             594
Accrued expenses and other liabilities (Note 8) .......................         3,275           4,860
                                                                            ---------       ---------
    Total liabilities .................................................       289,975         205,029
                                                                            ---------       ---------
Commitments and contingencies (Note 9)
Stockholders' equity (Notes 10, 12 and 13):
 Serial preferred stock, $1 par value, 1,000,000 shares authorized;
  none issued .........................................................            --              --
 Common stock, $1 par value, 15,000,000 shares authorized;
  4,216,010 and 4,211,010 shares issued ...............................         4,216           4,211
 Additional paid-in capital ...........................................        17,432          17,326
 Retained earnings ....................................................        10,926           5,154
                                                                            ---------       ---------
                                                                               32,574          26,691
 Less treasury stock at cost--160,484 and 189,672 shares ..............          (793)           (936)
 Net unrealized gain on securities available for sale, after tax effect
  (Notes 2 and 8) .....................................................            20               5
                                                                            ---------       ---------
    Total stockholders' equity ........................................        31,801          25,760
                                                                            ---------       ---------
                                                                            $ 321,776       $ 230,789
                                                                            =========       =========



          See accompanying notes to consolidated financial statements.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1997, 1996 and 1995



                                                                     1997          1996          1995
                                                                 -----------   -----------   -----------
                                                                   (In Thousands, Except Earnings Per
                                                                                  Share)
Interest income:
 Interest and fees on loans ..................................    $ 30,915      $ 20,943      $ 14,721
 Interest and dividend income on investment securities .......         468           398           711
 Interest on federal funds sold and interest-bearing deposits
  in banks ...................................................       1,394           821           534
                                                                  --------      --------      --------
    Total interest income ....................................      32,777        22,162        15,966
Interest expense on deposits .................................      13,269         8,499         6,803
                                                                  --------      --------      --------
    Net interest income ......................................      19,508        13,663         9,163
Provision for loan losses (Note 3) ...........................         325           755           308
                                                                  --------      --------      --------
    Net interest income, after provision for loan losses......      19,183        12,908         8,855
                                                                  --------      --------      --------
Other income:
 Service fees (Note 13) ......................................          77            77           174
 Gain on sales of securities available for sale (Note 2) .....          41            --            97
 Gain on sales of originated loans, net ......................         117            96            92
 Miscellaneous ...............................................         293           365           347
                                                                  --------      --------      --------
    Total other income .......................................         528           538           710
                                                                  --------      --------      --------
Operating expenses:
 Compensation and related benefits (Notes 9, 11 and 12) ......       5,991         4,552         3,420
 Occupancy and equipment (Notes 5, 9 and 13) .................       1,119           791           764
 Professional fees (Note 13) .................................       1,453         1,233           841
 Other real estate owned, income, net (Note 4) ...............        (512)         (886)         (718)
 Other general and administrative ............................       1,760         1,250         1,488
                                                                  --------      --------      --------
    Total operating expenses .................................       9,811         6,940         5,795
                                                                  --------      --------      --------
    Income before for income taxes ...........................       9,900         6,506         3,770
Provision for income taxes (Note 8) ..........................       4,128         2,713         1,399
                                                                  --------      --------      --------
    Net income ...............................................    $  5,772      $  3,793      $  2,371
                                                                  ========      ========      ========
Weighted average shares outstanding:
 Basic .......................................................       4,043         3,480         2,238
 Diluted .....................................................       4,316         3,594         2,243
Earnings per share:
 Basic .......................................................    $   1.43      $   1.09      $   1.06
 Diluted .....................................................        1.34          1.06          1.06



          See accompanying notes to consolidated financial statements.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1996 and 1995



                                          Common Stock
                                       -------------------  Additional      Retained
                                                              Paid-in       Earnings
                                        Shares    Amount      Capital      (Deficit)
                                       -------- ---------- ------------ ---------------
                                                                         (In Thousands)
Balance at December 31, 1994            2,344    $ 2,344     $  9,206      $  (1,010)
Net income ...........................     --         --           --          2,371
Purchase of treasury stock ...........     --         --           --             --
Reissuance of treasury stock for
 Directors' shares ...................     --         --           --             --
Decrease in unrealized loss on
 securities available for sale,
 after tax effect ....................     --         --           --             --
                                        -----    -------     --------      ---------
Balance at December 31, 1995            2,344      2,344        9,206          1,361
Net income ...........................     --         --           --          3,793
Proceeds from sale of common
 stock, net (Note 10) ................  1,725      1,725        8,218             --
Issuance of founders' shares
 (Note 12) ...........................    137        137         (137)            --
Issuance of shares in lieu of cash
 compensation to Directors ...........      5          5           29             --
Amortization of compensation
 costs related to stock options ......     --         --           10             --
Decrease in unrealized gain on
 securities available for sale,
 after tax effect ....................     --         --           --             --
                                        -----    -------     --------      ---------
Balance at December 31, 1996            4,211      4,211       17,326          5,154
Net income ...........................     --         --           --          5,772
Issuance of shares in lieu of cash
 compensation to Directors ...........      5          5           51             --
Reissuance of treasury stock
 under stock options (Note 12)........     --         --           25             --
Amortization of compensation
 costs related to stock options ......     --         --           30             --
Increase in unrealized gain on
 securities available for sale,
 after tax effect ....................     --         --           --             --
                                        -----    -------     --------      ---------
Balance at December 31, 1997            4,216    $ 4,216     $ 17,432      $  10,926
                                        =====    =======     ========      =========



                                                                  Net
                                                              Unrealized
                                                              Gain (Loss)
                                          Treasury Stock     on Securities
                                       --------------------    Available
                                        Shares     Amount      for Sale         Total
                                       -------- ----------- -------------- --------------
Balance at December 31, 1994               --     $    --       $ (64)        $10,476
Net income ...........................     --          --          --           2,371
Purchase of treasury stock ...........    190        (938)         --            (938)
Reissuance of treasury stock for
 Directors' shares ...................     --           2          --               2
Decrease in unrealized loss on
 securities available for sale,
 after tax effect ....................     --          --          72              72
                                          ---     -------       -----         -------
Balance at December 31, 1995              190        (936)          8          11,983
Net income ...........................     --          --          --           3,793
Proceeds from sale of common
 stock, net (Note 10) ................     --          --          --           9,943
Issuance of founders' shares
 (Note 12) ...........................     --          --          --              --
Issuance of shares in lieu of cash
 compensation to Directors ...........     --          --          --              34
Amortization of compensation
 costs related to stock options ......     --          --          --              10
Decrease in unrealized gain on
 securities available for sale,
 after tax effect ....................     --          --          (3)             (3)
                                          ---     -------       -----          -------
Balance at December 31, 1996              190        (936)          5          25,760
Net income ...........................     --          --          --           5,772
Issuance of shares in lieu of cash
 compensation to Directors ...........     --          --          --              56
Reissuance of treasury stock
 under stock options (Note 12)........    (30)        143          --             168
Amortization of compensation
 costs related to stock options ......     --          --          --              30
Increase in unrealized gain on
 securities available for sale,
 after tax effect ....................     --          --          15              15
                                          ---     -------       -----         -------
Balance at December 31, 1997              160     $  (793)      $  20         $31,801
                                          ===     =======       =====         =======



          See accompanying notes to consolidated financial statements.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1997, 1996 and 1995



                                                                      1997            1996           1995
                                                                  ------------   -------------   ------------
                                                                                (In Thousands)
Cash flows from operating activities:
 Net income ...................................................    $    5,772      $  3,793       $   2,371
 Adjustments to reconcile net income to net cash (used in)
  from operating activities:
   Provision for loan losses ..................................           325           755             308
   Provision for other real estate owned losses ...............           640            82              37
   Depreciation and amortization of banking premises
    and equipment, net ........................................           418           284             207
   Other amortization and accretion, net ......................        (6,299)       (4,036)         (2,913)
   SBA loans originated for sale ..............................            --        (1,135)         (2,780)
   Sales of SBA loans .........................................            --         1,641           2,570
   Gain on sales of securities available for sale .............           (41)           --             (97)
   Gain on sales of loans .....................................          (117)           (2)             --
   Net gain on sale and disposition of other real estate
    owned .....................................................        (1,088)         (886)           (459)
   Deferred tax (benefit) provision ...........................          (804)        1,155           1,352
   Other, net .................................................          (639)        2,283            (175)
                                                                   ----------      ----------     ---------
    Net cash (used in) from operating activities ..............        (1,833)        3,934             421
                                                                   ----------      ----------     ---------
Cash flows from investing activities:
 Net decrease in interest-bearing deposits in banks ...........            97            92             116
 Purchases of securities available for sale ...................       (11,977)      (27,970)         (9,844)
 Maturities of securities available for sale ..................         3,000        32,000           5,000
 Sales of securities available for sale .......................         7,031            --           8,762
 Purchase of Federal Home Loan Bank of Boston stock ...........           (72)         (491)             --
 Loan (originations), net of amortization and payoffs .........        49,803        30,820          (6,641)
 Purchases of loans ...........................................      (129,191)      (85,091)        (30,225)
 Sales of loans ...............................................         8,480         2,147              --
 Additions to other real estate owned .........................          (498)          (48)           (436)
 Sales of and payments received on other real estate
  owned .......................................................         7,901         4,891           1,836
 Additions to banking premises and equipment, net .............        (2,943)         (593)         (3,597)
                                                                   ----------      ----------     ---------
    Net cash used in investing activities .....................       (68,369)      (44,243)        (35,029)
                                                                   ----------      ----------     ---------
                                                   (continued)




          See accompanying notes to consolidated financial statements.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Concluded)
                  Years Ended December 31, 1997, 1996 and 1995



                                                                      1997          1996          1995
                                                                  -----------   -----------   -----------
                                                                              (In Thousands)
Cash flows from financing activities:
 Net increase in deposits .....................................      85,947        50,522        29,097
 Proceeds from sale of common stock, net ......................          --         9,943            --
 Payments to acquire treasury stock ...........................          --            --          (938)
 Proceeds from exercise of stock options ......................         168
 Proceeds from reissuance of treasury stock ...................          --            --             2
                                                                     ------        ------        ------
      Net cash from financing activities ......................      86,115        60,465        28,161
                                                                     ------        ------        ------
      Net change in cash and cash equivalents .................      15,913        20,156        (6,447)
Cash and cash equivalents at beginning of year ................      30,287        10,131        16,578
                                                                     ------        ------        ------
Cash and cash equivalents at end of year ......................    $ 46,200      $ 30,287      $ 10,131
                                                                   ========      ========      ========
Supplemental cash flow information:
 Interest paid on deposits ....................................    $ 12,685      $  8,487      $  6,573
 Income taxes paid, net .......................................       5,907           460           117
 Transfers from loans to other real estate owned ..............       5,858         2,687           561
 Transfers from other real estate owned to loans ..............          --            --           791
 Additional deferred tax assets in connection with Merger .....          --            --           841



          See accompanying notes to consolidated financial statements.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 1997, 1996 and 1995


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Consolidation

     The consolidated financial statements include the accounts of Atlantic Bank and Trust Company (the "Bank") and its wholly-owned subsidiary, CHB Realty Corp., which holds other real estate owned. All significant intercompany balances and transactions have been eliminated in consolidation.


     Use of Estimates

     In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the allocation of purchase discount between amortizing and non-amortizing portions, and the rate at which discount is accreted into interest income.


     Business

     The Bank's primary business lines include the acquisition of discounted commercial loans from private sector sellers and government agencies and the origination of various types of secured commercial loans. The Bank has historically employed a wholesale funding strategy consisting primarily of marketing certificates of deposits to a national customer base. Its primary deposit products are certificates of deposit and money market accounts.


     Cash equivalents

     Cash equivalents include amounts due from banks and federal funds sold on a daily basis.


     Interest-bearing deposits in banks

     Interest-bearing deposits in banks consist of deposits pledged in connection with the development of other real estate owned.


     Investments

     Management has elected to classify all investment securities as securities available for sale which are reflected at fair value. Unrealized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity, net of tax effect.

     Purchase premiums and discounts are amortized to earnings by a method that approximates the interest method over the terms of the investments. Gains and losses on disposition of investments are computed by the specific identification method.


     Loans

     The Bank grants commercial, mortgage and Small Business Administration ("SBA") guaranteed loans to customers. A substantial portion of the loan portfolio is represented by commercial loans in the New England area. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic sectors.

     Loans, as reported, have been reduced by discounts on loans purchased, net deferred loan fees and the allowance for loan losses. Interest on loans is recognized on a simple interest basis.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(continued)

     Loans (concluded)

     The accrual of interest is discontinued when the collectibility of principal and interest is uncertain, or payment of principal and interest have become contractually delinquent ninety days or more. However, a loan may remain on accrual status if the value of the collateral securing the loan is deemed sufficient to cover principal or carrying value and the accrual of interest thereon. Interest income previously accrued on such discontinued interest loans is generally reversed against current period interest income. Contractual delinquency on purchased loans is determined prospectively from the purchase date rather than from the origination date.

     The Bank sells the guaranteed portion of SBA loans to investors. Gains are recognized on these sales based on the excess of the fair value of the sold portion over cost at the time of sale. The excess fair value over the cost of the retained portion is deferred and amortized to interest income by a method which approximates the interest method over the estimated lives of the loans.

     Generally, all loans in a purchased pool of loans are accounted for on an aggregate basis. The amortizing portion of discounts on purchased loan pools representing market yield adjustments is accreted into interest income over the lives of the loans, as adjusted for estimated prepayments, using a method which approximates the interest method. The remaining non-amortizing portion of discounts on loans purchased is accounted for on the cost recovery method until it is determined that the amount and timing of collections are reasonably estimable and collection is probable. At such time, if the amount that is probable of collection is greater than the net carrying value of the purchased loans, the difference is transferred from the non-amortizing portion of discount to the amortizing portion, and is accreted into interest income over the remaining lives of the loans on a method approximating the interest method. Under the Bank's loan rating system, each loan is evaluated, and where necessary, specific allowances are established and allocated from the respective loan pool's non-amortizing discount and if none is available, from the respective loan pool's amortizing discount, and further, if none is available, an allowance is established through a charge to interest income.

     Net deferred loan fees are amortized as an adjustment of the related loan yields using a method which approximates the interest method.

     Allowance for loan losses

     The allowance for loan losses is established through a provision for loan losses charged to earnings and is maintained at a level considered adequate to provide for reasonably foreseeable loan losses.

     The provision and the level of the allowance are evaluated on a regular basis by management and are based upon management's periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary.

     Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

     A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(continued)

     Allowance for loan losses (concluded)

     Impairment is measured on a loan-by-loan basis by comparing the Bank's recorded investment in the loan to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. In the case of the Bank's purchased loan portfolio, the recorded investment represents the Bank's purchase price net of any related non-amortizing discounts. Substantially all of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral.


     Other real estate owned

     Other real estate owned is held for sale and carried at the lower of cost or fair value less estimated costs to sell. Troubled loans are transferred to other real estate owned upon completion of formal foreclosure proceedings.

     Real estate properties acquired through foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

     Valuations are periodically performed by management, and an allowance for losses is established through a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell.


     Banking premises and equipment

     Premises and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or terms of the leases, if shorter.

     It is general practice to charge the cost of maintenance and repairs to earnings when incurred; major expenditures for betterments are capitalized and depreciated.


     Excess of net assets acquired over cost

     The excess of net assets acquired over cost pertains to the Chestnut Hill Bank & Trust Company Merger (the "Merger") and is included in other liabilities. The merger was accounted for using the purchase method of accounting and the excess of net assets acquired over cost is amortized by the straight-line method over 15 years.


     Income taxes

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.


     Stock compensation

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Bank has adopted a fair value based method of accounting for employee stock option agreements. Compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(concluded)

     Earnings per share

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share" which requires that earnings per share be calculated on a basic and a dilutive basis. Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. The Statement is effective for interim and annual periods ending after December 15, 1997, and requires the restatement of all prior-period earnings per share data presented. Accordingly, the Bank has restated all earnings per share data presented herein.


     Recent accounting pronouncements

     In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain FASB statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component in the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. SFAS No. 130 requires that all items of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Additionally, SFAS No. 130 requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Bank will adopt these disclosure requirements beginning in the first quarter of 1998.

     In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Statement also requires descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the enterprise in its general-purpose financial statements, and changes in the measurement of segment amounts from period to period. Management has not yet determined how the adoption of SFAS No. 131 will impact the Bank's financial reporting.


(2) SECURITIES AVAILABLE FOR SALE

     The amortized cost and estimated fair value of U.S. government obligations classified by contractual maturity follows:


                                                         December 31,
                                      ---------------------------------------------------
                                                1997                       1996
                                      ------------------------   ------------------------
                                       Amortized       Fair       Amortized       Fair
                                          Cost         Value         Cost         Value
                                      -----------   ----------   -----------   ----------
                                                        (In Thousands)
   Within 1 year ..................     $ 1,999      $ 2,001       $ 3,996      $ 4,002
   Over 1 year to 5 years .........       4,983        5,015           992          994
                                        -------      -------       -------      -------
                                        $ 6,982      $ 7,016       $ 4,988      $ 4,996
                                        =======      =======       =======      =======

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(2)  SECURITIES AVAILABLE FOR SALE--(concluded)

     Proceeds from the sale of securities available for sale for the year ended December 31, 1997 and 1995 were $7,031,000 and $8,762,000, respectively. Gross gains of $41,000 and $97,000 were realized in 1997 and 1995, respectively. There were no sales of securities available for sale in 1996.

     Gross unrealized gains were $34,000 and $8,000, at December 31, 1997 and 1996, respectively. There were no gross unrealized losses at December 31, 1997 and 1996.

     At December 31, 1996, the Bank had pledged a U.S. Government obligation with an amortized cost of $992,000 and fair value of $994,000, as collateral against its bond and depository account with the U.S. Department of Justice.


(3) LOANS, NET

     A summary of the balances of loans follows:


                                                               December 31,
                                                       ----------------------------
                                                           1997            1996
                                                       ------------   -------------
                                                              (In Thousands)
   Purchased loan portfolio:
    Mortgage loans on real estate:
     Commercial real estate ........................    $ 156,138       $  93,220
     Land ..........................................        7,655           6,566
     Other .........................................       59,804          48,293
                                                        ---------       ---------
       Total .......................................      223,597         148,079
    Secured commercial .............................        2,134           2,889
    Other ..........................................        1,416           1,260
                                                        ---------       ---------
       Total purchased loan portfolio ..............      227,147         152,228
    Less discount:
     Non-amortizing portion ........................      (22,132)        (24,387)
     Amortizing portion ............................      (18,052)        (13,805)
                                                        ---------       ---------
       Total purchased loan portfolio, net .........      186,963         114,036
                                                        ---------       ---------
   Originated loans:
    Mortgage loans on real estate:
     Commercial real estate ........................       45,366          29,069
     Land ..........................................        1,062           1,391
     Other .........................................       13,737          20,397
                                                        ---------       ---------
       Total .......................................       60,165          50,857
    Secured commercial .............................        8,334          17,888
    SBA loans ......................................        1,221           2,550
    Other ..........................................          810             831
                                                        ---------       ---------
       Total originated loans ......................       70,530          72,126
   Less:
    Allowance for loan losses ......................       (2,273)         (1,965)
    Net deferred loan income .......................         (388)           (500)
                                                        ---------       ---------
       Total originated loans, net .................       67,869          69,661
                                                        ---------       ---------
       Total loans, net ............................    $ 254,832       $ 183,697
                                                        =========       =========

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(3)  LOANS, NET--(continued)

     An analysis of the allowance for loan losses follows:


                                                              Years Ended December 31,
                                                        ------------------------------------
                                                           1997         1996         1995
                                                        ----------   ----------   ----------
                                                                   (In Thousands)
   Balance at beginning of year .....................    $ 1,965      $ 1,265      $ 1,513
   Provision for loan losses ........................        325          755          308
   Transfer from allowance for losses on in-substance
    foreclosures ....................................         --           --          229
   Recoveries .......................................        189          125          187
                                                         -------      -------      -------
                                                           2,479        2,145        2,237
   Loans charged-off ................................       (206)        (180)        (972)
                                                         -------      -------      -------
   Balance at end of year ...........................    $ 2,273      $ 1,965      $ 1,265
                                                         =======      =======      =======

     The following is a summary of the recorded investment in impaired loans (See Note 1):


                                                                              December 31,
                                                                         -----------------------
                                                                            1997         1996
                                                                         ----------   ----------
                                                                             (In Thousands)
   Originated loans with no valuation allowance ......................    $   795      $   232
   Originated loans with a corresponding valuation allowance .........      1,118        3,535
                                                                          -------      -------
                                                                          $ 1,913      $ 3,767
                                                                          =======      =======
   Corresponding valuation allowance .................................    $   270      $   703
                                                                          =======      =======
   Purchased loans, net of non-amortizing discount of $1,382,000--
    1997; $576,000--1996 .............................................    $10,019      $ 2,717
                                                                          =======      =======


                                                                 Years Ended December 31,
                                                            ----------------------------------
                                                               1997         1996        1995
                                                            ----------   ---------   ---------
                                                                      (In Thousands)
   Average investment in impaired loans .................    $13,737      $5,393      $3,409
                                                             =======      ======      ======
   Interest income recognized on impaired loans .........    $   542      $  393      $  160
                                                             =======      ======      ======
   Interest income recognized on a cash basis on
    impaired loans ......................................    $   210      $  147      $  105
                                                             =======      ======      ======

     No additional funds are committed to be advanced in connection with impaired loans.

     Included in impaired loans at December 31, 1997 and 1996 are $597,000 and $674,000 of restructured loans, respectively. Of these totals, $252,000 and $324,000 are on non-accrual at December 31, 1997 and 1996, respectively.

     Non-accrual loans classified as non-performing totaled $6,918,000 and $3,106,000 at December 31, 1997 and 1996, respectively. Interest not accrued on such loans amounted to $2,134,000 and $843,000 at December 31, 1997 and 1996, respectively. Additionally loans purchased in the fourth quarters of 1997 and 1996 with net carrying values of $2,160,000 and $23,808,000, at December 31, 1997 and 1996, respectively, while non-performing at the time of purchase based on original loan contracts, were not classified as such unless they become non-performing based on

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(3)  LOANS, NET--(concluded)

the acquisition dates. As of December 31, 1997 and 1996, the Bank had not yet begun to recognize interest income on such loans; many of the loans were in the process of being restructured. Interest income was recognized upon receipt of payments based either on the original loan contracts or as restructured by the Bank.

     Loans serviced for others amounted to $3,906,000 and $7,378,000 at December 31, 1997 and 1996, respectively. There were no loans with unexpired recourse provisions at December 31, 1997 or 1996.


(4) OTHER REAL ESTATE OWNED

     Other real estate owned is comprised of:


                                                                December 31,
                                                           -----------------------
                                                              1997         1996
                                                           ----------   ----------
                                                               (In Thousands)
   Real estate acquired in settlement of loans .........    $ 3,692      $ 4,788
   Less allowance for losses ...........................       (101)        (100)
                                                            -------      -------
                                                            $ 3,591      $ 4,688
                                                            =======      =======

     An analysis of the allowance for losses on other real estate owned is as follows:


                                                            Years Ended December 31,
                                                         ------------------------------
                                                           1997       1996       1995
                                                         --------   --------   --------
                                                                 (In Thousands)
   Balance at beginning of year ......................    $  100     $  18      $  475
   Provision for losses ..............................       640        82          37
   Allowance for in-substance foreclosures transferred
    to allowance for loan losses .....................        --        --        (229)
   Charge-offs .......................................      (639)       --        (265)
                                                          ------     -----      ------
   Balance at end of year ............................    $  101     $ 100      $   18
                                                          ======     =====      ======

     Other real estate owned income, net included the following:


                                                                     Years Ended December 31,
                                                                 --------------------------------
                                                                    1997        1996       1995
                                                                 ----------   --------   --------
                                                                          (In Thousands)
   Net gain on sale of and disposition of properties .........    $ 1,088      $ 886      $ 459
   Provision for losses ......................................       (640)       (82)       (37)
   Rental income, net ........................................         64         82        296
                                                                  -------      -----      -----
   Other real estate owned income, net .......................    $   512      $ 886      $ 718
                                                                  =======      =====      =====

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(5)  BANKING PREMISES AND EQUIPMENT

     A summary of the cost and accumulated depreciation and amortization of premises and equipment and their estimated useful lives follows:


                                                                   December 31,
                                                              -----------------------
                                                                                           Estimated
                                                                 1997         1996       Useful Lives
                                                              ----------   ----------   --------------
                                                                  (In Thousands)
   Land ...................................................    $  1,288     $  1,288
   Buildings ..............................................       2,559        2,460     20-25 years
   Leasehold improvements .................................         485          485        10 years
   Furniture and equipment ................................       1,060          856       3-7 years
   Renovations in progress ................................       2,851          211
                                                               --------     --------
                                                                  8,243        5,300
   Less accumulated depreciation and amortization .........      (1,507)      (1,089)
                                                               --------     --------
                                                               $  6,736     $  4,211
                                                               ========     ========

     Included in land and buildings at December 31, 1997 and 1996 is an office building with a net book value amounting to $2,918,000 and $2,949,000, respectively, located in Boston, Massachusetts that the Bank purchased for use as its future main office. At December 31, 1997, this building was being renovated. It is anticipated that the total cost of these renovations will approximate $8,200,000. The Bank relocated to this location in February, 1998.

     Depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 amounted to $418,000, $284,000 and $207,000, respectively.


(6) DEPOSITS

     A summary of deposit balances, by type, is as follows:


                                                 December 31,
                                          ---------------------------
                                              1997           1996
                                          ------------   ------------
                                                (In Thousands)
   Demand .............................    $   5,622      $   8,046
                                           ---------      ---------
   NOW ................................        1,435          1,429
   Savings ............................        1,100            833
   Money market .......................       11,469          5,549
   Certificates of deposit ............      265,896        183,718
                                           ---------      ---------
       Total interest bearing .........      279,900        191,529
                                           ---------      ---------
       Total deposits .................    $ 285,522      $ 199,575
                                           =========      =========

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(6)  DEPOSITS--(concluded)

     A summary of certificates of deposit by maturity is as follows:


                                          December 31, 1997          December 31, 1996
                                      -------------------------   ------------------------
                                                      Weighted                    Weighted
                                                       Average                    Average
                                         Amount         Rate         Amount         Rate
                                      ------------   ----------   ------------   ---------
                                                     (Dollars In Thousands)
   Within 1 year ..................    $ 237,645         5.92%     $ 176,819        5.83%
   Over 1 year to 3 years .........       27,889         6.05          4,484        6.06
   Over 3 years ...................          362         5.79          2,415        6.90
                                       ---------                   ---------
                                       $ 265,896         5.93%     $ 183,718        5.85%
                                       =========                   =========

     Included in time deposits are certificates of deposits with minimum denominations of $100,000 amounting to approximately $127,620,000 and $48,115,000 at December 31, 1997 and 1996, respectively. Approximately $211,842,000 and $129,624,000 in certificates of deposit are from geographical areas outside of New England at December 31, 1997 and 1996, respectively. The Bank accepts deposits made by brokers who place funds for their customers on deposit with the Bank. At December 31, 1997 and 1996, brokered deposits amounted to $67,212,000 and $198,000, respectively.


(7) AVAILABLE LINE OF CREDIT

     The Bank has an available line of credit with the Federal Home Loan Bank of Boston at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets and would be secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. government and federal agency securities.


(8) INCOME TAXES

     Allocation of federal and state income taxes between current and deferred portions is as follows:


                                                            Years Ended December 31,
                                                      -------------------------------------
                                                         1997         1996          1995
                                                      ----------   ----------   -----------
                                                                 (In Thousands)
   Current tax provision (benefit):
    Federal .......................................    $ 3,666      $ 1,154       $   190
    Utilization of loss carryovers ................        (82)         (84)         (190)
    State .........................................      1,348          488            47
                                                       -------      -------       -------
                                                         4,932        1,558            47
                                                       -------      -------       -------
   Deferred tax provision (benefit):
    Federal .......................................       (577)         881         1,112
    State .........................................       (227)         274           445
                                                       -------      -------       -------
                                                          (804)       1,155         1,557
                                                       -------      -------       -------
   Reversal of valuation reserve due to current and
    anticipated future income .....................         --           --          (205)
                                                       -------      -------       -------
       Total provision ............................    $ 4,128      $ 2,713       $ 1,399
                                                       =======      =======       =======

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(8)  INCOME TAXES--(continued)

     The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:


                                                                       Years Ended December 31,
                                                                 ------------------------------------
                                                                    1997         1996         1995
                                                                 ----------   ----------   ----------
   Statutory federal tax rate ................................       34.0%        34.0%        34.0%
   Increase (decrease) resulting from:
    State tax ................................................        7.5          7.7          8.3
    Reversal of deferred tax asset valuation reserve .........         --           --         (5.5)
    Other, net ...............................................        0.2           --          0.3
                                                                     ----         ----         ----
   Effective tax rates .......................................       41.7%        41.7%        37.1%
                                                                     ====         ====         ====

     The components of the net deferred tax liability are as follows:


                                                             December 31,
                                                       -------------------------
                                                           1997          1996
                                                       -----------   -----------
                                                            (In Thousands)
   Deferred tax liability:
    Federal ........................................    $  1,116      $  1,685
    State ..........................................         386           582
                                                        --------      --------
                                                           1,502         2,267
                                                        --------      --------
   Deferred tax asset:
    Federal ........................................      (1,030)       (1,030)
    State ..........................................        (315)         (287)
                                                        --------      --------
                                                          (1,345)       (1,317)
   Valuation reserve on deferred tax asset .........         123           123
                                                        --------      --------
                                                          (1,222)       (1,194)
                                                        --------      --------
   Net deferred tax liability ......................    $    280      $  1,073
                                                        ========      ========

     The tax effects of each type of income and expense item that gives rise to deferred taxes follows:


                                                 December 31,
                                             ---------------------
                                                1997        1996
                                             ---------   ---------
                                                (In Thousands)
   Allowance for loan losses .............    $  432      $  537
   Purchased loan discount ...............       118         921
   Net operating loss carryovers .........      (118)       (200)
   Investments ...........................      (123)       (123)
   Other .................................      (152)       (185)
                                              ------      ------
                                                 157         950
   Valuation reserve .....................       123         123
                                              ------      ------
   Net deferred tax liability ............    $  280      $1,073
                                              ======      ======

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(8)  INCOME TAXES--(concluded)

     A summary of the change in the net deferred tax liability (asset) is as follows:


                                                                      Years Ended December 31,
                                                                ------------------------------------
                                                                   1997         1996         1995
                                                                ---------   -----------   ----------
                                                                           (In Thousands)
   Balance at beginning of year .............................    $1,073       $ (79)       $   (258)
   Deferred tax (benefit) provision .........................      (804)      1,155           1,557
   Amount acquired in connection with merger, net ...........        --          --             (90)
   Reversal of valuation reserve:
    Through operations ......................................        --          --            (205)
    Applied to goodwill .....................................        --          --          (1,089)
   Unrealized gain on securities available for sale .........        11            (3)            6
                                                                 ------       --------     --------
   Balance at end of year ...................................    $  280       $1,073       $    (79)
                                                                 ======       =======      ========

     The change in the valuation reserve is as follows:


                                                           Years Ended December 31,
                                                         ----------------------------
                                                          1997     1996       1995
                                                         ------   ------   ----------
                                                                (In Thousands)
   Balance at beginning of year ......................    $123     $123     $  1,327
   Amount acquired in connection with merger .........      --       --           90
   Reversal of valuation reserve:
    Through operations ...............................      --       --         (205)
    Applied to goodwill ..............................      --       --       (1,089)
                                                          ----     ----     --------
   Balance at end of year ............................    $123     $123     $    123
                                                          ====     ====     ========

     On December 31, 1994, the Bank consummated the Merger with Chestnut Hill. A valuation reserve of $1,122,000 was established against the deferred tax assets obtained from the Merger. By December 31, 1995, the Bank generated sufficient ordinary taxable income so that a valuation reserve was no longer required. The utilization of the valuation reserve associated with the Merger reduced, in part, intangibles associated with the assets acquired. The remainder of the reduction of the valuation reserve was recognized through income. The remaining valuation reserve of $123,000 relates to an unrealized capital loss on an investment whose realization would require the generation of income taxable as a capital gain. The Bank does not anticipate generating such capital gains.

     At December 31, 1997, the Bank has an available net operating loss carryforward for federal income tax purposes of approximately $346,000, which expires in 2009, all of which is attributable to the Merger. The Bank anticipates that this carryforward, while subject to annual limitation, will eventually be realized.


(9)  COMMITMENTS AND CONTINGENCIES

     Litigation

     The Bank is a party to routine litigation incidental to its business, including a variety of legal proceedings with borrowers or others which contribute significantly to expense, including the costs of carrying non-performing assets. Management does not expect that the ultimate liability, if any, upon the final disposition of such pending proceedings will have a material adverse effect on the Bank's consolidated financial condition or results of operations.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(9)  COMMITMENTS AND CONTINGENCIES--(continued)

     Loan commitments

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

     The following financial instruments were outstanding whose contract amounts represent credit risk:


                                                                             December 31,
                                                                         --------------------
                                                                           1997        1996
                                                                         --------   ---------
                                                                            (In Thousands)
    Commitments to grant loans .......................................    $  500     $2,670
    Unadvanced funds on commercial and other lines-of-credit .........     3,051      4,101
    Unadvanced funds on construction loans ...........................        --         78
    Standby letters-of-credit ........................................        47        150

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines-of-credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. Home equity lines-of-credit are collateralized by real estate. Collateral held for commercial lines-of-credit may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties.

     Standby letters-of-credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support private borrowing arrangements and they expire within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds deposit accounts as collateral supporting those commitments if deemed necessary.


     Operating lease commitments

     Pursuant to the terms of noncancelable lease agreements in effect at December 31, 1997, pertaining to banking premises, future minimum rent commitments aggregate $109,000 through 1998.

     Total rent expense for the years ended December 31, 1997, 1996 and 1995 approximated $592,000, $432,000 and $465,000, respectively.


     Employment agreements

     The Bank has entered into employment agreements, each dated December 22, 1994 and effective January 1, 1995 and amended as of July 11, 1995 (each such agreement, as amended, an "Employment Agreement"), with two officers for an initial term of three years. On January 1, 1996 and on each January 1 thereafter, each Employment Agreement then in effect shall be extended automatically for an additional one-year period unless, within a specified time, either party to such Employment Agreement gives written notice to the other of such party's election not to so extend the term of such Employment Agreement. Each effective Employment Agreement provides, among other things, for (i) an annual base salary (ii) annual minimum increases in base salary based on the consumer price index, (iii) bonus

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(9)  COMMITMENTS AND CONTINGENCIES--(concluded)

     Employment agreements (concluded)

payments determined in accordance with the bonus plan (the "Bonus Plan") adopted by the Board of Directors, (iv) insurance and other benefits, and (v) in the event of (A) termination by the officer upon certain defaults by the Bank under his Employment Agreement or (B) termination of the officer by the Bank without cause, aggregate payments (made in monthly installments) equal to the officer's annual salary then in effect and amounts payable under the Bonus Plan through the term of the agreement. The Bonus Plan provides for the quarterly payment of cash bonuses to the officers based on the Bank's projected attainment of specified annual return on equity goals. Each Employment Agreement and the Bonus Plan include provisions for termination of the officers for cause, whereupon payments and benefits cease. Each Employment Agreement also includes certain confidentially and non-competition provisions. Expense under the Bonus Plan amounted to $1,566,000, $1,362,000 and $685,000, respectively, for the years ended December 31, 1997, 1996 and 1995.

On July 10, 1995, the Board of Directors terminated a third officer's employment pursuant to the terms of the Employment Agreement which was on the same terms and subject to the same provisions as the Employment Agreements of the two officers.


(10)  STOCKHOLDERS' EQUITY

     Common stock offering

     Effective April 15, 1996, the Bank completed a common stock offering (the "Offering"), issuing 1,725,000 shares with net proceeds of $9.9 million after expenses of $883,000 related to the offering.


     Minimum regulatory capital requirements

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action, based on the most recent consolidated Report of Condition and Income filed with the Federal Deposit Insurance Corporation. To be categorized as well capitalized, it must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios as of December 31, 1997 and 1996 are also presented in the following tables.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(10)  STOCKHOLDERS' EQUITY--(concluded)

     Minimum regulatory capital requirements (concluded)


                                                           December 31, 1997
                             -----------------------------------------------------------------------------
                                                                                          Minimum
                                                                                         To Be Well
                                                                Minimum              Capitalized Under
                                                                Capital              Prompt Corrective
                                      Actual                 Requirements            Action Provisions
                             ------------------------   -----------------------   ------------------------
                               Amount        Ratio        Amount        Ratio       Amount        Ratio
                             ----------   -----------   ----------   ----------   ----------   -----------
                                                        (Dollars in Thousands)
Total capital ............    $33,995         12.84%     $ 21,181        8.00%     $26,476         10.00%
 (to risk weighted assets)
Tier 1 capital ...........     31,722         11.98        10,591       4.00        15,886          6.00
 (to risk weighted assets)
Tier 1 capital ...........     31,722         10.55       12,025-       4.00-       15,031          5.00
 (to average assets)                                       15,031       5.00


                                                           December 31, 1996
                             -----------------------------------------------------------------------------
                                                                                          Minimum
                                                                                         To Be Well
                                                                Minimum              Capitalized Under
                                                                Capital              Prompt Corrective
                                      Actual                 Requirements            Action Provisions
                             ------------------------   -----------------------   ------------------------
                               Amount        Ratio        Amount        Ratio       Amount        Ratio
                             ----------   -----------   ----------   ----------   ----------   -----------
                                                        (Dollars in Thousands)
Total capital ............    $27,601     14.47%         $15,255         8.00%     $19,069         10.00%
 (to risk weighted assets)
Tier 1 capital ...........     25,636     13.44            7,628        4.00        11,442          6.00
 (to risk weighted assets)
Tier 1 capital ...........     25,636     12.05           8,511-        4.00-       10,639          5.00
 (to average assets)                                      10,639        5.00


(11)  EMPLOYEE BENEFIT PLANS

 401(k) plan

     The Bank maintains a savings plan which qualifies under Section 401(k) of the Internal Revenue Code. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in one six-month period beginning with such employee's date of employment, or anniversary thereof, becomes eligible to be a participant in the plan. The plan provides for voluntary contributions by participating employees in amounts up to twenty percent of their annual compensation, subject to certain limitations. The Bank matches the employee's voluntary contribution up to three percent of their compensation. The Bank's contributions vest at a rate of 20% for each year of the employee's service and fully vest after five years. Total expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $63,000, $38,000 and $25,000, respectively, under this savings plan.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(12)  STOCK OPTION AGREEMENTS AND SHAREHOLDER RIGHTS AGREEMENT

     Stock Option Agreements

     On January 13, 1988, the Bank entered into stock option agreements (the "Stock Option Agreements") with certain individuals (the "Optionees"). Exercise prices were intended to represent the market value of the Bank's stock on the date of grant. These options expire in December 2087 and all are vested. In addition, options to purchase up to twenty percent of any shares issued in connection with future offerings were granted to the Optionees (the founders) pursuant to the Stock Option Agreements.

     On March 29, 1996, the Optionees and the Bank entered into agreements pursuant to which the Stock Option Agreements were amended to cancel the founders' rights to receive additional options upon issuances of stock subsequent to the Offering. In consideration for cancellation of these rights, the Bank issued the Optionees (the founders) an aggregate of 137,500 shares of common stock immediately following the Offering. In accordance with SFAS No. 123, the Bank recorded the cost of issued shares as a charge to additional paid-in capital.

     In connection with the common stock Offering in 1996, the Optionees were granted 345,000 stock options pursuant to the Stock Option Agreements. As these options were granted in 1988 under a variable plan, they continue to be accounted for in accordance with Accounting Principles Board Opinion No. 25.

     Also, during 1996, certain officers of the Bank were granted an aggregate of 48,000 options. These options were valued at $88,000, which is being recognized over the vesting period of three years. The fair value of the options were determined using the Black Scholes option pricing model with the following assumptions: dividend yield of zero, expected volatility of 29%, risk-free interest rate of 6%, and expected lives of 3 years. In accordance with SFAS No. 123, the Bank recorded charges to expense amounting to $30,000 and $10,000 for the years ended December 31, 1997 and 1996, respectively.

     Stock option activity is as follows:

                                                                   Years Ended December 31,
                                         -----------------------------------------------------------------------------
                                                   1997                       1996                      1995
                                         -------------------------   ----------------------   ------------------------
                                                         Weighted                 Weighted                    Weighted
                                                          Average                  Average                    Average
                                                         Exercise                 Exercise                    Exercise
                                            Shares         Price       Shares       Price        Shares        Price
                                         ------------   ----------   ---------   ----------   ------------   ---------
Outstanding at beginning of year .....      883,700      $  5.74      490,700     $  4.93        543,700      $  4.94
Granted ..............................           --           --      393,000        6.75             --           --
Exercised ............................      (29,188)        5.78           --          --             --           --
Cancelled ............................           --           --           --          --        (53,000)        5.00
                                            -------                   -------                    -------
Outstanding at end of year ...........      854,512         5.74      883,700        5.74        490,700         4.93
                                            =======                   =======                    =======
Exercisable at end of year ...........      822,512         5.70      835,700        5.68        490,700         4.93
                                            =======                   =======                    =======

     Options outstanding at December 31, 1997 consist of the following:


                                     Weighted
                                     Average
                                    Remaining
Exercise              Number       Contractual       Number
 Price             Outstanding         Life        Exercisable
---------------   -------------   -------------   ------------
$     4.80          161,952         90 years        161,952
      5.00          313,360         90 years        313,360
      6.75          379,200         80 years        347,200
                    -------                         -------
                    854,512         85 years        822,512
                    =======                         =======

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(12)  STOCK OPTION AGREEMENTS AND SHAREHOLDER RIGHTS AGREEMENT--(concluded)

     Shareholder Rights Agreement--(concluded)

     Effective March 5, 1996, the Board of Directors adopted a Shareholder Rights Agreement (the "Rights Agreement"). The purpose of the Rights Agreement is, among other things, to ensure that stockholders of the Bank receive fair and equal treatment in the event of any proposed acquisition of the Bank. The adoption of the Rights Agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Bank or a large block of the Bank's common stock.

     Pursuant to the terms of the Rights Agreement, the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of common stock of the Bank to stockholders of record as of the close of the 1996 stock offering (the "Record Date"). Each Right entitles the registered holder to purchase from the Bank a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"), at a cash exercise price of $60.00 per Unit (the "Exercise Price"), subject to adjustment.

     Initially, the Rights are not exercisable and are attached to and trade with the outstanding shares of common stock. The Rights will separate from the common stock and will become exercisable upon the earliest of (i) the close of business on the tenth calendar day (or such other calendar day as the Board of Directors may determine) following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% of more of the outstanding shares of common stock (an "Acquiring Person") (the date of said announcement being referred to as the "Stock Acquisition Date"), (ii) the close of business on the tenth business day (or such other calendar day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of common stock or (iii) the determination by the Board of Directors (with the concurrence of a majority of the "Independent Directors" (as such term is defined in the Rights Agreement)) that any person is an "Adverse Person" (the earliest of such dates being herein referred to as the "Distribution Date").

     Until the Distribution date (or earlier redemption, exchange or expiration of the Rights), (a) the Rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after the Record Date will contain a notation incorporating the Shareholder Rights Agreement by reference, and (c) the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire in the year 2006, unless previously redeemed or exchanged by the Bank as described below.

     The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (payable in cash, common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors only until the earliest of (i) the date on which a person is declared to be an Adverse person,
(ii) the close of business on the tenth calendar day after the Stock Acquisition Date, or (iii) the expiration date of the Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.


(13)  RELATED PARTY TRANSACTIONS

     Certain shareholders and certain members of the Board of Directors of the Bank (or their spouses) are limited partners in Atlantic Holdings Limited Partnership ("Atlantic Holdings"), an investment partnership. Atlantic Holdings owned 108,704 of the Bank's outstanding shares of common stock at December 31, 1996. During 1997, Atlantic Holdings distributed its shares of the Bank's common stock to the partners.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(13)  RELATED PARTY TRANSACTIONS--(concluded)

     The Bank has engaged in the following significant transactions with Atlantic Holdings:


                                                               December 31,
                                                         ------------------------
                                                          1997     1996     1995
                                                         ------   ------   ------
                                                              (In Thousands)
   Loans to Atlantic Holdings:
    Secured by commercial real estate at BankBoston
      prime plus 1-1/2% and amortizing over 20 years
       Due June 1, 1999 ..............................    $195     $ --     $ --
       Due March 1, 1997 .............................      --      230      277
    Secured by real estate at Wall Street Journal
      prime plus 2%, and amortizing over 15 years
       Due September 30, 1998 ........................     168       --       --
       Due September 30, 1997 ........................      --      183      197
   Participation loans:
      Bank as lead lender ............................      50       50       50
      Holdings as lead lender* .......................      --      500      737
   Atlantic Holdings' guarantee of loans originated by
    the Bank .........................................      --       --      500
   Atlantic Holdings' deposits at the Bank ...........     565      341       17
   Fees for administrative services rendered by the
    Bank for the Partnership .........................      77       77      174
   Lease costs paid directly to the landlord by the
    Bank to sub-let a portion of its quarters from the
    Partnership ......................................     154       --       --
   Loans to officers and directors ...................      --       --      761

     * Foreclosed during 1996.


     In addition, two of the Bank's officers were associated with a law firm that provided services to the Bank or its customers. Effective January 1, 1995, these officers resigned from the firm. The Bank also held deposits of the firm or its customers of approximately $384,000, $59,000 and $565,000 at December 31, 1997, 1996 and 1995, respectively. The law firm, as special counsel to the Bank, continues to provide legal services. For the years ended December 31, 1997, 1996 and 1995, respectively, the firm received approximately $436,000, $547,000, and $518,000, respectively, from the Bank for legal services provided. Additionally, the Bank paid $305,000, $312,000 and $318,000, for the years ended December 31, 1997, 1996 and 1995, respectively, of lease costs directly to the landlord to sub-let a portion of its quarters from the law firm.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

     The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:


 Cash and cash equivalents

     The carrying amounts of cash and federal funds sold approximate fair values.


 Interest-bearing deposits in banks

     The carrying amounts of interest-bearing deposits approximate their fair market values.


 Securities available for sale

     Fair values of investment securities are based on quoted market prices.


 Federal Home Loan Bank of Boston stock

     The carrying value of this stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank of Boston.


 Loans

     For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values of other loans are estimated using discounted cash flow analyses, with interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of non-performing loans are estimated primarily by using underlying collateral values.


 Deposits

     The fair values disclosed for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.


 Accrued interest

     The carrying amounts of accrued interest approximate fair value.


 Off-balance-sheet instruments

     Fair values of off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing, and since they are not material, are not shown below.

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

                  Years Ended December 31, 1997, 1996 and 1995


(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS--(concluded)

     The estimated fair values, and related carrying amounts, of the Bank's financial instruments are as follows:


                                              December 31, 1997         December 31, 1996
                                           -----------------------   -----------------------
                                            Carrying       Fair       Carrying       Fair
                                             Amount        Value       Amount        Value
                                           ----------   ----------   ----------   ----------
                                                            (In Thousands)
Financial assets:
 Cash and cash equivalents .............    $ 46,200     $ 46,200     $ 30,287     $ 30,287
 Interest-bearing deposits in
   banks ...............................         238          238          335          335
 Securities available for sale .........       7,016        7,016        4,996        4,996
 Federal Home Loan Bank of
   Boston stock ........................         563          563          491          491
 Loans, net ............................     254,832      271,561      183,697      196,108
 Accrued interest receivable ...........       1,729        1,729        1,208        1,208
Financial liabilities:
 Deposits ..............................     285,522      287,162      199,575      200,340
 Accrued interest payable ..............       1,178        1,178          594          594

                ATLANTIC BANK AND TRUST COMPANY AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

                  Years Ended December 31, 1997, 1996 and 1995


(15)  QUARTERLY DATA (UNAUDITED)


                                             Years Ended December 31,
                                 ------------------------------------------------
                                                       1997
                                 ------------------------------------------------
                                    Fourth       Third       Second      First
                                    Quarter     Quarter     Quarter     Quarter
                                 ------------ ----------- ----------- -----------
                                      (In thousands, except per share data)
   Interest and dividend
    income (1) .................    $9,639      $ 8,273     $ 7,833     $ 7,032
   Interest expense ............     3,874        3,371       3,182       2,842
                                    ------      -------     -------     -------
   Net interest income .........     5,765        4,902       4,651       4,190
   Provision for loan
    losses .....................        50           --          50         225
                                    ------      -------     -------     -------
   Net interest income,
    after provision for
    loan losses ................     5,715        4,902       4,601       3,965
   Other income
    (expense) ..................        (2)         195         107         228
   Operating expenses ..........     2,828        2,595       2,457       1,931
                                    -------     -------     -------     -------
   Income before
    provision for
    income taxes ...............     2,885        2,502       2,251       2,262
   Provision for income
    taxes ......................     1,203        1,043         939         943
                                    -------     -------     -------     -------
   Net income ..................    $1,682      $ 1,459     $ 1,312     $ 1,319
                                    =======     =======     =======     =======
   Earnings per share:
    Basic ......................    $ 0.41      $  0.36     $  0.32     $  0.33
                                    =======     =======     =======     =======
    Diluted ....................    $ 0.39      $  0.34     $  0.31     $  0.31
                                    =======     =======     =======     =======



                                              Years Ended December 31,
                                 --------------------------------------------------
                                                        1996
                                 --------------------------------------------------
                                     Fourth        Third       Second      First
                                     Quarter      Quarter     Quarter     Quarter
                                 -------------- ----------- ----------- -----------
                                       (In thousands, except per share data)
   Interest and dividend
    income (1) .................   $   7,147      $ 5,444     $ 4,826     $ 4,745
   Interest expense ............       2,539        2,142       1,820       1,998
                                   ---------      -------     -------     -------
   Net interest income .........       4,608        3,302       3,006       2,747
   Provision for loan
    losses .....................         225          125         155         250
                                   ---------      -------     -------     -------
   Net interest income,
    after provision for
    loan losses ................       4,383        3,177       2,851       2,497
   Other income
    (expense) ..................         148          163          84         143
   Operating expenses ..........       2,432(2)     1,666       1,230       1,612
                                   -----------    -------     -------     -------
   Income before
    provision for
    income taxes ...............       2,099        1,674       1,705       1,028
   Provision for income
    taxes ......................         875          698         729         411
                                   -----------    -------     -------     -------
   Net income ..................   $   1,224      $   976     $   976     $   617
                                   ===========    =======     =======     =======
   Earnings per share:
    Basic ......................   $    0.30      $  0.24     $  0.26     $  0.29
                                   ===========    =======     =======     =======
    Diluted ....................   $    0.29      $  0.24     $  0.26     $  0.28
                                   ===========    =======     =======     =======

Notes:
(1) Fluctuations are generally due to increases in the volume of loan purchases, the level of non-performing assets and the volume of non-performing loan resolutions during the quarter.
(2) Increase relates primarily to higher incentive based compensation and expanded staffing in the fourth quarter of 1996.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     There have been no changes in the Bank's independent public accountants and no matters of disagreement on accounting and financial disclosure with the Bank's accountants.


                                   PART III

     The information called for by Part III (Items 10 through 13) is incorporated herein by reference from Atlantic Bank and Trust Company Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders to be held on April 28, 1998 and filed with the Federal Deposit Insurance Corporation.


                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K:

(a) Contents:

     (1) Financial Statements: All Consolidated Financial Statements are included as Part II, Item 8 of this Report.

     (2) All financial statement schedules are omitted because they are not applicable, the data is not significant, or the required information is shown elsewhere in this report.

(b) Reports on Form F-3:

     None filed during the fourth quarter of 1997.

(c) Exhibits:

     (1)  Articles of Incorporation and Bylaws

          (a) Amended and Restated Articles of Incorporation, as amended October 28, 1996, of Atlantic Bank and Trust Company+

          (b)  Amended and Restated Bylaws of Atlantic Bank and Trust Company*

     (2)  Instruments Defining the Rights of Security Holders

          (a) Amended and Restated Articles of Incorporation, as amended October 28, 1996, of Atlantic Bank and Trust Company (See Exhibit
               (1)(a) above)

          (b) Amended and Restated Bylaws of Atlantic Bank and Trust Company (See Exhibit (1)(b) above)

          (c) Specimen Certificate of Atlantic Bank and Trust Company Common Stock, $1.00 par value per share***

          (d) Shareholder Rights Agreement, dated April 15, 1996, by and between Atlantic Bank and Trust Company and Registrar and Transfer Company****

     (3)  Material Contracts

          (a)  Stock Option Agreements

               (i) Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, by and between Atlantic Bank and Trust Company and Nicholas W. Lazares**

               (ii) Stock Option Agreement, dated January 13, 1988, as amended
                    March 29, 1996, by and between Atlantic Bank and Trust Company and Richard Wayne**

               (iii) Stock Option Agreement, dated January 13, 1988, as amended
                    March 29, 1996, by and between Atlantic Bank and Trust Company and John J. McGeehan**

               (iv) Stock Option Agreement, dated January 13, 1988, as amended
                    March 29, 1996, by and between Atlantic Bank and Trust Company and Leon Okurowski**

               (v) Stock Option Agreement, dated January 13, 1988, as amended March 29, 1996, by and between Atlantic Bank and Trust Company and Willard L. Umphrey**

               (vi) Stock Option Agreement, dated December 22, 1994, as amended
                    August 22, 1996, by and between Atlantic Bank and Trust Company and Nicholas W. Lazares*****

               (vii)Stock Option Agreement, dated December 22, 1994, as amended
                    August 22, 1996, by and between Atlantic Bank and Trust Company and Richard Wayne*****

              (viii)Stock Option Agreement, dated August 22, 1996, by and between Atlantic Bank and Trust Company and John L. Champion*****

               (ix) Stock Option Agreement, dated August 22, 1996, by and between Atlantic Bank and Trust Company and Demetrios J. Kyrios*****

               (x) Stock Option Agreement, dated August 22, 1996, by and between Atlantic Bank and Trust Company and W. Kenneth Weidman, Jr.*****

          (b)  Employment Agreements

               (i) Employment Agreement, dated December 22, 1994, as amended, by and between Nicholas W. Lazares and Atlantic Bank and Trust Company*

               (ii) Employment Agreement, dated December 22, 1994, as amended, by and between Richard Wayne and Atlantic Bank and Trust Company*

          (c) Severance and Settlement Agreement and Release, dated December 31, 1996, as amended January 23, 1997, by and between Atlantic Bank and Trust Company and Arthur M. Santos*****

          (d)  Executive Supplemental Benefit Agreements

               (i) Split-Dollar Life Insurance Agreement, dated August 15, 1995, by and between Nicholas W. Lazares and Atlantic Bank and Trust Company*

               (ii) Split-Dollar Life Insurance Agreement, dated August 15,
                    1995, by and between Richard Wayne and Atlantic Bank and Trust Company*

               (iii) Split-Dollar Life Insurance Agreement, dated February 1,
                    1997, by and between Demetrios J. Kyrios and Atlantic Bank and Trust Company+

          (e) Lease, dated November 12, 1987, as amended, for 200 State Street, Boston, MA expiring November, 1997*

          (f) Amended and Restated Service Agreement, by and among Atlantic Bank and Trust Company, Atlantic Holdings Limited Partnership and AB&T, Inc., dated September 1, 1993*

          (g) Underwriters Agreement, by and between Atlantic Bank and Trust Company and Friedman, Billings, Ramsey & Co., Inc., dated April 15, 1996*****

     (4) Statement Regarding Computation of Per Share Earnings Such computation can be readily determined from the material contained in this Annual Report on Form 10-K.

     (5) Statement Regarding Computation of Ratios As the Bank does not have any debt securities registered under Section 12 of the Act, no ratio of earnings to fixed charges appears in the Annual Report on Form 10-K.

     (6) Annual Report to Security Holders The Atlantic Bank and Trust Company 1997 Annual Report is furnished only for the information of the Federal Deposit Insurance Corporation and is not deemed to filed herewith.

     (7)  Letter Regarding Change in Accounting Principles None

     (8)  Previously Unfiled Documents None

     (9) Subsidiaries of the Bank CHB Realty Corp., a Massachusetts corporation.

    + Filed herewith
    * Filed as Exhibit to the Registration Statement on Form F-1 filed with the FDIC on March 19, 1996
   ** Filed as Exhibit to the Registration Statement on Form F-1/A
      (Pre-Effective Amendment No. 2) filed with the FDIC on April 2, 1996
  *** Filed as Exhibit to the Registration Statement on Form F-1/A
      (Post-Effective Amendment No. 2) filed with the FDIC on April 17, 1996 **** Filed as Exhibit to the Registration Statement on Form F-10 filed with the FDIC on April 15, 1996
***** Filed as an Exhibit to the Annual Report on Form F-2 filed with the FDIC on March 18, 1997

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              Atlantic Bank and Trust Company


                              By: /s/ Nicholas W. Lazares
                                  ----------------------------------------
                                  Nicholas W. Lazares
                                  Chairman, Co-Chief Executive Officer and
                                  Director


                              By: /s/ Richard Wayne
                                  -----------------------------------------
                                  Richard Wayne
                                  President, Co-Chief Executive Officer and
                                  Director


                                  Date: March 24, 1998


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Bank and in the capacities and on the dates indicated.



/s/ Nicholas W. Lazares          Chairman, Co-Chief                March 24, 1998
----------------------------     Executive Officer and Director
  Nicholas W. Lazares


/s/ Richard Wayne                President, Co-Chief               March 24, 1998
----------------------------     Executive Officer and Director
  Richard Wayne


/s/ John L. Champion             Senior Vice President and         March 24, 1998
----------------------------     Chief Financial Officer
  John L. Champion


/s/ Nancy E. Coyle               Vice President and Controller     March 24, 1998
----------------------------
  Nancy E. Coyle


                                 Director
----------------------------
  L. Dennis Kozlowski


/s/ Georgia Murray               Director                          March 24, 1998
----------------------------
  Georgia Murray


/s/ Anthony L. Rodes             Director                          March 24, 1998
----------------------------
  Anthony L. Rodes


/s/ Alan R. Stone                Director                          March 24, 1998
----------------------------
  Alan R. Stone


                                 Director
----------------------------
  Louis N. Vinios

================================================================================

You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.


                        --------------------------------

                                TABLE OF CONTENTS


                                                                       Page
                                                                      -------
Prospectus Summary ...................................................  1

Risk Factors .........................................................  7

Background, Corporate Structure and Benefits to Atlantic Bank ........  14

Use of Proceeds ......................................................  16

Dividend Policy ......................................................  16

Capitalization .......................................................  17

Business .............................................................  18

Management's Discussion and Analysis of Financial Condition
  and Results of Operations ..........................................  31

Management ...........................................................  37

Description of the Series A Preferred Shares .........................  39

Description of Capital Stock .........................................  43

Federal Income Tax Consequences ......................................  46

ERISA Considerations .................................................  57

Certain Information Regarding Atlantic Bank ..........................  60

Underwriting .........................................................  69

Legal Matters ........................................................  70

Independent Auditors .................................................  70

Available Information ................................................  71

Financial Statements .................................................  F-1

Annex 1--Offering Circular



Until        , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                               1,200,000 Shares


                                     [LOGO]
                               ATLANTIC PREFERRED
                              CAPITAL CORPORATION


                          % Non-Cumulative Exchangeable
                           Preferred Stock, Series A


                          ----------------------------
                              P R O S P E C T U S
                          ----------------------------

                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.


                                  ADVEST, INC.


                               JANNEY MONTGOMERY
                                  SCOTT INC.



                                        , 1999


================================================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     All expenses other than the registration fee, the NASD fee and the Nasdaq listing fee are estimated.


   Registration Fee ....................................    $  9,591
   NASD Fee ............................................       3,950
   Nasdaq Listing Fee ..................................      38,750
   Printing Expenses ...................................     200,000
   Legal Fees and Expenses .............................     300,000
   Accounting Fees and Expenses ........................      40,000
   Blue Sky Fees and Expenses ..........................       5,000
   Miscellaneous .......................................       2,709
                                                            --------
   Total ...............................................    $600,000
                                                            ========


ITEM 32. SALES TO SPECIAL PARTIES.

     See response to Item 33 below.


ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth below is information regarding the number of shares of capital stock of Atlantic Preferred Capital since its inception in March, 1998. Further included is the consideration received by Atlantic Preferred Capital for such shares, and the information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or the rule of the Securities and Exchange Commission under which exemption from registration was claimed.

(1) On March 31, 1998, Atlantic Preferred Capital issued 100 shares of its common stock to Atlantic Bank for an aggregate purchase price of $139.7 million, in reliance on Section 4(2) of the Securities Act. Subsequently, Atlantic Bank transferred the shares of common stock to CHB Realty Corp., a wholly-owned subsidiary of Atlantic Bank ("CHB").

(2) On March 31, 1998, Atlantic Preferred Capital issued 1,000 shares of its 8% Cumulative Non-Convertible Preferred Stock, Series B to Atlantic Bank for an aggregate purchase price of $1,000,000, in reliance on Section 4(2) of the Securities Act. Subsequently, Atlantic Bank transferred 800 of such shares to CHB.



ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Atlantic Preferred Capital is a Massachusetts corporation. Section 13 of the Massachusetts Business Corporation Law (the "MBCL") enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (4) for any transaction from which a director derived an improper personal benefit.

     Section 67 of the MBCL provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, by-laws adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The Restated Articles of Organization of Atlantic Preferred Capital provide for indemnification of the officers and directors of Atlantic Preferred Capital to the full extent permitted by applicable law.


     Atlantic Preferred Capital and its directors and officers are currently covered by liability insurance.



ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.



ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

   (a) Financial Statements

     See F-1 of the prospectus for a list of the financial statements included as part of the prospectus.

   (b) Exhibits


Exhibit No.     Description
-------------   -------------------------------------------------------------------------------------------
    1           Form of Underwriting Agreement between Atlantic Preferred Capital, Atlantic Bank and the underwriters

    3.1         Articles of Organization of Atlantic Preferred Capital

   *3.2         Form of Restated Articles of Organization of Atlantic Preferred Capital

    3.3         By-laws of Atlantic Preferred Capital

    3.4         Form of Amended and Restated By-laws of Atlantic Preferred Capital

    4           Specimen of certificate representing Series A Preferred Shares

    5           Opinion of Goodwin, Procter & Hoar LLP, counsel to Atlantic Preferred Capital, relating to
                Series A Preferred Shares

  **8           Opinion of Goodwin, Procter & Hoar LLP, counsel to Atlantic Preferred Capital, relating to certain tax matters

    10.1        Master Mortgage Loan Purchase Agreement between Atlantic Preferred Capital and Atlantic
                Bank

    10.2        Master Service Agreement between Atlantic Preferred Capital and Atlantic Bank

    10.3        Advisory Agreement between Atlantic Preferred Capital and Atlantic Bank

    10.4        Form of Letter Agreement between Atlantic Preferred Capital and Atlantic Bank regarding issuance of Bank Preferred Shares

    12.1        Statement regarding computation of ratios

   *23.1        Consent of Wolf & Company, P.C.

    23.2        Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5)

    24          Powers of Attorney

    27          Financial Data Schedule


------------

*  Filed herewith.
** To be filed by amendment.

ITEM 37. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 34 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer, or controlling person in connection with the securities registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the Registration Statement (File No. 333-66677) to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 8th day of January, 1999.


                                     ATLANTIC PREFERRED CAPITAL CORPORATION



                                     By: /s/ John L. Champion
                                        -------------------------------------
                                        John L. Champion, Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





        Name                               Title                     Date
       -----                               -----                     -----

           *                   President and Director           January 8, 1999
-------------------------      (Principal Executive Officer)
Richard Wayne


/s/ John L. Champion           Treasurer and Director           January 8, 1999
-------------------------      (Principal financial and
John L. Champion               accounting officer)


            *                  Director                         January 8, 1999
-------------------------
Nicholas W. Lazares


* By: /s/ John L. Champion
    --------------------
    John L. Champion, Attorney-in-Fact
